As filed with the Securities and Exchange Commission on August 18, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Freenome, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8071 (Primary Standard Industrial Classification Code Number)	98-1783595 (I.R.S. Employer Identification Number)

Genesis Marina, 3300 Marina Blvd
Brisbane, CA 94005
(650) 446-6630
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Aaron Elliott
Chief Executive Officer
Genesis Marina, 3300 Marina Blvd
Brisbane, CA 94005
(650) 446-6630
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jocelyn M. Arel
Sarah Ashfaq
Justin Anslow
Katherine Hand
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Telephone: (617) 570-1000
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION DATED AUGUST 18, 2026
PRELIMINARY PROSPECTUS
Freenome, Inc.

75,188,742 Shares of Common Stock by the Selling
Securityholders

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 75,188,742 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Freenome, Inc. (the “Company”) consisting of (i) up to 24,000,000 shares of Common Stock (the “PIPE Shares”) issued in a private placement pursuant to subscription agreements entered into on December 5, 2025 (the “PIPE Financing”), (ii) up to 2,442,500 shares of Common Stock issued to the Sponsor (as defined below) and certain initial shareholders of PCSC (as defined below) in connection with the Business Combination (as defined below), (iii) up to 35,293,508 shares of Common Stock issued to certain equity holders of Freenome Holdings, Inc. (“Freenome Holdings”) pursuant to the Business Combination, (iv) up to 2,756,315 shares of Common Stock issuable upon exercise of stock options at exercise prices ranging from $0.43 to $18.24 per share (the “Former Employee Options”) held by certain Selling Securityholders who are former employees of Freenome Holdings, (v) up to 2,332,119 shares of Common Stock issuable upon exercise of stock options at exercise prices ranging from $2.83 to $14.00 per share (the “Affiliate Options,” and together with the Former Employee Options, the “Options”) held by certain Selling Securityholders, issued to certain equity holders of Freenome Holdings in connection with the Business Combination, (vi) up to 1,889,681 shares of Common Stock issuable upon vesting and settlement of restricted stock units (the “RSUs”) held by certain Selling Securityholders, issued to certain equity holders of Freenome Holdings in connection with the Business Combination, (vii) 6,460,616 shares of Common Stock issued to Roche (as defined below) pursuant to conversion of the Roche Convertible Note (as defined below) upon the closing of the Business Combination, and (viii) up to 14,003 shares of Common Stock that may be issued upon exercise of the Private Warrant (as defined below).
We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Options and the Private Warrant to the extent such Options and Private Warrant are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.
We are registering the offer and sale of certain securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our Common Stock is listed on the Nasdaq Capital Market under the symbol “FRNM”. On August 14, 2026, the closing price of our Common Stock was $11.56 per share.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of this prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is   , 2026.

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MARKET AND INDUSTRY DATA
Freenome is responsible for the disclosure contained in this prospectus. However, information contained in this prospectus concerning the market and the industry in which we compete, including our market position, general expectations of market opportunity, size and growth rates, is based on various third-party sources, our assumptions based on such sources and our knowledge of the markets for our services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable. The industry in which we operate is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors—Risks Related to Freenome’s Business” and elsewhere in this prospectus.
Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although we have not independently verified the accuracy or completeness of third-party information, we believe the industry and market information included elsewhere in this prospectus is reliable. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.
Notwithstanding anything in this prospectus to the contrary, Freenome is responsible for all disclosures in this prospectus.
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INTRODUCTORY NOTE AND FREQUENTLY USED TERMS
On July 20, 2026 (the “Closing Date”), Perceptive Capital Solutions Corp, a Cayman Islands exempted company (“PCSC”), consummated the previously announced Business Combination pursuant to the terms of the business combination agreement, dated December 5, 2025 and amended on July 20, 2026 (as amended, the “Business Combination Agreement”), with StarNet Merger Sub I, Corp., a Delaware corporation and wholly-owned subsidiary of PCSC (“Merger Sub I”), StarNet Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of PCSC (“Merger Sub II”) and Freenome Holdings, Inc., a Delaware corporation (“Freenome Holdings”).
Pursuant to the Business Combination Agreement, (i) on July 17, 2026, prior to the consummation of the Business Combination, PCSC filed a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filed an application to de-register with the Registrar of Companies of the Cayman Islands (collectively, the “Domestication”), (ii) upon effectiveness of the Domestication, PCSC became a Delaware corporation and changed its corporate name to “Freenome, Inc.” (the “Company” or “Freenome”), (iii) Merger Sub I merged with and into Freenome Holdings (the “First Merger”), with Freenome Holdings surviving the First Merger as a direct, wholly-owned subsidiary of the Company, and (iv) Freenome Holdings, as the surviving corporation of the First Merger, merged with and into Merger Sub II (collectively, the Merger and Domestication, along with certain other transactions in the Business Combination Agreement, the “Business Combination”).
Unless the context otherwise requires, references in this prospectus to “Freenome Holdings”, the “Company”, “us”, “we”, “our” and any related terms prior to the closing of the Business Combination are intended to mean Freenome Holdings, and references to “Freenome”, the “Company”, “us”, “we”, “our” and any related terms after the closing of the Business Combination, are intended to mean the Company and its consolidated subsidiaries.
In addition, in this document, unless otherwise stated or the context otherwise requires, references to:
•	“2016 Plan” means the Freenome Holdings, Inc. 2016 Equity Plan, as amended;
•	“Business Combination” are to the Domestication, the Mergers and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;
•
“Business Combination Agreement” are to that certain Business Combination Agreement, dated December 5, 2025 (as amended by Amendment No. 1 to the Business Combination Agreement, dated as of July 20, 2026, as may be amended, supplemented or otherwise modified from time to time), by and among PCSC, Merger Sub I, Merger Sub II and Freenome Holdings;

•	“Closing” are to the closing of the Business Combination;
•	“Closing Date” means July 20, 2026;
•	“Company” means PCSC after the consummation of the Domestication, which was renamed Freenome, Inc.
•	“Continental” are to Continental Stock Transfer & Trust Company;
•	“DGCL” are to the General Corporation Law of the State of Delaware;
•	“Equity Incentive Plan” means the Freenome, Inc. 2026 Equity Incentive Plan;
•	“ESPP” means the Freenome, Inc. 2026 Employee Stock Purchase Plan;
•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;
•	“FDA” means the U.S. Food and Drug Administration;
•
“Investor Rights Agreement” means that certain investor rights agreement entered into at Closing by and among PCSC, the Perceptive Shareholders, the RA Capital Shareholders, and certain shareholders of the Company mutually agreed upon by the Company and PCSC;

•	“Nasdaq” are to the Nasdaq Capital Market;
•
“PCSC” are to Perceptive Capital Solutions Corp (which, prior to the Domestication, was an exempted company incorporated under the laws of the Cayman Islands and following the Domestication is now a corporation incorporated under the laws of the State of Delaware);

•	“Private Warrant” is to that certain Warrant to Purchase Common Stock, dated as of October 16, 2019, by and between the Company and Riviera Partners Investments, LLC;
•	“SEC” are to the Securities and Exchange Commission;
•	“Securities Act” are to the Securities Act of 1933, as amended;
•	“Sponsor” are to Perceptive Capital Solutions Holding, a Cayman Islands exempted company;
•	“U.S.” means the United States of America.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon exercise of the Options and the Private Warrant. We will receive proceeds from any exercise of the Options and Private Warrant for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements included elsewhere in this prospectus. Unless the context otherwise requires, the terms “Freenome,” “the Company,” “we,” “us” and “our” in this prospectus refer to Freenome, Inc. and its consolidated subsidiaries.
Overview
Our mission is to detect cancer and disease at earlier, more treatable stages by making screening easy and accessible. We are an early cancer detection company developing blood-based tests leveraging AI/ML to transform multi-cancer and ultimately multi-disease detection. We founded Freenome with the goal to build an automated, scalable multiomics discovery platform and biologically-informed AI/ML designed to identify the earliest signs of disease. Multiomics technology platforms are a blood-testing approach that combines molecular signatures from both tumors and non-tumor (e.g., immune system) sources to detect cancer. Our common platform is designed to evaluate and integrate multiple analytes (e.g., DNA, RNA and proteins) with differentiated wet lab automation capabilities and high-quality clinical trials to develop accurate tests with the potential to address cancer heterogeneity. The technology backbone of Freenome is underpinned by more than a decade of development and engineering, robust intellectual property, algorithms and more than $1 billion of invested capital raised from a diverse and deep investor base including leading strategic franchises across pharma, healthcare, biotech and technology. We are pursuing multi-product commercialization supported by a robust data moat that we believe supports rapid test development (“up-versioning”) and the potential for sustainable clinical performance advantages. We believe our partnerships with Exact Sciences and Roche will expand our dataset, expand our potential commercial reach, bolster our research and development efforts, and ultimately advance our aim to develop an early detection platform that can be tailored to a patient’s individual risk profile.
The following graphic presents illustrative estimated U.S. screening-eligible patient populations:

The figures in this graphic represent illustrative estimated U.S. screening-eligible patient populations, not dollar amounts. The figures are based on publicly available screening guidelines, epidemiology and literature regarding at-risk populations, together with management estimates regarding overlap between CRC screening eligibility and eligibility for certain additional cancer screening indications. These populations are not necessarily mutually exclusive and should not be summed as distinct, unique individuals. Freenome has not received regulatory approval for, and does not have a commercial product for, the non-CRC screening indications depicted. We believe today’s cancer screening paradigm is structurally fragmented, creating inefficiencies for patients, providers, and payers that are increasingly incompatible with population-scale preventative care. Current testing modalities (e.g., colonoscopy/stool-based tests, mammography, magnetic resonance imaging (“MRI”), low-dose computed tomography (“CT”)) are fragmented or non-existent across cancer types, which creates a burden to patients and healthcare organizations, especially in cases when multiple cancer screenings are required. This fragmentation leads to disjointed patient journeys and follow-up across various clinicians/specialists, often delaying diagnosis and treatment initiation, which in turn correlates to increased healthcare system costs (e.g., elevated hospital readmission rates), treatment delays, and suboptimal health outcomes for patients with cancer and other diseases. As a result, despite annual cancer-screening costs in the U.S. of approximately $40 billion for common cancers (e.g., colorectal, breast, lung) and implementation in medical guidelines, unscreened rates remain relatively high for most cancers due to lack of patient awareness and avoidance of inconvenient procedures, while health systems are challenged to efficiently identify and notify patients that need screening. Every day, cancer claims more than 1,600 lives in the U.S. alone. Only approximately 14% of cancers are detected by screening and roughly half of all cancers are not detected until an advanced stage. Early detection has been demonstrated to lead to better outcomes and more treatment options. For example, there is an approximately 90% five year survival rate for certain common cancers when caught early. Early disease detection enables intervention and even prevention, both of which are critical to improve outcomes in cancer treatment, with other age-related diseases likely following a similar paradigm as treatments improve. We believe that the market will evolve from single test ordering to multiple cancer tests being ordered at once based on a patient’s personal cancer risk profile.
We believe that cancers with broad and widely adopted screening criteria that have a clear path to insurance coverage and reimbursement to reach more people are the gateway to near-term clinical impact while building the population-level dataset needed to optimize early cancer detection test performance and expand into new disease areas.
We are initially focused on CRC as it is the only population-level screening indication today with an established path to coverage and reimbursement while positioning us to potentially deploy Freenome’s unified assay, automation, and informatics infrastructure across future cancer indications with overlapping screening populations. CRC represents the world’s second deadliest cancer despite being one of the most curable and preventable. Despite multiple invasive and non-invasive options, the lack of patient adherence to testing is impacting the ability to reduce the burden of CRC, with approximately 40-50 million people remaining unscreened today. Our blood-based SimpleScreen CRC test has received FDA approval as a blood-based screening option for CRC in adults 45 and older who are at average risk for the disease, and is supported by the largest prospective study of its kind, PREEMPT CRC, which met all primary endpoints. SimpleScreen CRC is expected to be incorporated into the American Cancer Society’s guidelines for colorectal cancer screening by name. Abbott will exclusively commercialize SimpleScreen CRC in the U.S. pursuant to the commercial agreement entered into between Freenome and Abbott in August 2025. We are also developing a SimpleScreen CRC v2 which represents a comprehensive upgrade to the assay and AI/ML learning algorithm components and has demonstrated improved detection performance for advanced adenoma (“AA”) and CRC in data recently presented at the American Society of Clinical Oncology Gastrointestinal Cancers Symposium (“ASCO GI Conference”). We believe CRC represents a foundational anchor with the potential to accelerate the long-term path to a personalized multi-cancer detection (“PCD”) test offering. Increasingly, many other cancers have existing or recent evidence and guideline support for early detection or surveillance (e.g., lung, breast, cervical, liver, pancreatic, esophageal, and others) and overlap with the CRC screening population. We are leveraging this approach to develop a common platform (one assay, with single-cancer and multi-cancer classifiers) which we envision will include a broad testing menu where physicians and individuals can select tests based on their health profile, risk levels and latest guidelines.
As our tests receive regulatory approval, and commercial volumes and data scale, we foresee a compelling opportunity to leverage our proprietary deep learning (“DL”) approaches such as our fragment-level-deep learning (“FLDL”) model to optimize diagnostic accuracy for numerous cancer-specific and multi-cancer classifiers. We also believe this will provide us with broader potential to uncover new biological signals and incorporate longitudinal changes as people are tested throughout time and we continue to up-version tests in a rapid fashion. While up-versioning of tests is standard industry practice and is being implemented by several peers, we believe our approach is highly differentiated in terms of speed, comprehensiveness and potential performance advantages. Our approach has the potential to condense the FDA-grade test versioning roadmap process relative to many historical precedent launches, to potentially drive faster development and go-to-market time. In addition, we have incorporated real-world-data (“RWD”) tokenization, which is a method of encoding patient data into anonymized digital identifiers, to follow consented patients longitudinally and monitor for incidental findings of other cancer types. We believe we are well-positioned to solve an immediate unmet need in CRC. By creating a flywheel of population-level multimodal molecular and clinical data needed to leverage the same underlying platform, we have the potential to validate new tests and offer future tests with disease-specific classifiers (machine and deep learning) personalized to an individual’s health status, risk factors, and guideline recommendations.
Our Strengths and Competitive Differentiation
To achieve our mission, we plan to leverage the following key strengths and drivers of competitive differentiation:
•
Proprietary technology platform underpinned by a novel assay, high-quality and rigorous scientific approach, scalable automation capabilities and world-class expertise across multiomics, AI/ML and DL. We fundamentally believe a “one size fits all” technological approach is insufficient to detect every cancer across stages and subtypes. Our platform is supported by a proprietary non-bisulfite, base level epigenetic assay technology, specialized molecular testing used to analyze chemical modifications to DNA, a rigorous sample collection and trial design approach, differentiated wet lab/automation capabilities and a cross-functional and interdisciplinary team. Our platform is designed to deliver sustainable performance advantages, a growing data moat and rapid test up-versioning, and is underpinned by a proprietary DL model that we believe could drive innovation velocity and a powerful data flywheel effect as testing volumes scale.

•
Flexible multi-cancer detection platform designed to enable cancer specific accuracy optimization to support a personalized test offering tailored to each individual’s risk profile, targeting a collective approximately $50 billion market opportunity. We are prioritizing the development of single cancer early detection tests based on reimbursement pathway potential and clinical guidelines starting with CRC. As the market evolves to multi-cancer test ordering, we believe clinicians, patients and payers will continue to stress diagnostic yield performance for those cancers in which a patient is at increased risk. Our common platform is designed to offer single cancer tests or risk-based panels all within a similar cost structure. Our cancer screening strategy is focused on addressing today’s expensive, burdensome and highly fragmented screening paradigm that is limiting adoption. We estimate that our collective U.S. market opportunity across CRC screening and certain additional cancer screening indications under evaluation is approximately $50 billion. This estimate is an internal market-sizing exercise intended to illustrate the potential aggregate market size and is not a projection of future revenue. It was derived using (1) an estimated U.S. CRC screening-eligible population of approximately 120 million individuals, together with estimates of overlap between CRC-eligible individuals and those eligible for other cancer screening indications based on publicly available screening guidelines, U.S. demographic data, and Medicare/private insurance coverage assumptions; (2) an assumed 84% overlap between the CRC-eligible population and populations eligible for other cancer indications; and (3) an assumed per-test reimbursement rate similar to the $509 rate proposed under the Nancy Gardner Sewell Medicare Multi-Cancer Early Detection Screening Coverage Act. This results in a TAM of approximately $50 billion and does not take into account additional reimbursement for other cancer indications beyond CRC. These estimates involve significant judgment and uncertainty, including with respect to the size of overlapping eligible populations, future pricing, reimbursement, and timing of regulatory approval and commercialization. We have not received regulatory approval for, and do not currently have commercial products for, the additional cancer screening indications described in this section, and there can be no assurance that any such product candidates will be successfully developed, approved or commercialized.

•
SimpleScreen CRC has received FDA approval as a blood-based screening option for CRC in adults 45 and older who are at average risk for the disease, and is designed to deliver high sensitivity at the earliest and most treatable stages of disease to serve as a foundation for establishing a broader multi-cancer testing platform. Test development and performance is supported by the PREEMPT CRC study, a prospective multi-center observational study with more than 48,000 patients enrolled, in which SimpleScreen CRC detected colorectal cancer with 81.1% sensitivity and demonstrated 90.4% specificity for advanced colorectal neoplasia. SimpleScreen CRC meets the coverage criteria for Medicare and is expected to be incorporated into the American Cancer Society guidelines by name. In addition, we are working on a comprehensive upgrade of v1 across the assay, including optimizing key aspects of the reagents such as increasing the ability to detect cell free DNA (“cfDNA”) molecules, increasing workflow automation to approximately 95% full automation and algorithm in v2, which has demonstrated improved detection rates and overall performance in recent studies that we anticipate will enable us to develop a potentially best-in-class blood-based CRC test over time.

•
Differentiated and capital efficient commercialization strategy, supported by a partnership with Exact Sciences, has the potential to meaningfully accelerate market adoption and brand recognition. We announced an exclusive U.S. license agreement with Exact Sciences to commercialize our blood-based CRC test. Exact Sciences is the leader in stool-based CRC testing with a significant commercial infrastructure and large, leading base of screening revenues and volumes. This strategic partnership is designed to drive accelerated market adoption through Exact Sciences’ well-established commercial infrastructure as SimpleScreen provides a new blood-based offering to complement Exact Sciences’ stool-based offering and reach the approximately 40-50 million people who remain unscreened for CRC in the U.S. alone. Importantly, we retain full rights for CRC blood testing when tests are ordered in combination with additional cancer screening tests, including for lung and more than ten other initial cancer indications the company is pursuing. We believe Exact Sciences’ substantial commercial footprint will accelerate and drive the scaling of testing volumes for multi-cancer indications over time.

•
Promising global reach and product pipeline depth, supported by expanded strategic collaboration with Roche. We announced an exclusive license and option agreement with Roche to develop and commercialize an ex-U.S. kitted (de-centralized) version of our personalized multi-cancer early detection (“MCED”) test on the Roche sequencing by expansion (“SBX”) platform. We will retain key rights to all U.S. kitted tests and U.S. and ex-U.S. centralized testing, and importantly have access to multi-cancer kit data, if available with proper consents and in accordance with applicable laws.

•
Targeting leading healthcare systems and payers to drive deep integration across the ecosystem and infrastructure, which will support commercial launch across tests and create a sustainable, data-driven competitive moat. Highly scalable, modular AI infrastructure and strategy to be leveraged with health systems for future algorithm training and indication expansion pairs Freenome’s AI-enabled learning engine with RWD and informatics for bi-directional data exchange with leading healthcare organizations. Our platform is also designed for scalability and seamless integration into existing healthcare workflows, to facilitate strategic partnering and potentially increase test adoption.

Our Strategy
We intend to deploy a multi-staged commercialization strategy designed to accelerate the adoption of our multiomics platform for early cancer detection across multiple cancer indications beginning with CRC, for which SimpleScreen CRC has received FDA approval. Abbott will exclusively commercialize SimpleScreen CRC in the U.S. pursuant to the commercial agreement entered into between Freenome and Abbott in August 2025, and we will commercialize SimpleScreen CRC together with lung cancer screening (LDT) and may expand to additional indications within the second half of 2026. Harmonizing these screenings into a single draw, single provider engagement and single patient experience, we believe, will improve screening rates, simplify care team workflow and reduce patient compliance challenges that limit uptake of important screening in today’s paradigm. Further, each additional indication has the potential to expand the addressable market and adds incremental gross margin per test ordered, while establishing a single physician call point for the entire Freenome pipeline and creating operating leverage without proportional increases in fixed cost. Finally, we intend to augment the value we add to each patient interaction by offering digital solutions and care navigation to provide a holistic solution to optimize existing and new cancer detection pathways.
Risk Factors Summary
Any investment in our securities is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors.” These risks include, but are not limited to, the following:
•	We may need to raise additional capital to fund our existing operations, develop our platform, commercialize our product or new product candidates or expand our operations.
•	Raising additional capital may cause dilution to our stockholders, restrict our operations and could cause the price of our common stock to decline.
•
Our approach to the development of multiple blood-based screening tests through the use of our technology platform is unproven, which makes it difficult to predict the time, cost of development and likelihood of successfully developing and launching additional tests.

•
If we are unable to support demand for SimpleScreen CRC, or future products, if approved, including ensuring that we have adequate capacity to meet increased demand, or we are unable to successfully manage our anticipated growth, our business could suffer.

•
We may experience challenges attracting and retaining qualified personnel due to competitive labor markets and we may be unable to manage our future growth effectively, all of which could make it difficult to execute our business strategy.

•	If we lose the services of our founder, our Chief Executive Officer, or other members of our senior management team, we may not be able to execute our business strategy.
•
Cybersecurity incidents such as security breaches, loss of data and other disruptions in relation to our information technology systems, as well as those of our third-party service providers, could compromise sensitive information related to our business, prevent us from accessing it and expose us to substantial liability, which could adversely affect our business and reputation.

•
We, our collaborators and our service providers are subject to a variety of privacy and data security laws, regulations and contractual obligations, which may require us to incur substantial compliance costs, and any failure or perceived failure by us to comply with them could expose us to significant fines and other penalties and otherwise harm our business and operations.

•	If our existing facility becomes damaged or inoperable or we are required to vacate our existing facility, our ability to pursue our research and development efforts may be jeopardized.
•
We rely on commercial courier delivery services to transport samples to our laboratory facility in a timely and cost-efficient manner and if these delivery services are disrupted, our business will be harmed.

•	We face intense competition from other companies and may not be able to compete successfully.
•
Failure of, or defects in, our machine learning algorithms, artificial intelligence, and cloud-based computing infrastructure, including interruptions of service through third-party service providers, or increased regulation in the machine learning or artificial intelligence space, could impair our ability to process our data, develop products, or provide test results, and harm our business and results of operations.

•	The sizes of the markets for our current product and future products, if approved, have not been established with precision, and may be smaller than we estimate.
•
We rely on a limited number of suppliers or, in some cases, sole suppliers, for some of our products and materials and may not be able to find replacements or promptly transition to alternative suppliers.

•
Changes in funding for, or disruptions caused by global health concerns impacting, the FDA and other government agencies or notified bodies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new medical device products from being developed, authorized or commercialized in a timely manner, which could negatively impact our business.

•
Clinical development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results. In addition, regulatory authorities may require more extensive clinical evidence than we anticipate, and the standards for clinical data adequacy can evolve over time.

•
If the third parties on which we rely for the conduct of our clinical trials and results do not perform our clinical trial activities in accordance with good clinical practices and related regulatory requirements, we may be unable to obtain regulatory clearance or approval for our product candidates or commercialize our products.

•
Delays in receipt of, or failure to obtain, required FDA clearances or approvals or approvals required in other jurisdictions for our products in development, or improvements to or expanded indications for our current offerings, could materially delay or prevent us from commercializing or otherwise adversely impact future product commercialization.

•
Our current products and, if cleared or approved, future products may in the future be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, or the discovery of serious safety issues with our products, could have a significant adverse impact on us. In addition, recalls—whether required or voluntary—can trigger increased regulatory scrutiny of our quality systems, manufacturing processes, and post-market surveillance activities.

•
Traditional fee-for-service Medicare generally does not cover screening tests absent a statutory benefit, and if our future tests are treated as screening tests, our ability to obtain Medicare coverage and reimbursement may be limited, delayed, or require legislative or guideline changes.

•
If we are unable to obtain and maintain intellectual property protection for our technology, or if the scope of the intellectual property protection we obtain is not sufficiently broad, our competitors may develop and commercialize technology and tests similar or identical to ours, and our ability to successfully commercialize our products may be impaired.

•	If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
•
We cannot ensure that patent rights relating to inventions described and claimed in our pending patent applications will issue or that future patents based on our patent applications will not be challenged and rendered invalid and/or unenforceable.

Corporate Information
We were incorporated on March 22, 2024 as a Cayman Islands exempted company. Upon the Closing, we changed our name to Freenome, Inc. Our principal executive office is located at Genesis Marina, 3300 Marina Blvd, Brisbane, California 94005, and our telephone number is (650) 446-6630. Our website address is www.freenome.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Implications of being an Emerging Growth Company and a Smaller Reporting Company
The Jumpstart Our Business Startups Act (the “JOBS Act”), was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including (i) being permitted to present only two years of audited financial statements and selected financial data and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus, subject to certain exceptions, (ii) not being required to have our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), (iii) certain reduced disclosure requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, (iv) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, and (v) exemptions from the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.
We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2029 (the last day of the fiscal year ending after the fifth anniversary of PCSC’s initial public offering in June 2024).
We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to holders of our Common Stock may be different than what you might receive from other public reporting companies in which you hold equity interests.
We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.
For certain risks related to our status as an emerging growth company, see the section titled “Risk Factors - Risks Related to Operating as a Public Company.”

THE OFFERING
The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section titled “Description of Capital Stock.”
Resale of Common Stock
Shares of Common Stock Offered by the Selling Securityholders
Up to 75,188,742 shares of Common Stock consisting of (i) up to 24,000,000 PIPE Shares, (ii) up to 2,442,500 shares of Common Stock issued to the Sponsor and certain initial shareholders of PCSC, (iii) up to 35,293,508 shares of Common Stock issued to certain equity holders of Freenome Holdings, (iv) up to 2,756,315 shares of Common Stock issuable upon exercise of the Former Employee Options at exercise prices ranging from $0.43 to $18.24 per share, (v) up to 2,332,119 shares of Common Stock issuable upon exercise of the Affiliate Options at exercise prices ranging from $2.83 to $14.00 per share, (vi) up to 1,889,681 shares of Common Stock issuable upon vesting and settlement of RSUs, (vii) 6,460,616 shares of Common Stock issued to Roche pursuant to conversion of the Roche Convertible Note, and (viii) up to 14,003 shares of Common Stock that may be issued upon exercise of the Private Warrant.
Common Stock outstanding prior to the exercise of the Options and Private Warrant
107,446,814 shares as of the Closing.
Common Stock outstanding after the exercise of the Options and Private Warrant
112,549,251 shares, based on total shares outstanding as of the Closing.
Use of Proceeds
All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except to the extent the Options or the Private Warrant are exercised for cash. We may receive an aggregate of up to approximately $36.3 million, assuming the exercise in full of the Options and the Private Warrant for cash. We expect to use the net proceeds from the exercise of the Options and the Private Warrant, if any, for general corporate purposes. See “Use of Proceeds” in this prospectus for more information.
Market for our Common Stock
Our Common Stock is listed on Nasdaq under the symbol “FRNM”.
Risk Factors
See “Risk Factors” and other information included elsewhere in this prospectus for a discussion of factors you should consider before investing in our securities.

The number of shares of common stock outstanding as of the Closing is 107,446,814 and excludes:
•	8,272,601 shares of Common Stock reserved for issuance pursuant to outstanding options under or subject to the 2016 Plan, which were assumed in the Business Combination;
•	14,773,227 shares of Common Stock reserved for issuance under our Equity Incentive Plan, plus any annual increases under the terms thereof; and
•	2,462,204 shares of Common Stock reserved for issuance under our ESPP, plus any annual increases under the terms thereof.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•	our growth rate and market opportunity;
•	our ability to maintain the listing of our Common Stock on Nasdaq;
•	the potential liquidity and trading of our Common Stock;
•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably and retain our key employees;

•	changes in applicable laws or regulations;
•	our need to raise additional capital to fund our existing operations, develop our platform, commercialize new products or expand our operations;
•
our ability to support demand for our current and future products, including ensuring that we have adequate capacity to meet increased demand, or we are able to successfully manage our anticipated growth;

•	our ability to attract and retain qualified personnel, manage our future growth effectively and execute our business strategy;
•	our ability to retain the services of our founder, our Chief Executive Officer, or other members of our senior management team;
•
any changes in funding for, or disruptions caused by global health concerns impacting, the FDA and other government agencies or notified bodies, which could hinder our ability to hire and retain key leadership and other personnel, or otherwise prevent new medical device products from being developed, authorized or commercialized in a timely manner;

•
our financial performance, including the fact that we have incurred significant net losses in each period since our inception and anticipate that we will continue to incur net losses for the coming years;

•	our ability to obtain and maintain intellectual property protection for our technologies and our product candidates;
•	potential liability lawsuits and penalties related to our technologies, product candidates and current and future relationships with third parties; and
•	other factors detailed under the section entitled “Risk Factors.”
These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions involve a number of judgments, risks and uncertainties. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. It is not possible to predict or identify all such risks. Forward-looking statements reflect our expectations, plans, or forecasts of future events and views as of the date of this prospectus and are qualified in their entirety by reference to the cautionary statements herein. We anticipate that subsequent events and developments will cause our assessments to change. These forward-looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our common stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Business and Financial Condition
We operate in a rapidly evolving field and have a limited operating history, which makes it difficult to evaluate our current business and predict our future performance.
We operate in a rapidly evolving field and have a limited operating history. Although we have received FDA approval for SimpleScreen CRC initial version (“v1”) as a blood-based screening option for CRC in adults 45 and older who are at average risk for the disease, and Abbott has commenced commercialization of SimpleScreen CRC in the U.S. pursuant to the commercial agreement entered into between Freenome and Abbott in August 2025, we have limited commercial history and our other products are still in development. We have funded our operations to date primarily with the proceeds from the sale of equity securities and license and collaboration agreements. We have not yet demonstrated an ability to generate material product revenue, obtain regulatory approval for additional products, manufacture any product on a commercial scale or arrange for a third party to do so on our behalf or conduct sales and marketing activities necessary for successful product commercialization beyond our existing commercial arrangements. We will encounter risks and difficulties frequently experienced by early-stage companies in rapidly evolving fields, and we have not yet demonstrated an ability to successfully overcome such risks and difficulties. If we do not address these risks and difficulties successfully, our business will suffer.
We have incurred significant net losses in each period since our inception and anticipate that we will continue to incur net losses for the coming years.
Since our inception, we have incurred significant and negative cash flows from our operations. We have incurred operating losses in each year since our inception. Our net losses were $132.6 million for the six months ended June 30, 2026 and $219.3 million and $274.4 million for the years ended December 31, 2025 and 2024, respectively. As of June 30, 2026, we had an accumulated deficit of $1.5 billion. Substantially all of our net losses since inception have resulted from our research and development programs, commercialization efforts, investments in our facilities, payments to licensors, and general and administrative costs associated with our operations.
We have invested significant financial resources in research and development activities, including to develop our multiomics technology platform, SimpleScreen CRC, and our other product candidates. The amount of our future net losses will depend, in part, on the level of our future expenditures and our ability to generate additional revenue. Moreover, our net losses may fluctuate significantly from quarter to quarter and year to year depending on the timing of regulatory approvals and R&D activities, such that a period-to-period comparison of our results of operations may not be a good or reliable indication of our future performance.
We expect to continue to incur significant expenses and operating losses as we:
•	accelerate the development of our multiomics platform driven by artificial intelligence (“AI”) and machine learning (“ML”), which seeks to identify the early biological signals of disease;
•	expand our commercial and data infrastructure to support future launch of multiple blood-based cancer detection tests;

•	further advance our R&D programs;
•	seek to identify additional indications;
•	expand commercial and operational personnel;
•	maintain, expand, enforce, defend and protect our intellectual property portfolio and provide reimbursement of third-party expenses related to our patent portfolio;
•	seek regulatory approvals for any future product candidates for which we successfully complete clinical trials; and
•	meet the requirements and demands of being a public company.
We may need to raise additional capital to fund our existing operations, develop our platform, commercialize our product or new product candidates or expand our operations.
We may need to raise additional capital in the future to expand our business, to meet existing obligations, to pursue acquisitions or strategic investments, to take advantage of financing opportunities or for other reasons, including to:
•	fund development and marketing efforts of our product or any other future products we may develop;
•	acquire, license or invest in technologies;
•	increase our efforts to drive market adoption of our current products and tests, and address competitive developments; and
•	finance capital expenditures and general and administrative expenses.
Our present and future funding requirements will depend on many factors, including:
•	the type, number, scope, progress, expansions, results, costs and timing of, discovery, preclinical studies and clinical trials of our product and any product candidates;
•	the costs, timing and outcome of regulatory review of our current and future product pipeline;
•	the terms and timing of establishing and maintaining license, collaboration and other similar arrangements;
•	the legal costs of obtaining, maintaining and enforcing our patents and other intellectual property rights;
•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company;
•	the costs associated with hiring additional personnel and consultants as our development and commercial activities increase;
•	the costs and timing of establishing or securing sales and marketing capabilities if any current and future product pipeline is approved;
•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payers and adequate market share and revenue for any approved products; and
•	costs associated with any products or technologies that we may in-license or acquire.
Based upon our current operating plans, we believe that our existing cash, cash equivalents and short-term and marketable securities, which include the net proceeds from the Business Combination and the PIPE investments, will be sufficient to fund our operations for the next twelve months and into 2028. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we expect. If we are unable to raise sufficient funding, we may be unable to continue to operate in the long term.
Because SimpleScreen CRC v1 received FDA approval in July 2026, we have begun to incur, and expect to continue to incur, significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Accordingly, until such time as we can generate significant revenue from sales of our product and any product candidates, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including potential collaborations, licenses, royalty financings and other similar arrangements.
However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market current or future product candidates that we would otherwise prefer to develop and market ourselves.
Raising additional capital may cause dilution to our stockholders, restrict our operations and could cause the price of our common stock to decline.
Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations with our existing cash and cash equivalents, the net proceeds from the Business Combination and the PIPE investments, short-term investments, or any future equity or debt financings and upfront and milestone and royalties payments, if any, received under any of our existing or future licenses or collaborations. In the future, if we raise additional capital through the sale of equity or convertible debt securities or issue any equity or convertible debt securities in connection with a collaboration agreement or other contractual arrangement, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of our common stock. For example, we have issued convertible notes to Exact Sciences and Roche Holdings, Inc. with aggregate principal amounts of $50 million and $75 million, respectively, as described under the heading “Business—Key Collaborations” elsewhere in this prospectus. Going forward, the possibility of additional issuances of equity or convertible debt securities may cause the market price of our common stock to decline. Debt financing, if available, may result in increased fixed payment obligations and involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends or acquiring, selling or licensing intellectual property rights or assets, which could adversely impact our ability to conduct our business.
If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties in the future, we may have to relinquish valuable rights to our intellectual property, technologies, future revenue streams or product candidates or grant licenses on terms that may not be favorable to us. We could also be required to seek funds through arrangements with collaborators or others at an earlier stage than otherwise would be desirable. Any of these occurrences may have a material adverse effect on our business, operating results and prospects.
We maintain the majority of our cash and cash equivalents in accounts with major U.S. and multinational financial institutions, and our deposits at certain of these institutions exceed insured limits. Market conditions and changes in financial regulations and policies can impact the viability of these institutions. In the event of failure of any of the financial institutions where we maintain our cash and cash equivalents, there can be no assurance that we would be able to access uninsured funds in a timely manner or at all. Any inability to access or delay in accessing these funds could adversely affect our business and financial position. In addition, changes in regulations governing financial institutions are beyond our control and difficult to predict; consequently, the impact of such changes on our business and results of operations is difficult to predict and may have an adverse effect on us.
If we cannot maintain our current collaborations or partnerships, including with Exact Sciences and Roche, and enter into new collaborations or partnerships in a timely manner and on acceptable terms, our efforts to develop and commercialize our products could be delayed or adversely affected.
We rely, and expect to continue to rely, on collaborative partners to help us commercialize our product and enhance our research and development efforts. For example, we currently have agreements with Exact Sciences to commercialize SimpleScreen CRC in the U.S. and with Roche to commercialize “kitted” tests outside of the U.S. These partnerships help us to reach additional markets in the U.S. and globally. Our reliance on these or other third parties reduces our control over sales of SimpleScreen products and product development activities.
If any of our collaborators or partners were to breach or terminate their agreements with us or otherwise fail to conduct the contracted activities successfully and in a timely manner, the sale of our product or research and development activities of certain of our product candidates could be delayed or terminated. For example, in December 2025, Abbott Laboratories (“Abbott”) announced that it would acquire Exact Sciences. Under the terms of our collaboration agreement with Exact Sciences, the agreement will continue to be binding on Abbott, however, if Abbott fails to prioritize its obligations under the agreement, our expected timelines could be delayed and our business could be harmed. Further, our collaborators or partners may fail to properly protect our intellectual property rights, may infringe the intellectual property rights of third parties, may misappropriate our trade secrets, or may use our proprietary information or others’ in such a way as to expose us to litigation and potential liability. Disagreements or disputes with our collaborators or partners, including disagreements over proprietary rights, funding, or contract interpretation, might cause delays or termination of the research, development or commercialization of our products, might lead to additional responsibilities for us with respect to these products or activities or might result in litigation or arbitration, any of which would divert management attention and resources and be time-consuming and expensive. We may not be able to renew our current agreements with collaborators or partners or negotiate additional collaboration or partnership agreements on acceptable terms, if at all, and these collaborations and partnerships may not be successful. We also compete with some of our collaborative partners in other areas, for example, Exact Sciences with respect to MCED products, and this could negatively impact our relationships with partners and therefore the success of our collaborations.
From time to time, we expect to engage in discussions with potential development and/or commercial collaborators that may or may not lead to collaborations. However, we cannot guarantee that any discussions will result in development or commercial collaborations. Further, once news of discussions regarding possible collaborations are known in the general public, regardless of whether the news is accurate, failure to announce a collaboration agreement, or the entity’s announcement of a collaboration with an entity other than us, could result in adverse speculation about us, our products, or our technology, resulting in harm to our reputation and our business. In addition, establishing collaborations is difficult, time-consuming and may require our significant financial investment. Potential collaborators may elect not to work with us based on their assessment of our financial, regulatory, or intellectual property position. Even if we establish new collaborations, they may not result in the successful development or commercialization of our products or technology.
Our approach to the development of multiple blood-based screening tests through the use of our technology platform is unproven, which makes it difficult to predict the time, cost of development and likelihood of successfully developing and launching additional tests.
Other than SimpleScreen CRC v1, our blood-based screening tests are still in development and therefore our strategy of using the same technology underlying our proprietary platform for new screening tests remains unproven. We have incurred significant expenses to develop and prepare for launching SimpleScreen CRC v1, and expect to incur significant expenses to develop a pipeline for future product candidates, but such efforts may not be successful. Product development is expensive, may take years to complete, and can have uncertain outcomes. Failure can occur at any stage of development.
Candidate products that may initially show promise may fail to achieve the desired results in larger clinical studies or may not achieve acceptable levels of clinical accuracy. Results from early studies or trials are not necessarily predictive of future clinical study or trial results, and preliminary data from an early study, such as that from our second version of SimpleScreen CRC (“v2”) that was presented at ASCO 2026, are not necessarily indicative of final results. Although the FDA has approved SimpleScreen CRC v1, for v1 and any new product that we may develop, we would need to commit substantial resources to commercialize, sell, and market it before it could be profitable, and the product or service may never be commercially viable.
Our business strategy is focused on multi-cancer early detection, which is a nascent market. We also have programs for which we are actively developing tests for a single cancer indication, such as colorectal and lung. If we determine that any of our current or future product candidates are unlikely to succeed, we may abandon them without any return on our investment.
Further, the development of our technology is an ongoing process. Any development problems we encounter either with our technology, including our proprietary AI/ML multiomics platform, for additional screening tests may prevent us from commercializing any current or future product candidates on a timely or profitable basis, if at all. Even if we are able to successfully launch our first test, we will have limited commercial experience, and the launch of any additional tests may be delayed, be less successful than we anticipate, or fail for any of the reasons that large commercial launches are ultimately unsuccessful. For example, our screening tests, produced at large scale, might not perform to standards that we have experienced to date. We may not obtain or maintain regulatory approval, authorization, certification or clearance for some of our diagnostic tests in research and development, which may have a significant impact on our commercialization goals.
Product launches of the type and scope that we are targeting are subject to many uncertainties, and many that are undertaken are unsuccessful. We cannot be certain that we will be able to achieve our business objectives, and if our assumptions regarding these risks and uncertainties are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

If we are unable to support demand for SimpleScreen CRC, or future products, if approved, including ensuring that we have adequate capacity to meet increased demand, or we are unable to successfully manage our anticipated growth, our business could suffer.
We have limited experience operating a commercial scale laboratory, and our lack of prior experience may result in unforeseen expenses, difficulties, complications, delays, and other known and unknown factors in connection with meeting potentially increased demand for SimpleScreen CRC or future products, if approved. We will need to transition to a company capable of supporting commercial activities, including scaling our operations such as increased capacity for sample intakes, customer service, and billing, and we may not be successful in such a transition.
In August 2025, we entered into an agreement with Exact Sciences to commercialize SimpleScreen CRC in the U.S. and we expect that successful commercialization will greatly increase demand for our product. As we commercialize and scale manufacturing of our product, we may need to incorporate new equipment, implement new technology systems and laboratory processes, and hire new personnel with different qualifications. We will also need to purchase additional equipment, some of which can take several months or more to procure, setup and validate, and increase our software and computing capacity to meet increased demand. Our process is complex and requires multiple work-stations, processing steps and automation, each of which can break down and cause delays in providing timely results. In addition, as we plan to launch multiple tests, these will add additional complexity and may cause delays or prevent us from meeting our timing goals. There is no assurance that any of these increases in scale, expansion of personnel, equipment, software and computing capacities or process enhancements will be successfully implemented, if at all, or that we will have adequate space in our laboratory facility or be able to secure additional facility space to accommodate such required expansion. Failure to manage this growth or transition could result in turnaround time delays, higher product costs, declining product quality, deteriorating customer service and slower responses to competitive challenges. A failure in any one of these areas could make it difficult for us to meet market expectations for our products and could damage our reputation and the prospects for our business.
The value of our product, and any future products will depend, in part, on our ability to perform tests and return results to providers on a timely basis and at an appropriate quality standard, and on our reputation for such timeliness and quality. Failure to implement necessary procedures, to transition to new equipment or processes, or to hire the appropriate, qualified personnel could result in inaccurate or incorrect tests and results, higher costs of processing, longer turnaround times or an inability to meet market demand. Our tests also require the use of special blood tubes, and physicians may not submit samples properly, which may also result in delays and re-processing. There can be no assurance that we will be able to perform tests on a timely basis at a level consistent with demand, that we will be able to maintain the quality of our test results as we scale our commercial operations, or that we will be successful in responding to the growing complexity of our laboratory operations, including the related data analysis requirements.
We may experience challenges attracting and retaining qualified personnel due to competitive labor markets and we may be unable to manage our future growth effectively, all of which could make it difficult to execute our business strategy.
Since our inception, we have experienced rapid growth and anticipate further growth in our business operations. Our future growth could create strain on our organizational, administrative and operational infrastructure, including laboratory operations, quality control, customer service and sales organization management. We expect to continue to increase headcount and to hire more specialized personnel as we grow our business. We will need to continue to hire, train and manage additional qualified scientists, laboratory personnel, client and account services personnel, as well as sales and marketing staff, and improve and maintain our technology to properly manage our growth.
The competition for qualified personnel in the biotechnology industry is intense, and our future success depends upon our ability to attract, retain, and motivate highly skilled scientific, technical and managerial employees. We face competition for personnel from other companies, universities, public and private research institutions, and other organizations. In this competitive environment, our business could be adversely impacted by increases in labor costs triggered by regulatory actions regarding wages, scheduling and benefits, and the need to attract and retain high quality employees with the requisite skill sets.
In addition, we expect to need additional managerial, operational, marketing, sales, financial and other personnel as we grow our operations in connection with the launch of SimpleScreen CRC. Our ability to manage our growth properly will also require us to continue to improve our operational, financial and management controls, as well as our reporting systems and procedures. The time and resources required to implement these new systems and procedures is uncertain and could be demanding, and failure to complete this in a timely and efficient manner could adversely affect our operations.
If we lose the services of our founder, our Chief Executive Officer, or other members of our senior management team, we may not be able to execute our business strategy.
We are highly dependent on the research and development, clinical, financial, operational and other business expertise of our executive officers, in particular, our founder and Chief Product Officer, Riley Ennis, and our Chief Executive Officer, Aaron Elliott, as well as the other principal members of our management, scientific and clinical teams. Although we have entered into or intend to enter into employment offer letters with our executive officers, each of them may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. The loss of our founder and our Chief Executive Officer, or one or more other members of our senior management team could have an adverse effect on our business.
If our existing facility becomes damaged or inoperable or we are required to vacate our existing facility, our ability to pursue our research and development efforts may be jeopardized.
We currently have one facility located in Brisbane, California. Our facility and equipment could be harmed or rendered inoperable by natural or man-made disasters, including war, fire, earthquake, power loss, communications failure or terrorism, which may render it difficult or impossible for our laboratory operations. The inability to perform our tests or to reduce the backlog that could develop if our facility is inoperable, for even a short period of time, may result in the loss of customers or harm to our reputation, and we may be unable to regain those customers or repair our reputation. Furthermore, our facility and the equipment we use to perform our research and development work could be unavailable or costly and time-consuming to repair or replace. It would be difficult, time-consuming and expensive to rebuild our facility, to locate and qualify a new facility or enable a third party to practice our proprietary technology, particularly in light of licensure and accreditation requirements. Even if we are able to find a third party with such qualifications to perform our tests, the parties may be unable to agree on commercially reasonable terms.
We carry insurance for damage to our property and disruption of our business, but this insurance may not cover all of the risks associated with damage or disruption to our facility and business, may not provide coverage in amounts sufficient to cover our potential losses and may not continue to be available to us on acceptable terms, if at all.
We rely on commercial courier delivery services to transport samples to our laboratory facility in a timely and cost-efficient manner and if these delivery services are disrupted, our business will be harmed.
Our business depends on our ability to deliver test results quickly and reliably to our customers. Blood samples need to be received within seven days for analysis at our facility. Disruptions in delivery services to transport samples to that facility, whether due to labor disruptions, bad weather, natural disaster, terrorist acts or threats or for other reasons could adversely affect specimen integrity and our ability to process samples in a timely manner, delay our provision of test results to our customers, and ultimately our reputation and our business. In addition, if we are unable to continue to obtain expedited delivery services to transport samples to us on commercially reasonable terms, our operating results may be adversely affected.
We face intense competition from other companies and may not be able to compete successfully.
We operate in a rapidly evolving and highly competitive industry. There are a number of private and public companies that offer products, or have announced that they are developing products that compete with ours.
Some of our current and potential competitors may have significant competitive advantages over us, which may make them more attractive to hospitals, clinics, group purchasing organizations, and physicians. See “Business— Competition” for additional information regarding our competitors and the effects of competition on our business.
We may also be unable to compete effectively against our competitors because their products and services are superior or because they are more effective or can more quickly develop or commercialize competing products and services. For example, large and long-tenured healthcare, life sciences, or technology companies may initiate research and development of multi-cancer early detection and bring significant resources and disruption to the cancer detection space. Furthermore, even if we do develop new marketable products or services, our current and future competitors may develop products and services that are more clinically or commercially attractive than ours, and they may bring those products and services to market earlier or more effectively than us. If we are unable to compete successfully against current or future competitors, we may be unable to increase market acceptance for, and sales of, our tests, which could prevent us from increasing or sustaining our revenues or achieving sustained profitability and could cause the market price of our common stock to decline.
Cybersecurity incidents such as security breaches, loss of data and other disruptions in relation to our information technology systems, as well as those of our third-party service providers, could compromise sensitive information related to our business, prevent us from accessing it and expose us to substantial liability, which could adversely affect our business and reputation.
We depend on information technology systems for significant elements of our operations. Our information technology systems support a variety of functions, including laboratory operations, test validation, sample tracking, quality control, research and development activities, scientific and medical curation and general administrative activities. Our information technology systems store a wide variety of information critical to our business, including research and development information, patient data, commercial information and business and financial information. We face a number of risks related to protecting this critical information, including loss of access, inappropriate use or disclosure, unauthorized access, inappropriate modification and our being unable to adequately monitor, audit or modify our controls over such critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data or otherwise process it on our behalf.
Cybersecurity incidents such as security breaches, computer viruses, malware and other incidents could cause misappropriation, loss or other unauthorized disclosure of confidential data, materials or information, including those concerning our customers and employees. Increasingly complex methods have been used in cyberattacks, including ransomware, phishing, structured query language injections, social engineering schemes, insider threats, AI tool supported attacks, and distributed denial-of-service attacks conducted by actors including computer attackers, foreign governments and cyber terrorists. A cyberattack can also be in the form of unauthorized access or a blocking of authorized access. The risk of a cybersecurity incident has generally increased as the number, intensity and sophistication of attempted attacks has increased. As a result of the continued hybrid working environment, we and our third party service providers and partners may face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may experience cybersecurity incidents that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate cybersecurity incidents due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. We can provide no assurance that we or our vendors will be able to detect, prevent or contain the effects of such attacks or other information security risks or threats in the future.
The costs of attempting to protect against the foregoing risks and the costs of responding to a cybersecurity incident are significant. Large scale cybersecurity incidents at other entities increase the challenge we and our vendors face in maintaining the security of our information technology systems and of our customers’ sensitive information. Following a cybersecurity incident, our and/or our vendors’ remediation efforts may not be successful, and a cybersecurity incident could result in interruptions, delays or cessation of service, and loss of existing or potential customers. In addition, cybersecurity incidents of our and/or our vendors’ security measures and the unauthorized dissemination of sensitive personal information or proprietary information or confidential information about us, our customers or other third-parties, could expose our customers’ private information and our customers to the risk of financial or medical identity theft, or expose us or other third parties to a risk of loss or misuse of this information, and result in investigations, regulatory enforcement actions, material fines and penalties, loss of customers, litigation or other actions which could have a material adverse effect on our business, prospects, reputation, results of operations and financial condition. In addition, if we fail to adhere to our privacy policy and other published statements or applicable laws concerning our processing, use, transmission and disclosure of protected information such as protected health information (“PHI”), or if our statements or practices are found to be deceptive or misrepresentative, we could face regulatory actions, fines and other liability.
It could be difficult to predict the ultimate resolution of any such cybersecurity incidents or to estimate the amounts or ranges of potential loss, if any, that could result therefrom. If we cannot successfully resolve a cybersecurity incident, it could materially impact our ability to operate our business as well as our results of operations and financial position.

We maintain cyber liability insurance; however, this insurance may not be sufficient to cover the financial, legal, business or reputational losses that may result from an interruption or breach of our systems.
We, our collaborators and our service providers are subject to a variety of privacy and data security laws, regulations and contractual obligations, which may require us to incur substantial compliance costs, and any failure or perceived failure by us to comply with them could expose us to significant fines and other penalties and otherwise harm our business and operations.
The legislative and regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of personal information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, several jurisdictions, including those in which we operate or collect personal information, have established their own data security and privacy frameworks with which we must comply. In the U.S., numerous federal and state laws and regulations, including federal health information privacy laws, state information security and data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information, could apply to our operations or the operations of our collaborators and service providers. In particular, regulations promulgated pursuant to the Health Insurance Portability and Accountability Act (“HIPAA”) establish privacy and security standards that limit the use and disclosure of individually identifiable health information, or PHI, and impose requirements regarding the privacy and security of individually identifiable health information, including mandatory contractual terms, for covered entities, or certain healthcare providers, health plans and healthcare clearinghouses, and their business associates that provide services to the covered entity that involve individually identifiable health information and their subcontractors that use, disclose or otherwise process individually identifiable health information. While pharmaceutical and biotechnology companies are typically not directly regulated by HIPAA, our business may be indirectly impacted by HIPAA in our interactions with providers, payers, and others that have HIPAA compliance obligations. If we are unable to properly protect the privacy and security of PHI, we could be found to have violated these privacy and security laws and/or breached certain contracts. Further, if we fail to comply with applicable privacy laws, including applicable HIPAA privacy and security standards, we could face significant civil and criminal penalties. U.S. Department of Health & Human Services, or HHS, enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources.
At the state level, numerous states have enacted comprehensive data privacy and security laws, rules and regulations. For example, California enacted the California Consumer Privacy Act (“CCPA”), which creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA requires covered companies to provide certain disclosures to consumers about its data collection, use and sharing practices, and to provide affected California residents with ways to opt-out of certain sales or transfers of personal information. Following California’s lead, more than a dozen additional states, including Virginia, Colorado, Connecticut, New Jersey, New Hampshire and others, have adopted comprehensive privacy laws. Many of these laws incorporate similar concepts to those in the CCPA, however there are also several key differences in the scope, application, and enforcement that will change the operational practices of regulated businesses. These laws will, among other things, impact how regulated businesses collect and process sensitive personal data, conduct data protection assessments, transfer personal data to affiliates, and respond to consumer rights requests. Other states have focused on more narrow aspects of privacy. In the state of Washington, for example, the My Health My Data Act, which has a private right of action that further increases the relevant compliance risk, requires regulated entities to obtain consent to collect health-related information and grants consumers certain rights, including to request deletion of their information. Connecticut and Nevada have also passed similar laws regulating consumer health data. Other states have proposed and/or passed legislation that regulates the privacy and/or security of certain specific types of information. For example, a small number of states have passed laws that regulate biometric data specifically. Although many of the existing state privacy laws exempt clinical trial information and health information governed by HIPAA, future privacy and data protection laws may be broader in scope. The existence of comprehensive privacy laws in different states in the country laws increases the complexity of our compliance requirements and potential legal risk. Our compliance efforts may require additional investment of resources, impact strategies and the availability of previously useful data and could result in increased compliance costs. Such laws may also impact our business activities, including our identification of research subjects, relationships with business partners and ultimately the marketing and distribution of our products.
In the European Economic Area (the “EEA”) and/or the United Kingdom (the “U.K.”) we will be subject to additional, more stringent privacy laws in other jurisdictions, such as the General Data Protection Regulation (the “EU

GDPR”) as well as other national data protection legislation in force in relevant European Union (the “EU”) member states. The EU GDPR imposes strict regulations and establishes a series of requirements regarding the collection, transfer, storage and processing of personal data. Following the U.K.’s withdrawal from the EU on January 31, 2020 and the end of the transitional arrangements agreed between the U.K. and EU as of January 1, 2021, the EU GDPR has been incorporated into U.K. domestic law by virtue of section 3 of the European Union (Withdrawal) Act 2018 and amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, (the “U.K. GDPR”) and, together with the EU GDPR (the “GDPR”). The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including strict requirements relating to processing of sensitive data (such as health data), ensuring there is a legal basis or condition to justify the processing of personal data, where required strict requirements relating to obtaining consent of individuals, disclosures about how personal information is to be used, limitations on retention of information, implementing safeguards to protect the security and confidentiality of personal data, where required providing notification of data breaches, maintaining records of processing activities, documenting data protection impact assessments where there is high risk processing and taking certain measures when engaging third-party processors.
The GDPR also imposes strict rules on the transfer of personal data to countries outside the EEA or the U.K., including the U.S. (see below), and permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million (£17.5 million GBP) or 4% of annual global revenues, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. Non-compliance could also result in the imposition of orders to stop data processing activities, which could have a material adverse effect on our business, financial position and results of operations.
We have mechanisms in place to ensure compliance, including as implemented by national laws of EU Member States which may partially deviate from the EU GDPR and impose different and more restrictive obligations from country to country. Compliance with the GDPR is a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European and U.K. activities.
The U.K. GDPR and the U.K. Data Protection Act 2018 set out the U.K.’s data protection regime, which is independent from but, currently, aligned to the EU’s data protection regime. The European Commission (the “EC”) has adopted an adequacy decision in respect of transfers of personal data to the U.K. for a four-year period (until June 27, 2025 which has been extended until December 2025). Similarly, the U.K. has determined that it considers all of the EEA to be adequate for the purposes of data protection. This ensures that data flows between the U.K. and the EEA remain unaffected. The U.K. Government has enacted the Data Use and Access Act 2025 which has the effect of further altering the similarities between the U.K. and EU data protection regime.
In addition, we have adequate safeguards to enable the transfer of personal data outside of the EEA or the U.K., in particular to the U.S., in compliance with the GDPR. In some cases, we rely upon the EC’s approved standard contractual clauses to legitimize transfers of personal data out of the EEA from controllers or processors established outside the EEA (and not subject to the GDPR). The U.K. is not subject to the EC’s standard contractual clauses but has published its own transfer mechanism, the International Data Transfer Addendum/Agreement, which enables transfers from the U.K. Changes with respect to any of these matters may lead to additional costs and increase our overall risk exposure. The EU and U.S. have adopted its adequacy decision for the EU U.S. Data Privacy Framework (the “Framework”) which entered into force on July 11, 2023. This Framework provides that the protection of personal data transferred between the EU and certified companies in the U.S. is comparable to that offered in the EU. Moreover, the U.K. Government adopted the Data Protection (Adequacy) Regulations 2023, also referred to as the “U.K.-U.S. Data Bridge,” which, since October 12, 2023 allows companies to transfer personal data from the U.K. to the U.S. on the basis of the Framework. This provides a further avenue to ensuring transfers to the U.S. are carried out in line with GDPR. However, the long-term validity of the Framework remains uncertain and it has already been challenged before European courts.
All of these evolving compliance and operational requirements impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training employees and engaging consultants and legal advisors, which are likely to increase over time. In addition, such requirements may require us to modify our data processing practices and policies, utilize management’s time and/or divert resources from other initiatives and projects. Any failure or perceived failure by us to comply with any applicable federal, state or foreign laws and regulations relating to data privacy and security could result in damage to our reputation, as well as proceedings or litigation by governmental agencies or other third parties, including class action privacy litigation in certain jurisdictions, which would subject us to significant fines, sanctions, awards, injunctions, penalties or judgments. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Additionally, the NIS 2 Directive (“NIS 2”) is replacing the cybersecurity legal framework under the current NIS framework in the EU, aiming to ensure a high level of cybersecurity in the region. NIS 2 brings new medium and large organizations providing services in the EU within scope of the legal framework. It extends to additional sectors and expands the list of in-scope healthcare organizations, including to certain providers engaged in research and development of medicinal products. The new regime imposes direct obligations on management in respect of an in-scope organization’s compliance with NIS 2, requires covered organizations to put in place certain cyber risk management measures, strengthens incident reporting requirements and provides supervisory authorities with a greater oversight. The majority of obligations will come into force when national legislation implementing NIS 2 becomes effective in the relevant EU Member State. EU Member States had until October 17, 2024 to transpose NIS 2 into national legislation, although many countries have still not completed the transposition. As such, the cybersecurity regulatory landscape in the EU is currently fragmented and uncertain. To the extent we are subject to NIS 2, we will require additional investment of our resources in compliance programs. Under NIS 2 companies may be subject to administrative fines of up to the higher amount of €10 million or 2% of worldwide turnover.
Risks related to Product Development and Commercialization
Failure of, or defects in, our machine learning algorithms, artificial intelligence, and cloud-based computing infrastructure, including interruptions of service through third-party service providers, or increased regulation in the machine learning or artificial intelligence space, could impair our ability to process our data, develop products, or provide test results, and harm our business and results of operations.
AI is increasingly being used across the global business landscape, including in the life sciences and healthcare industries. AI and machine learning tools drive our proprietary technology and we expect our use of AI to increase as the technology rapidly evolves and improves. However, AI innovation presents risks and challenges that could impact our business. AI algorithms may be flawed. Datasets may be insufficient or contain biased information. Ineffective AI development and deployment practices by us or our commercial partners could result in violations of our confidentiality and privacy obligations or applicable laws and regulations, jeopardize our intellectual property rights, cause or contribute to unlawful discrimination, result in the misuse of personally identifiable information, including PHI, or give rise to significant cyber security risks, any of which could have a material adverse effect on our business, results of operations, and financial condition.
We may also face increased competition from other companies that are employing AI and related technologies, some of whom may develop more effective methods than we and any of our commercial partners have, which could have a material adverse effect on our business, results of operations, or financial condition. In addition, uncertainties regarding developing legal and regulatory requirements and standards may require significant resources to modify and maintain business practices to comply with U.S. and foreign laws concerning the use of AI and related technologies, the nature of which cannot be determined at this time.
We depend on technology systems for significant elements of our business operations. These technology systems support a variety of functions, including manufacturing operations, laboratory operations, data analysis, quality control, partner service and support, billing, research and development activities, and scientific and general administrative activities. The design, development, maintenance, and operation of our technology over time is expensive and complex, and may involve unforeseen difficulties including performance problems, undetected defects, or errors. Overcoming technical obstacles and correcting defects or errors could prove to be impossible or impracticable, and the costs incurred may be substantial and adversely affect our results of operations.
Additionally, regulation in the machine learning and AI space is constantly evolving and limitations placed on the use of data, including personal information, health data, or genetic/genomic data in such systems may make it difficult for us to continue using our machine learning algorithms. For example, the EU’s Artificial Intelligence Act (the “AI Act”)—the world’s first comprehensive AI law—entered into force on August 1, 2024 and, with some exceptions, becomes fully applicable 24 months thereafter. This legislation imposes significant obligations on providers and deployers of high risk artificial intelligence systems, and encourages providers and deployers of artificial intelligence systems to account for EU ethical principles in their development and use of these systems. If we deploy AI systems that are governed by the AI Act, we may be required to adopt higher standards of data quality, transparency, and human oversight, and adhere to specific and potentially burdensome and costly ethical, accountability, and administrative requirements. If our technology does not function reliably, fails to meet expectations in terms of performance, or cannot be fully utilized due to increasing regulation, including regulation by the FDA or comparable regulatory authorities of AI or medical device software, we may be unable to provide, or our customers may stop using, our products. We expect that increased investment will be required in the future to continuously improve our use of AI technologies. As with many technological innovations, there are significant risks involved in developing, maintaining and deploying these technologies and there can be no assurance that the usage of or our investments in such technologies will always enhance our products or services or be beneficial to our business, including our efficiency or profitability.
Our vendors may in turn incorporate AI tools into their own offerings, and the providers of these AI tools may not meet existing or rapidly evolving regulatory or industry standards, including with respect to privacy and data security. Further, bad actors around the world use increasingly sophisticated methods, including the use of AI, to engage in illegal activities involving the theft and misuse of personal information, confidential information and intellectual property. Any of these effects could damage our reputation, result in the loss of valuable property and information, cause us to breach applicable laws and regulations, and adversely impact our business.
Our current products and, if cleared or approved, future products may in the future be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, or the discovery of serious safety issues with our products, could have a significant adverse impact on us. In addition, recalls—whether required or voluntary—can trigger increased regulatory scrutiny of our quality systems, manufacturing processes, and post-market surveillance activities.
The FDA has the authority to require the recall of commercialized devices that are subject to FDA regulation in the event of material deficiencies or defects in design or manufacture. The authority to require a recall must be based on an FDA finding that there is reasonable probability that the device would cause serious, adverse health consequences or death. We may also, on our own initiative, recall a product. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated. In the case of our FDA-approved tests, a government-mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products could impair our ability to produce our products in a cost-effective and timely manner, which would have an adverse effect on our reputation, results of operations and financial condition. Recall-related corrective actions may also require us to suspend manufacturing operations, quarantine inventory, retrain personnel, or implement significant modifications to our quality system, any of which could disrupt supply and increase costs. We may be subject to liability claims, may be required to bear costs or may take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification to the FDA. If the FDA disagrees with our determinations, the FDA could require us to report those actions and take enforcement actions for failing to report the recalls when they were conducted. Similar requirements apply in foreign jurisdictions. A future recall announcement could harm our reputation with customers and negatively affect our sales and financial condition.
If we initiate a correction or removal for one of our tests, issue a safety alert or undertake a field action or recall to reduce a risk to health imposed by the test, this could lead to increased scrutiny by the FDA other foreign regulatory authorities and our customers regarding the quality and safety of our tests and to negative publicity, including FDA alerts, press releases or administrative or judicial actions. Furthermore, circulation of any such negative publicity could harm our reputation, be used by competitors against us in competitive situations and cause customers to delay purchase decisions or cancel orders.
The sizes of the markets for our current product and future products, if approved, have not been established with precision, and may be smaller than we estimate.
Our estimates of the annual total addressable markets for our product and product candidates are based on a number of internal and third-party estimates, including, without limitation, the size of screening and patient populations, adoption rates and screening intervals, and the assumed prices at which we can sell tests for markets that have not been established. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our current or future products may prove to be incorrect. If the actual number of patients who would benefit from our products, the price at which we can sell our products, or the annual total addressable market for our products is smaller than we have estimated, it may impair our sales growth and have an adverse impact on our business.
We rely on a limited number of suppliers or, in some cases, sole suppliers, for some of our products and materials and may not be able to find replacements or promptly transition to alternative suppliers.
We rely on a limited number of suppliers or, in some cases, sole suppliers, for certain sequencers, reagents, blood tubes and other equipment, instruments and materials that we use in our laboratory operations. For example, Illumina, Inc. is our sole supplier of certain sequencers and related reagents and New England Biolabs, Inc. is our sole supplier of reagents for DNA analysis. In addition, certain of the laboratory equipment used in our research and development processes is customized or otherwise not readily replaceable with off-the-shelf alternatives. As a result, we may experience longer lead times to procure, repair or replace such equipment, including due to supply chain constraints, vendor capacity limitations, or the need for specialized components or technical expertise. An interruption in our laboratory operations could occur if we encounter delays or difficulties in securing these laboratory equipment, instruments or materials, and if we cannot then obtain an acceptable substitute. Any such interruption could significantly and adversely affect our business, financial condition, results of operations and reputation. These limited or sole suppliers could engage in diverse types of businesses, including selling products or providing services in competition with us, and there can be no assurance that we can continue to receive required equipment, instruments or materials from them.
We believe that there are only a limited number of other manufacturers that are capable of supplying and servicing the equipment and materials necessary for our laboratory operations, including sequencers and various associated reagents, and potentially replacing our current suppliers. The use of equipment or materials furnished by these replacement suppliers would require us to alter our laboratory operations. Transitioning to a new supplier would be time-consuming and expensive, may result in interruptions in our laboratory operations, could affect the performance specifications of our laboratory operations or could require that we revalidate our tests. There can be no assurance that we will be able to secure alternative equipment, reagents and other materials, bring such equipment, reagents and materials online, and revalidate our tests without experiencing interruptions in our workflow. If we should encounter delays or difficulties in securing, reconfiguring or integrating the equipment and reagents we require for our products or in revalidating our products, our business, financial condition, results of operations and reputation could be materially and adversely affected.
Risks related to Government Regulation
The regulatory clearance, approval, or certification processes of the FDA and comparable foreign regulatory authorities or notified bodies are lengthy, time-consuming, and unpredictable. If we are ultimately unable to obtain any necessary or desirable regulatory approvals, clearances, or certifications, or if such approvals, clearances, or certifications are significantly delayed, our business will be substantially harmed.
We have obtained FDA approval for SimpleScreen CRC v1 in adults 45 and older who are at average risk for the disease, but have not yet obtained FDA clearance or approval for our other products in development. We also received breakthrough device designation from the FDA for our investigational blood-based lung cancer screening assay, SimpleScreen Lung, with proposed use in adults ages 50 to 80 who have at least a 20 pack-year smoking history and are not currently participating in guideline-recommended lung cancer screening and will continue clinical evaluation of the test, including through our prospective PROACT LUNG study (NCT06122077). We may also seek FDA approval or clearance for other products in the future. The time required and ability to obtain clearance or approval by the FDA and comparable foreign regulatory authorities is unpredictable, typically takes several years following the commencement of clinical studies, and depends upon numerous factors, including the type, complexity, and novelty of our products and future products. In addition, policies, laws, regulations, or the type and amount of clinical data necessary to gain clearance or approval may change during the course of a test’s clinical development and may vary among jurisdictions, which may cause delays in the clearance or approval of, or the decision not to approve, an application. Regulatory authorities have substantial discretion in the premarket review process and may refuse to accept any application, decide that all or part of our data are unusable or insufficient for clearance or approval, require additional clinical or other data, including analytical validation data, determine that our manufacturing and quality systems are insufficient or in violation of applicable requirements, or determine that our clinical research program is insufficient or in violation of applicable good clinical practices (“GCPs”) or other requirements related to research compliance, human subject protections, or data integrity. Even if we believe our data are sufficient to support marketing authorization, regulatory authorities may disagree, or may require the generation and submission of additional data or analyses, which could significantly delay or preclude marketing authorization.
Before a new medical device can be marketed in the U.S., a company must first submit an application for and receive 510(k) clearance pursuant to a premarket notification submitted under Section 510(k) of the Federal Food, Drug, and Cosmetic Act (“FDCA”), approval of a premarket approval application (“PMA”) submission with the FDA, or grant of a de novo classification request from the FDA, unless an exemption applies. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, analytical validation, preclinical, clinical trial, manufacturing, and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.
The PMA approval process can be expensive, lengthy and uncertain. The process of obtaining a PMA is costly and uncertain and generally takes from one to three years, or even longer, from the time the application is submitted to the FDA, including if an Advisory Committee is needed to evaluate a novel technology. In addition, a PMA generally requires the performance of one or more clinical trials. Despite the time, effort and cost, a device may not obtain marketing authorization by the FDA. Any delay or failure to obtain necessary regulatory marketing authorizations could harm our business. Furthermore, even if we are granted such marketing authorizations, they may include significant limitations on the indicated uses for the test, which may limit the potential commercial market for the test.
In the U.S., any modification to a product for which we receive marketing authorization may require us to submit a PMA and obtain FDA approval prior to implementing the change. For example, certain modifications to a PMA-approved device may require approval of a new PMA or a PMA supplement, or alternatively a notification or other submission to the FDA. If we obtain PMA approvals from the FDA, we may make modifications or add additional features in the future that we believe do not require approval of a PMA application or supplement or other regulatory submission. If the FDA disagrees with our determination and requires us to seek new marketing authorizations for the modifications for which we have concluded that new marketing authorizations are unnecessary, we may be required to cease marketing and/or to recall the modified product until we obtain such marketing authorization, and we may be subject to significant regulatory fines or penalties. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our business.
In addition, we are or may become subject to new laws, regulations, and industry standards concerning medical devices proposed and enacted in various foreign jurisdictions. The EU regulatory landscape concerning in vitro devices ( “IVDs”) has evolved and continues to undergo legislative change. On May 26, 2022, the EU Regulation 2017/746 on in vitro diagnostic medical devices (the “EU IVDR”) entered into force, which repealed and replaced the EU Directive 98/79/EC on in vitro diagnostic medical devices (the “EU IVDD”). Subject to the transitional provisions (i.e., a tiered system extending the grace period for many devices, depending on their risk classification, before they have to be fully compliant with the EU IVDR) and in order to sell our products in the EU Member States, our products must comply with the general safety and performance requirements of the EU IVDR. Compliance with these requirements is a prerequisite to be able to affix the CE mark to our products under the EU IVDR, without which they cannot be sold or marketed in the EU. All in vitro diagnostic medical devices placed on the market in the EU must meet the general safety and performance requirements laid down in Annex I to the EU IVDR, including the requirement that a medical device must be designed and manufactured in such a way that, during normal conditions of use, it is suitable for its intended purpose. Medical devices must be safe and effective and must not compromise the clinical condition or safety of patients, or the safety and health of users and—where applicable—other persons, provided that any risks which may be associated with their use constitute acceptable risks when weighed against the benefits to the patient and are compatible with a high level of protection of health and safety, taking into account the generally acknowledged state of the art. To demonstrate compliance with the general safety and performance requirements, manufacturers must undergo a conformity assessment procedure, which varies according to the type of in vitro diagnostic medical device and its (risk) classification. For most in vitro diagnostic medical devices (other than certain lowest-risk class A devices), a conformity assessment procedure requires the intervention of a notified body. The notified body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. If satisfied that the relevant product conforms to the relevant general safety and performance requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own EU declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EU.
If we fail to comply with applicable laws and regulations, we would be unable to affix the CE mark to our products, which would prevent us from selling them within the EU. The aforementioned EU rules are generally applicable in the EEA (which consists of the 27 EU Member States plus Iceland, Norway and Liechtenstein). Türkiye has aligned its national regulations with the EU framework for medical devices, and similar CE-marking requirements apply in Türkiye. Non-compliance with the above requirements would also prevent us from selling our products in these countries.
Following Brexit, EU laws such as the EU IVDR do not apply directly in Great Britain, however under the terms of the Windsor Framework (which amends and replaces aspects of the Protocol on Ireland/Northern Ireland), the EU IVDR does apply in Northern Ireland. Consequently, there are currently different regulations in place in Great Britain as compared to both Northern Ireland and the EU, respectively. Ongoing compliance with both sets of regulatory requirements may result in increased costs for our business.
Furthermore, on December 16, 2024, the U.K. government signed into law an amendment to the U.K. MDR, the Medical Devices (Post-market Surveillance Requirements) (Amendment) (Great Britain) Regulations 2024, to clarify and strengthen the post-market surveillance requirements for medical devices (including IVDs) in Great Britain. This amendment came into force on June 16, 2025. In addition, the Medicines and Healthcare products Regulatory Agency (“MHRA”) (the U.K. medicines and medical devices regulator) launched a consultation from November 14, 2024 to January 5, 2025 on proposed changes to the pre-market requirements for medical devices in Great Britain. The MHRA has stated that it will incorporate feedback from this consultation into new U.K. legislation on pre-market requirements for medical devices in Great Britain. This new legislation is expected to come into force in 2026. Under the U.K. MDR, in order to be lawfully placed on the Great Britain market, Class A (non-sterile) IVDs need to be United Kingdom Conformity Assessment (“UKCA”) certified by a UK approved body. However, certain IVDs in compliance with either the EU IVDD or EU IVDR (and that hold valid CE certificates) can continue to be placed on the Great Britain market until the sooner of certificate expiration or June 30, 2030. One of the key areas in the pre-market consultation was to obtain feedback on whether to remove the requirement for a medical device and its labelling (i.e. packaging and instructions for use) in Great Britain to bear a physical UKCA mark. Instead of requiring a medical device and its labelling to bear a UKCA mark, manufacturers would be required to assign a unique design identification (“UDI”) to medical devices before they are placed on the Great Britain market. If this change is implemented, we may no longer be required to affix the physical UKCA mark to our devices, but we may need to assign and affix a UDI. Understanding and ensuring compliance with any new requirements is likely to lead to further complexity and increased costs to our business.
It is currently unclear to what extent the U.K. government will seek to align new U.K. legislation on pre-market requirements for medical devices in Great Britain with the EU. The EU laws that have been transposed into U.K. law through secondary legislation remain applicable in Great Britain, however the full extent of the new U.K. legislation on pre-market requirements for medical devices in Great Britain remains uncertain and may cause additional cost to our business.
The FDA, other regulators or notified bodies can delay, limit, or deny clearance, approval, or certification of a product for many reasons, including but not limited to the following:
•	disagreement with the design, implementation, or results of, or interpretation of the data from, our clinical studies;
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determination that our product has not been shown to be safe and effective or substantially equivalent to a predicate device, or has other characteristics that preclude us from obtaining marketing authorization or certification, or prevent or limit its commercial use (for example, a narrowed indication for use claim);

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the population studied in the clinical program may not be sufficiently broad, generalizable, or representative of the intended target population of our product to assure effectiveness and safety in the population for which we seek approval, clearance, or certification;

•	disagreement with our interpretation of data from clinical studies or may fail to accept data from clinical studies (or clinical sites), including if we fail to establish the integrity of our data;

•	determination that our clinical studies otherwise fail to comply with applicable regulations, including GCP requirements;
•	serious or unexpected adverse effects or other performance issues are identified with our existing or future products;
•	determination that our manufacturing or quality system fails to comply with applicable regulations or otherwise fails to meet the standards necessary to support approval or certification; and
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the approval (or certification) policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval or certification.

There can be no assurance that our existing or future products for which we may seek clearance, approval, or certification will be approved, cleared, or certified by the FDA, a comparable foreign regulatory authority or a notified body on a timely basis, if at all. If our products or future products receive clearance, approval, or certification but there is uncertainty about such products among providers or payers, reimbursement may be adversely affected and we may not be able to sell our products. Compliance with FDA or comparable foreign regulations will require substantial costs, and subject us to heightened scrutiny by regulators and substantial penalties for failure to comply with such requirements or the inability to market our products, if and when cleared, approved, or certified. The lengthy and unpredictable clearance, approval, and certification processes, as well as the unpredictability of the results of our clinical studies, may result in our failing to obtain regulatory clearance, approval, or certification to market our products, which would significantly harm our business, results of operations, reputation, and prospects.
Delays in receipt of, or failure to obtain, required FDA clearances or approvals or approvals required in other jurisdictions for our products in development, or improvements to or expanded indications for our current offerings, could materially delay or prevent us from commercializing or otherwise adversely impact future product commercialization.
Unless otherwise exempted or subject to enforcement discretion, medical devices, which include in vitro diagnostic tests, must receive either FDA regulatory approval or clearance before being marketed in the U.S. Our product and our products in development will be regulated by the FDA as medical devices and we may develop new tests that are deemed medical devices and require FDA clearance or approval.
The FDA determines whether a medical device will require either regulatory approval or clearance based on statutory criteria that include the risk associated with the device and whether the device is similar to an existing, legally marketed product. The process to obtain either regulatory approval or clearance is costly, time-consuming, and uncertain. The regulatory approval process is generally more challenging than the clearance process. Even if we design a product that we expect to be eligible for the regulatory clearance process, the FDA may require that the product undergo the regulatory approval process. There can be no assurance that the FDA will ever permit us to market any new product that we develop. Even if regulatory approval or clearance is granted, such clearance or approval may include significant limitations on indicated uses, which could materially and adversely affect the prospects of any new medical device. Further, any post-market obligations such as post-approval studies, labeling changes, or enhanced reporting requirements could increase our costs and limit commercial uptake.
FDA regulatory approval or clearance is also required for certain enhancements we may make to any of our future FDA-approved or -cleared tests. FDA approval or clearance may also be required to make changes to the processes, equipment, reagents, and other consumables used in connection with any such future FDA-approved or -cleared test. FDA may further disagree with our assessment that certain modifications made to any of our future FDA-approved or -cleared tests do not require a new clearance or approval, and could require us to cease marketing the affected product until appropriate submissions are cleared or approved. Further, we may in the future develop and launch laboratory developed tests (“LDTs”) and subsequently seek FDA clearance or approval of IVD versions of such LDTs. In 2024, the FDA finalized a regulation pursuant to which LDTs would be subject to the FDA’s medical device requirements through a phase-out of its historical policy of enforcement discretion over LDTs over a period of four years (the “LDT Final Rule”). On March 31, 2025, the U.S. District Court for the Eastern District of Texas vacated the LDT Final Rule, reasoning that LDTs are not medical devices subject to the FDCA, and remanded the matter to the FDA for further consideration. This district court ruling was not appealed, and the FDA’s final rule will no longer be implemented or enforced by the agency.
It remains uncertain what impact this ruling may have on the FDA’s authority to review marketing applications for LDTs or to take enforcement action against tests marketed as LDTs. If the FDA imposes new or different requirements for marketing applications of LDTs to be reviewable in light of the District Court’s decision, LDT manufacturers seeking FDA review may be required to establish that the test is a medical device subject to the FDCA, which could involve significant modification to test configurations, processes, or operations. If we could not ultimately obtain marketing authorization for our SimpleScreen Lung test or other tests where required or appropriate, our business would be substantially harmed. It is possible that the District Court’s decision may limit the FDA’s authority to review or approve tests that are in the process of pursuing marketing authorization, or that we may need to perform additional activities to support FDA review of our products as a result of this ruling.
For an in-vitro diagnostic device to be placed on the EU market, a CE mark (Conformité Européenne) demonstrating compliance with the EU IVDR is required. While Class A, non-sterile devices can be self-certified, all other devices require conformity assessment by an independent notified body. There is no certainty regarding the final EU IVDR approval. The transition from the previous EU IVDD to the EU IVDR continues to present regulatory, operational, and financial challenges, including potential delays in obtaining notified body certification and increased compliance costs.
Delays in receipt of, or failure to obtain, clearances or approvals could materially delay or prevent us from commercializing our products or result in substantial additional costs that could decrease our profitability. In addition, even if we receive FDA clearance or approval for a new or enhanced product, the FDA may condition, withdraw, or materially modify its clearance or approval.
Changes in funding for, or disruptions caused by global health concerns impacting, the FDA and other government agencies or notified bodies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new medical device products from being developed, authorized or commercialized in a timely manner, which could negatively impact our business.
The ability of the FDA, foreign regulatory authorities and notified bodies to review and authorize the sale or certify new products can be affected by a variety of factors, including government budget and funding levels; its ability to hire and retain key personnel and accept the payment of user fees; statutory, regulatory, and policy changes; and other events that may otherwise affect the FDA’s foreign regulatory authorities’ and notified bodies’ ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA, other agencies and notified bodies may also slow the time necessary for new devices, including in vitro diagnostics to be reviewed and/or authorized or certified for marketing by necessary government agencies or notified bodies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
In the EU, notified bodies must be officially designated to certify in-vitro diagnostic devices in accordance with the EU IVDR. Only a small number of notified bodies have been designated to date and, therefore, they are facing a heavy workload and their review times have lengthened. This situation could impact the timelines for gaining the required certification under the EU IVDR to sell our future products in the EU and the way we are conducting, or intend to conduct, our business in the EU and the EEA (which consists of the 27 EU member states plus Iceland, Norway and Liechtenstein).
Clinical development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results. In addition, regulatory authorities may require more extensive clinical evidence than we anticipate, and the standards for clinical data adequacy can evolve over time.
Our ongoing research and development and clinical study activities are subject to extensive regulation and review by numerous governmental authorities both in the U.S. and abroad; as well as by notified bodies in some foreign jurisdictions. Obtaining the requisite regulatory approvals to commercialize any of our product candidates will require the completion of certain clinical development activities that demonstrate the performance and safety of our product candidates. For example, we received FDA approval for our SimpleScreen CRC v1 test in July 2026 for adults 45 and older who are at average risk for the disease, following the submission of our PMA and our response to a major deficiency letter from the FDA. While we have obtained FDA approval for SimpleScreen CRC v1, there can be no assurance that we will be able to obtain regulatory approval for future versions of SimpleScreen CRC or for any of our other product candidates in a timely fashion, if at all.
Clinical testing is difficult to design and implement, can take many years, can be expensive and carries uncertain outcomes. The results of nonclinical and clinical studies of our products conducted to date, and ongoing or future studies of our current, planned or future products may not be predictive of the results of later clinical studies, and interim results of a clinical study do not necessarily predict final results. The data and results from our clinical studies do not ensure that we will achieve similar results in future clinical studies. Failure can occur at any stage of clinical testing. Clinical studies may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and nonclinical testing in addition to those we have planned before we are able to seek marketing authorizations or certifications for our products or product candidates.
We may experience delays in our clinical studies for a number of reasons, which could adversely affect the costs, timing or successful completion of such clinical studies. Patient enrollment in clinical studies and completion of patient follow up depend on many factors, including the size of the patient population, the nature of the study protocol, the proximity of patients to clinical sites, the eligibility criteria for the clinical study, patient compliance, competing clinical studies and clinicians’ and patients’ perceptions as to the potential advantages of the product being studied in relation to other available products. In addition, patients participating in our clinical studies may drop out before completion of the study or experience adverse medical events unrelated to our products. Delays in patient enrollment or failure of patients to continue to participate in a clinical study may delay commencement or completion of the clinical study, cause an increase in the costs of the clinical study, or result in the failure of the clinical study.
Each of these outcomes would harm our ability to market our tests, generate revenue or achieve sustained profitability.
If the third parties on which we rely for the conduct of our clinical trials and results do not perform our clinical trial activities in accordance with good clinical practices and related regulatory requirements, we may be unable to obtain regulatory clearance or approval for our product candidates or commercialize our products.
In addition, we may find it necessary to engage CROs to perform data collection and analysis and other aspects of our clinical studies, which might increase the cost and complexity of our studies. We may also depend on clinical investigators, medical institutions and contract research organizations to perform the studies, and would control only certain aspects of their activities. We would be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on third parties would not relieve us of our regulatory responsibilities. We and our third-party contractors are required to comply with GCPs which are regulations and guidelines enforced by the FDA, European Medicines Agency (“EMA”) and comparable regulations enforced by foreign regulatory authorities for products in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of study sponsors, principal investigators and study sites. If we or any third-party contractor fails to comply with applicable GCPs, the clinical data generated in clinical studies may be deemed unreliable and the FDA or comparable foreign regulatory authorities or notified bodies may require us to perform additional clinical studies before clearing or approving our marketing applications or certifying our products. In some cases, FDA may refuse to accept data from a non-compliant clinical site entirely, which could invalidate previously completed work or significantly reduce the statistical power of a study. A failure to comply with these regulations may require us to repeat clinical studies, which would delay the regulatory clearance, approval or certification process.
If there are delays in testing or clearances, approvals or certifications as a result of the failure to perform by third parties, our research and development costs would increase, and we may not be able to obtain regulatory clearance, approval, or certification for our tests. In addition, we may not be able to establish or maintain relationships with these parties on favorable terms, if at all. Each of these outcomes would harm our ability to market our tests, generate revenue or achieve sustained profitability.
Interim, “topline” and preliminary data from our clinical studies that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose preliminary or topline data from our preclinical studies or clinical studies, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data at the time of disclosure. As a result, the topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. In some instances, additional statistical analyses or regulatory feedback may require re-analysis of data sets or exclusion of data previously considered valid. As a result, topline data should be viewed with caution until the final data are available.
From time to time, we may also disclose interim data from our preclinical and clinical studies. Interim data from clinical studies that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary, topline or interim data and final data could significantly harm our business prospects. Further, disclosure of such data by us or by our competitors could result in volatility in the price of our common stock.
Further, others, including regulatory agencies, such as the FDA, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular clinical study is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business.
If the interim, topline, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain clearance or approval for and commercialize our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.
Our current products and, if cleared or approved, future products may fail to achieve the degree of market acceptance necessary for commercial success.
The commercial success of our current products and any of our future products will depend on the degree of market acceptance by consumers, including self-insured employers, health systems, healthcare providers, life insurance companies, patients, and, over the longer-term, third-party payers. The degree of market acceptance of our products will depend on a number of factors, including:
•	the performance, validation, and clinical utility of such products as demonstrated in clinical studies, from real-world use, and published in peer-reviewed journals;
•	our ability to demonstrate the clinical validation and utility of our products and their potential advantages to the medical community;
•	the ability of our products to demonstrate comparable or non-inferior performance in real-world intended use populations as in clinical studies;
•	the willingness of consumers, including self-insured employers, health systems, healthcare providers, life insurance companies, patients, and others in the medical community to utilize our products;
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the willingness of commercial third-party payers and government payers to cover and reimburse our products, the scope and amount of which will affect an individual’s or entity’s willingness or ability to pay for our products and likely heavily influence healthcare providers’ decisions to recommend our products;

•	willingness of providers, patients, and others to learn about our products, and establish a sense of understanding and confidence in the use of our products;
•	the concern that products could lead to unnecessary medical screening procedures or a high false positive rate and the associated costs of unnecessary workups resulting from false positives;
•	the belief of providers, patients, and others that the use of our products in its intended use population is clinically appropriate, and not restricting its use to a narrower intended population;
•	the introduction or market acceptance of future third-party products, including the expansion of the capabilities of existing products and tests that are reimbursed;
•	the ability of our partners and our employees and contractors to ensure the safety and privacy of our patient data;

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publicity (adverse or positive) concerning our products or operations (including third-party partners, patient-facing service providers, vendors, or suppliers) or future third-party products, including adverse publicity resulting from the use of our products or offerings by third parties, including partners;

•	our ability to fulfill test orders in a timely manner; and
•	the strength of our marketing and distribution support and patient-facing service providers.
The failure of our products, once introduced, to be listed in physician guidelines or of our studies to produce favorable and consistent results or to be published in peer-reviewed journals could limit the adoption of our products. In addition, healthcare providers and third-party payers, including the Centers for Medicare and Medicaid Services (“CMS”), may rely on physician guidelines issued by industry groups, medical societies, and other key organizations, such as the U.S. Preventive Services Task Force (“USPSTF”), an independent, volunteer panel of experts in the field of prevention, evidence-based medicine and primary care, before utilizing or reimbursing the cost of any diagnostic or screening test.
Further, if our products or the technology underlying them do not receive sufficient favorable exposure in peer-reviewed publications, the rate of physician and market acceptance of our products and positive reimbursement coverage decisions for our products could be negatively affected. The publication of clinical data in peer-reviewed journals is a crucial step in commercializing and helping obtain reimbursement for products, and our inability to control when, if ever, results are published, if positive, may delay or limit our ability to derive sufficient revenues from any product that is developed using data from a clinical study.
Failure to achieve broad market acceptance of our products would materially harm our business, financial condition, and results of operations.
In 2024, the FDA finalized a regulation that has been successfully challenged in federal court, pursuant to which the FDA planned to subject LDTs to medical device requirements through a phase-out of its historical policy of enforcement discretion over LDTs over a period of four years. A federal court recently vacated the rule, and the FDA has rescinded the rule.
Our future products may be marketed as LDTs and we may seek to commercialize certain of our products in development as LDTs. LDTs are clinical laboratory tests that are developed and validated by a laboratory for its own use. The FDA historically has taken the position that it has the authority to regulate such tests as medical devices under the FDCA but until recently has for the most part exercised enforcement discretion and has not required clearance, de novo classification, or approval of LDTs prior to marketing.
In May 2024, the FDA issued a final rule which amended the FDA’s regulations to make explicit that LDTs are devices under the FDCA (the “LDT Rule”). Along with the LDT Rule, the FDA finalized a policy to phase out its enforcement discretion policy over a period of four years from issuance of the final rule. However, on March 31, 2025, the U.S. District Court for the Eastern District of Texas vacated the LDT Rule, reasoning that LDTs are not medical devices, and remanded the matter to the FDA for further consideration. The decision was not appealed, and in September 2025, the FDA rescinded the LDT Rule.
The FDA may assert that we are improperly marketing our future tests as LDTs and may assert we do not comply with applicable medical device requirements, and in such cases may take enforcement action against us and/or require us to seek premarket review and obtain marketing authorizations, which may require that we cease marketing any future LDT products until such marketing authorizations are obtained or the relevant applications are submitted. There can be no assurance that we will be able to obtain any required marketing authorization for our tests or that any labeling claims will be consistent with the claims we have made or intend to make for such products when launched as LDTs, or that such claims would be adequate to support continued adoption of and reimbursement for our products. In the event we are required to seek FDA marketing authorization for any current or planned products, the FDA may request that we provide additional analyses and information beyond that which we intend to produce based on the designs of our current and planned clinical studies, or that we modify or narrow our intended use or product claims. It is possible that the FDA, among other things, could disagree with our interpretation of data we have relied on to support our LDT launches for our intended uses. If we are required to provide additional analyses or additional data or perform additional clinical studies beyond those we currently contemplate to support the intended uses of our products or future products, our planned commercial launches may be delayed and we may be required to cease commercialization of any products marketed as LDTs. A delay in the launch of our products or new versions of existing products, or significantly narrowing their intended uses, could negatively impact our financial condition and results of operations.

In addition, Congress has, for over the past decade, considered a number of proposals, which if enacted, would subject LDTs to additional regulatory requirements. For example, in recent years, Congress has worked on legislation to create a novel regulatory framework governing a new category of FDA-regulated products, referred to as in vitro clinical tests (“IVCTs”), which would govern LDTs and would be separate and distinct from the existing medical device regulatory framework. For example, most recently, in March 2023, the Verifying Accurate Leading-edge IVCT Development Act of 2023 (the “VALID Act”) was introduced. The bill would have established a risk-based approach to imposing requirements related to premarket review, quality systems, and labeling requirements on all IVCTs, including LDTs, but would grandfather certain LDTs marketed before the effective date of the bill and exempt them from certain requirements. It is unclear whether legislative proposals such as the VALID Act (including any proposals that would, in contrast, reduce FDA oversight of LDTs) will be introduced or passed by Congress or signed into law by the President. Depending on the approach adopted under any potential legislation or regulation, certain LDTs (likely those of higher risk) may be required to undergo some form of premarket review, potentially with a transition period for compliance and a grandfathering provision. Any such legislation could substantially alter our commercial offering and marketing of LDTs and negatively impact our financial condition and results of operations. Additionally, as a result of the District Court decision the regulatory environment around LDTs could be significantly relaxed, which could increase competition and reduce the effectiveness of our regulatory and reimbursement strategy.
If the FDA does not have authority to regulate LDTs as medical devices, there could be significant impacts to us and our industry, and our ability to compete could be impaired.
We invested significantly in pursuing a PMA for our SimpleScreen CRC test, including conducting our “Prevention of Colorectal Cancer Through Multiomics Blood Testing” (“PREEMPT CRC”) trial to support our PMA. We received PMA approval for our SimpleScreen CRC test in July 2026 for adults 45 and older who are at average risk for the disease, which we believe bolsters our position in the CRC screening market, and may increase or accelerate provider and patient adoption, commercial and government reimbursement and coverage, and international opportunities. In the event the FDA is not able to exercise its medical device authority with respect to LDTs, our competitors or potential competitors in the CRC screening market may face less stringent regulatory requirements to enter the market or to continue to market their tests and we may face increased competition in our industry, and adapting to the new regulatory and competitive environment could be difficult, costly and time-consuming. If we are not able to adapt to the changed regulatory environment and increased competition, our business and prospects could be materially impacted.
Obtaining and maintaining regulatory authorization of our products in one jurisdiction does not mean that we will be successful in obtaining regulatory authorization of our products in other jurisdictions.
Obtaining and maintaining regulatory authorization or certification of products in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory authorization or certification in any other jurisdiction, but a failure or delay in obtaining regulatory authorization or certification in one jurisdiction may have a negative effect on the regulatory authorization or certification process in others. For example, even if the FDA or a comparable foreign regulatory authority grants clearance or approval for our products, comparable regulatory authorities or notified bodies in foreign jurisdictions may also need to authorize or certify the products in those countries. Premarket authorization and certification processes vary among jurisdictions and can involve requirements and administrative review periods different from those in the U.S., including additional clinical studies, because clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities or notified bodies in other jurisdictions or the data may not be considered applicable to the jurisdiction’s intended patient population based on demographic, medical practice, genetic, or other differences. In some cases, the price that we intend to charge for our products may also be subject to approval.
Obtaining foreign regulatory authorization or certification and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in other jurisdictions, or we fail to receive necessary or desirable marketing authorizations or certification in other jurisdictions, our target market will be reduced and our ability to realize the full market potential of our products will be harmed.
Even if we receive regulatory authorization or certification of our products, we will continue to be subject to extensive regulatory oversight.
Medical devices are subject to extensive regulation by the FDA in the U.S. and comparable regulatory agencies in other territories where we do business. Now that SimpleScreen CRC v1 has received FDA approval, and if any of our other products are cleared or approved by the FDA or other comparable foreign regulatory agencies or certified by notified bodies in foreign jurisdictions, we will be required to timely file various reports. If these reports are not filed timely, regulators may impose sanctions and sales of our products may suffer, and we may be subject to product liability or regulatory enforcement actions, all of which could harm our business. In addition, as a condition of approving a PMA, the FDA may also require some form of post-approval study or post-market surveillance, whereby the applicant conducts a follow-up study or follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional safety and effectiveness data for the device. The product labeling must be updated and submitted in a PMA supplement as results, including any adverse event data from the post-approval study, become available. Failure to conduct or timely complete post-approval studies in compliance with applicable regulations, update the product labeling, or comply with other post-approval requirements could result in withdrawal of approval of the PMA, which would harm our business and revenue.
The FDA and the FTC also regulate the advertising and promotion of medical devices to ensure that their promotional claims made are consistent with the applicable marketing authorizations, that there are adequate and reasonable data to substantiate the claims, and that the promotional labeling and advertising is neither false nor misleading in any respect. If the FDA or FTC determines that any of our promotional claims are false, misleading, not substantiated or not permissible, we may be subject to enforcement actions and we may be required to revise our promotional claims and make other corrections or restitutions. Similar requirements apply in foreign jurisdictions.
The FDA, state and foreign authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory agencies, which may include any of the following sanctions:
•	adverse publicity, warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;
•	repair, replacement, refunds, recalls, termination of distribution, administrative detention or seizures of our products;
•	operating restrictions, partial suspension or total shutdown of production;
•	customer notifications or repair, replacement or refunds;
•	refusing our requests for clearances or approvals of new products, new intended uses or modifications to existing products;
•	withdrawals of current clearances, approvals or certifications, resulting in prohibitions on sales of our products;
•	refusal to issue certificates needed to export products for sale in other countries; and
•	criminal prosecution.
Any of these sanctions could also result in higher than anticipated costs or lower than anticipated sales of our products and have a material adverse effect on our reputation, business, results of operations and financial condition.
In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our current or future products under development. For example, on February 23, 2022, the FDA issued a proposed rule to amend the Quality Management System Regulation (“QMSR”) which establishes current good manufacturing practice requirements for medical device manufacturers, to align more closely with the International Organization for Standardization (“ISO”) standards. This proposal was finalized by a final rule issued on January 31, 2024, and the requirements of this new Quality Management System Regulation became effective February 2, 2026.
In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any product candidates or make it more difficult to obtain marketing authorizations for, manufacture, market or distribute any product candidate we are developing. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to seeking marketing authorization, changes to manufacturing methods recalls, replacement or discontinuance of our products or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay marketing authorization of any product candidates we develop. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability.
The EU regulatory landscape concerning medical devices (including in vitro diagnostic medical devices) has evolved in recent years. On April 5, 2017 the EU IVDR was adopted to establish a modernized and more robust EU legislative framework, with the aim of ensuring better protection of public health and patient safety. Unlike directives, the EU IVDR does not need to be transposed into national law and therefore reduces the risk of discrepancies in interpretation across the different EU markets.
The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.
Any marketing authorization or certification we may receive or obtain for our products by the FDA, comparable foreign regulatory authorities, or notified bodies will include specified indications for use and approved (or certified) labeling. Upon receipt of FDA authorization, or certification, we will continue to train our marketing personnel and direct sales force to not promote our authorized (or certified) tests for uses outside of FDA-authorized (or certified) indications for use, known as “off-label uses.” However, we are reliant on physicians and other providers to accurately provide information about our products to patients, including purposes, limitations, risks benefits, and interpretation of results, and we cannot, prevent a provider from using our products off-label, when in the provider’s independent professional medical judgment he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our products off-label, which could harm our reputation in the marketplace among physicians and patients.
If, after FDA authorization or certification, the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.
In addition, physicians may misuse our products if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.
If our product, or any future products, if approved, result in direct or indirect participant or patient harm or injury, or otherwise involve errors that give rise to legal or regulatory exposure, we could be subject to significant reputational and liability risks.
Our success will depend on the market’s confidence that our tests and test candidates can provide reliable, high-quality results. We believe that patients, customers, physicians, and regulators are likely to be sensitive to errors in the use of our tests or failure of our tests to perform as described, and there can be no guarantee that our tests will meet these expectations. A negative blood-based screening test does not rule out the presence of a particular disease.
Additionally, an individual undergoing unnecessary diagnostic tests on the basis of a false positive result or an erroneous result could expose us to reputational risks and potential liability. Similarly, an individual who receives a diagnosis shortly following a test result that did not detect the presence of a particular disease may create negative publicity about our tests or future tests, which would discourage adoption.
In addition to errors in test performance, our laboratory operations involve the risk of patient sample misidentification or mix-up, including circumstances in which one patient’s sample may be inadvertently associated with another patient’s identity, resulting in erroneous results. Such errors, whether arising from labeling, collection, handling, chain-of-custody failures, or information systems errors, could cause a patient to receive an incorrect screening result, delay appropriate diagnosis or treatment, or prompt unnecessary clinical intervention. A sample mix-up resulting in a false negative could prevent timely detection of a serious disease, while one resulting in a false positive could subject a patient to unnecessary and potentially harmful diagnostic follow-up. Either scenario could expose us to significant reputational harm, patient safety claims, and regulatory scrutiny, including potential enforcement action by CMS under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”) or by applicable state laboratory licensing authorities.
Performance failures could establish a negative perception of our products among physicians, patients, customers, and regulators, jeopardize our ability to successfully commercialize our products, impair our ability to obtain marketing authorizations or secure favorable coverage and reimbursement, or otherwise result in reputational harm or enforcement action or inquiry by a regulatory body. These risks may be more pronounced for certain applications of our blood-based screening tests or test candidates directly involved with the choice to use certain treatments in a particular case. In addition, we may be subject to legal claims arising from any errors in the use, manufacture, design, labeling, marketing, or performance of our products, including false positive or false negative results, or from patient sample misidentification or other laboratory handling errors that result in the delivery of incorrect results to patients or ordering physicians. If our products result in direct or indirect participant or patient harm or injury, we could be subject to significant reputational and liability risks, and our reputation, business, financial condition, results of operations, and growth prospects could be materially adversely affected.
Our “research use only” and “investigational use only” products could become subject to more onerous regulation by the FDA or other regulatory agencies in the future, which could increase our costs and delay our commercialization efforts, thereby materially and adversely affecting our business and results of operations.
In the U.S., some of our products are currently available for research use only (“RUO”) or for investigational use only (“IUO”) depending on the proposed application. We make our RUO and IUO products available to clinical sites enrolling participants in our registrational clinical studies. Because RUO and IUO products are not intended for use in clinical practice and cannot be advertised or promoted for clinical or diagnostic claims, they are exempt from many regulatory requirements otherwise applicable to medical devices. In particular, while the FDA regulations require that RUO products be labeled “For Research Use Only. Not for use in diagnostic procedures,” and that IUO products be labeled “For Investigational Use Only. The performance characteristics of this product have not been established,” such products are not subject to the FDA’s pre- and post-market controls for medical devices.
A significant change in the laws or policies governing RUO or IUO products or how they are enforced may require us to change our business model in order to maintain compliance. For instance, in November 2013 the FDA issued a guidance document entitled “Distribution of In Vitro Diagnostic Products Labeled for Research Use Only or Investigational Use Only,” or the RUO/IUO Guidance, which highlights the FDA’s interpretation that distribution of RUO or IUO products with any labeling, advertising or promotion that suggests that clinical laboratories can validate the test through their own procedures and subsequently offer it for clinical diagnostic use as an LDT is in conflict with the RUO or IUO status. The RUO/IUO Guidance further articulates the FDA’s position that any assistance offered in performing clinical validation or verification, or similar specialized technical support, to clinical laboratories, is in conflict with RUO or IUO status. If we engage in any activities that the FDA deems to be in conflict with the RUO or IUO status held by any of our products so labeled, we may be subject to immediate, severe and broad FDA enforcement action that would adversely affect our ability to continue operations. Accordingly, if the FDA finds that we are distributing our RUO or IUO products in a manner that is inconsistent with its RUO/IUO Guidance, we may be forced to stop distribution of our RUO/IUO tests until we are in compliance, which would reduce our revenue, increase our costs and adversely affect our business, and results of operations.
If we fail to comply with healthcare and other applicable laws and regulations, we could face substantial penalties and our business, reputation, and operations and financial condition could be adversely affected.
Our operations are subject to various U.S. federal and state fraud and abuse laws. In addition, the commercialization of our products outside the U.S. would also subject us to foreign equivalents of the healthcare laws described below, among other foreign laws. The laws that may, currently or in the future, impact our operations include:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering, or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item, or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation, and many courts have interpreted that statute as being violated if merely one purpose of any arrangement is to induce referrals or purchases. In 2018, Congress enacted the Eliminating Kickbacks in Recovery Act of 2018 (“EKRA”), which establishes an all-payer anti-kickback prohibition for, among other things, knowingly and willfully paying or offering any remuneration directly or indirectly to induce a referral of an individual to a clinical laboratory. Violations of EKRA may result in fines, imprisonment, or both, for each occurrence. The law includes a limited number of exceptions, some of which closely align with corresponding Anti-Kickback Statute exceptions and safe harbors, and others that materially differ. Currently, there is no regulation interpreting or implementing EKRA, nor any guidance released by a federal agency regarding the scope of EKRA. Based on the plain language of EKRA and recent case law, certain sales-based incentive sales representatives, or customers will not be subject to scrutiny or will withstand regulatory challenge under EKRA;
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the federal physician self-referral prohibition, commonly known as the Stark Law, which, in the absence of an applicable exception, prohibits a physician from making a referral for certain designated health services covered by the Medicare or Medicaid program, including clinical laboratory services, if the physician or an immediate family member of the physician has a financial relationship with the entity providing the designated health services. The Stark Law also prohibits the entity furnishing the designated health services from billing, presenting or causing to be presented a claim for the designated health services furnished pursuant to the prohibited referral;

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federal civil and criminal false claims laws, including the False Claims Act, which impose criminal and civil penalties, including through civil “qui tam” or “whistleblower” actions, against individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other third-party payers that are false or fraudulent. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute or Stark Law constitutes a false or fraudulent claim for purposes of the False Claims Act;

•
healthcare fraud and false statements laws, which prohibit, among other things, knowingly making a false statement to improperly avoid, decrease, or conceal an obligation to pay money to the federal government. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of these statutes or specific intent to violate them in order to have committed a violation;

•
the federal Civil Monetary Penalties Law, which, subject to certain exceptions, prohibits, among other things, the offer or transfer of remuneration, including waivers of copayments and deductible amounts (or any part thereof), to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program;

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the federal Physician Payment Sunshine Act, created under the ACA, and its implementing regulations, which require manufacturers of drugs, devices, biologicals, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to the U.S. Department of Health and Human Services under the Open Payments Program, information related to payments or other transfers of value made to physicians (as defined by statute), teaching hospitals, and other healthcare practitioners, as well as ownership and investment interests held by such physicians and their immediate family members;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and
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analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection, and unfair competition laws that may apply to our business practices, including, but not limited to, research, distribution, sales and marketing arrangement, as well as submitting claims involving healthcare items or services reimbursed by any third-party payer, including commercial insurers; state laws that require healthcare companies to comply with the medical device industry’s voluntary compliance guidelines, the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers, and other potential referral sources or state-specific standards on financial interactions with healthcare providers; state laws that require healthcare companies to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensation, and other remuneration and items of value provided to healthcare professionals and entities; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.
Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available and lack of clear guidance, it is possible that some of our business activities could, despite our efforts to comply, be subject to challenge under one or more of such laws. Efforts to ensure that our business arrangements will comply with applicable healthcare and other applicable laws may involve substantial costs. In the future, it is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or then-existing statutes, regulations, or case law interpreting applicable fraud and abuse or other healthcare or applicable laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal, and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.
If third-party payers, including commercial payers and government healthcare programs, do not provide coverage of, or adequate reimbursement for, our tests, our business and results of operations will be negatively affected.
Our revenue and commercial success depend on achieving coverage and reimbursement for our tests from payers, including both commercial and government payers. If payers do not provide coverage of, or do not provide adequate reimbursement for our tests, we may need to seek payment from the patient, which may adversely affect demand for our tests. Coverage determinations by a payer may depend on a number of factors, including but not limited to a payer’s determination that a test is appropriate, medically necessary or cost-effective. If we are unable to provide payers with sufficient evidence of the clinical utility and validity of our test, they may not provide coverage, may provide limited coverage or may terminate coverage, which will adversely affect our revenues and our financial condition. To the extent that more competitors enter our markets, the availability of coverage and the reimbursement rate for our tests may decrease as we encounter pricing pressure from our competitors.
Each payer makes its own decision as to whether to provide coverage for our tests, whether to enter into a contract with us and the reimbursement rate for a test. Negotiating with payers is time-consuming, and payers often insist on their standard form contracts. There is no guarantee that a payer will provide adequate coverage or reimbursement for our tests or that we can reach an agreement with the payer on reasonable terms without being subject to additional regulatory and compliance risks. In cases where there is no coverage, or we do not have a contracted rate for reimbursement with the payer, the patient is typically responsible for a greater share of the cost of the test, which may result in delay of revenue, increase collection costs or decrease the likelihood of collection.
Our claims for reimbursement may be denied and we may have to appeal such denials in order to get paid. Such appeals may not result in payment. Payers may perform audits of historically paid claims and attempt to recoup funds years after the funds were initially distributed if the payers believe the funds were paid in error or determine that our tests were medically unnecessary. If a payer’s audit of our claims results in a negative finding, and we are unable to reverse the finding through appeal, any subsequent recoupment could result in a material adverse effect on our revenue. Additionally, in some cases commercial payers for whom we are not a participating provider may elect at any time to review claims previously paid and determine the amount they paid was excessive. In these situations, the payer typically notifies us of its decision and then offsets the amount it determines to be overpaid against amounts it owes us on current claims. We do not have a mechanism to dispute these retroactive adjustments, and we cannot predict when, or how often, a payer might engage in these reviews.
When we contract with a payer as a participating provider, reimbursements by the payer are generally made pursuant to a negotiated fee schedule and are limited to only specifically covered indications or where prior approval has been obtained. Becoming a participating provider can result in higher reimbursement amounts for covered uses of our test and, potentially, no reimbursement for non-covered uses identified under the payer’s policies or the contract.

Medicare’s National Coverage Determination (“NCD”) for Next Generation Sequencing (“NGS”) first established in 2018 and subsequently updated in 2020 states that NGS tests are covered by Medicare nationally, when: (1) performed in a laboratory certified under the CLIA, (2) ordered by a treating physician, (3) the patient meets certain clinical and treatment criteria, including having recurrent, relapsed, refractory, metastatic, or advanced stages III or IV cancer, (4) the test is approved or cleared by the FDA as a companion in vitro diagnostic for an FDA approved or cleared indication for use in that patient’s cancer, and (5) results are provided to the treating physician for management of the patient using a report template to specify treatment options.
Some payers have implemented, or are in the process of implementing, laboratory benefit management programs, often using third-party benefit managers to manage these programs. The stated goals of these programs are to help improve the quality of outpatient laboratory services, support evidence-based guidelines for patient care and lower costs. The impact on laboratories, such as us, of active laboratory benefit management by third parties is unclear, and we expect that it would have a negative impact on our revenue in the short term. Payers may resist reimbursement for our tests in favor of less expensive tests, require pre-authorization for our tests, or impose additional pricing pressure on and substantial administrative burden for reimbursement for our tests. We expect to continue to focus substantial resources on increasing adoption of, and coverage and reimbursement for, our current tests and any future tests we may develop. We believe it may take several years to achieve broad coverage and adequate contracted reimbursement with a majority of payers for our tests. However, we cannot predict whether, under what circumstances, or at what price levels payers will cover and reimburse our tests. If we fail to establish and maintain broad adoption of, and coverage and reimbursement for, our tests, our ability to generate revenue could be harmed and our business and prospects could suffer.
The commercialization of our product and future products will depend heavily on payer coverage and reimbursement, and we may be unable to obtain or maintain adequate coverage or payment levels.
Reimbursement amounts and coverage decisions will heavily influence adoption and utilization of our product and future products. Payers may deny coverage, limit coverage to certain patient populations, require prior authorization, or reduce reimbursement levels. To secure favorable coverage decisions, we will need to generate sufficient clinical and economic evidence, which may be costly, time-consuming, or unsuccessful. Even where coverage is obtained, payment rates may be low, uncertain, or subject to frequent change.
One of the key elements of our strategy is to expand access to our tests by pursuing coverage and reimbursement from third-party payers, both private and government payers. If our products do not receive adequate coverage and reimbursement, if at all, from third-party payers, our ability to expand access to our products beyond our existing sales channels will be limited and our overall commercial success will be limited.
Coverage and reimbursement by third-party payers for early detection tests can be limited and uncertain. Healthcare providers may not order our products unless third-party payers cover and provide adequate reimbursement rates for a substantial portion of the price of our products. If we are not able to obtain adequate coverage and an acceptable level of reimbursement for our products from third-party payers, patients or other payers may be required to pay all or a substantial portion of the cost out-of-pocket, which could dissuade providers from ordering our tests and could reduce utilization and delay or reduce our collection of payment.
Even if our tests are covered by third-party payers, including commercial payers and government healthcare programs, those payers may modify coverage policies, billing rules, documentation requirements, prior authorization processes, utilization controls, or claims-processing practices at any time, often without advance notice. Such changes may delay or prevent payment for covered tests, increase administrative burdens, or require additional submissions or approvals. In addition, payers may withhold, delay, or deny payment for covered tests for administrative, technical, or compliance-related reasons, or may rely on third-party utilization management vendors or external review organizations whose determinations could further delay or reduce reimbursement. Resolving such payment delays or denials may require costly and time-consuming appeals or resubmissions, with uncertain outcomes.
Coverage determinations and reimbursement levels may be made on an indication-by-indication basis and may include restrictions based on population, ordering provider, frequency, or other criteria. In addition, even if we establish relationships with payers to provide our products at negotiated rates, such agreements would not obligate any healthcare providers to order our tests or guarantee that we would receive reimbursement at adequate levels.
Tests used in screening contexts may face incremental scrutiny from third-party payers given the potential downstream costs of follow-on diagnostic workups and the potential for false positives on an absolute basis when deployed at scale.

If we are unable to obtain or maintain adequate coverage and reimbursement, or if we experience material payment delays, denials, or increased administrative burdens, our ability to commercialize our future products, generate revenue, and achieve profitability may be materially impaired.
Traditional fee-for-service Medicare generally does not cover screening tests absent a statutory benefit, and if our future tests are treated as screening tests, our ability to obtain Medicare coverage and reimbursement may be limited, delayed, or require legislative or guideline changes.
Medicare is the single largest U.S. payer and a particularly important payer for many cancer-related laboratory services given the demographics of the Medicare population. Traditional fee-for-service Medicare generally does not cover screening tests, which are considered preventive services, that are performed in the absence of signs or symptoms of illness or injury, unless there is a statutory provision that explicitly authorizes coverage of the test.
CMS has authority to cover certain additional preventive services through an NCD process where the service is recommended with a grade of A or B by the USPSTF, among other criteria, and the USPSTF generally waits for regulatory authorization (e.g., FDA authorization) before it considers undertaking reviews of novel technology. Historically, evidence packages supporting USPSTF A/B recommendations have included long-term outcomes (including mortality) data, which may require extended follow-up and significant resources.
If our future tests are treated as screening tests under Medicare, fee-for-service Medicare coverage and reimbursement may be unavailable unless we pursue substantial additional measures (which may include obtaining a favorable USPSTF grade and seeking an NCD) or unless Congress enacts a statutory provision authorizing coverage of multi-cancer early detection or similar screening tests. Medicare coverage can also be changed by statute, but any legislative effort may be delayed, may not be enacted, or may be enacted in narrower or less favorable terms. Any such pathway could take several years, require significant investments and resources, and may ultimately be unsuccessful.
If we are unable to obtain Medicare coverage and reimbursement for screening uses, adoption and utilization of our future tests may be materially limited, our commercial strategy may be delayed or require modification, and our business, financial condition, and results of operations could be adversely affected.
See the section entitled “Business—Payer Coverage and Reimbursement” for additional information.
Our product and future products may not receive favorable payment determinations under Medicare, and changes in Medicare payment methodologies, including under the federal law PAMA, could reduce the reimbursement amounts for our tests.
Medicare coverage, coding, and payment will be essential to our commercial strategy. Payment amounts for diagnostic tests under the Clinical Laboratory Fee Schedule (“CLFS”) may be negatively affected by changes in methodology, including future rulemaking or legislative reform affecting the Protecting Access to Medicare Act of 2014 (“PAMA”). As described in the section entitled “Business—Payer Coverage and Reimbursement—Government Payers—Medicare Coverage and CLFS Payment,” PAMA requires certain laboratories to report private-payer rates that CMS uses to establish CLFS payment rates; Congress has repeatedly delayed reporting cycles and temporary payment caps. Future changes to PAMA or CMS implementation of updated median rates following the 2026 reporting period could materially affect reimbursement for our tests. If Medicare payment rates for our future tests are insufficient, our revenue, margins, and commercial viability could be materially harmed.
We may be unable to obtain the coding necessary to secure appropriate payment for our future tests, and coding changes may adversely affect reimbursement.
As described in the section entitled “Business—Payer Coverage and Reimbursement—Government Payers— Coding and the MolDx Program,” coding, including Current Procedural Terminology (“CPT”) codes and Z-Codes issued through the MolDx program, plays a significant role in how payers adjudicate claims. We may be unable to obtain unique CPT codes or Z-Codes, or payers may determine that our tests should be billed under less favorable miscellaneous or existing codes. Coding assignments may also change over time, which could reduce payment levels or delay claims adjudication. Any of these outcomes could materially adversely affect our commercialization strategy and financial results.
Commercial payer contracting is complex and uncertain, and failure to secure contracted status with key payers could limit adoption of our tests.
Commercial payers may determine not to contract with us, may impose restrictive terms, or may reimburse us only as a non-participating provider at significantly lower rates. As described in the section entitled “Business—Payer

Coverage and Reimbursement—Commercial Payers,” contracted status often improves payment levels but may exclude non-covered or investigational uses of our tests. If we fail to obtain and maintain favorable commercial payer contracts, adoption of our future tests may be limited, reimbursement for out-of-network services may be insufficient, and our business and prospects could be adversely affected. Even if commercial payers contract with us, they may still deny payment or change requirements for payment at any time without notice which may require us to appeal claims which could be costly and time consuming and unsuccessful. Furthermore commercial payers may break contracts and withhold payment at any time and for any reason and threaten the company with legal action should we demand fulfillment of the contract. We may not have sufficient time or resources for protracted legal disputes with payers.
Evolving federal and state laboratory regulations, including the CLIA and state licensure requirements, may impose significant costs or delay commercialization of our future tests.
We are required to hold certain federal, state and local licenses, certifications and permits to conduct our business. CMS regulates all non-research laboratory testing performed on humans in the U.S. through the CLIA. In total, CLIA covers approximately 260,000 laboratory entities. The Division of Clinical Laboratory Improvement & Quality, within the Quality, Safety & Oversight Group, under the Center for Clinical Standards and Quality (“CCSQ”), has the responsibility for implementing the CLIA program. Under CLIA, we are required to hold a certificate applicable to the type of laboratory tests we perform and to comply with standards applicable to our operations, including test processes, personnel, facilities administration, equipment maintenance, recordkeeping, quality systems and proficiency testing, which are intended to ensure, among other things, that clinical laboratory testing services are accurate, reliable and timely.
We maintain CLIA certification for our Brisbane, California laboratory that allows us to perform high complexity testing.
A laboratory that is certified as “high complexity” under CLIA may develop, manufacture, validate and use proprietary tests referred to as LDTs. CLIA requires analytical validation including accuracy, precision, specificity, sensitivity and establishment of a reference range for any LDT used in clinical testing. The regulatory and compliance standards applicable to the testing we perform may change over time, and any such changes could have a material effect on our business. In addition, CLIA allows states to impose additional laboratory licensure requirements, some of which apply to out-of-state laboratories performing testing for residents of those states. Penalties for non-compliance with CLIA requirements include a range of enforcement actions, including suspension, limitation or revocation of the laboratory’s CLIA certificate, as well as directed plan of correction, state on-site monitoring, civil monetary penalties, civil injunctive suit or criminal penalties.
If we were to lose our CLIA certification, whether as a result of a revocation, suspension or limitation, we would no longer be able to offer our tests, which would limit our revenues and seriously harm our business. If we were to lose, or fail to obtain, a license in any other state where we are required to hold a license, we would not be able to test specimens from those states, which also could limit our revenues and seriously harm our business.
As described in the section entitled “Business—Clinical Laboratory Framework—Federal and State Laboratory Licensing Requirements,” our failure to maintain required certifications or licenses could require us to redirect testing, suspend test availability in affected jurisdictions, or delay commercialization. Changes to CLIA or state laboratory laws could also impose additional requirements or create uncertainty around the regulatory treatment of multi-omics tests. These developments could increase our costs, delay commercial launch, or materially limit our ability to offer testing services.
We are subject to extensive federal and state fraud and abuse laws, and failure to comply with these laws could result in significant penalties or impair our ability to commercialize our future products.
As described in the section entitled, “Business—Federal and State Fraud and Abuse Laws,” we are or may be subject to numerous federal and state laws governing financial relationships with healthcare providers, laboratories, and referral sources, including the Anti-Kickback Statute (“AKS”), Eliminating Kickbacks in Recovery Act (“EKRA”), Stark Law, and the False Claims Act (“FCA”). These laws are complex, broadly interpreted, and subject to evolving enforcement priorities. Any actual or alleged failure to comply could result in substantial civil, criminal, and administrative penalties, corporate integrity agreements, exclusion from government healthcare programs, reputational harm, and significant business disruption. Even arrangements that are common industry practice carry inherent compliance risk. Investigations or enforcement actions, regardless of outcome, could materially harm our business, financial condition, and results of operations.

Failure to comply with HIPAA, state privacy laws, or international data protection requirements could expose us to liability and disrupt our operations.
As described in the section entitled, “Business—Privacy and Security Regulations,” we are or will be subject to HIPAA, state privacy laws such as the CCPA, and potentially the GDPR and other international privacy frameworks as we expand globally. These laws impose obligations related to the use, disclosure, security, and breach reporting of personal information. Non-compliance may result in civil monetary penalties, regulatory investigations, litigation, contractual liability, and reputational harm. Evolving legal requirements may increase our compliance burden and require modifications to our processes, systems, and data governance practices.
Changes in healthcare policy, including future healthcare reform measures, could adversely affect our business.
As described in the section entitled, “Business—U.S. Healthcare Reform,” federal and state governments continue to propose and adopt healthcare reforms that impact coverage, reimbursement, payment methodologies, and market access. Future reforms could reduce payment rates, restrict coverage of preventive or diagnostic tests, impose new compliance obligations, or otherwise negatively affect demand for our future products. Because we cannot predict the scope or timing of future healthcare policy changes, their impact on our business is inherently uncertain.
We are subject to export and import controls, economic sanctions and anti-corruption laws and regulations of the U.S. and other jurisdictions. We can face criminal liability and other serious consequences for violations of these laws and regulations, which can harm our business.
We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Export controls and trade sanctions laws and regulations may restrict or prohibit altogether the provision, sale, or supply of our products to certain governments, persons, entities, countries, and territories, including those that are the target of comprehensive sanctions or an embargo. We are also subject to anti-corruption and anti-bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other state and national anti-bribery laws in the countries in which we conduct activities and/or operate, including the U.K. Bribery Act. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other partners from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violation of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.
If we or any third-party we engage now or in the future fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs or liabilities that could have a material adverse effect on our business.
We and any contract manufacturers and suppliers we engage are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. We may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and waste. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties. With respect to the operations of our current and any future third party contract manufacturers, it is possible that if they fail to operate in compliance with applicable environmental, health and safety laws and regulations or properly dispose of wastes associated with our products, we could be held liable for any resulting damages, suffer reputational harm or experience a disruption in our operations. In addition, our supply chain may be adversely impacted if any of our third-party contract manufacturers become subject to injunctions or other sanctions as a result of their non-compliance with environmental, health and safety laws and regulations. Although we maintain general liability insurance as well as workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities.
Further, our headquarters and laboratory facilities are located on a former landfill for which redevelopment or use is complicated by the presence or potential presence of a hazardous substance, pollutant, or contaminant. Although this has not impacted us to date, certain events could occur that may require us to pay significant clean-up or other costs in order to maintain our operations. Such events include, but are not limited to, changes in environmental laws, discovery of new contamination, or unintended exacerbation of existing contamination. The occurrence of any such event could materially affect our ability to continue our business operations on such property.
Our employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.
We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants and commercial partners. Misconduct by these parties could include intentional failures to comply with the regulations of the FDA, CMS and non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the U.S. and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing, and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical studies, which could result in regulatory sanctions and cause serious harm to our reputation. We currently have a code of conduct applicable to all of our employees, but it is not always possible to identify and deter employee misconduct, and our code of conduct and the other precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses, or in protecting us from governmental investigations, lawsuits or other actions stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could result in the imposition of significant civil, criminal and administrative penalties, including, without limitation, damages, monetary fines, individual imprisonment, disgorgement of profits, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs or from coverage of commercial payers, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with the law and curtailment or restructuring of our operations, which could have a significantly adverse impact on our business. Whether or not we are successful in defending against such actions, we could incur substantial costs and expenses, including legal fees, and divert the attention of management from the operation of our business.
Risks Related to Intellectual Property
If we are unable to obtain and maintain intellectual property protection for our technology, or if the scope of the intellectual property protection we obtain is not sufficiently broad, our competitors may develop and commercialize technology and tests similar or identical to ours, and our ability to successfully commercialize our products may be impaired.
Our ability to compete successfully will depend in part on our ability to obtain and/or enforce intellectual property protection for our tests and products, preserve our trade secrets, and operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of third parties. Filing, prosecuting, and defending intellectual property rights for our test, products and other technologies in all countries throughout the world may be prohibitively expensive and time-consuming. Furthermore, the laws of some foreign countries do not protect intellectual property rights to the same extent or in the same manner as the laws of the U.S. As a result, we may encounter significant problems in protecting and enforcing our intellectual property both in the U.S. and abroad.
We may not be able to file, prosecute, maintain, enforce, and/or license all necessary or desirable patents or patent applications at a reasonable cost or in a timely manner, or in all jurisdictions, or at all. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. It is also possible that we may fail to identify patentable technologies in a timely fashion, which may impair our ability to obtain patent protection on such technology at all. Furthermore, in some cases, we have only filed provisional patent applications on certain aspects of our products and technologies, and these provisional patent applications are not eligible to become an issued patent until, among other things, we file a non-provisional patent application within 12-months the filing date of the applicable provisional patent application. In cases where we did not obtain patent protection for certain of our inventions, we may not be able to prevent third parties from practicing our inventions or from selling or importing tests made using our inventions in and into the U.S. or other jurisdictions.
Moreover, while we have applied for patents that protect aspects of our technology in the U.S. and several other jurisdictions, we cannot assure you that our intellectual property position, including our pending patent applications and any patents that may issue from our patent applications, will not be challenged or that all patents for which we have applied will be issued on a timely basis or at all, or that such patents will protect our technology, in whole or in part, or be issued in a form that will provide us with meaningful protection, prevent competitors from competing with us, or otherwise provide us with any competitive advantage. The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and any of our patents may be challenged in the courts or patent offices in the U.S. or abroad. As a result of such challenges, our pending or future patent applications may not result in issued patents, or the scope of future patents may not be as broad as we anticipate, or our future issued patents may be held invalid or unenforceable. If we were to lose patent coverage for any of our products or product candidates, this may adversely impact our commercial partnerships, which could put us at a competitive disadvantage with respect to commercialization.
Moreover, some of our future patent applications or patents that may issue from such patent applications may be co-owned with third parties, or a third party may claim to have an ownership interest in some of our patent applications. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patent applications or patents, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors may market competing products and technology. In addition, we may need the cooperation of any such co-owners in order to enforce such patents against third parties, and such cooperation may not be provided to us.
Our competitors or other third parties may be able to circumvent our future patents by developing similar or alternative technologies or tests in a non-infringing manner. Competitors could also set up laboratories outside the countries in which we have filed patent applications in order to compete without infringing upon our intellectual property, even if they collect patient samples from countries in which we do have patent protection. Competitors could also run machine learning models outside of the countries in which we have filed patent applications in order to compete without infringing upon our intellectual property, even if certain parts of the data from the models are used in countries in which we do have patent protection. If a third party obtains an issued patent on inventions we use in our products, that party could prevent us from using those inventions, and we may not be able to design around the third party’s patents or obtain a license on commercially reasonable terms, if at all. In addition, to the extent we may grant in the future, licenses or sublicenses of our intellectual property rights to third parties, we cannot provide any assurance that such intellectual property rights will not be used by those third parties in a manner that could compete with our business or otherwise negatively impact any competitive advantage provided by such intellectual property rights. We also cannot provide assurances that third-party patents or other intellectual property do not exist that our current or future technology, manufacturing methods, products, methods or tests infringe or will infringe, which could result in litigation, the imposition of injunctions preventing our use of such technology, manufacturing methods, products or future methods or tests, or require us to obtain licenses or pay royalties and/or other forms of compensation to third parties, which could be significant and could harm our results of operations. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.
In addition to the protection that may be afforded by future patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce, and any other elements of our technology and products that involve proprietary know-how, information or technology that will not be covered by future patents. We may also rely on trade secret protection as temporary protection for concepts that may be included in a future patent filing. However, trade secret protection will not protect us from innovations that a competitor develops independently of our proprietary know-how. If a competitor independently develops a technology that we protect as a trade secret and files a patent application on that technology, then we may not be able to patent that technology in the future, and may require a license from the competitor to use our own know-how, and if the license is not available on commercially viable terms or at all, then we may not be able to launch our product or may be prevented from using our product. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us. Although we require all of our employees to assign their inventions to us and require all of our employees, consultants, advisors, and any third parties who have access to our trade secrets, know-how, and proprietary information or technology to enter into confidentiality agreements, we cannot be certain we have entered into such agreements with all applicable parties, and such agreements can be breached. We cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques, or determine our trade secrets through the reverse engineering of our products. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we may not be able to establish or maintain a competitive advantage in our market, and this scenario could materially adversely affect our business, financial condition, and results of operations.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patents for our products and other technologies, we also rely on trade secrets and confidentiality agreements to protect our unpatented know-how, technology, data, and other proprietary information and to maintain our competitive position. Some machine learning and algorithmic technologies are commonly protected as trade secrets rather than being patented. We expect our trade secrets and know-how to over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology, and the movement of personnel from academic to industry scientific positions.
Trade secrets and know-how can be difficult to protect. We seek to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, directors, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, suppliers, service providers, consultants, advisors, and other third parties. It is also our policy to enter into confidentiality and invention or patent assignment agreements with our employees and consultants as well as to train our employees not to bring or use proprietary information or technology from former employers to us or use it in their work and remind departing employees when they leave their employment of their continuing confidentiality obligations. We cannot guarantee that we have entered into such agreements with each party that may have access to our trade secrets or proprietary technology and processes. Despite our efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. Some courts outside the U.S. are less willing or unwilling to protect trade secrets. For example, in China, claims regarding infringement or misappropriation of trade secrets are difficult to prove, and consequently plaintiffs are rarely successful in bringing these claims. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be misappropriated by, disclosed to, or independently developed by a competitor or other third party, our competitive position could be materially and adversely harmed.
Despite our active trade secret registry and training, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. Though our agreements with third parties typically restrict the abilityof our advisors, employees, collaborators, licensors, suppliers, third-party contractors, and consultants to publish data potentially relating to our trade secrets, our agreements may contain certain limited publication rights. Because from time to time we expect to rely on third parties in the development, manufacture, and distribution of our products and provision of our services, we must, at times, share trade secrets with them. Despite employing the contractual and other security precautions described above, the need to share trade secrets increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be harmed. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We cannot ensure that patent rights relating to inventions described and claimed in our pending patent applications will issue or that future patents based on our patent applications will not be challenged and rendered invalid and/or unenforceable.
The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our potential future collaborators will be successful in protecting our products or technologies by obtaining and defending patents. We have 134 pending patent applications in our portfolio consisting of 27 pending U.S. patent applications and 107 pending foreign patent applications; however, we cannot predict:
•	if and when patents may issue based on our patent applications;
•	the scope of protection of any patent issuing based on our patent applications;
•	whether the claims of any patent issuing based on our patent applications will provide protection against competitors;
•	whether or not third parties will find ways to invalidate or circumvent our patent rights;
•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications;
•	whether we will need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose; and/or
•	whether our patent applications will result in issued patents with claims that cover our products or technologies or uses thereof in the U.S. or in other jurisdictions.
We cannot be certain that the claims in our pending patent applications directed to our tests, products or technologies will be considered patentable by the U.S. Patent and Trademark Office (“USPTO”) or by patent offices in foreign countries. There can be no assurance that any such patent applications will issue as granted patents. One aspect of the determination of patentability of our inventions depends on the scope and content of the “prior art,” information that was or is deemed available to a person of skill in the relevant art prior to the priority date of the claimed invention. There may be prior art of which we are not aware that may affect the patentability of our patent claims or, if issued, affect the validity or enforceability of a patent claim. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our pending patent applications, or that we were the first to file for patent protection of such inventions. In some jurisdictions, including the U.S., certain cancer screening, detection and diagnostic inventions, or software- or machine learning-based inventions may be determined not to be patentable because they fail to meet patent eligibility requirements. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are uncertain. Given the amount of time required for the development, testing, and regulatory review of new diagnostic tests, patents protecting such tests might expire before or shortly after such products are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing tests similar or identical to ours.
Even if patents do issue based on our patent applications, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, future patents in our portfolio may not adequately exclude third parties from practicing relevant technology or prevent others from designing around our claims. If the breadth or strength of our intellectual property position with respect to our products or technologies is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize our products or technologies. In the event of litigation or administrative proceedings, we cannot be certain that the claims in any of our issued future patents will be considered valid by courts in the U.S. or foreign countries. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and patent agencies outside of the U.S. over the lifetime of our patent applications and future patents. Such agencies also require compliance with several procedural, documentary, fee payment, and other similar provisions during the patent application process. In certain circumstances, we may in the future rely on our licensing partners to pay these fees and to take the necessary actions to comply with other requirements to maintain licensed patents during their term. We rely on industry-standard service providers to help us comply with these requirements and effect payment of these fees with respect to the patent applications and future patents that we own. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, third parties and other competitors might be able to enter the market with similar or identical tests or technology, which could have a material adverse effect on our business, financial condition, results of operations, and prospects. It is also possible that a deadline for the USPTO or a foreign patent office could be inadvertently missed during prosecution of our patents that may result in an unrecoverable loss of patent rights.
We may not be able to protect our intellectual property rights throughout the world.
Patents are of national or regional effect, and although we have pending patent applications in the U.S., filing, prosecuting and defending patents on all of our research programs and technologies in all jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the U.S. can be less extensive than those in the U.S.
In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Diagnostic test inventions and machine learning inventions may not be able to be protected in foreign countries in the same manner or with the same scope as they are in the U.S. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the U.S. or from selling or importing products made using our inventions in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the U.S. These competitor products may compete with our products or technologies, and our future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Various companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many countries do not favor the enforcement of patents and other intellectual property protection, particularly those relating to the biotechnology and pharmaceutical industries, which could make it difficult for us to stop the infringement of our future patents or marketing of competing products in violation of our proprietary rights. Various countries outside the U.S. have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. As a result, a patent owner may have limited remedies in certain circumstances, which could materially diminish the value of such patents. If we are forced to grant a license to third parties with respect to any future patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Further, the standards applied by the USPTO and foreign patent offices in granting patents are not always applied uniformly or predictably. As such, we do not know the degree of future protection that we will have on our technologies and products. While we will endeavor to protect our technologies and products with patents, as appropriate, the process of obtaining patents is time-consuming, expensive, and unpredictable.
Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:
•	others may be able to make products that are similar to ours but that are not covered by the claims of our patent applications or patents that may issue from such patent applications;
•	we or our collaborators or future licensors might not have been the first to make the inventions covered by a pending patent application or future patent that we own or license;
•	we or our collaborators or future licensors might not have been the first to file patent applications covering certain of our or their inventions;

•
others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing, misappropriating or otherwise violating our intellectual property or proprietary rights;

•
it is possible that noncompliance with the USPTO’s and foreign governmental patent agencies’ requirements for a number of procedural, documentary, fee payment, and other provisions during the patent process can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•	it is possible that our pending patent applications will not lead to issued patents;
•	future issued patents that we own may be revoked, modified or held invalid or unenforceable, as a result of legal challenges by our competitors or other third parties;
•
our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;
•
we cannot predict the scope of protection of any patent issuing based on our patent applications, including whether the patent applications that we own will result in issued patents with claims that are directed to our products or technologies in the U.S. or in other jurisdictions;

•
there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the U.S. for disease detection, diagnostic, and/or screening technologies that prove successful, as a matter of public policy regarding worldwide health concerns;

•
countries other than the U.S. may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing products or technologies;

•	the claims of any patent issuing based on our patent applications may not provide protection against competitors or any competitive advantages or may be challenged by third parties;
•	if enforced, a court may not hold that our future patents are valid, enforceable and infringed;
•	we may need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose;
•	we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such intellectual property;
•	we may fail to adequately protect and police our trademarks and trade secrets;
•
the government could have the option to gain certain rights in inventions covered by our patents if the inventions relate to government grants received by us, especially if we do not meet certain grant requirements for inventions under the Bayh-Dole Act;

•
the patents of others may have an adverse effect on our business, including if others obtain patents claiming subject matter similar to or improving that covered by our patent applications and future patents; and

•
the patents of others may have an adverse effect on our business if they are asserted against a third-party supplier for components, accessories, and/or materials that we utilize in our products; such an event could result in a disruption or interruption in supply from these suppliers, or in the operations of such suppliers, which may negatively impact our business, supply chain and laboratory operations and could delay our ability to develop and commercialize our tests, including our CRC genomics assay.

Should any of these or similar events occur, they could significantly harm our business, financial condition, results of operations and prospects.

Our success depends on our ability to develop and commercialize our technology without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.
Our commercial success in part depends upon our ability, and the ability of our partners, to market, sell, and distribute our products and use our proprietary technologies without infringing, misappropriating or otherwise violating the proprietary rights of third parties. Many of our competitors have sizable patent portfolios that cover various aspects of cancer diagnostics and machine learning, including patents that may potentially be alleged to cover our products or technology. As our industry expands and more patents are issued, the risk increases that our products and technologies may be subject to claims of infringement of the patent rights of third parties. We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope, or expiration of a third-party patent, which might adversely affect our ability to develop and market our products. There can be no assurance that our operations do not, or will not in the future, infringe existing or future third-party patents. Identification of third-party patent rights that may be relevant to our operations is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases, and the difficulty in assessing the meaning of patent claims. We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims, or the expiration of relevant patents, are complete or thorough, nor can we be certain that we identify each and every third-party patent and pending application in the U.S. and abroad that is relevant to or necessary for the commercialization of our products or technologies in any jurisdiction.
Numerous U.S. and foreign patents and pending patent applications exist in our technology space that are owned by third parties. Our competitors and other third parties in both the U.S. and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell our products. We do not always conduct independent reviews of pending patent applications of and patents issued to third parties. Patent applications in the U.S. and elsewhere are typically published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Certain U.S. applications that will not be filed outside the U.S. can remain confidential until patents issue. In addition, patent applications in the U.S. and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived. Furthermore, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our products or the use of our products. As such, third parties may have patent applications now pending or recently revived patents of which we are unaware. Such patent applications may later result in issued patents, or the revival of previously abandoned patents, that will prevent, limit or otherwise interfere with our ability to make, use or sell our products. And even if we are aware of a certain third-party patent or patent application, we may incorrectly determine that our products are not covered by such third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the U.S. or abroad that we consider relevant may be incorrect. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products. As such, we cannot provide any assurances that third-party patents do not currently, or will not in the future, exist which might be enforced against our current and future products and technology, and could result in either an injunction prohibiting their manufacture or future sales or an obligation on our part to pay royalties and/or other forms of compensation to third parties, which could be significant.
There is considerable intellectual property litigation in the medical technology, biotechnology, diagnostic, and pharmaceutical industries, including in the cancer detection space. Our competitors have been involved in complex patent litigation and in some cases have settled their disputes via complex licensing arrangements. In addition, there is ongoing intellectual property litigation, the outcome of which could also impact future litigation involving our intellectual property or our ability to commercialize our products. For example, a third party has asserted patent infringement claims against one of our suppliers relating to patents and technologies used in our colorectal and lung cancer diagnostic assays. Specifically, biomodal Limited and Children’s Medical Center Corporation have initiated patent infringement litigation against our supplier New England Biolabs, Inc. alleging infringement of eight patents, claims from three of which were found invalid under 35 U.S.C. § 101. While we believe that the claims are without merit, if any of the asserted patents are ultimately found to be valid and infringed by New England Biolabs, Inc., we believe that the doctrine of patent exhaustion should substantially limit, if not preclude, any potential liability of

Freenome arising from its use of products supplied by New England Biolabs, Inc. We may also become subject to litigation in connection with these patents and technologies. We could also become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our products, including interference, derivation or other proceedings before the USPTO and similar bodies in other jurisdictions. Third parties may assert infringement claims against us based on existing patents or patents that may be issued in the future.
Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, enforceability or priority. In order to successfully challenge the validity of a U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. If we are found to infringe, misappropriate or otherwise violate a third party’s intellectual property rights, we could be required to pay commercially significant monetary damages, obtain a license from such third party to continue developing, marketing, selling, and distributing our products, or to cease using the infringing technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement, misappropriation or other violation could prevent us from commercializing our products or force us to cease some of our operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
If we fail to comply with our obligations in the agreements under which we may license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our future licensors, we could lose license rights that are important to our business.
We may need to obtain licenses from others to advance our research or allow commercialization of our products or technology without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties. It is possible that we may be unable to obtain such licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to redesign our technology or to develop or license replacement technology, any of which may not be feasible on a technical or commercial basis. If we are unable to obtain or maintain applicable licenses, we may be unable to commercialize certain of our products or continue to utilize our technology, which could harm our business, financial condition, results of operations, and prospects.
In addition, license, collaboration, development, research services and similar agreements can impose various development, diligence, commercialization, payment and other obligations on us. License agreements may require us to meet development timelines, or to exercise commercially reasonable efforts to develop and/or commercialize certain products. Despite our efforts, future licensors might conclude that we have materially breached our obligations under such agreements or our sublicensees may fail to fulfill their obligations to us or materially breach related sublicense agreements, and our future licensors might therefore terminate the license agreements or otherwise modify our rights under those agreements, thereby removing or limiting our ability to develop and commercialize tests and technology covered by these license agreements or resulting in litigation. If our licenses are terminated, or if the underlying patents or other intellectual property fail to provide the anticipated market exclusivity, competitors or other third parties may have the freedom to seek regulatory approval of, and to market, tests highly similar to ours, or we may be required to cease commercialization of our products or use of our technology. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

In addition, the agreements under which we may license or otherwise obtain rights to intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations, which may lead to disputes between us and our future licensor, including:
•	the scope of rights granted under the agreement and other interpretation-related issues;
•	our financial and other obligations under the agreement;
•	whether and the extent to which our test, product and/or technology infringe, misappropriate or otherwise violate the intellectual property of the future licensor that is not subject to the agreement;
•	the sublicensing of patents and other rights;
•	our diligence and other obligations under the agreement and what activities satisfy those obligations;
•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of the intellectual property by our partners and our future licensors; and
•	the priority of invention of patented technology.
The resolution of any contract disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. If we are required to engage in litigation to enforce or defend our rights under our license or other agreements, even if we are successful, such litigation could require significant financial resources, divert the attention of management and harm our business. Moreover, if disputes over intellectual property that we have licensed or otherwise obtained rights to prevent or impair our ability to maintain our current arrangements on commercially acceptable terms, or at all, we may be unable to successfully commercialize the affected product or technology. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.
Our use of open-source software could subject our proprietary technology to unwanted open-source license conditions, subject us to possible litigation or otherwise negatively impact our business.
A portion of the software powering our CRC test incorporates open-source software, and we may incorporate open-source software into other offerings or products in the future. If an author or other third party that distributes such open-source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations. Further, the outcome of such litigation may be particularly uncertain in some cases, because there is little legal precedent governing the interpretation of certain terms of common open-source licenses. In addition, if we combine our proprietary software with open-source software in a certain manner, under some open-source licenses, under certain circumstances we could be required to release the source code of our proprietary software, which could substantially help our competitors develop products that are similar to or better than ours and harm our business. The use of open-source software can also lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software which, thus, may contain security vulnerabilities or infringing or broken code.
Developments in patent law could diminish the value of our future patents or otherwise have a negative impact on our business.
Changes in either the patent laws or interpretation of the patent laws in the U.S. or other jurisdictions could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the U.S., the first to invent the claimed invention was entitled to the patent, while outside the U.S., the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (the “America Invents Act”) enacted in September 2011, the U.S. transitioned to a first-inventor-to-file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention.
This requires us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the U.S. and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we were the first to either file any patent application related to our products or technologies or invent any of the inventions claimed in our patent applications or future patents.

In addition, the patent position of companies in our field is particularly uncertain. From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress, the USPTO, or applicable authorities in other jurisdictions may change the standards of patentability and any such changes could have a negative impact on our business.
There have been various precedential decisions regarding patentable subject matter, which may be relevant to patents in the medical diagnostics and computer-implemented applications space. As a result, our efforts to seek patent protection for our technologies and products may be impacted by the evolving case law and guidelines/procedures issued by the USPTO, or authorities in other jurisdictions based on such changes in the law.
Further, the U.S. Congress has periodically sought to pass bills concerning subject matter eligible for patent protection. We cannot fully predict the impact that any such new law may have on our ability to obtain patent protection on our products and technologies, and our ability to operate in view of the patents controlled by third parties. These and other substantive changes to U.S. and foreign patent law and policy could affect our susceptibility to patent infringement claims and our ability to obtain patents and, if obtained, to enforce or defend them, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time.
Patents have a limited lifespan in all jurisdictions around the world. In the U.S., if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Extensions may be available for certain delays during the patent examination process, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products or technology are obtained, once the patent life has expired for a product, we may be open to competition. Given the amount of time required for the development, testing and regulatory review of new products and technology, patents protecting such products or technology might expire before or shortly after such products are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products or technologies similar or identical to ours for a meaningful amount of time, or at all.
Future issued patents covering our products and other technologies could be found invalid or unenforceable if challenged in court or before administrative bodies in the U.S. and abroad.
If we initiate legal proceedings against a third party to enforce a future patent, the defendant could counterclaim that our asserted patent is invalid or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity or unenforceability are commonplace. Third parties may raise claims challenging the validity or enforceability of our future patents before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (such as opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our future patents in such a way that they no longer cover our technologies or products.
As of June 1, 2023, the Unitary Patent became available in Europe, which makes it possible for a patentee to obtain patent protection in up to 25 EU Member states by submitting a single request to the European Patent Office upon grant of a European patent. This is an alternative to the current, more expensive system of selecting and paying for validation of a patent in each specific EU state of interest. While a Unitary Patent will allow protection of numerous European states in a single patent, it also allows a competitor the possibility of invalidating a single patent in all European states in a single proceeding (unlike the current national court system where each EU country national patent must be challenged in the corresponding national court). The Unified Patent Court (“UPC”) also became available in Europe as of June 1, 2023. The UPC is an international court set up by participating EU Member States to address infringement and validity of both Unitary Patents and European national patents in a single court, as an alternative to the current system where infringement and validity is determined in national courts specific to the jurisdiction in which the European patent has been validated.
Since the Unitary Patent and the UPC are new, these are both untested, and it is currently unknown what effects these may have on the European patent system and how the related law may develop over time. It is not yet known if the UPC will be more or less favorable to patentees than national courts for each European jurisdiction. If we select validation of any allowed European patent as Unitary Patent, that patent will be governed by the UPC. For each European patent that is validated in an EU member state and not as a Unitary Patent, it is possible to opt out of the UPC by June 1, 2023, or even after this date (and there is a one-time option to opt back into the UPC). If we have not opted out of the UPC for any of our European patents, and a competitor brings an infringement or validity proceeding against us in the UPC, we will no longer be able opt out of the UPC, nor will we have the option to move the proceeding out of the UPC to a national court. If the UPC turns out to be a less favorable court compared to the current national courts, this could increase the chances that we lose the infringement or validity proceeding. If the UPC turns out to be a more favorable court than the current national courts, we have the option to have the UPC as our governing court, or to use the one-time option to opt back into the UPC if we had initially opted out. However, if a proceeding is brought by a competitor in a national court before we opt back into the UPC, we will no longer be able to opt into the UPC, nor will we have the option to move the proceeding out of the national court to the UPC. This could increase the chances that we lose the infringement or validity proceeding. While we plan to monitor the status of the law developing around Unitary Patents and the UPC, and seek guidance from time-to-time from European counsel, this uncertainty could weaken our patent protection in Europe.
The outcome of legal assertions of invalidity and unenforceability is unpredictable. For example, we cannot be certain that there is no invalidating prior publications or inventions of which we or the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our products or other technologies. Any such loss of patent protection could have a material adverse impact on our business, financial condition, results of operations and prospects.
We may be subject to claims asserting that our employees or contractors have infringed, misappropriated or otherwise violated the intellectual property or proprietary rights of their former employers or claims asserting an ownership interest in what we regard as our own intellectual property.
Our former, current, and future employees and contractors may have been previously employed at universities or other biotechnology, diagnostic technology or pharmaceutical companies, including our competitors or potential competitors and strategic partners. Although we try to ensure that our employees and contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that an employee or contractor has used or disclosed intellectual property or proprietary rights, including trade secrets or other proprietary information, of such employee’s or contractor’s former employer. Litigation, which would be expensive, time-consuming, a distraction to management, and uncertain of outcome, may be necessary to defend against these claims.
In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, and any such agreement may not be self-executing. Such agreements may be breached, and we may be forced to bring claims against third parties or current or former employees or contractors, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.
If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, or be required to obtain a license, which may not be available to us on commercially reasonable terms or at all. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management, which could harm our business.
Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our common stock to decline.
During the course of any intellectual property litigation or proceeding, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing products, programs or intellectual property could be diminished. Accordingly, the market price of shares of our common stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.
We may become involved in lawsuits to protect, enforce or defend our intellectual property, which could be expensive, time-consuming and unsuccessful.
Competitors or other third parties may infringe, misappropriate or otherwise violate our future patents, trademarks, copyrights, trade secrets or other intellectual property. To counter infringement or other violations, we may be required to file claims, which can be expensive and time-consuming. Any such claims could provoke these parties to assert counterclaims against us, including claims alleging that we infringe, misappropriate or otherwise violate their patents or other intellectual property rights. In addition, in a patent infringement proceeding, a court or administrative body may decide that one or more of the patents we assert is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to prevent the other party from using the technology at issue on the grounds that our patents do not cover the technology. Similarly, if we assert trademark infringement claims, a court or administrative body may determine that the marks we have asserted are invalid or unenforceable or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In such a case, we could ultimately be forced to cease use of such marks. In any intellectual property litigation, even if we are successful, any award of monetary damages or other remedy we receive may not adequately compensate us for the losses that we suffer. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during such litigation.
Further, we may be required to defend the validity of our future patents through procedures created to allow third parties to attack the validity of a patent at the USPTO. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.
Our future patents may be challenged, narrowed, invalidated or circumvented. If our future patents are invalidated or otherwise limited or will expire prior to the commercialization of our products, other companies may be better able to develop products that compete with ours, which could adversely affect our competitive position, business prospects, results of operations and financial condition.
The following are non-limiting examples of litigation and other adversarial proceedings or disputes that we could become a party to involving our future patents:
•	we or our collaborators may initiate litigation or other proceedings against third parties to enforce our patent rights;
•
third parties may initiate litigation or other proceedings seeking to invalidate our patents or to obtain a declaratory judgment that their products or technology does not infringe our future patents or that such patents are invalid or unenforceable;

•
third parties may initiate, oppositions, inter partes review, post grant review, or reexamination proceedings challenging the validity or scope of our patent rights, requiring us or our collaborators and/or future licensors to participate in such proceedings to defend the validity and scope of our patents;

•	there may be a challenge or dispute regarding inventorship or ownership of future patents identified as being owned by us;
•
at our initiation or at the initiation of a third party, the USPTO may initiate an interference between patent applications or future patents owned by us and those of our competitors or other third parties, requiring us or our collaborators and/or future licensors to participate in an interference proceeding to determine the priority of invention, which could jeopardize our patent rights; or

•
third parties may seek approval to market products similar to our products prior to expiration of relevant future patents owned by us, requiring us to defend and enforce our future patents, including by filing lawsuits alleging patent infringement.

These lawsuits and proceedings would be costly and could affect our results of operations and divert the attention of our managerial, legal, and scientific personnel. There is a risk that a court or administrative body would decide that our future patents are invalid or not infringed by a third party’s activities, or that the scope of certain issued claims must be limited. An adverse outcome in a litigation or proceeding involving our future patents could limit our ability to assert such patents against competitors and may curtail or preclude our ability to exclude third parties from making, using and selling similar or competitive products. We may become more susceptible to these types of lawsuits and proceedings given the proliferation of competitors and other third parties pursuing intellectual property protections in our technology space. Any of these occurrences could adversely affect our business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our current or future trademarks or trade names may be challenged, infringed, circumvented or declared generic or descriptive or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in foreign jurisdictions. Although we would typically be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. In addition, third parties may file for registration of trademarks similar or identical to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such rights, we may not be able to use these trademarks to develop brand recognition of our own technologies and products. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Although the applicable agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and trade names by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.
If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected and our business could be harmed.
We rely on patent protection as well as a combination of trademark, copyright, and trade secret protection and other contractual restrictions to protect our proprietary technologies and other intellectual property rights, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If we fail to protect our intellectual property, third parties may be able to compete more effectively against us and we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property, which may not be entirely successful, if at all.
However, trade secrets and/or confidential know-how are difficult to maintain as confidential. To maintain the confidentiality of this type of information, it is our policy to enter into confidentiality agreements with our employees, consultants, advisors, collaborators, contractors, and others upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual(s) or made known to the individual by us during the course of the individual’s relationship or work with us be kept confidential and not disclosed to third parties. Our agreements with employees and our personnel policies also provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms, intentionally or unintentionally. Thus, despite such agreement, such inventions may become assigned to third parties. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. To the extent that our employees, consultants, contractors or others use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions. To the extent that an individual who is not obligated to assign rights in intellectual property to us or a current or future licensor is rightfully an inventor of intellectual property, we may need to obtain an assignment or a license to that intellectual property from that individual, or a third party or from that individual’s assignee. Such assignment or license may not be available on commercially reasonable terms or at all. The disclosure of our trade secrets could impair our competitive position and may materially harm our business, financial condition and results of operations.
Enforcing a claim that a third party obtained illegally and is using trade secrets and/or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality agreements and theft of trade secret claims may vary from jurisdiction to jurisdiction. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret. As such, adequate remedies may not exist in the event of unauthorized use or disclosure of our proprietary information.
In addition, others may independently discover or develop our trade secrets and proprietary information, and the existence of our own trade secrets affords no protection against such independent discovery. Such persons may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, such persons could limit our use of our trade secrets and/or confidential know-how. Under certain circumstances and to guarantee our freedom to operate, we may also decide to publish some know-how to prevent others from obtaining patent rights covering such know-how.
Risks Related to Ownership of Our Stock
Anti-takeover provisions in our Certificate of Incorporation and our Bylaws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our Common Stock.
Our Certificate of Incorporation and our Bylaws contain provisions that could depress the market price of our Common Stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that our stockholders may deem advantageous. These provisions, among other things, include:
•	a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board are elected at one time;
•	a prohibition on stockholder actions through written consent, which requires that all stockholder actions be taken at a meeting of stockholders;
•	a requirement that special meetings of stockholders be called only by our Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office;
•	advance notice requirements for stockholder proposals and nominations for election to our Board;
•
a requirement that no member of our Board may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of all outstanding shares our voting stock then entitled to vote in the election of directors;

•	a requirement of approval of not less than two-thirds of all outstanding shares of our voting stock to amend any bylaws by stockholder action; and
•
the authority of our Board to issue preferred stock on terms determined by our Board without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

In addition, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.
Any provision of our Certificate of Incorporation, our Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our Common Stock.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our Common Stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If industry analysts cease coverage of us or fail to publish reports on us regularly, the trading price for our common stock could be adversely affected. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.
We do not intend to pay dividends on our capital stock.
We have never declared or paid any cash dividends on our capital stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, our ability to pay cash dividends on our capital stock may be prohibited or limited by the terms of any current or future debt financing arrangement. Any return to stockholders will therefore be limited to the increase, if any, in the price of our common stock.

General risk factors
If we fail to establish and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.
Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be reevaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We have started the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an emerging growth company or a non-accelerated filer, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to restatements of our financial statements and require us to incur the expense of remediation.
Unfavorable global economic conditions could adversely affect our business, financial condition, stock price and results of operations.
U.S. and global markets have experienced extreme volatility and disruptions (including as a result of actual or perceived changes in interest rates, inflation and macroeconomic uncertainties), which has included severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, high inflation, uncertainty about economic stability, global supply chain disruptions, and increases in unemployment rates. International trade disputes, including threatened or implemented tariffs by the Trump administration and threatened or implemented tariffs by foreign countries in retaliation, could adversely impact our business. Trade disputes could also adversely impact supply chains which could now or in the future increase costs for us or delay delivery of key inventories and supplies. Trade disputes can also be highly disruptive to global financial markets. The length and impact of the ongoing trade disputes and military conflicts are highly unpredictable. We continue to assess the legislation as it develops to determine whether it could have an effect on our contractual relationships. Furthermore, any disruptions to our supply chain as a result of unfavorable global economic conditions, including due to geopolitical conflicts or public health crises, could negatively impact the timely execution of our commercialization activities or future clinical trials. In addition, current inflationary trends in the global economy may impact salaries and wages, costs of goods and transportation expenses, among other things, and recent and potential future disruptions in access to bank deposits or lending commitments due to bank failures may create market and economic instability. We cannot anticipate all of the ways in which the foregoing, and the current economic climate and financial market conditions generally, could adversely impact our business.
We may be a party to litigation in the normal course of business or otherwise, which could affect our business and financial position.
From time to time, we are a party to or otherwise involved in legal proceedings, claims and government investigations, and other legal matters arising in the ordinary course of our business or otherwise. Additionally, the distribution, sale, use, and results of our product could lead to liability claims. Legal proceedings can be complex and take many months, or even years, to reach resolution, with the final outcome depending on a number of variables, some of which are not within our control. From time to time, we may also be compelled to protect our business interests through the initiation of litigation against others. Litigation, whether offensive or defensive, is subject to significant uncertainty and may be expensive, time-consuming, and disruptive to our operations.

Although we will vigorously defend and advocate for ourselves in such legal proceedings, their ultimate resolution and potential financial and other impacts on us are uncertain. For these and other reasons, we may choose to settle legal proceedings and claims, regardless of their actual merit. If a legal proceeding is resolved against us, it could result in significant compensatory damages, and in certain circumstances punitive or trebled damages, disgorgement of revenue or profits, remedial corporate measures or injunctive relief imposed on us. Even if litigation is resolved in our favor, costs and disruptions to the Company may have a negative impact on business. If our existing insurance does not cover the amount or types of damages awarded, or if other resolution or actions taken as a result of a legal proceeding were to restrain our ability to operate, our financial position, results of operations or cash flows could be materially adversely affected. Any claim brought against us, with or without merit, could increase our liability insurance rates or prevent us from securing insurance coverage in the future. In addition, legal proceedings, and any adverse resolution thereof, can result in adverse publicity and damage to our reputation, which could adversely impact our business.
The amounts we record for legal contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. While we have accrued for certain potential legal liabilities, there is no guarantee that additional costs will not be incurred beyond the amounts accrued.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
Our federal net operating loss (“NOL”) carryforwards may be unavailable to offset future taxable income because of restrictions under U.S. tax law. Under the Tax Cut and Jobs Act, as amended by the Coronavirus Aid, Relief, and Economic Security Act, our federal NOLs may be carried forward indefinitely, but for taxable years beginning after December 31, 2020, the deductibility of federal NOL carryforwards generated in tax years beginning after December 31, 2017 is limited to 80% of our current year taxable income. As of December 31, 2025, we had available federal NOL carryforwards of approximately $893.0 million, which are indefinite, and $21.2 million with 2036-2037 expiration years, as well as available state NOL carryforwards of approximately $825.1 million with 2036-2045 expiration years.
In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a cumulative change in the corporation’s ownership by “5-percent shareholders” that exceeds 50 percentage points (by value) over a rolling three-year period), the corporation’s ability to use its pre-change NOL carryforwards and certain other pre-change tax attributes to offset its post-change taxable income may be limited. Similar rules may apply under state tax laws. We may have experienced such ownership changes in the past, and we may experience ownership changes in the future as a result of shifts in our stock ownership, some of which are outside our control. We have not conducted any studies to determine annual limitations, if any, that could result from such changes in the ownership. There is also a risk that due to regulatory changes, such as suspensions on the use of NOL carryforwards, or other unforeseen reasons, our existing NOL carryforwards could expire or otherwise be unavailable to offset future income tax liabilities. Because our ability to utilize our NOL carryforwards is uncertain, this could have a material adverse effect on our cash flows and results of operations.
Changes in tax laws or regulations or exposure to tax liabilities could adversely affect our financial condition and results of operations.
We are subject to tax in multiple U.S. tax jurisdictions and in foreign tax jurisdictions as we continue to expand internationally. As we grow, the development of our tax strategies requires additional expertise and may impact how we conduct our business. Our future effective tax rates could be unfavorably affected by changes in, or interpretations of, tax rules and regulations in the jurisdictions in which we do business or by changes in the valuation of our deferred tax assets and liabilities. Furthermore, we provide for certain tax liabilities that involve significant judgment. We are subject to the examination of our tax returns by federal, state, and foreign tax authorities, which could focus on our intercompany transfer pricing methodology as well as other matters. If our tax strategies are ineffective or we are not in compliance with domestic and international tax laws, our financial position, operating results, and cash flows could be adversely affected.
The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Freenome Holdings being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Freenome Holdings at the Closing and the number of public shares that are redeemed in connection with the Business

Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this prospectus. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact our operating results following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”
We may be materially adversely affected by the recent and ongoing military action between Russia and Ukraine.
On February 24, 2022, Russian military forces launched a military action in Ukraine, and sustained conflict and disruption in the region is likely. Although the length, impact and outcome of the ongoing military conflict in Ukraine is highly unpredictable, this conflict could lead to significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, instability in financial markets, supply chain interruptions, political and social instability, changes in consumer or purchaser preferences as well as increase in cyberattacks and espionage. Russia’s recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military action against Ukraine have led to an unprecedented expansion of sanction programs imposed by the U.S., the European Union, the United Kingdom, Canada, Switzerland, Japan and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic.
The situation is rapidly evolving as a result of the conflict in Ukraine, and the U.S., the European Union, the United Kingdom and other countries may implement additional sanctions, export controls or other measures against Russia, Belarus and other countries, regions, officials, individuals or industries in the respective territories. Such sanctions and other measures, as well as the existing and potential further responses from Russia or other countries to such sanctions, tensions and military actions, could adversely affect the global economy and financial markets and could adversely affect our business, financial condition and results of operations.
We do not have experience operating as a public company subject to U.S. federal securities laws and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes-Oxley Act.
We do not have experience operating as a public company subject to U.S. federal securities laws. Our officers and directors lack experience in managing a public company subject to U.S. federal securities laws, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all applicable laws, rules and regulations could subject us to U.S. regulatory scrutiny or sanction, which could harm our reputation and share price.
We have not previously been required to prepare or file periodic or other reports with the SEC or to comply with the other requirements of U.S. federal securities laws. We have not previously been required to establish and maintain the disclosure controls and procedures, and internal control over financial reporting applicable to an entity that is a foreign private issuer under U.S. federal securities laws, including the Sarbanes-Oxley Act. We may experience errors, mistakes and lapses in processes and controls, resulting in failure to meet requisite U.S. standards.
As a public company subject to U.S. federal securities laws, we will incur significant legal, accounting, insurance, compliance, and other expenses. Compliance with reporting, internal control over financial reporting and corporate governance obligations may require members of our management and our finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.
If we fail to adequately implement the required governance and control framework, we may fail to comply with the applicable rules or requirements associated with being a public company subject to U.S. federal securities laws. Such failure could result in the loss of investor confidence, could harm our reputation, and cause the market price of our Common Stock to decline.
Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner or result in making filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to our reputation, business, financial condition, operating results and stock price.
The price of our Common Stock may be volatile.
The price of our Common Stock may fluctuate due to a variety of factors, including:
•	changes in the industries in which we and our customers operate;
•	variations in our operating performance and the performance of our competitors in general;
•	actual or anticipated fluctuations in our quarterly or annual operating results;
•	publication of research reports by securities analysts about us or our competitors or our industry;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•	Our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;
•	additions and departures of key personnel;
•	changes in laws and regulations affecting our business;
•	failure to comply with laws or regulations, including the Sarbanes-Oxley Act, or failure to comply with the requirements of the relevant U.S. stock exchange;
•	actual, potential or perceived control, accounting or reporting problems;
•	commencement of, or involvement in, litigation involving our company;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of our Common Stock available for public sale;
•
general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism; and

•	the other factors described in this “Risk Factors” section or the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
These market and industry factors may materially reduce the market price of our Common Stock regardless of our operating performance.
Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our securities to decline.
The sale of our securities in the public market, or the perception that such sales could occur, could harm the prevailing market price of our securities. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Shares of Common Stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The compensation committee of our board of directors may determine the exact number of shares to be reserved for future issuance under our equity incentive plans at its discretion. We expect to file registration statements on Form S-8 under the Securities Act to register shares of common stock or securities convertible into or exchangeable for shares of common stock issued pursuant to its equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
In the future, we may also issue our securities in connection with investments or acquisitions. The number of shares of common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years from the date of PCSC’s initial public offering in June 2024, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
We may fail to maintain the listing of our Common Stock on Nasdaq, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
An active trading market for our Common Stock may not be sustained. Although our Common Stock is listed on Nasdaq, we may not maintain our listing and Nasdaq may take steps to de-list our Common Stock. If we fail to meet the listing requirements and Nasdaq de-lists our Common Stock, we could face significant material adverse consequences, including:
•	a limited availability of market quotations for our securities;
•	reduced liquidity for our securities;
•
a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If we fail to meet listing standards and our Common Stock is delisted, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.
Securities research analysts may establish and publish their own periodic projections for our company. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.
While we expect research analyst coverage, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.
We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased and will continue to increase our costs and the risk of non-compliance.
We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and likely will continue to result in, increased general and administrative expenses and a diversion of management time and attention.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.
Our Certificate of Incorporation designates a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, stockholders, employees or agents.
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws, or (v) any action asserting a claim against us governed by the internal affairs doctrine. The forgoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act and, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
This choice of forum provision in our Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
Assuming the exercise of all outstanding Options and the Private Warrant for cash, we will receive an aggregate of approximately $36.3 million, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Options and the Private Warrant, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Options and the Private Warrant. There is no assurance that the holders of the Options will elect to exercise for cash any or all such Options and the Private Warrant. The exercise price of the Private Warrant is $4.84 per share. The exercise prices of the Options range from $0.43 to $18.24 per share. We believe the likelihood that holder of the Private Warrant will exercise its warrant, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than $4.84 per share, we believe the holder of the Private Warrant will be unlikely to exercise its Warrant. To the extent that the Options or Private Warrant are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of such options or warrant will decrease.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which shares of our Common Stock may be sold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.
Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

MARKET INFORMATION
On July 21, 2026, the Common Stock began trading on the Nasdaq Capital Market under the symbol “FRNM”. On August 14, 2026, the closing sale price of our common stock was $11.56 per share. As of August 14, 2026, there were approximately 228 registered holders of our Common Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
Unless otherwise indicated or the context otherwise requires, and for the purposes of this section only, references to: (a) “New Freenome” refers to Freenome, Inc. and its consolidated subsidiaries after giving effect to the Business Combination, (b) “Freenome” refers to Freenome Holdings, Inc., a Delaware corporation, prior to the Closing and (c)“PCSC” refers to Perceptive Capital Solutions Corp., a Cayman Islands exempted company, prior to the Closing. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the proxy statement/final prospectus filed by PCSC with the SEC which became effective on June 17, 2026, prior to the consummation of the Business Combination (the “Proxy Statement/Prospectus”).
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Freenome and PCSC adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of June 30, 2026 (the “Unaudited Pro Forma Condensed Combined Balance Sheet”) combines the unaudited condensed consolidated balance sheet of Freenome as of June 30, 2026 and the unaudited condensed consolidated balance sheet of PCSC on a pro forma basis as if the Business Combination had been consummated on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and year ended December 31, 2025 (the “Unaudited Pro Forma Condensed Combined Statements of Operations”) combines the unaudited condensed consolidated statements of operations of Freenome for the six months ended June 30, 2026, and the unaudited condensed consolidated statements of operations of PCSC for the six months ended June 30, 2026 on a pro forma basis and the audited consolidated statements of operations of Freenome for the year ended December 31, 2025, and the audited consolidated statement of operations of PCSC for the year ended December 31, 2025 on a pro forma basis as if the Business Combination had been consummated on January 1, 2025, the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2026 and year ended December 31, 2025, together with the accompanying notes, are referenced herein as the “Unaudited Pro Forma Condensed Combined Financial Statements”.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and operating results that would have been achieved had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of New Freenome following the completion of the Business Combination and may not be useful in predicting the future financial condition and results of operations of New Freenome following the Closing. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected in this prospectus due to a variety of factors. Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date on which this unaudited pro forma condensed combined financial information is prepared and are subject to change as additional information becomes available and analyses are performed.
The unaudited pro forma condensed combined financial information was derived from and should be read together with the accompanying notes to the unaudited pro forma condensed combined financial information and the following:
•	Freenome’s unaudited condensed consolidated financial statements as of June 30, 2026 and for the three and six months ended June 30, 2026 and 2025 included elsewhere in this prospectus;
•	Freenome’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three and six months ended June 30, 2026 and 2025 included elsewhere in this prospectus;
•	PCSC’s unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2026 and 2025 as filed with the SEC on Form 10-Q on July 15, 2026;
•	the financial statements of Freenome and PCSC included in the Proxy Statement/Prospectus;
•
the sections titled “Freenome’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “PCSC’s Management’s Discussion and Analysis of Financial Condition and Results of

Operations,” and other information relating to Freenome and PCSC contained in the Proxy Statement/Prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section titled “The Business Combination.”
Description of the Business Combination
On the Closing Date, PCSC consummated the previously announced business combination pursuant to the terms of the Business Combination Agreement with Merger Sub I, Merger Sub II, and Freenome. Pursuant to the terms of the Business Combination Agreement, among other things, the following occurred: (1) the Domestication; (2) the Mergers; and (3) the consummation of the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Domestication and the Mergers, the “Business Combination”). In connection with the consummation of the Business Combination, PCSC changed its corporate name to Freenome, Inc. (“New Freenome”).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the First Merger:
•
each share of Freenome’s capital stock that was issued and outstanding as of immediately prior to the Merger Effective Time (excluding treasury shares and dissenting shares) was automatically cancelled and converted into the right to receive a corresponding number of shares of New Freenome Common Stock, equal to the Exchange Ratio of approximately 0.282895;

•
each outstanding and unexercised Freenome Option became a New Freenome Option containing the same terms, conditions, vesting and other provisions as were applicable to such Freenome Options, provided that each New Freenome Option is exercisable for the number of shares of New Freenome Common Stock equal to the Exchange Ratio multiplied by the number of shares of Freenome common stock subject to the Freenome Option as of immediately prior to the Merger Effective Time, rounded down to the nearest whole share, at an exercise price equal to the per share exercise price of the Freenome Option divided by the Exchange Ratio, rounded up to the nearest whole cent;

•
each outstanding and unexercised warrant to purchase shares of Freenome common stock became a warrant of New Freenome containing the same terms, conditions, vesting and other provisions as were applicable to such warrant of Freenome, as adjusted for the Exchange Ratio.

In addition, on the Closing Date, the PIPE Investors purchased from New Freenome an aggregate of 24,000,000 shares of New Freenome Common Stock, for a purchase price of $10.00 per share and aggregate proceeds of $240.0 million, pursuant to the Subscription Agreements.
Accounting Treatment of the Business Combination
The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP, whereby PCSC was treated as the acquired company and Freenome was treated as the accounting acquirer. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Freenome issuing stock for the net assets of PCSC, accompanied by a recapitalization. The net assets of PCSC are recorded at their historical amounts, which approximated fair value, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the periods prior to the Business Combination are those of Freenome.
Freenome was determined to be the accounting acquirer in the Business Combination based on the following predominant factors:
•	Freenome’s existing shareholders have the greatest voting interest in the combined entity with approximately 63% of the voting interest;
•	Freenome has the ability to designate a majority of the initial members of New Freenome’s Board;
•	Freenome’s senior management is the senior management of the combined entity;
•	Freenome is the larger entity based on historical operating activity and has the larger employee base; and
•	The post-combined company assumed a Freenome branded name: “Freenome, Inc.”

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of these unaudited pro forma condensed combined financial information. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
In accordance with PCSC’s governing documents, upon the Extension Amendment and upon closing of the Business Combination, PCSC provided the holders of PCSC Class A Shares the right to have all or a portion of their PCSC Class A Shares redeemed for cash, for a per-share price equal to the pro rata portion of the funds then in PCSC’s trust account (including interest not previously released to pay taxes). The unaudited condensed combined pro forma financial statements reflect actual redemptions of 2,146,731 PCSC Class A Shares, of which 754,008 PCSC Class A Shares were redeemed at approximately $10.82 per share, or $8.2 million in the aggregate in connection with the Extension Amendment Proposal and 1,392,723 PCSC Class A Shares were redeemed at approximately $10.86 per share, or $15.1 million in the aggregate in connection with the Closing.
The unaudited pro forma condensed combined financial information gives effect to the Business Combination and related transactions, including:
•	The PIPE Investment;
•	The conversion of Roche Convertible Note (including principal and accrued interest) into shares of New Freenome Common Stock;
•	Incremental compensation expense associated with the grant of Anti-Dilution Equity Awards and vested restricted stock units;
•	The conversion of each issued and outstanding PCSC Class A Share and PCSC Class B Share and each outstanding preference share of PCSC (if any) into New Freenome Common Stock; and
•	The issuance of New Freenome Common Stock in connection with the Mergers.
The following summarizes the pro forma capitalization of the post-combination company immediately following the Closing:

	Number of Shares	%
Freenome equity holders(1)	68,065,429	63.4%
PCSC’s public stockholders(2)	6,478,269	6.0%
Holders of PCSC’s sponsor shares(3)	2,442,500	2.3%
PIPE Investors(4)	24,000,000	22.3%
Roche convertible note	6,460,616	6.0%
Pro Forma Common Stock Outstanding	107,446,814	100.0%

(1)
Amount excludes 2,833,838 Freenome restricted stock units that will vest following the Closing. Includes 5,371,847 shares of New Freenome Common Stock issued to the Perceptive PIPE Investor upon conversion of Freenome capital stock.

(2)	Reflects 7,870,992 PCSC Class A Shares outstanding as of June 30, 2026, less 1,392,723 PCSC Class A Shares redeemed in connection with the Closing.
(3)	Includes 2,066,250 PCSC Class B Shares and 286,250 PCSC Class A private placement shares held by the Sponsor and 90,000 PCSC Class B Shares held by PCSC independent directors.
(4)	Includes 5,500,000 PIPE Shares issued to the Perceptive PIPE Investor, 5,255,376 PIPE Shares issued to a Freenome equity holder and 13,244,624 PIPE Shares issued to third-party PIPE Investors.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026
(in thousands)

	Freenome (Historical)	PCSC (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Assets
Cash and cash equivalents	$85,467	$437	$69,967	(b)	$377,344
			(3,450)	(c)
			240,000	(d)
			(15,077)	(h)
Short-term marketable securities	16,557	—			16,557
Accounts and other receivables	3,547	—			3,547
Prepaid expenses and other current assets	7,695	305			8,000
Total current assets	113,266	742	291,440		405,448
Cash and investments held in Trust Account	—	85,086	(15,119)	(a)	—
			(69,967)	(b)
Property and equipment, net	156,961	—			156,961
Operating lease right-of-use asset, net	95,806	—			95,806
Intangible assets, net	2,758	—			2,758
Goodwill	10,513	—			10,513
Other long-term assets	9,635	—	(9,357)	(h)	278
Restricted cash	9,560	—			9,560
Total assets	$398,499	$85,828	$196,997		$681,324

Liabilities
Accounts payable	$12,852	$—	(1,392)	(h)	$11,460
Accrued compensation and other related benefits	8,991	—			8,991
Accrued expenses and other current liabilities	3,390	3,628	(4,463)	(h)	2,555
Deferred revenue	71,106	—			71,106
Current portion of lease liabilities	11,194	—			11,194
Total current liabilities	107,533	3,628	(5,855)		105,306
Lease liabilities, net of current portion	193,036	—			193,036
Convertible note, at fair value	41,700	—			41,700
Convertible note, related party	65,523		(65,523)	(i)	—
Deferred revenue, net of current portion	—				—
Other long-term liabilities	17,318				17,318
Deferred underwriting compensation	—	3,450	(3,450)	(c)	—
Total liabilities	425,110	7,078	(74,828)		357,360

Commitments and contingencies
Redeemable convertible preferred stock	1,363,580	—	(1,363,580)	(j)	—
Class A ordinary shares subject to possible redemption	—	85,047	(15,119)	(a)	—
			(69,928)	(e)

	Freenome (Historical)	PCSC (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Stockholders’ equity (deficit)
Preference shares	—	—			—
Ordinary shares
Class A	—	—	1	(e)	—
			(1)	(g)
Class B	—	—	—	(f)	—
Common stock	3	—	(3)	(j)	—
New Freenome Common Stock	—	—	2	(d)	11
			1	(i)
			—	(f)
			1	(g)
			7	(j)
Additional paid-in capital	89,471	—	239,998	(d)	1,838,504
			69,927	(e)
			(17,270)	(h)
			65,522	(i)
			1,363,576	(j)
			(7,606)	(k)
			34,886	(l)
Accumulated other comprehensive income	28	—			28
Accumulated deficit	(1,479,693)	(6,297)	(1,309)	(h)	(1,514,579)
			7,606	(k)
			(34,886)	(l)
Total stockholders’ equity (deficit)	(1,390,191)	(6,297)	1,720,452		323,964
Total liabilities, redeemable noncontrolling interest and equity (deficit)	$398,499	$85,828	$196,997		$681,324

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2026
(in thousands, except share and per share data)

	Freenome (Historical)	PCSC (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue:
License and collaboration revenue	$5,155	$—			$5,155
Service and other revenue	1,341	—			1,341
Total revenue	6,496	—	—		6,496

Operating costs and expenses:
Cost of services	937	—			937
Research and development	106,387	—	1,597	(dd)	107,984
General and administrative	26,624	1,800	(90)	(aa)	30,612
			1,619	(dd)
			659	(ee)
Total operating costs and expenses	133,948	1,800	3,785		139,533
Loss from operations	(127,452)	(1,800)	(3,785)		(133,037)
Interest and investment income, net	2,729	—			2,729
Interest expense	(7,863)	—	6,513	(ff)	(1,350)
Other income (expense), net	(2)	—			(2)
Interest from investments held in Trust Account	—	1,181	(1,181)	(bb)	—
Unrealized loss on investments held in Trust Account	—	(35)	35	(bb)	—
Dividend earned on investments held in Trust Account	—	487	(487)	(bb)	—
Net loss attributable to common stockholders	$(132,588)	$(167)	$1,095		$(131,660)

Net income (loss) per share, basic	$(4.97)	$(0.02)			$(1.19)
Weighted average shares outstanding, basic	26,696,158	10,984,184			110,280,652
Net income (loss) per share, diluted	$(4.97)	$(0.02)			$(1.19)
Weighted average shares outstanding, diluted	26,696,158	10,984,184			110,280,652

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
(in thousands, except share and per share data)

	Freenome (Historical)	PCSC (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue:
License and collaboration revenue	$27,139	$—			$27,139
Service and other revenue	3,270	—			3,270
Total revenue	30,409	—	—		30,409

Operating costs and expenses:
Cost of services	1,944	—			1,944
Research and development	197,117	—	17,324	(cc)	217,635
			3,194	(dd)
General and administrative	54,817	2,981	(180)	(aa)	79,736
			17,562	(cc)
			3,238	(dd)
			1,318	(ee)
Total operating costs and expenses	253,878	2,981	42,456		299,315
Loss from operations	(223,469)	(2,981)	(42,456)		(268,906)
Interest and investment income, net	6,914	—			6,914
Interest expense	(2,820)	—	1,549	(ff)	(1,271)
Other income (expense), net	32	—			32
Interest from investments held in Trust Account	—	3,821	(3,821)	(bb)	—
Unrealized loss on investments held in trust	—	(3)	3	(bb)	—
Net loss attributable to common stockholders	$(219,343)	$837	$(44,725)		$(263,231)
Net income (loss) per share, basic	$(8.28)	$0.08			$(2.39)
Weighted average shares outstanding, basic	26,497,083	11,067,500			110,280,652
Net income (loss) per share, diluted	$(8.28)	$0.08			$(2.39)
Weighted average shares outstanding, diluted	26,497,083	11,067,500			110,280,652

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP, whereby PCSC was treated as the acquired company and Freenome was treated as the accounting acquirer. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Freenome issuing stock for the net assets of PCSC, accompanied by a recapitalization. The net assets of PCSC were recorded at their historical carrying amounts, which approximate fair value, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the periods prior to the Business Combination are those of Freenome.
The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and fiscal year ended December 31, 2025 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2025.
The unaudited pro forma condensed combined balance sheet as of June 30, 2026 has been prepared using, and should be read in conjunction with, the following:
•	Freenome’s unaudited condensed consolidated balance sheet as of June 30, 2026 and the related notes included elsewhere in this prospectus; and
•	PCSC’s unaudited condensed consolidated balance sheet as of June 30, 2026 and the related notes as filed with the SEC on Form 10-Q on July 15, 2026.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 has been prepared using, and should be read in conjunction with, the following:
•	Freenome’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2026 and the related notes included elsewhere in this prospectus; and
•	PCSC’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2026 and the related notes as filed with the SEC on Form 10-Q on July 15, 2026.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 has been prepared using, and should be read in conjunction with, the following:
•	Freenome’s audited consolidated statement of operations for the year ended December 31, 2025 and the related notes included in the Proxy Statement/Prospectus; and
•	PCSC’s audited consolidated statement of operations for the year ended December 31, 2025 and the related notes as filed with the SEC on Form 10-K on March 12, 2026.
The foregoing historical financial statements have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Freenome and PCSC.
2. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Freenome following the Closing, filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New Freenome shares outstanding, assuming the Business Combination occurred on January 1, 2025.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2026, are as follows:
(a)	Represents redemptions of 1,392,723 PCSC Class A Shares at approximately $10.86 per share, or $15.1 million in the aggregate in connection with the Closing.
(b)	Reflects the reclassification of cash and investments held in the Trust Account that became available following the Business Combination to cash and cash equivalents.
(c)	Reflects the payment of $3.5 million in deferred underwriters’ compensation subject to an agreement with the underwriters.
(d)	Reflects proceeds of $240.0 million from the issuance and sale of 24,000,000 shares of New Freenome Common Stock at $10.00 per share in the PIPE Financing pursuant to the Subscription Agreements.
(e)	Reflects the reclassification of $69.9 million of PCSC Class A Shares to permanent equity.
(f)	Reflects the conversion of 2,156,250 PCSC Class B Shares into 2,156,250 shares of New Freenome Common Stock
(g)	Represents the exchange of 6,764,519 PCSC Class A Shares for 6,764,519 shares of New Freenome Common Stock.
(h)
Represents preliminary estimated transaction costs incurred by Freenome and PCSC of approximately $13.2 million and $8.9 million, respectively, for legal, financial advisory and other professional fees. PCSC’s estimated transaction costs exclude the deferred underwriting fees as described in Note 2(c) above.

For Freenome’s transaction costs:
•	$9.4 million was deferred in other long-term assets and paid by Freenome as of June 30, 2026;
•	$1.4 million was deferred in other long-term assets and in accounts payable as of June 30, 2026;
•	$0.9 million was deferred in other long-term assets and in accrued expenses as of June 30, 2026;
•	$6.2 million was reflected as a reduction of cash, which represents Freenome’s preliminary estimated transaction costs less the amounts previously paid by Freenome;
•	$13.2 million was capitalized and offset against the proceeds from the Business Combination and reflected as a decrease in additional paid-in capital.
For PCSC’s transaction costs:
•	$3.5 million was accrued by PCSC in accrued expenses and other current liabilities and recognized as expense as of June 30, 2026;
•	$8.9 million was reflected as a reduction of cash;
•	$4.1 million represents equity issuance costs related to the PIPE financing described in Note 2(d) above and reflected as a decrease in additional paid-in capital; and
•
$1.3 million was reflected as an adjustment to accumulated deficit, which represents the total estimated PCSC transaction costs less: (i) $4.1 million capitalized and offset against the proceeds from the PIPE investment; and (ii) $3.5 million previously recognized by PCSC as of June 30, 2026.

(i)	Reflects the conversion of the Roche Convertible Note and accrued interest into 6,460,616 shares of New Freenome Common Stock in connection with the Closing.

(j)
Reflects the recapitalization of Freenome’s equity consisting of 26,267,598 shares of common stock, 428,560 warrants and 212,541,832 shares of redeemable convertible preferred stock into 68,065,429 shares of New Freenome Common Stock.

(k)	Reflects the elimination of PCSC’s historical accumulated deficit after recording the transaction costs to be incurred by PCSC as described in Note 2(h) above.
(l)
Represents the recognition of stock-based compensation expense associated with Freenome restricted stock units that, on a pro forma basis, will have vested at the Closing. These costs expensed through Accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 as discussed in Note 2(cc) below.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and year ended December 31, 2025, are as follows:
(aa)
Represents pro forma adjustment to eliminate historical expenses related to PCSC’s administrative, financial and support services paid to the Sponsor, which will terminate upon consummation of the Business Combination.

(bb)	Represents pro forma adjustment to eliminate interest and unrealized gain (loss) from investments held in Trust Account.
(cc)
Represents the recognition of stock-based compensation expense associated with Freenome restricted stock units that, on a pro forma basis, will have vested at the Closing. These costs are reflected as if incurred on January 1, 2025, the date the Business Combination occurred for purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(dd)
Reflects the amortization of stock-based compensation expense associated with Freenome’s unvested restricted stock units, which are subject to vesting based upon both a service-based requirement and a liquidity event requirement. At the Closing the liquidity event requirement will have been met and Freenome will amortize stock-based compensation expense associated with the unvested restricted stock units over the remaining service period.

(ee)
Reflects the recognition of stock-based compensation expense associated with the Anti-Dilution Equity Awards that will be granted following the Business Combination, pursuant to the Elliott Offer Letter. The terms of the Elliott Offer Letter provide that an Anti-Dilution Option grant and an Anti-Dilution RSU grant will be made such that the aggregate number of shares underlining outstanding option awards and RSU awards issued to the employee are equal to 0.5% and 0.5%, respectively, of the fully-diluted capitalization of New Freenome following the Closing. The estimated number of Anti-Dilution Options and Anti-Dilution RSUs to be granted are 283,832 options and 283,832 RSUs, respectively. The strike price of the Anti-Dilution Option will be equal to the fair market value of the common stock on the date the new Freenome’s Board approves that grant. The other terms and conditions of the Anti-Dilution Option and Anti-Dilution RSUs, including the vesting commencement date and vesting schedule will be the same as the Initial Option and Initial RSU Award provided for in the employment agreement.

Compensation expense for the Anti-Dilution Option was estimated using the Black-Scholes option pricing model with the estimated $11.15 per share price of New Freenome, 6.3 year expected term, 68.9% estimated volatility and risk-free rate of 4.4%.
Compensation expense for the Anti-Dilution RSU grant is based on the estimated $11.15 per share price of New Freenome.
(ff)	Reflects the elimination of interest expense related to the Roche Convertible Note, which will be converted into shares of New Freenome Common Stock as described in Note 2(i) above.
(gg)
No income tax adjustment is reflected for the six months ended June 30, 2026 and year ended December 31, 2025 based on Freenome’s estimated annual effective tax rate for the years ending December 31, 2026 and 2025, respectively, and Freenome having a full valuation allowance on its net deferred tax asset.

3. Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented.

	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Pro forma net loss attributable to common shareholders (in thousands)	$(131,660)	$(263,231)
Pro forma weighted average shares outstanding, basic and diluted	110,280,652	110,280,652
Pro forma net loss per share, basic and diluted	$(1.19)	$(2.39)

Pro forma weighted average shares calculation, basis and diluted(5)
PCSC public stockholders(2)	6,478,269	6,478,269
Holders of PCSC sponsor shares(3)	2,442,500	2,442,500
PIPE Investors(4)	24,000,000	24,000,000
Freenome equity holders(1)	70,899,267	70,899,267
Roche convertible note	6,460,616	6,460,616
	110,280,652	110,280,652

(1)
Includes 2,833,838 shares underlying Freenome restricted stock units that will vest six months following the Closing as the issuance of shares will no longer be contingent on any conditions except the passage of time. Includes 5,371,847 shares of Freenome Common Stock issued to the Perceptive PIPE Investor upon conversion of Freenome capital stock.

(2)	Reflects 7,870,992 PCSC Class A Shares outstanding as of June 30, 2026, less 1,392,723 PCSC Class A Shares redeemed in connection with the Closing.
(3)	Includes 2,066,250 PCSC Class B Shares and 286,250 PCSC Class A private placement shares held by the Sponsor and 90,000 PCSC Class B Shares held by PCSC independent directors.
(4)
Includes 5,500,000 PIPE Shares issued to the Perceptive PIPE Investor, 5,255,376 PIPE Shares issued to an existing Freenome equity holder and 13,244,624 PIPE Shares issued to third-party PIPE Investors.

(5)	The pro forma weighted average shares, basic and diluted exclude the following because including them would be antidilutive:
•	3,342,294 shares issuable upon conversion of the Exact Sciences Note;
•	8,272,601 unexercised Freenome stock options;
•	1,201,043 unvested Freenome restricted stock units that remain subject to future service; and
•	14,003 warrants.

BUSINESS
Overview
Our mission is to detect cancer and disease at earlier, more treatable stages by making screening easy and accessible. We are an early cancer detection company developing blood-based tests leveraging AI/ML to transform multi-cancer and ultimately multi-disease detection. We founded Freenome with the goal to build an automated, scalable multiomics discovery platform and biologically-informed AI/ML designed to identify the earliest signs of disease. Multiomics technology platforms are a blood-testing approach that combines molecular signatures from both tumors and non-tumor (e.g., immune system) sources to detect cancer. Our common platform is designed to evaluate and integrate multiple analytes (e.g., DNA, RNA and proteins) with differentiated wet lab automation capabilities and high-quality clinical trials to develop accurate tests with the potential to address cancer heterogeneity. The technology backbone of Freenome is underpinned by more than a decade of development and engineering, robust intellectual property, algorithms and more than $1 billion of invested capital raised from a diverse and deep investor base including leading strategic franchises across pharma, healthcare, biotech and technology. We are pursuing multi-product commercialization supported by a robust data moat that we believe supports rapid test development (“up-versioning”) and the potential for sustainable clinical performance advantages. We believe our partnerships with Exact Sciences and Roche will expand our dataset, expand our potential commercial reach, bolster our research and development efforts, and ultimately advance our aim to develop an early detection platform that can be tailored to a patient’s individual risk profile.
The following graphic presents illustrative estimated U.S. screening-eligible patient populations:

The figures in this graphic represent illustrative estimated U.S. screening-eligible patient populations, not dollar amounts. The figures are based on publicly available screening guidelines, epidemiology and literature regarding at-risk populations, together with management estimates regarding overlap between CRC screening eligibility and eligibility for certain additional cancer screening indications. These populations are not necessarily mutually exclusive and should not be summed as distinct, unique individuals. Freenome has not received regulatory approval for, and does not have a commercial product for, the non-CRC screening indications depicted. We believe today’s cancer screening paradigm is structurally fragmented, creating inefficiencies for patients, providers, and payers that are increasingly incompatible with population-scale preventative care. Current testing modalities (e.g., colonoscopy/stool-based tests, mammography, magnetic resonance imaging (“MRI”), low-dose computed tomography (“CT”)) are fragmented or non-existent across cancer types, which creates a burden to patients and healthcare organizations, especially in cases when multiple cancer screenings are required. This fragmentation leads to disjointed patient journeys and follow-up across various clinicians/specialists, often delaying diagnosis and treatment initiation, which in turn correlates to increased healthcare system costs (e.g., elevated hospital readmission rates), treatment delays, and suboptimal health outcomes for patients with cancer and other diseases. As a result, despite annual cancer-screening costs in the U.S. of approximately $40 billion for common cancers (e.g., colorectal, breast, lung) and implementation in medical guidelines, unscreened rates remain relatively high for most cancers due to lack of patient awareness and avoidance of inconvenient procedures, while health systems are challenged to efficiently identify and notify patients that need screening. Every day, cancer claims more than 1,600 lives in the U.S. alone. Only approximately 14% of cancers are detected by screening and roughly half of all cancers are not detected until an advanced stage. Early detection has been demonstrated to lead to better outcomes and more treatment options. For example, there is an approximately 90% five year survival rate for certain common cancers when caught early. Early disease detection enables intervention and even prevention, both of which are critical to improve outcomes in cancer treatment, with other age-related diseases likely following a similar paradigm as treatments improve. We believe that the market will evolve from single test ordering to multiple cancer tests being ordered at once based on a patient’s personal cancer risk profile.
We believe that cancers with broad and widely adopted screening criteria that have a clear path to insurance coverage and reimbursement to reach more people are the gateway to near-term clinical impact while building the population-level dataset needed to optimize early cancer detection test performance and expand into new disease areas.
We are initially focused on CRC as it is the only population-level screening indication today with an established path to coverage and reimbursement while positioning us to potentially deploy Freenome’s unified assay, automation, and informatics infrastructure across future cancer indications with overlapping screening populations. CRC represents the world’s second deadliest cancer despite being one of the most curable and preventable. Despite multiple invasive and non-invasive options, the lack of patient adherence to testing is impacting the ability to reduce the burden of CRC, with approximately 40-50 million people remaining unscreened today. Our blood-based SimpleScreen CRC v1 test has received FDA approval for adults 45 and older who are at average risk for the disease and is supported by the largest prospective study of its kind, PREEMPT CRC, which met all primary endpoints. SimpleScreen CRC v1 is expected to be incorporated into the American Cancer Society’s Guideline for Colorectal Screening as an available option for blood-based testing for colorectal cancer. Abbott will exclusively commercialize SimpleScreen CRC in the U.S. pursuant to the commercial agreement entered into between Freenome and Abbott in August 2025. We are also developing a SimpleScreen CRC v2 which represents a comprehensive upgrade to the assay and AI/ML learning algorithm components and has demonstrated improved detection performance for advanced adenoma (“AA”) and CRC in data recently presented at the American Society of Clinical Oncology Gastrointestinal Cancers Symposium (“ASCO GI Conference”). We believe CRC represents a foundational anchor with the potential to accelerate the long-term path to a personalized multi-cancer detection (“PCD”) test offering. Increasingly, many other cancers have existing or recent evidence and guideline support for early detection or surveillance (e.g., lung, breast, cervical, liver, pancreatic, esophageal, and others) and overlap with the CRC screening population. We are leveraging this approach to develop a common platform (one assay, with single-cancer and multi-cancer classifiers) which we envision will include a broad testing menu where physicians and individuals can select tests based on their health profile, risk levels and latest guidelines.
As our tests receive regulatory approval, and commercial volumes and data scale, we foresee a compelling opportunity to leverage our proprietary deep learning (“DL”) approaches such as our fragment-level-deep learning (“FLDL”) model to optimize diagnostic accuracy for numerous cancer-specific and multi-cancer classifiers. We also believe this will provide us with broader potential to uncover new biological signals and incorporate longitudinal changes as people are tested throughout time and we continue to up-version tests in a rapid fashion. While up-versioning of tests is standard industry practice and is being implemented by several peers, we believe our approach is highly differentiated in terms of speed, comprehensiveness and potential performance advantages. Our approach has the potential to condense the FDA-grade test versioning roadmap process relative to many historical precedent launches, to potentially drive faster development and go-to-market time. In addition, we have incorporated real-world-data (“RWD”) tokenization, which is a method of encoding patient data into anonymized digital identifiers, to follow consented patients longitudinally and monitor for incidental findings of other cancer types. We believe we are well-positioned to solve an immediate unmet need in CRC. By creating a flywheel of population-level multimodal molecular and clinical data needed to leverage the same underlying platform, we have the potential to validate new tests and offer future tests with disease-specific classifiers (machine and deep learning) personalized to an individual’s health status, risk factors, and guideline recommendations.
Our Strengths and Competitive Differentiation
To achieve our mission to detect cancer and disease at earlier, more treatable stages while making screening easy and accessible, we plan to leverage the following key strengths and drivers of competitive differentiation:
•
Proprietary technology platform underpinned by a novel assay, high-quality and rigorous scientific approach, scalable automation capabilities and world-class expertise across multiomics, AI/ML and DL. We fundamentally believe a “one size fits all” technological approach is insufficient to detect every cancer across stages and subtypes. Our platform is supported by a proprietary non-bisulfite, base level epigenetic assay technology, specialized molecular testing used to analyze chemical modifications to DNA, a rigorous sample collection and trial design approach, differentiated wet lab/automation capabilities and a cross-functional and interdisciplinary team. Our platform is designed to deliver sustainable performance advantages, a growing data moat and rapid test up-versioning, and is underpinned by a proprietary DL model that we believe could drive innovation velocity and a powerful data flywheel effect as testing volumes scale.
•
Flexible multi-cancer detection platform designed to enable cancer specific accuracy optimization to support a personalized test offering tailored to each individual’s risk profile, targeting a collective approximately $50 billion market opportunity. We are prioritizing the development of single cancer early detection tests based on reimbursement pathway potential and clinical guidelines starting with CRC. As the market evolves to multi-cancer test ordering, we believe clinicians, patients and payers will continue to stress diagnostic yield performance for those cancers in which a patient is at increased risk. Our common platform is designed to offer single cancer tests or risk-based panels all within a similar cost structure. Our cancer screening strategy is focused on addressing today’s expensive, burdensome and highly fragmented screening paradigm that is limiting adoption. We estimate that our collective U.S. market opportunity across CRC screening and certain additional cancer screening indications under evaluation is approximately $50 billion. This estimate is an internal market-sizing exercise intended to illustrate the potential aggregate market size and is not a projection of future revenue. It was derived using (1) an estimated U.S. CRC screening-eligible population of approximately 120 million individuals, together with estimates of overlap between CRC-eligible individuals and those eligible for other cancer screening indications based on publicly available screening guidelines, U.S. demographic data, and Medicare/private insurance coverage assumptions; (2) an assumed 84% overlap between the CRC-eligible population and populations eligible for other cancer indications; and (3) an assumed per-test reimbursement rate similar to the $509 rate proposed under the Nancy Gardner Sewell Medicare Multi-Cancer Early Detection Screening Coverage Act. This results in a TAM of approximately $50 billion and does not take into account additional reimbursement for other cancer indications beyond CRC. These estimates involve significant judgment and uncertainty, including with respect to the size of overlapping eligible populations, future pricing, reimbursement, and timing of regulatory approval and commercialization. We have not received regulatory approval for, and do not currently have commercial products for, the additional cancer screening indications described in this section, and there can be no assurance that any such product candidates will be successfully developed, approved or commercialized.

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SimpleScreen CRC test has received FDA approval as a blood-based screening option for CRC in adults 45 and older who are at average risk for the disease, and is designed to deliver high sensitivity at the earliest and most treatable stages of disease to serve as a foundation for establishing a broader multi-cancer testing platform. Test development and performance is supported by the PREEMPT study, a prospective multi-center observational study with approximately 48 thousand patients enrolled and approximately 27 thousand evaluated. SimpleScreen CRC v1 detected colorectal cancer with 81.1% sensitivity and demonstrated 90.4% specificity for advanced colorectal neoplasia, and meets the coverage criteria for Medicare. In addition, we are working on a comprehensive upgrade of v1 across the assay, including optimizing key aspects of the reagents such as increasing the ability to detect cell free DNA (“cfDNA”) molecules, increasing workflow automation to approximately 95% full automation and algorithm in v2, which has demonstrated improved detection rates and overall performance in recent studies that we anticipate will enable us to develop a potentially best-in-class blood-based CRC test over time.

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Differentiated and capital efficient commercialization strategy, supported by a partnership with Exact Sciences, has the potential to meaningfully accelerate market adoption and brand recognition. We announced an exclusive U.S. license agreement with Exact Sciences to commercialize our blood-based CRC test. Exact Sciences is the leader in stool-based CRC testing with a significant commercial infrastructure and large, leading base of screening revenues and volumes. This strategic partnership is designed to drive accelerated market adoption through Exact Sciences’ well-established commercial infrastructure as SimpleScreen CRC provides a new blood-based offering to complement Exact Sciences’ stool-based offering and reach the approximately 40-50 million people who remain unscreened for CRC in the U.S. alone. Importantly, we retain full rights for CRC blood testing when tests are ordered in combination with additional cancer screening tests, including for lung and more than ten other initial cancer indications the company is pursuing. We believe Exact Sciences’ substantial commercial footprint will accelerate and drive the scaling of testing volumes for multi-cancer indications over time.

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Promising global reach and product pipeline depth, supported by expanded strategic collaboration with Roche. We announced an exclusive license and option agreement with Roche to develop and commercialize an ex-U.S. kitted (de-centralized) version of our personalized multi-cancer early detection (“MCED”) test on the Roche sequencing by expansion (“SBX”) platform. We will retain key rights to all U.S. kitted tests and U.S. and ex-U.S. centralized testing, and importantly have access to multi-cancer kit data, if available with proper consents and in accordance with applicable laws.

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Targeting leading healthcare systems and payers to drive deep integration across the ecosystem and infrastructure, which will support commercial launch across tests and create a sustainable, data-driven competitive moat. Highly scalable, modular AI infrastructure and strategy to be leveraged with health systems for future algorithm training and indication expansion pairs Freenome’s AI-enabled learning engine with RWD and informatics for bi-directional data exchange with leading healthcare organizations. Our platform is also designed for scalability and seamless integration into existing healthcare workflows, to facilitate strategic partnering and potentially increase test adoption.

Our Platform Technology and Approach
Foundational to our scientific approach is the view that, due to the intrinsic heterogeneity of the disease, no single technology can detect every cancer. Different cancers have different signatures that present in different quantities and biomarkers in the blood. While circulating tumor DNA (“ctDNA”) (fragmented DNA released by tumor cells into the bloodstream) is foundational to our platform, we believe multiomics are required to reach clinically meaningful performance levels across various cancer types, including those with low ctDNA shedding rates (e.g., prostate) and high rates (e.g., pancreatic) — optimizing sensitivity or specificity on an indication-by-indication basis.

Illustrative comparison of detection sensitivity across cancers with differing circulating tumor DNA shedding characteristics. Values shown are conceptual examples and do not represent clinical performance of any Freenome product candidate. Tumor DNA shedding rates may vary significantly across cancer types and disease stages, and cancers with lower circulating tumor DNA levels may require additional biological signals beyond ctDNA alone to achieve clinically meaningful detection performance.
The figure above illustrates conceptual examples of tumor DNA shedding characteristics observed in certain cancers and the potential value of multiomics approaches in improving detection sensitivity across cancers with varying biological signal characteristics. Our multiomics discovery platform is designed to integrate a multitude of analytes such as DNA, RNA and proteins, and we have developed and integrated multiple methods to empirically profile each cancer or disease of interest. After the discovery process, a smaller set of these analytes are selected for translation into targeted assays for high-throughput clinical testing. For many of the technologies, automation was implemented early in the discovery process to increase the consistency and reproducibility of the resulting data for test design, and ultimately, to allow for automated work cells to be built for commercial testing. In addition, we evaluate the potential additive nature of external emerging technologies leveraging our prospectively collected samples for clinical performance improvements, cost effectiveness, and other key attributes to assess incorporation into Freenome workflows.

The diagram above illustrates our proprietary multiomics platform architecture and development framework. The platform integrates molecular data generated from blood samples with machine learning models designed to detect tumor-derived and non-tumor-associated biological signals across multiple molecular modalities, including DNA, RNA, proteins, and other analytes.
The AI/ML learning engine uses a combination of computational biology, ML, and DL to integrate the molecular output to create AI/ML classification models optimizing for sensitivity and specificity for cancer detection. As clinical tests start to enable additional RWD, the AI/ML learning engine is designed to rapidly iterate with test versions to improve the sensitivity and specificity of the test to fuel test improvements and validate new tests. As test volumes scale, we believe the resulting longitudinal, multimodal dataset will become a competitive asset that supports classifier refinement, potential new indication development, and a patient network effect from serial testing as people are screened multiple times. The platform is designed to support iterative algorithm development and validation as additional molecular and clinical datasets become available, enabling the development of multiple cancer detection assays leveraging a shared data and machine learning infrastructure.

The diagram above illustrates conceptual representations of our multiomics platform and machine learning infrastructure used in the development of its cancer detection assays. The term “serial testing” refers to cancer screening tests that may be performed repeatedly over time in accordance with clinical screening guidelines or coverage policies.
We have a proprietary next-generation sequencing methylation technology that is a non-bisulfite, base-level epigenetic assay. Methylation is a sensitive assay method used in testing that detects methyl groups attached to DNA to identify tissue of origin cancers. Our workflow for methylation and other epigenetic biomarkers provides high resolution multimodal digital outputs at a base-level, enabling capture of subtle biological changes important for early-stage lesions, core to any personalized multi-cancer detection indications that shed cfDNA. Certain cancer screening tests may be performed on a recurring basis as part of routine clinical screening programs. For example, CRC screening and other cancer screening modalities may be performed periodically over time in accordance with clinical screening guidelines or coverage policies. As a result, repeat testing may generate longitudinal molecular datasets from similar patient populations over time. The platform is designed to support iterative algorithm development and validation as additional molecular and clinical datasets become available. As testing volumes increase, including through clinical studies and pre-commercial testing programs, these datasets may contribute to the continued refinement of machine learning models used in the development of future test versions.
We also have a proprietary and differentiated protein and autoantibody technology, encompassing targets and capabilities for various cancer indications. Autoantibodies are immune system generated proteins produced in response to the body’s own molecules, which can serve as early indicators of disease. The protein assays were developed in-house and autoantibodies were incorporated through the 2023 acquisition of Oncimmune Ltd, a global immunodiagnostics developer providing the broader multiomics infrastructure with additional non-tumor-derived signals to capture a more comprehensive view of the tumor microenvironment.
Key to our AI/ML capabilities are both the proprietary models and the software that enables versioned and deployed classifiers under controlled workflows designed to support traceability, performance monitoring, and regulatory review. One example includes our ongoing DL research and proprietary FLDL model architecture that takes advantage of each of the base-level nucleotide features (i.e. the individual chemical units–adenine, thymine, cytosine, and guanine–that compose DNA) to learn fragment embedding through neural networks; then, a specialized attention mechanism uses cancer-indicative fragments to generate a sample embedding to predict cancer status. In the future, as we move into other cancer types and if we can obtain large sets of clinical metadata, this will enable optimization of the diagnostic accuracy by cancer type. Similarly, as test volumes scale, we believe the data flywheel effect of the platform will lead to new signals and improved test versioning. The diagram below illustrates a conceptual representation of our proprietary FLDL model architecture used in the development of its multiomics cancer detection algorithms.

Proprietary Fragment-Level Deep Learning (FLDL) model optimizes learning efficiency in preparation for large commercial data volume for future test versions

Base level methylation results in higher resolution multimodal molecular data

Single sample
Fragment data
M fragments with base-level features
FLDL Model Architecture
Fragment Embedding
Processing and combination of pairwise features into a single fixed-sized vector per fragment
M feature vectors
Sample Embedding
Pooling of all learned vectors into a single fixed-sized vector per sample
One feature vector
Output Network
NN to predict target from fixed-sized vector
Modeled jointly with other analyte or 'omic' inputs such as Non-NGS (proteins & autoantibodies)

Freenome's advanced FLDL architecture captures large clinical metadata imaging which in turn optimizes the diagnostic yield to tailor the approach to specific cancers

As test volume scales, the flywheel effect of the platform leads to new signals and improved test versioning as seen with v1 to v2 in CRC

The diagram above illustrates a conceptual representation of our FLDL architecture and is intended to provide an overview of the analytical framework used in the development of its cancer detection algorithms.
In addition, we are in the early stages of developing AI infrastructure in house that we would plan to activate with health systems for future algorithm training and indication expansion. This forms a three-way partnership strategy focused around providing the AI-enabled learning engine with molecular data from blood-based tests such as CRC/AA and others, if approved, as well as available real-world data and informatics. Although we do not yet have any partnerships with health systems, we plan to start real-world data collection with health systems in 2026. The vendors will support integration into healthcare ecosystems for bi-directional data exchange, secure cloud-computing environments and relationships with healthcare organizations. Health systems have the opportunity to provide electronic health records, electronic medical records and claims data as available and agreed upon. We believe this structure will fuel the AI-enabled learning engine to improve existing tests, as well as enable the creation of new tests.

AI infrastructure under development ahead of commercial launch to activate learning engine with health systems for future algorithm training and indication expansion

Freenome provides:

- CRC/AA blood-based testing (if approved)
- AI-enabled learning engine
- Real-world data (RWD) and informatics
- Future blood tests (if approved)

Vendors will support:

- Existing integrations into the healthcare ecosystem to facilitate bi-directional data exchange
- Secure cloud-computing environments for large health care data sets
- And potentially…
  - New data sets (e.g., medical records, claims)
- HCO and payer relationships

AI-Enabled
Learning
Engine

Continue to obtain from health plans and health systems:

- Claims data for their members including incidental findings of CRC/AA or other indications
- IDNs/IPPNs expected to also have EHR data, including screening intent (unfulfilled orders)

The infrastructure illustrated above represents a conceptual architecture for our data and algorithm development processes.
Our Product Portfolio and Pipeline
SimpleScreen v1 — Blood-Based Screening Test for CRC Screening
Complementing existing screening paradigms, our blood-based SimpleScreen CRC initial version test is focused on a large, reimbursed market and supported by the largest prospective study of its kind, PREEMPT CRC. The study, sponsored by us, met all primary endpoints (sensitivity for CRC (sensitivity, 79.2%; 95% CI, 68.4%-86.9%; P = .006), specificity for advanced colorectal neoplasia (“ACN”) was 91.5% (22 306/24 371; 95% CI, 91.2%-91.9%; P<.001), negative predictive value for ACN at 90.8% (22 306/24 567; 95% CI, 90.7%-90.9%; P<.001), and positive predictive value for ACN was 15.5% (378/2443; 95% CI, 14.2%-16.8%; P<.001), with a topline readout released in April 2024. It was designed to meet FDA requirements for a first-line label. PREEMPT CRC was conducted across 201 sites in the U.S. and United Arab Emirates, enrolled approximately 48 thousand participants, evaluated approximately 27 thousand participants aged 45 to 85 years at average risk of colorectal cancer, and collected up to approximately five years of data on certain subjects. A total of 34,224 tests were conducted as part of PREEMPT CRC. It was funded and constructed with an aim to lay the groundwork for our platform’s underlying learning engine, to drive the development of future tests for other cancers and diseases well beyond CRC.
In the intended use population, v1 achieved AA sensitivity of 14% and an overall CRC sensitivity of 81% at 90% specificity. Importantly, v1 achieved a sensitivity of 31% in high-grade dysplasia lesions and 64% sensitivity for Stage I cancers. There were no reported serious adverse events. We received FDA approval for SimpleScreen CRC v1 in July 2026, and Abbott will exclusively commercialize SimpleScreen CRC in the U.S. pursuant to the commercial agreement entered into between Freenome and Abbott in August 2025. SimpleScreen CRC v1 has the potential to serve as the foundation for developing a personalized multi-cancer detection platform across more than 10 indications.
SimpleScreen v2 — Comprehensive Upgrade of v1 to Drive Potentially Best-In-Class Performance Amongst Blood-Based CRC Screening Tests
We are developing a second version of SimpleScreen CRC with improved assay and algorithm components designed to increase its signal-to-noise ratio by optimizing key aspects of the reagents, improving the ability to detect tumor cfDNA, and increasing workflow automation of the methylated cfDNA detection platform to approximately 95%. Together, these improvements more than triple the number of distinct cfDNA molecules, thereby increasing test sensitivity.

The following tables and figures in this section summarize selected analytical workflow metrics used during assay development, and unless otherwise stated, reflect internal development and bridging studies. These metrics are not clinical performance claims and may not be predictive of future results.

Mean Target Coverage (“MTC”) is a sequencing-based metric reflecting the average depth of usable sequencing reads across the assay’s targeted genomic regions (after accounting for duplicate reads). We monitor MTC because it is a key indicator of molecular recovery and data quality for our assay workflow. We also performed internal studies and simulations to evaluate the optimal MTC target for v2 of our assay to potentially improve the clinical activity of v2 for detecting APL and CRC. We identified that the >2,000 MTC was our metric target to enhance clinical performance and we achieved this target in support of v2 feasibility studies including the data presented at ASCO GI Conference in January 2026.
We sponsored and conducted a large case control validation study of nearly one thousand samples with an objective to compare performance between v1 and v2, in data presented at the ASCO GI Conference in January 2026. The test’s previously trained and locked AI/ML classification model was used for both tests and applied to paired data from independent clinical samples. We additionally compared limit-of-detection and limit-of-blank performance between test versions. Clinical test performance was assessed using both the updated and previous tests in an average risk cohort. To reflect the intended-use population, sensitivity was adjusted for age and sex using distributions from the U.S. Census and for CRC stage, advanced precancerous lesion (“APL”) subtype, and APL lesion size using distributions from the PREEMPT CRC study. Adjusted specificity was set to 90% for each version to enable direct comparison. The updated CRC test detected 85% of CRC cases and 22% of APLs, indicating increased clinical sensitivity relative to performance in the PREEMPT CRC study. In a performance evaluation study, the original test (v1) and the updated version (v2) were compared head-to-head. A total of approximately 1,300 tests of each of v1 and v2 were conducted during the fourth quarter of 2024 in Brisbane, California by evaluating all study subjects with both versions, controlling for biological variation and cohort effects. For both CRC and APL, the clinical sensitivity point estimates at 90% specificity increased by 1.7 percentage points and 5.4 percentage points, respectively, which suggests that the improvements made to the underlying platform lead to improvements in clinical performance.
Additional improvements in the updated test included increased sensitivity of 44% for APLs with high-grade dysplasia, a 2.6-fold reduction in the limit of detection, and meaningful improvements in projected patient outcomes (9% reduction in lifetime CRC cases and 10% reduction in CRC deaths). V2 will continue to be evaluated in analytical and clinical validation studies. For example, in July 2026, we announced results from a pivotal clinical validation study that assessed the performance of assay and algorithm improvements. The study successfully met its primary and secondary endpoints. The updated test showed 18.2% sensitivity in detecting advanced precancerous lesions (“APLs”), 41.9% sensitivity for APLs with high-grade dysplasia (“HGD”), and 80.4% sensitivity in detecting CRC, including 52% of Stage I cases (Stage I (T1) 39.9% and Stage I (T2) 81.2%), 100% of Stage II, 97.3% of Stage III and 100% of Stage IV. The results were adjusted to the age and sex distribution of the U.S. Census to better reflect the intended use population, and specificity for no findings on colonoscopy was 90%. The data are preliminary, and management’s review and analysis are ongoing.

The clinical validation of the updated SimpleScreen CRC test includes blinded, previously unevaluated samples from participants who enrolled in PREEMPT CRC -- a prospective, registrational study -- as well as previously tested samples. Conducted at more than 200 sites, the PREEMPT CRC study enrolled 48,995 asymptomatic, average-risk adults between the ages of 45 and 85 scheduled to undergo a screening colonoscopy. The analysis included more than 85 individuals with CRC, 1,500 with APLs, and 150 with APLs with HGD.

Endpoint	Updated SimpleScreen CRC CV study (US Census Weighted Endpoints)		SimpleScreen CRC in PREEMPT CRC study (US Census Weighted Endpoints)
	N	Value (95% CI)	N	Value (95% CI)
Sensitivity for CRC (Primary)	89	80.4% (70.2%, 87.7%)	72	81.1% (71.3%, 88.1%)
Sensitivity for APL (Primary)	1570	18.2% (16.3%, 20.4%)	2567	13.7% (12.4%, 15.0%)
Sensitivity for HGD (APL 2.1) (Secondary)	157	41.9% (34.0%, 50.3%)	110	30.5% (22.7%, 39.5%)

Detecting APLs, particularly those with HGD, is important because these lesions are more likely to progress to colorectal cancer if left untreated. The sensitivity results for APL and APL with HGD demonstrated in this study are the highest reported to date for any non-invasive screening blood test in a prospective registrational pivotal clinical study. With the improved detection of APLs and HGD, our published model suggests that the updated test would result in 7.7% more life-years gained, 9.5% more cases of cancer prevented, and 9.5% more cancer deaths prevented, compared to the first-generation CRC test version.
CRC Market Overview
CRC is the second most common cause of cancer deaths and accounts for over 150 thousand new cases annually, according to the American Cancer Society. There is also an established framework to coverage and reimbursement for diagnostics, including blood-based tests covering most individuals 45 years of age and older, under current USPSTF and other clinical guidelines. CRC outcomes are highly stage dependent, with five year survival exceeding 90% when detected early, compared to approximately 15% for metastatic disease. Detection and removal of precancerous adenomas substantially reduce CRC incidence and mortality.
Lung v1 — Blood Based Test for the Early Detection of Lung Cancer
We are developing a blood-based lung cancer screening test intended for individuals at elevated risk, including current and former smokers who meet guideline-based eligibility criteria. Lung cancer remains the leading cause of cancer-related mortality in the U.S., yet reported nationwide adherence to guideline-recommended lung cancer screening using low-dose computed tomography (“LDCT”) remains low, with estimates near 10-15% of eligible individuals completing screening.
In contrast, observational evidence from a large cohort study indicates that individuals with significant tobacco exposure show relatively high participation in CRC screening programs. For example, a study published in The Journal of the American Medical Association found that a majority of individuals in the smoking population participate in CRC screening when it is offered as part of routine preventive care, even though they underutilize lung cancer screening. Freenome believes this suggests a CRC-anchored blood test that includes lung cancer screening as part of a PCD panel could materially increase upfront lung cancer screening uptake relative to standalone LDCT programs.

Lung cancer presents distinct biological challenges for blood-based detection, particularly in early-stage disease and in lung adenocarcinoma, which often sheds less circulating tumor DNA. Our lung test leverages its multiomics platform, integrating epigenetic (chemical modifications that regulate gene activity) (including methylation) and proteomic (protein) signals with machine learning-based classifiers optimized for lung cancer biology. Our lung cancer program achieved key analytical and clinical performance milestones based on a readout from the PCD Vallania Study. In prospectively collected case-control samples including negative individuals who represent the high-risk population, our multiomics lung test indicated approximately 80% sensitivity at 75% specificity outperforming any of the singleomic assays that focus on one data type. The PCD Vallania Study was sponsored by us and conducted at 68 locations in the U.S. and enrolled a total of 7,435 participants, all over the age of 30. Initial development data for our investigational lung cancer screening test showed an adjusted sensitivity of 90.7% at 50% specificity and 80.4% at 75% specificity for detecting lung cancer. The multiomic approach outperformed a methylation-only version of the test, which showed adjusted sensitivities of 85.8% and 78.2% at the same specificity thresholds.

We completed clinical validation analyses of an independent cohort consisting of an aggregate of 636 samples from the PCD Vallania Study and the Sanderson Study, which met its predefined acceptance criteria, supporting our planned launch of SimpleScreen Lung as a LDT in the second half of 2026. The Sanderson Study was sponsored by us and conducted at 23 locations in the U.S. and enrolled a total of 788 participants, all over the age of 30. In our investigational AI/ML-based multiomics lung cancer screening test at a pre-defined threshold we observed Intended Use Population (“IUP”)-weighted sensitivity of 85.7% (95% CI, 78.7% to 90.6%) at 50% specificity and nominal, unadjusted sensitivity of 88.8% (95% CI, 83.7% to 92.5%) at 50% specificity. The test also showed IUP-weighted Stage I sensitivity of 76.6% (95% CI, 64.3% to 85.6%) and IUP-weighted Stage II sensitivity of 90.8% (95% CI, 69.9% to 97.7%) at 50% specificity. IUP-weighting adjusts test performance to reflect expected differences between the evaluation cohort and the anticipated IUP, including differences in age, sex, lung cancer stage, and histological subtype.
In an exploratory analysis aligned to guideline-recommended lung cancer screening eligibility, including individuals aged 50 to 80 years with applicable smoking history, we observed sensitivity of 86.3% (95% CI, 78.9% to 91.4%) at 50.5% specificity. In addition, the evaluation of a different AI/ML classifier, including RWD risk factors, showed IUP-weighted sensitivity of 91.0% at 50% specificity (95% CI, 84.9% to 94.8%). These potential performance improvements will continue to be evaluated as part of future test iterations.
These clinical results build upon our prior analyses supporting our AACR-presented lung cancer data, and reflect the final clinical cohort, updated weighting approach and current Lung LDT analysis. We believe these results support our planned launch of SimpleScreen Lung as an LDT and further support the potential utility of our multiomics approach, which integrates epigenetic and proteomic signals with AI/ML-based classifiers optimized for lung cancer biology.
We plan to introduce the lung cancer test as a laboratory developed test (“LDT”) in the second half of 2026. Based on the Company’s recently disclosed SimpleScreen Lung validation data, the initial test launch will include only the assay’s protein component. The lung LDT is designed to enable early clinical adoption, if approved, generate real-world evidence alongside health system partners, and inform the subsequent IVD development pathway using the same underlying platform. We plan to leverage the future health system partnerships, EMR integrations, and CRC commercial infrastructure to surface individuals eligible for lung or CRC and lung cancer screening. Development of the multiomic test will remain the focus of the in vitro diagnostic program.
We initiated and sponsored the PROACT Lung clinical study, a prospective, event-driven study designed to evaluate the performance of its lung cancer test in the high-risk population. We are currently enrolling participants at 36 active locations across the U.S., with approximately 8,000 participants, all over the age of 50, enrolled to date. Data from PROACT Lung, along with data from additional analytical and clinical validation studies, are intended to support the submission of a PMA for the lung test as an IVD and the associated readouts will inform us on when to submit the PMA. The FDA granted Breakthrough Device Designation to SimpleScreen Lung, our investigational blood-based lung cancer screening test with a proposed use in adults ages 50 to 80 who have at least a 20 pack-year smoking history and are not currently participating in guideline-recommended lung cancer screening. The lung IVD program will leverage the same underlying assay architecture and computational framework used for the lung LDT, with lung-specific classifiers and expanded multiomics features refined based on earlier readouts.
Lung Cancer Market Overview
Lung cancer represents the leading cause of cancer deaths in Americans, with over 215 thousand new cases yearly according to the American Cancer Society. Between 14 and 15 million Americans over 50 years of age who are current smokers, have quit within the last 15 years, or have a 20 pack per year smoking history are considered high risk for lung cancer and are eligible for annual screening per guidelines, however screening rates remain low at 10-15% within the high-risk population. Early detection is crucial in lung cancer, with a 65% survival rate for localized lung cancer, but only 10% once it has metastasized.
PCD Overview
We are developing a portfolio of PCD tests designed to detect cancer earlier by integrating single-omic or multiomic signals tuned to specific populations with clinically relevant risk factors. Our approach prioritizes cancer-specific and risk-based populations in which earlier detection can be evaluated against existing clinical pathways, guidelines and where screening or surveillance needs remain unmet.
The PCD roadmap is anchored by CRC which represents the largest established population-level cancer screening market in the U.S. and serves as the foundation for our platform development strategy. Importantly, CRC screening eligibility overlaps with many higher-risk populations for other solid tumors, including lung, liver, pancreas, gastric, esophageal, ovarian, breast, uterine, bladder and prostate. As a result, a significant portion of patients eligible for CRC screening may simultaneously qualify for additional cancer testing based on clinical risk factors such as smoking history, gastroesophageal reflux disease (“GERD”), chronic liver disease, viral hepatitis, family history, obesity, genetic predisposition, and many other aspects of an individual’s health profile. Approximately 84% of the roughly 120 million patients eligible for CRC screening are potentially eligible for additional cancer indications. Additionally, an estimated 42% of such population are eligible for at least two additional cancer indications. Roughly, an additional 17 million patients who are not eligible for CRC screening are eligible for screening for the other cancer indications listed above.

Our PCD programs are designed to leverage this overlapping eligibility by enabling multiple cancer indications to be assessed from a single blood draw using a common assay and computational infrastructure. We believe this approach supports efficient expansion across indications while minimizing incremental development complexity.
Our discovery and development efforts are supported by ongoing refinement of our Cancer Signal Origin (“CSO”) algorithms, which are intended to improve localization accuracy and enable reuse of existing assays and data across additional cancer indications. This scalable, modular architecture is designed to allow us to iteratively expand our PCD portfolio without always requiring the development of entirely new assay platforms for each indication depending on the clinical performance requirements.
The diagrams below illustrate our current product timeline, development and preliminary discovery strategy for expanding our personalized multi-cancer detection platform across multiple cancer indications. Our approach is anchored in population-level CRC screening and expands to additional cancer indications based on overlapping patient risk populations and the availability of supporting molecular and clinical datasets. Our PCD readouts in mid-2026 and early 2027 will inform our plans for new PCD LDT product launches in 2027.

Development timelines and pipeline indications shown above represent our current development plans and expectations and are subject to change. None of the products and indications described in these diagrams have received approval from the U.S. Food and Drug Administration. Any commercialization of such tests in the United States would require regulatory authorization for the applicable indication.
Platform and Market Access Optionality for Average-Risk MCED
In addition to risk-enriched PCD programs, our platform is designed to support the potential future development of an average-risk MCED test as clinical evidence, regulatory standards, and reimbursement pathways evolve, over time.
Our multiomic architecture and CSO algorithms are modular and extensible. Ongoing refinement of CSO classification and signal attribution is intended to enable broader application of existing assays across differing risk strata. We believe that, if supported by sufficient clinical evidence and regulatory and payer acceptance, an average-risk MCED could be enabled primarily through algorithmic refinement of the CSO framework rather than through the introduction of a new assay platform. This flexibility reflects our focus on maintaining a single, extensible platform capable of supporting both personalized, risk-based testing and broader population applications over time. In turn with the development of indication-specific, risk-enriched PCD tests, our platform is designed to support the potential future launch of an average-risk MCED test, based on developments pertaining to clinical evidence, the regulatory environment/frameworks, and reimbursement dynamics.
Under this framework, we envision a tiered portfolio consisting of (1) indication-specific PCD tests tailored to defined higher-risk populations and existing care pathways, and (2) a potential average-risk MCED offering, subject to future evidence development, regulatory pathways, coverage and reimbursement, and clinical guidelines.
We believe maintaining this flexibility is strategically important given ongoing clinical trials, policy discussions, and legislative initiatives related to average-risk MCED.
Additional Opportunities (Molecular Residual Disease, Monitoring, and Early Intervention Collaborations with Biopharma)
As treatments continue to advance towards intervening at earlier stages of cancer there are opportunities to utilize our platform down the care continuum to help guide and monitor disease. We have leveraged our multiomics AI/ML technology platform beyond screening and collaborated with companies such as Genentech, Gilead, Novartis, ADC Therapeutics, and others to explore additional applications. One example includes molecular residual disease (“MRD”), also referred to as minimal or measurable residual disease, where the identification of rare cancer-derived signatures can guide decision-making with respect to post-operative chemotherapy, targeted therapy, or immunotherapy. The most pervasive MRD methods on the market require upfront tissue sequencing and a blood-only, tumor naïve ctDNA assay could reduce process complexity and enable much faster turnaround times for clinical decision making. Given the LoD and clinical performance of Freenome’s methylation assay, we are actively evaluating the same technology in the MRD setting.
In addition, we have assessed the ability of our platform to further segment the population through our fragmentomic features (patterns derived from the size, distribution, and en-point characteristics of cell-free DNA fragments in the blood) to characterize the probabilities of different gene transcripts, enabling differentiation of responders and nonresponders to different therapeutics. Furthermore, we have shown that a combined multiomics approach including genomics, methylation, autoantibodies, and proteomics provides better resolution and biological interpretability of prognostic indicators of disease than a single analyte approach alone during the biomarker discovery phase.
Our Strategy
We intend to deploy a multi-staged commercialization strategy designed to accelerate the adoption of our multiomics platform for early cancer detection across multiple cancer indications beginning with CRC, for which SimpleScreen CRC has received FDA approval and Abbott will exclusively commercialize in the U.S. pursuant to the commercial agreement entered into between Freenome and Abbott in August 2025, and we will commercialize SimpleScreen CRC together with lung cancer screening (LDT) and may expand to additional indications within the second half of 2026. Harmonizing these screenings into a single draw, single provider engagement and single patient experience, we believe, will improve screening rates, simplify care team workflow and reduce patient compliance challenges that limit uptake of important screening in today’s paradigm. Further, each additional indication has the potential to expand the addressable market and adds incremental gross margin per test ordered, while establishing a single physician call point for the entire Freenome pipeline and creating operating leverage without proportional increases in fixed cost. Finally, we intend to augment the value we add to each patient interaction by offering digital solutions and care navigation to provide a holistic solution to optimize existing and new cancer detection pathways.
Our approach leverages a combination of direct health system engagement, deep technical integration, strategic commercial partnerships, and a targeted physician sales organization to maximize market penetration across diverse provider segments, patient populations and geographies.
Staged Market Approach: Health System Focus
Following approval, our initial commercial efforts will prioritize a centralized approach targeting health systems. Given that greater than 75% of primary care providers are currently employed by health systems or other corporate entities, this top-down strategy will allow us to efficiently engage large groups of providers by directing sales efforts toward health system leadership.
Complementing this health system-centric approach, we also plan to develop and deploy a more traditional physician sales team to activate providers in targeted health systems and engage additional providers.
Strategic Partnership with Exact Sciences
To accelerate blood-based test adoption and our reach into the primary care market, we will leverage our announced strategic partnership with Exact Sciences. This collaboration enables Freenome to partner with Exact Sciences to expand screening to Exact Sciences’ extensive commercial infrastructure, which includes:
•	reach to over 260,000 providers;
•	relationships with hundreds of health systems;
•	EHR integrations;
•	a commercial organization of over 1,400 personnel; and
•	database of millions of people who have not completed stool-based testing.
Market Definition and Opportunity
Our sales and marketing organization will be focused on defining and developing the broader multi-cancer market. We view this as a significant opportunity to serve patients who meet screening criteria for multiple cancers as illustrated by the graphic below. These overlap populations illustrate our view of potential opportunities for our products, if approved, where bundled or risk-based multi-cancer screening may emerge over time.

The figures in this graphic represent illustrative estimated U.S. screening-eligible patient populations, not dollar amounts. The figures are based on publicly available screening guidelines, epidemiology and literature regarding at-risk populations, together with management estimates regarding overlap between CRC screening eligibility and eligibility for certain additional cancer screening indications. These populations are not necessarily mutually exclusive and should not be summed as distinct, unique individuals. Freenome has not received regulatory approval for, and does not have a commercial product for, the non-CRC screening indications depicted.
While Exact Sciences will drive expansion of the CRC-only blood offering, we retain the rights for our CRC blood test when it is ordered in combination with additional cancer screening tests in patients that meet criteria, including for lung and more than 10 other initial cancer indications the company is pursuing. We believe there is significant synergy in this approach as both efforts are aimed at increasing the reach of blood-based screening while expanding the brand awareness and future access to Freenome’s entire pipeline.
We believe harmonizing screening for multiple indications with existing screening programs and additional cancers that do not have robust existing screening efforts will allow for more comprehensive coverage of an individual’s risk and expand the market for patients who are eligible for our tests. Our ability to run comprehensive screening for a wide variety of cancers on a common platform combined with our commercial health system/partnership ecosystem strategy should result in gross and operating margin leverage that enables flexibility and ultimately cost structure advantages. We believe this approach is a strong differentiator compared to companies with a single or only a few cancer indication offerings.
Centralized and Decentralized Global Networks
Concurrently, we plan to pursue direct relationships with centralized testing facilities to establish test distribution networks globally. This centralized approach complements the Roche partnership by allowing us to maintain direct oversight of high-volume processing hubs while the decentralized model expands local access.
Key Collaborations
Exact Collaboration and License Agreement
In August 2025, Freenome entered into a Collaboration and License Agreement (the “Exact Collaboration and License Agreement”) with Exact Sciences Corporation (“Exact Sciences”). Pursuant to the Exact Collaboration and License Agreement, Freenome granted Exact Sciences (a) a non-exclusive, fully paid-up, royalty-free, sublicensable (subject to certain restrictions) license under certain of Freenome’s intellectual property rights to develop in accordance with the development plan certain in vitro, blood-based products or services for diagnosis, screening or evaluation of CRC or colorectal pre-cancer (excluding certain multi-cancer tests) (each a “Collaboration Product”) for all uses and purposes, excluding the diagnosis, screening or evaluation of measurable residual disease (the “Field”), (b) a co-exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license under certain of Freenome’s intellectual property rights to commercialize Collaboration Products that are laboratory developed tests until the later of (i) the date of approval by the FDA of a premarket approval application for a class III medical device for CRC or colorectal pre-cancer that meets certain requirements for the first Collaboration Product, which occurred on July 24, 2026 and (ii) antitrust clearance, which occurred on November 7, 2025 (the “Exclusive License Effective Date”) and (c) on the Exclusive License Effective Date, an exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license under certain of Freenome’s intellectual property rights to commercialize Collaboration Products in the Field in the U.S. In addition, Freenome granted Exact Sciences a non-exclusive, worldwide license to manufacture Collaboration Products for purposes of developing and commercializing Collaboration Products as expressly permitted above. Collaboration Products exclude certain future CRC products for which Exact Sciences is granted a certain right of first negotiation in the U.S.
In consideration of the rights granted to Exact Sciences, Exact Sciences agreed to pay Freenome an upfront payment in the amount of $75 million (the total amount received to date), certain development milestone payments in the aggregate amount of up to $700 million, certain laboratory service fees for laboratory tests performed by Freenome on behalf of Exact Sciences, and tiered royalty payments on U.S. sales of CRC blood-based screening test products that may result from the collaboration, including a maximum royalty rate of 10% of Net Sales (as defined in the Exact Collaboration and License Agreement) triggered at a 20% gross margin, which are subject to FDA approvals being obtained for SimpleScreen CRC, during the royalty term if a mutually agreed gross margin threshold is reached. In addition, Exact Sciences agreed to fund up to $20 million of mutually agreed development costs per year over a three-year period.

In connection with the Exact Collaboration and License Agreement, Freenome issued and sold to Exact Sciences a convertible note with an aggregate principal amount of $50 million at an interest rate of 5% per annum, as described in the section entitled “Description of Capital Stock—Outstanding Exact Sciences Convertible Note.”
Unless terminated, the Exact Collaboration and License Agreement will continue on a Collaboration Product-by-Collaboration Product basis until the expiration of the royalty term applicable to the Collaboration Product. Either party may terminate the Exact Collaboration and License Agreement for the other party’s uncured material breach. In addition, each party may terminate the Exact Collaboration and License Agreement following certain events, including the other party’s bankruptcy, and, following the earlier of achievement of a certain milestone event and January 1, 2028, Exact Sciences may terminate the Exact Collaboration and License Agreement for convenience on 180 days prior written notice to Freenome.
Roche License and Option Agreement
In November 2025, Freenome entered into a License and Option Agreement (the “Roche License and Option Agreement”) with Roche Sequencing Solutions, Inc. (“Roche Sequencing”). Pursuant to the Roche License and Option Agreement, Freenome granted Roche Sequencing (a) an exclusive option (the “Option”) to obtain an exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license to certain of Freenome’s intellectual property rights to exploit kitted assays for cancer screening, including for CRC and lung cancer (the “Licensed Products”), outside the U.S. (the “Territory”) and (b) in the event that Freenome seeks to enter into a partnering transaction to offer centralized testing services for cancer screening in the Territory, a preferred partner right to negotiate with Freenome a definitive agreement for such partnering transaction. Kitted assays for cancer screening are diagnostic test kits that enable cancer screening to be performed using a standardized set of reagents and components, and may be deployed through either a centralized or decentralized model. In a centralized model, a patient’s blood sample is processed at a single, high-volume centralized laboratory. In a decentralized model, kitted assays are distributed to qualified local or regional laboratories, enabling those laboratories to process patient samples closer to the point of care. Under the Roche License and Option Agreement, Freenome and Roche Sequencing are collaborating to develop a decentralized blood test kit for early-stage detection of several cancer indications and, if successful, Roche Sequencing will sell the decentralized blood test kits outside of the U.S. under IVD-R, allowing qualified laboratories to process patient samples with such kits. Freenome’s current commercialization of MCED tests in the U.S. utilizes a centralized model, though Freenome may pursue a decentralized model in the future. In addition, Freenome agreed to conduct an evaluation of certain of Freenome’s assays using Roche Sequencing’s sequencing by expansion technology (the “SBX Platform”) and, upon meeting certain requirements, Freenome will make available Freenome’s assays on the SBX Platform pursuant to an SBX implementation plan.
As consideration for the Option and certain research & development activities, Roche Sequencing agreed to pay Freenome a $75.0 million option issue fee, in addition to certain future milestone payments in the aggregate amount of $134 million, of which $75.0 million for the option issue fee has been received to date, and are not subject to FDA Approvals being received. In addition, as consideration of the rights granted to Roche Sequencing, Roche Sequencing also agreed to pay Freenome an option issue fee in the amount of $75 million pursuant to a convertible note executed simultaneously with the execution of the Roche License and Option Agreement and royalty payments in the low single digit to mid-teens based on the Net Sales (as defined in the Roche License and Option Agreement) of Licensed Products. For more information on the convertible note issued to Roche, see the section entitled “Certain Relationships and Related Person Transactions—Agreements with Our Stockholders—Convertible Promissory Note with Roche.”
If Roche Sequencing exercises the Option, unless terminated, the Roche License and Option Agreement remains in effect until the expiration of the royalty term for all Licensed Products in the Territory. Either party may terminate the Roche License and Option Agreement for the other party’s uncured material breach and Freenome may terminate the Roche License and Option Agreement (a) if following receipt of regulatory approval for a Licensed Product in the Territory, Roche Sequencing does not initiate or ceases commercialization of the Licensed Products in the Territory within a specified period of time or (b) if Roche Sequencing initiates certain patent challenges.
Operations and Supply
Freenome relies on third-party suppliers to provide certain materials for its product candidates and, in some cases, a limited number of suppliers. For example, Freenome entered into a Supply Agreement with Illumina, Inc., the sole supplier of certain sequencers and related reagents, in January 2024 (the “Illumina Agreement”). Pursuant to the Illumina Agreement, Illumina provides products and services that Freenome uses in its laboratory operations and grants us limited, non-exclusive, non-transferable, and non-sublicensable rights to use such products and associated software for specified uses subject to certain field-of-use restrictions and other limitations. The Illumina Agreement does not include minimum purchase commitments and provides for volume-based pricing and tiered discounts for certain sequencing instruments and consumables, including pricing provisions addressing newer sequencing platforms and related performance improvements as well as provisions entitling Freenome to pricing no less favorable than pricing offered to certain similarly situated customers. The Illumina Agreement expires in 2033 and can be terminated by either party for the other’s uncured material breach, bankruptcy or insolvency-related events, violation of applicable laws or regulations or certain change of control events. During the year ended December 31, 2025, Freenome paid approximately $7.8 million to Illumina pursuant to the Illumina Agreement.
Additionally, Freenome entered into a Supply Agreement with New England Biolabs, Inc. (“NEB”), its sole supplier of reagents for DNA analysis (as amended, the “NEB Agreement”) in February 2022, pursuant to which NEB supplies certain reagents used in Freenome’s laboratory operations. The NEB Agreement includes minimum purchase commitments and forecast-based ordering requirements. Freenome is required to provide rolling forecasts of anticipated product demand, a portion of which is binding, and purchase orders must be consistent with the binding portion of the applicable forecast. Freenome may also be required to purchase, or pay for, certain forecasted or minimum quantities even if actual orders are below those levels. In November 2022, the parties amended the NEB Agreement to provide Freenome with exclusive rights to use certain NEB products to perform a proprietary method of NEB in specified fields of use and territories, subject to Freenome’s achievement of certain development and commercial milestones. In consideration for these exclusivity rights, Freenome issued NEB a warrant to purchase shares of its common stock and agreed to certain milestone-based obligations. The NEB Agreement has an initial term of ten years and automatically renews for successive two year periods. Either party may notify the other party of its intent not to renew at least six months prior to such renewal. Further, either party may terminate the NEB Agreement for the other’s uncured material breach, bankruptcy, by mutual agreement. Freenome may also terminate for convenience upon 90 days written notice. During the year ended December 31, 2025, Freenome paid approximately $3.6 million to NEB pursuant to the NEB Agreement.
Competition
We are developing a suite of blood-based tests to detect cancer at the earliest and most treatable stages. Our tests are underpinned by a proprietary multiomics platform (DNA, RNA and proteins and other analytes), that includes a differentiated non-bisulfite epigenetic assay that provides base-level resolution (vs. fragment-level resolution) that enables us to capture subtle biological changes important for early-stage cancer and pre-cancerous lesions. We believe these unique aspects of our technological approach fundamentally differentiate us from other early cancer detection platforms.
To our knowledge, we are one of only two companies (including Guardant Health) with a blood-based CRC test that has received FDA approval and meets the requirements for Centers for Medicare and Medicaid Services (“CMS”) coverage, aimed at a market in which there are approximately 120 million people eligible for screening, with approximately 40-50 million remaining unscreened today.
Our competitors include a wide range of companies that offer diagnostic testing for cancer indications utilizing various modalities, across both lab services providers and other developers of screening tools, which we believe can be organized as follows:
•
traditional screening methods and modalities across routine testing — including, but not limited to: imaging (e.g., low-dose CT scans, MRI), colonoscopies, at-home stool collection assays, endoscopies, pap smear tests, and others;

•	MCED — testing to screen for numerous cancers from a single blood draw by looking for cancer signals from various analytes, including DNA, RNA, proteins and more; and
•	individual indications — blood-based screening for individual cancers (e.g., CRC, lung, prostate, etc.).
We believe that principal competitors include companies such as Caris Life Sciences, Exact Sciences, GRAIL, Guardant Health, LabCorp, Natera, Quest Diagnostics, as well as other larger medical device manufacturers and diagnostic laboratories.

While we cannot be certain as to how the market will evolve, today we believe we are substantially differentiated from our competitors for many reasons, including:
•	Novelty, breadth, depth and quality of our proprietary technology platform and data moat;
•	Laboratory automation, infrastructure, and scale;
•	Versatility of our testing foundation combining unprecedented multiomics with AI/ML, enabling rapid test versioning;
•	Quality and clinical performance of tests;
•	Rigor and diversity of clinical studies conducted and underway;
•	Regulatory foundation;
•	Commercial arrangements with leading third party diagnostic companies;
•	Unique clinical insights from pivotal FDA validation studies in blood-based CRC and Lung testing, including the PREEMPT CRC Study;
•	Digital patient identification and education tools;
•	Availability of multiple cancer indications on a common platform; and
•	Cross-functional and interdisciplinary team covering all the domains required to advance Freenome’s mission and vision.
Intellectual Property
The protection of our intellectual property is fundamental to the long-term success of our business and depends in part on our ability to obtain and maintain intellectual property protection for our products and technologies covering our blood-based cancer screening tests. We seek to ensure that the investments made into the development of our technologies are protected by relying on a combination of patents, trade secrets, trademarks, license agreements, confidentiality agreements, non-disclosure agreements, invention disclosure document, assignment agreements, and other contractual rights and obligations.
More specifically, our patent strategy is focused on seeking coverage for our technologies relating to the early detection of cancer using multiomics and AI/ML. Our first blood test is for the detection of CRC, and we are developing additional tests related to other types of cancers, such as lung cancer and multi-cancer early detection. In addition, we continue to file for patent protection in connection with our on-going research and development activities, particularly those related to early-stage cancer detection.
As of March 24, 2026, our full patent portfolio comprises of 15 issued U.S. patents owned or licensed to us and 45 issued international patents. In addition, we have 27 patent applications pending at the USPTO, and 107 patent applications pending outside of the U.S. Our issued and pending patent applications outside of the U.S. include countries such as Australia, Canada, China, Europe, Hong Kong, Japan, Korea, New Zealand, and Singapore.
Our patent portfolio includes owned and licensed patent families consisting of U.S. patents (and U.S. patent applications) and their international counterparts relating to various aspects of our technology and products, which are expected to expire between 2031 and 2045. These patent families support our colorectal cancer and multi-cancer early detection product candidates by covering key components of our testing platform, including biomarker discovery, sequencing methodologies, and machine learning–based classification.
Our patent portfolio includes eight patent families including three issued U.S. patents, eight pending U.S. applications, and one pending PCT application covering, among other things: (i) methods for methylation sequencing and methylation signatures for early detection of CRC; (ii) protein signatures for early detection of CRC; (iii) methods for RNA sequencing and RNA signatures for early detection of CRC; and (iv) autoantibody (AAb) signatures for the early detection of CRC, that, if issued, expire between 2041 and 2045, in each case assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.
Our patent portfolio includes six patent families including seven pending U.S. applications and two U.S. provisional application covering, among other things: (i) early-stage cancer detection using multi-omics and multi-cancer early detection comprising methylation sequencing; (ii) transcription start site sequencing and profiling analysis;

(iii) T-cell receptors/B-cell receptors profiling; (iv) multi-cancer signatures; and (v) transcription factor binding, that, if issued, expire between 2039 and 2045, in each case assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.
Our patent portfolio includes six patent families including three issued U.S. patents, six pending U.S. applications, and one pending PCT application covering, among other things: (i) wet chemistry workflows including 5hmC sequencing: (ii) improved methylation sequencing; (iii) and single-stranded DNA methylation sequencing, that, if issued, expire between 2031 and 2045, in each case assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.
Our patent portfolio includes three patent families including four issued U.S. patents, two pending U.S. applications, and one pending PCT application covering, among other things: (i) early-stage cancer detection using AI/ML classifiers; and (ii) implementation of ML/AI to develop classifiers for disease detection, that, if issued, expire between 2039 and 2046, in each case assuming payment of all appropriate maintenance, renewal, annuity or other governmental fees.
We also bolster our proprietary technology by in-licensing technologies developed by third parties. While we developed our AI/ML multiomics platform internally, we believe the technologies we in-licensed from third parties are potentially valuable and of possible strategic importance to us or our competitors.
We are recognized as a leader in the development of blood-based cancer screening tests. Thus, just as patent and trade secret protection is essential to protecting our technology, we believe that it is equally as important for us to protect our brand and identity. We have filed for trademark protection in our name, logos and products globally, in the U.S., Australia, South America, Europe and Asia.
We intend to continue to pursue additional intellectual property protection to the extent we believe it would advance our business objectives. Despite our efforts to protect our intellectual property rights, however, we may not be successful and our intellectual property rights may be invalidated, circumvented or challenged and found to be unenforceable. In addition, laws of various foreign countries where our products are or expected to be sold may not protect our intellectual property rights to the same extent as laws in the U.S.
Trade Secrets
We also rely on trade secrets, including know-how, to protect our unpatented technology and other proprietary information, and to maintain and strengthen our competitive position. We have determined that certain technologies, such as proprietary aspects of our sample preparation methods and our AI/ML-enabled platform, including specific algorithms and data processing techniques that are not easily reverse-engineered, are better kept as trade secrets. To mitigate the chance of trade secret misappropriation, it is our policy to enter into nondisclosure and confidentiality agreements with parties who have access to our trade secrets, such as our employees, collaborators, outside scientific collaborators, consultants, advisors and other third parties. We also enter into invention disclosure and assignment agreements with our employees and consultants that obligate them to assign to us any inventions they have developed while working for us. Further, we rely on trade secret protection for our confidential and proprietary information. Included in our trade secrets are the data from our genomics studies, various aspects of the operation of our laboratories, and various aspects of the algorithms used to process our data.
Trade secrets are difficult to protect. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees, contractors, and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology via unauthorized means, such as hacking by private or state actors. Although state and federal courts in the U.S. are generally willing to protect trade secrets, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets.
Payer Coverage and Reimbursement
Because SimpleScreen CRC v1 has received FDA approval and Abbott has commenced commercialization of SimpleScreen CRC in the U.S. pursuant to the commercial agreement entered into between Freenome and Abbott in August 2025, coverage, coding, and reimbursement will be critical to the commercial success of SimpleScreen CRC v1 and any future products we bring to market. Payment rates and coverage determinations from Medicare, Medicaid, private insurers, and other third-party payers will significantly influence test adoption, utilization, and revenue. The reimbursement landscape for multi-cancer early detection technologies is complex and evolving, and we expect that achieving and maintaining adequate coverage and payment for our tests will require substantial time and resources.

In addition, because our future tests are expected to be used in screening and early detection contexts, a portion of our potential use cases may be viewed by payers as preventive services (i.e., performed in the absence of signs or symptoms of illness or injury). Coverage rules and evidence expectations for preventive services often differ from coverage rules applicable to diagnostic testing, and this dynamic may increase uncertainty regarding payer coverage and reimbursement for our future tests.
Commercial Payers
Payment from commercial payers for our future products may vary depending on whether we have entered into a contract with the payer as a “participating provider” or whether we are considered a “non-participating provider.” Payers often reimburse non-participating providers, if at all, at lower rates than participating providers. When we contract with a payer to serve as a participating provider, reimbursements are typically made pursuant to a negotiated fee schedule and are generally limited to covered indications or services for which prior authorization has been obtained. Becoming a participating provider can result in higher reimbursement amounts for covered uses of our tests and, potentially, no reimbursement for non-covered uses identified under the payer’s policies or the contract. As a result, any more favorable reimbursement associated with participating-provider status may be offset by a loss of reimbursement for non-covered uses of our future tests.
While Abbott is commercializing SimpleScreen CRC in the U.S. pursuant to our commercial agreement, we have not yet independently secured commercial payer contracts, obtained coverage determinations, or established contracted payment rates for our own account. We expect to pursue these arrangements as part of future commercialization efforts.
Coverage decisions and reimbursement levels may be made on a payer-by-payer basis and may vary by population, indication, test frequency, provider setting, and other utilization management criteria. Even if we secure contracts or coverage policies with certain payers, such arrangements typically do not obligate healthcare providers to order our tests and do not guarantee that our claims will be paid at expected levels.
Medicare Coverage
Medicare coverage is limited to items and services that fall within a benefit category and are “reasonable and necessary” in accordance with applicable Medicare coverage standards, which may differ depending on whether a service is treated as diagnostic or preventive. Coverage may be established through a National Coverage Determination (“NCD”) issued by CMS or a Local Coverage Determination (“LCD”) issued by a Medicare Administrative Contractor (“MAC”).
Traditional fee-for-service Medicare generally does not cover screening tests, which are considered preventive services, that are performed in the absence of signs or symptoms of illness or injury, unless there is a statutory provision that explicitly authorizes coverage of the test.
The Medicare Improvements for Patients and Providers Act of 2008 authorizes CMS to cover certain preventive services that are not expressly covered by statute if the service is (a) reasonable and necessary for the prevention or early detection of an illness or disability, (b) recommended with a grade of A or B by the USPSTF, and (c) appropriate for Medicare beneficiaries under Part A or Part B. CMS establishes coverage through an NCD process. In its discretion, the USPSTF generally waits for regulatory authorization (e.g., FDA approval or clearance) before it considers undertaking reviews of novel technologies.
If our future tests are treated as screening tests under Medicare, coverage and reimbursement under traditional fee-for-service Medicare may be unavailable unless we pursue additional measures (which may include generating the evidence typically expected for USPSTF review and seeking an NCD) or unless Congress enacts a statutory benefit authorizing coverage for multi-cancer early detection or similar screening tests. Any such pathway may require significant time, resources, stakeholder engagement, and may ultimately be unsuccessful.
We may also evaluate opportunities for reimbursement through Medicare Advantage plans and other channels, but such coverage (if available) typically requires separate negotiations and is not assured.
Medicare Reimbursement
Under Medicare, payment for laboratory tests similar to those we expect to offer is made under the Clinical Laboratory Fee Schedule (“CLFS”), with rates assigned to specific billing codes. The Protecting Access to Medicare Act of 2014 (“PAMA”) fundamentally restructured CLFS rate-setting by requiring “applicable laboratories” to report private-payer payment rates and volumes. CMS uses this data to calculate weighted-median Medicare payment amounts.

Although PAMA originally required reporting every three years (or annually for advanced diagnostic laboratory tests (“ADLTs”)), Congress has repeatedly delayed reporting cycles and limited the magnitude of CLFS payment reductions. Most recently, Congress deferred the next PAMA private-payer data reporting period for non-ADLT tests until 2026 and extended the cap on annual CLFS rate reductions (not more than 15% per year) through 2028. As a result, Medicare rates for new tests will continue to be influenced by previously reported data until CMS implements updated CLFS rates after the 2026 reporting period. Several legislative proposals to reform or replace PAMA’s methodology remain under consideration, and the future impact of such reforms on reimbursement for multi-omics and early cancer detection tests is uncertain.
Coding and the MolDx Program
CPT coding plays a significant role in how our future tests will be reimbursed by both commercial and governmental payers. In addition:
•
Certain payers, including those participating in Medicare’s Molecular Diagnostic Services Program (“MolDx”), require the use of Z-Code Identifiers, which supplement CPT codes and support technical assessment and coverage decisions.

•	Changes to coding, including reassignment of CPT codes or Z-Codes, may materially affect reimbursement levels.
As SimpleScreen CRC v1 has received FDA approval and Abbott has commenced commercialization, we and Abbott are in the process of pursuing appropriate CPT codes, Z-Codes, LCDs, and NCDs to support reimbursement for SimpleScreen CRC.
Medicaid
State Medicaid programs independently determine coverage for diagnostic tests. These programs have increasingly implemented cost-containment measures, including prior authorization requirements, laboratory benefit carve-outs, utilization controls, and coverage exclusions. Future Medicaid policies may affect access, utilization, and payment for our future testing services.
Even where coverage for a laboratory test is established by Medicare, Medicaid, or other governmental payers, payment is conditioned on compliance with applicable billing, documentation, medical necessity, and administrative requirements. Government payers may modify coverage policies, billing rules, documentation standards, utilization controls, or claims-processing requirements at any time, often without advance notice. Claims may be delayed or denied for administrative, technical, or compliance-related reasons unrelated to the clinical merits of a test, and applicable appeals, reconsideration, or resubmission processes may be time-consuming, costly, and uncertain. Any such changes or payment delays could adversely affect cash flow, increase operating costs, and negatively impact the commercial viability of our future tests.
General Coverage and Reimbursement Considerations
Across jurisdictions, a decision by a third-party payer to provide coverage does not imply that an adequate reimbursement rate will be approved, and coverage and reimbursement can differ significantly from payer to payer. As a result, the coverage determination process is often time-consuming and costly and may require us to provide clinical and health economic evidence to each payer separately, with no assurance that coverage or adequate reimbursement will be obtained. Third-party payers increasingly examine medical necessity and cost-effectiveness, and may consider downstream utilization and costs associated with follow-on diagnostic workups when evaluating screening or early detection tests. Tests deployed at scale may face incremental scrutiny given the potential for false positives on an absolute basis and the additional costs associated with confirmatory diagnostic procedures.
Government Regulation
Clinical Laboratory Framework
Federal and State Laboratory Licensing Requirements
Under the CLIA, a “laboratory” is any facility that performs testing on human specimens for diagnosis, prevention, or treatment of disease, or for health assessment. CLIA requires laboratories to maintain appropriate certificates and comply with extensive operational, personnel, quality, and proficiency-testing standards designed to ensure accurate and reliable clinical testing. CMS regulates all non-research laboratory testing performed on humans in the U.S. through the CLIA. In total, CLIA covers approximately 260,000 laboratory entities. The Division of Clinical Laboratory Improvement and Quality, within the Quality, Safety and Oversight Group, under the Center for Clinical Standards and Quality (“CCSQ”), has the responsibility for implementing the CLIA program. Under CLIA, we are required to hold a certificate applicable to the type of laboratory tests we perform and to comply with standards applicable to our operations, including test processes, personnel, facilities administration, equipment maintenance, recordkeeping, quality systems and proficiency testing, which are intended to ensure, among other things, that clinical laboratory testing services are accurate, reliable and timely.
The College of American Pathologists (“CAP”) administers a widely recognized laboratory accreditation program. CAP accreditation is often required by private insurers and certain foreign jurisdictions as evidence that a laboratory meets rigorous quality standards.
We maintain CLIA certification for our Brisbane, California laboratory that allows us to perform high complexity testing.
A laboratory that is certified as “high complexity” under CLIA may develop, manufacture, validate and use proprietary tests referred to as LDTs. CLIA requires analytical validation including accuracy, precision, specificity, sensitivity and establishment of a reference range for any LDT used in clinical testing. The regulatory and compliance standards applicable to the testing we perform may change over time, and any such changes could have a material effect on our business.
In addition, CLIA allows states to impose additional laboratory licensure requirements, some of which apply to out-of-state laboratories performing testing for residents of those states.
A number of states have implemented their own more stringent laboratory regulatory requirements. Such laws, among other things, establish standards for the day-to-day operation of a clinical laboratory, including the training and skills required of personnel and quality control.
Penalties for non-compliance with CLIA requirements include a range of enforcement actions, including suspension, limitation or revocation of the laboratory’s CLIA certificate, as well as directed plan of correction, state on-site monitoring, civil monetary penalties, civil injunctive suit or criminal penalties.
Failure by us to maintain licensure could require us to redirect testing, suspend availability of our future tests in impacted states, or otherwise modify operations.
Failure to comply with CLIA or applicable state laboratory laws may result in:
•	Suspension, limitation or revocation of CLIA certification or state licenses;
•	criminal sanctions;
•	state on-site monitoring;
•	directed plans of correction;
•	exclusion from Medicare and Medicaid;
•	civil monetary penalties; and
•	civil injunctive suit or criminal penalties.
Any such action could materially disrupt our operations and adversely affect our business.
Federal Oversight of Laboratory Developed Tests
Our current and future product candidates may be marketed as LDTs and we may seek to commercialize certain of our products in development as LDTs. LDTs are clinical laboratory tests that are developed and validated by a laboratory for its own use. The FDA historically has taken the position that it has the authority to regulate such tests as medical devices under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) but until recently has for the most part exercised enforcement discretion and has not required marketing authorization of LDTs prior to marketing.
In May 2024, the FDA issued a final rule which amended the FDA’s regulations to make explicit that LDTs are devices under the FDCA (the “LDT Rule”). Along with the LDT Rule, the FDA finalized a policy to phase out its enforcement discretion policy over a period of four years from issuance of the final rule. However, on March 31, 2025, the U.S. District Court for the Eastern District of Texas vacated the LDT Rule, reasoning that LDTs are not medical devices, and remanded the matter to the FDA for further consideration. The decision was not appealed, and in September 2025, the FDA rescinded the LDT Rule. It remains uncertain what impact this ruling may have on the FDA’s authority to review marketing applications for LDTs or to take enforcement action against tests marketed as LDTs.
Legislative proposals proposing to amend FDA’s oversight of LDTs have been introduced in recent years and we expect that new legislative proposals will continue to be introduced from time to time. It is possible that legislation could be enacted into law which may result in new or increased regulatory requirements to develop and introduce new tests as LDTs.
U.S. Medical Device Regulatory Framework
Unless otherwise exempted or subject to enforcement discretion, medical devices, which include in vitro diagnostic tests, are subject to extensive regulation by the FDA and other federal, state, local, and foreign regulatory bodies. FDA regulations govern, among other things, the following activities:
•	product design and development;
•	product testing;
•	product manufacturing;
•	product safety;
•	post-market adverse event reporting;
•	post-market surveillance;
•	product labeling;
•	product storage;
•	record keeping;
•	premarket clearance or approval;
•	post-market approval studies;
•	advertising and promotion; and
•	product sales and distribution.
FDA’s Premarket Clearance and Approval Requirements
To commercially distribute any in vitro diagnostic device requires either prior clearance of a premarket notification, or 510(k), or prior approval of a premarket approval, or PMA, application or de novo classification from the FDA.
The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risk are placed in either class I or II, which generally requires the manufacturer to submit to the FDA a 510(k) requesting permission for commercial distribution. This process is known as 510(k) clearance. Some low risk devices are exempt from this requirement. Class I devices are those for which safety and effectiveness can be reasonably assured by adherence to FDA’s “general controls”, which include compliance with the applicable portions of the FDA’s QMSR, facility registration and product listing, reporting of adverse medical events and malfunctions through the submission of medical device reports, and appropriate, truthful and non-misleading labeling, advertising and promotional materials. Class II devices are subject to FDA’s general controls and any other “special controls” deemed necessary by FDA to ensure the safety and effectiveness of the device, such as performance standards, special labeling requirements, patient registries or post-market surveillance. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device are placed in class III, requiring approval of a PMA application. To market low to moderate risk devices that are automatically placed into class III, a manufacturer may request a de novo classification from FDA. 510(k) submissions, PMA applications and de novo classification requests are subject to the payment of user fees, paid at the time of submission for FDA review. The FDA can also impose restrictions on the sale, distribution or use of devices at the time of their clearance or approval or authorization, or subsequent to marketing.

510(k) Clearance Pathway
To obtain 510(k) clearance, a medical device manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of a PMA application or a device that has been reclassified from class III to class II or class I. A device is substantially equivalent if, with respect to the predicate device, it has the same intended use and has either (i) the same technological characteristics, or (ii) different technological characteristics, but the information provided in the 510(k) submission demonstrates that the device does not raise new questions of safety and effectiveness and is at least as safe and effective as the predicate device. The FDA’s 510(k) clearance pathway usually takes from three to 12 months from the date the notification is submitted, but it can take significantly longer, and clearance is never assured. Although many 510(k) submissions are cleared without clinical data, in some cases, the FDA requires significant clinical data to support substantial equivalence. In reviewing a 510(k) submission, the FDA may request additional information, including clinical data, which may significantly prolong the review process. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or could require a PMA application or de novo request for classification. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination regarding whether a new premarket submission is required for the modification of an existing device, the FDA can require the manufacturer to cease marketing and/or recall the modified device until clearance or approval is obtained.
Premarket Approval Pathway
A PMA application must be submitted if the device cannot be cleared through the 510(k) clearance process and requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. Accordingly, a PMA application must be supported by extensive data including, but not limited to, technical information regarding device design and development, preclinical studies and clinical trials, data and manufacturing and labeling to support the FDA’s determination that the device is safe and effective for its intended use. After FDA determines that a PMA application is sufficiently complete to permit a substantive review, the FDA begins an in-depth review of the submitted information, which generally takes between one and three years, but may take significantly longer. During this review period, the FDA may request additional information or clarification of information already provided, and the FDA may issue a major deficiency letter to the applicant, which requests the applicant’s response to deficiencies communicated by the FDA and stops the FDA’s review clock until a complete response to the letter is submitted by the applicant and received by the FDA. The FDA considers a PMA application to have been voluntarily withdrawn if an applicant fails to respond to an FDA request for information (e.g., major deficiency letter) within a total of 360 days. Also, during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a preapproval inspection of the manufacturing facility to ensure compliance with the QMSR, which impose elaborate design development, testing, control, documentation and other quality assurance procedures in the design and manufacturing process. The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution and collection of long-term follow-up data from patients in the clinical study that supported approval. Failure to comply with the conditions of approval can result in materially adverse enforcement action, including the loss or withdrawal of the approval. New PMA applications or PMA application supplements are required for significant modifications to the manufacturing process, labeling and design of a device that is approved through the PMA process. PMA supplements often require submission of the same type of information as a PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application, and may not require as extensive clinical data or the convening of an advisory panel.
De Novo Classification Pathway
Device types that the FDA has not previously classified as class I, II or III are automatically classified into class III regardless of the level of risk they pose. To market low to moderate risk devices that are automatically placed into class III due to the absence of a predicate device, a manufacturer may request a de novo classification. This procedure allows a manufacturer whose novel device is automatically classified into class III to request classification of its device into class I or II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. The FDA is required to classify the device within 120 days following receipt of the de novo classification request, although in practice, the FDA’s review may take significantly longer. If the manufacturer seeks reclassification into class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the device. The FDA may reject the de novo classification request if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. In the event FDA determines the data and information submitted demonstrate that general controls or general and special controls are adequate to provide reasonable assurance of safety and effectiveness, FDA will grant the de novo request for classification. When FDA grants a de novo request for classification, the device is granted marketing authorization and further can serve as a predicate for future devices of that type for subsequent 510(k) submissions.
Clinical Trials
Clinical trials are typically required to support a PMA and often for a de novo classification request, and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations which govern investigational device labeling, prohibit promotion of the investigational devices, and specify an array of recordkeeping, reporting and monitoring responsibility of study sponsors and study investigators. If the device presents a “significant risk,” as defined by the FDA, to human health, the FDA requires the device sponsor to submit an Investigational Device Exemption (“IDE”) application to the FDA, which must be approved prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, purported or represented to be used in supporting or sustaining human life, is for a use that is substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. A clinical trial may begin 30 days after receipt of the IDE application by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval. Acceptance of an IDE application for review does not guarantee that the FDA will approve the IDE and, if it is approved, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.
In addition, the study must be approved by, and conducted under the oversight of, an institutional review board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin a specific number of investigational sites with a specific number of patients, as approved by the FDA.
If the device is considered a “non-significant risk,” an IDE application to the FDA is not required. Instead, only approval from the IRB overseeing the investigation at each clinical trial site is required. Abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements also apply to non-significant risk device studies.
During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all applicable reporting and record keeping requirements.
Additionally, after a trial begins, the sponsor, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. Even if a clinical trial is completed, there can be no assurance that the data generated during a clinical study will meet the safety and effectiveness endpoints or otherwise produce results that will lead the FDA to grant marketing clearance or approval. Information about certain device clinical trials must be posted on clinicaltrials.gov.
FDA Post-Market Requirements
After a device is placed on the market, regardless of its classification or premarket pathway, numerous regulatory requirements apply. These include, but are not limited to:
•	establishment registration and device listings with the FDA;
•	QSR, which require manufacturers to follow stringent design, testing, process control, documentation and other quality assurance procedures;
•	labeling regulations, which prohibit the promotion of products for uncleared or unapproved, i.e., “off-label,” uses and impose other restrictions on labeling;
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medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

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corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health; and

•	requirements to conduct post-market surveillance studies to establish continued safety data.
The FDA enforces these requirements by inspection and market surveillance. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:
•	untitled letters or warning letters;
•	fines, injunctions and civil penalties;
•	recall or seizure of our products;
•	operating restrictions, partial suspension or total shutdown of production;
•	refusing requests for 510(k) clearance or premarket approval or de novo classification of new products;
•	withdrawing premarket approvals that are already granted or reclassifying the devices; and
•	criminal prosecution.
Federal and State Fraud and Abuse Laws
Companies that offer laboratory testing services are subject to federal fraud and abuse laws such as the federal Anti-Kickback Statute, or AKS, the Eliminating Kickbacks in Recovery Act, or EKRA, the federal prohibition against physician self-referral, or Stark Law, and the federal false claims law, or the False Claims Act, or FCA. We are also subject to similar state and foreign fraud and abuse laws.
The AKS prohibits knowingly and willfully offering, paying, soliciting, or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind, in return for or to induce such person to refer an individual, or to purchase, lease, order, arrange for, or recommend purchasing, leasing or ordering, any good, facility, item or service that is reimbursable, in whole or in part, under a federal healthcare program. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from an AKS violation constitutes a false or fraudulent claim for purposes of the False Claims Act.
The EKRA prohibits knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, in return for referring a patient or patronage to a laboratory; or paying or offering any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, to induce a referral of an individual to a laboratory or in exchange for an individual using the services of that laboratory. The EKRA applies to all payers including commercial payers and government payers, and EKRA violations result in significant fines and/or up to 10 years in jail, separate and apart from existing AKS regulations.

The Stark Law and similar state laws generally prohibit, among other things, clinical laboratories and other entities from billing a patient or any governmental or commercial payer for any diagnostic services when the physician ordering the service, or any member of such physician’s immediate family, has a direct or indirect investment interest in or compensation arrangement with us, unless the arrangement meets an exception to the prohibition.
Other federal fraud and abuse laws to which we may be subject include but are not limited to the federal civil and criminal false claims laws including the False Claims Act, which imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government, and the federal Civil Monetary Penalties Law, which prohibits, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies. Under the FCA, private citizens can bring claims on behalf of the government through qui tam actions.
We must also operate within the bounds of the fraud and abuse laws of the states in which we do business which may apply to items or services reimbursed by non-governmental third-party payers, including private insurers. In addition, some states have their own anti-kickback, self-referral, anti-markup and corporate practice of medicine laws that may apply to our contractual and financial relationships with physicians, laboratories and other healthcare providers, even when federal programs are not involved, and which may be interpreted more broadly than similar federal laws.
In addition, the Physician Payments Sunshine Act imposes, among other things, reporting requirements on manufacturers of FDA-approved or cleared medical devices, drugs and biologics (including FDA-approved IVDs) for certain payments and transfers of value by them and in some cases their distributors to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other healthcare providers such as physician assistants and nurse practitioners, and teaching hospitals, as well as ownership and investment interests held by physicians (as defined by the statute) and their immediate family members.
Efforts to ensure that our business arrangements with third parties comply with applicable laws and regulations will involve substantial costs. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with the law and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. If any physicians or other healthcare providers or entities with whom we do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.
Privacy and Security Regulations
Our future operations may involve the creation, receipt, maintenance, and transmission of PHI and other personal information. In the U.S., Freenome’s collection, use, and disclosure of personal information, including sensitive health data of patients, is or may become subject to various privacy and data security laws and regulations, including the HIPAA, and state privacy and security laws and regulations, including state privacy and consumer health data laws, such as the CCPA and Washington’s My Health My Data Act. HIPAA and its implementing regulations impose privacy, security, and breach-notification requirements on covered entities and their business associates. Although we maintain a CLIA-certified laboratory in Brisbane, California that allows us to perform high complexity testing, we do not currently submit claims. We may in the future be considered a business associate to certain covered entities (e.g., providers ordering our future tests), which might require us to enter into HIPAA-compliant business associate agreements and implement administrative, technical, and physical safeguards to protect PHI. This thick web of federal and state laws is increasingly difficult to navigate and enforcement priorities are yet unsettled.
We are also subject to state privacy and security laws that may be more stringent than HIPAA, as well as international laws such as the EU General Data Protection Regulation (“GDPR”) if we engage in international operations. Although the Company’s operations outside of the U.S. are currently limited, the Company may become subject to the General Data Protection Act in the U.K. or the EU (collectively, GDPR) to the extent it processes personal information of individuals in such jurisdictions.

The Company is committed to maintaining compliance with privacy and data security regulations and has implemented robust internal controls to protect the privacy and security of its data. Nevertheless, our actual or perceived failure to comply with applicable privacy and security regulations or to adequately secure the information in our possession could result in civil monetary penalties, significant liability, regulatory investigations, regulatory penalties, litigation, reputational harm, remediation costs, and operational disruption, any of which could materially and adversely affect our business operations, financial condition, and reputation. Even if Freenome maintains robust internal controls, cybersecurity threats are constantly evolving and becoming more sophisticated. If we or our service providers fail to successfully defend against such threats, we may experience security incidents, data breaches, data loss, or other material disruptions to our information technology systems. Such incidents could compromise sensitive business information, prevent us from accessing critical data, and expose us to substantial liability, regulatory penalties, and remediation costs.
The Company deploys AI/ML models in cancer research activities. Over the past couple of years, states have advanced laws and regulations focused on high risk deployments of AI, including in areas such as healthcare. We will monitor and prepare to comply with these laws, which may affect the methods of using and training AI in our business.
U.S. Healthcare Reform
In the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system. Changes in healthcare policy could increase our costs and subject us to additional regulatory requirements that may interrupt our ability to commercialize our future products, decrease our revenue and adversely impact sales of, and pricing of and reimbursement for, our future products.
For example, in March 2010, the ACA was signed into law, which substantially changed the way healthcare is financed by both governmental and private insurers in the U.S. The ACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments, and fraud and abuse changes. The implementation of the ACA in the U.S., for example, has changed healthcare financing and delivery by both governmental and private insurers substantially, and affected medical device manufacturers significantly. The ACA included, among other things, provisions governing enrollment in federal and state healthcare programs, reimbursement matters, and fraud and abuse.
Since its enactment, there have been judicial, U.S. Congressional and executive branch challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. It is unclear how other healthcare reform measures, if any, will impact our business.
In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, the Budget Control Act of 2011, among other things, resulted in reductions in payments to Medicare providers, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2032, unless additional Congressional action is taken. Additionally, the American Taxpayer Relief Act of 2012, among other things, reduced CMS payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover Medicare overpayments to providers from three to five years.
Future changes to federal or state healthcare policy, including changes that affect Medicare reimbursement, laboratory benefit design, preventive-services coverage, or value-based initiatives, could materially impact demand for our future tests and our commercialization strategy. We cannot predict the ultimate effect of current or future healthcare reform measures on our business.
European Union Regulation
In the EU, IVDs are regulated under the EU IVDR, which became applicable on May 26, 2022 (subject to transitional provisions for certain “legacy” devices). The EU IVDR introduced more stringent requirements than the previous EU IVDD, including enhanced performance evaluation evidence (including clinical performance), post-market surveillance, and increased scrutiny by notified bodies for most device classes.
Under the EU IVDR framework, in order for an IVD to be placed on the EU market, it must bear a CE mark (Conformité Européenne) indicating conformity with the applicable general safety and performance requirements laid down in Annex I to the EU IVDR. The requirements include that an IVD must be designed and manufactured in such a way that, during normal conditions of use, it is suitable for its intended purpose. IVDs must be safe and effective and must not compromise the clinical condition or safety of patients, or the safety and health of users and—where applicable—other persons, provided that any risks which may be associated with their use constitute acceptable risks when weighed against the benefits to the patient and are compatible with a high level of protection of health and safety, taking into account the generally acknowledged state of the art. To demonstrate compliance with the general safety and performance requirements, manufacturers must undergo a conformity assessment procedure, which varies according to the type of IVD and its (risk) classification. For most IVDs (other than certain lowest-risk non-sterile class A devices), a conformity assessment procedure requires the intervention of an independent notified body. The notified body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. If satisfied that the relevant product conforms to the relevant general safety and performance requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own EU declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EU.
Under the EU IVDR’s transitional provisions, certain “legacy” devices that are covered by an EU IVDD certificate, or for which an EU IVDD declaration of conformity was drawn up, prior to May 26, 2022, and that meet specified transitional conditions (including continued compliance with the prior rules, no significant changes in design or intended purpose, and no unacceptable risk), may continue to be placed on the EU market until deadlines ranging from December 31, 2027 to December 31, 2029, depending on risk classification. The extension is conditional on the manufacturer fulfilling certain requirements, including putting in place an EU IVDR-compliant quality management system and meeting specified timelines for making a formal application to a notified body and putting an agreement in place with a notified body for review under the EU IVDR. New devices of any class must comply with the EU IVDR.
The aforementioned EU rules are generally applicable in the EEA (which consists of the 27 EU Member States plus Iceland, Norway and Liechtenstein).
The U.K. formally left the EU on January 31, 2020. In respect of medical devices (including IVDs), since the end of the Brexit transitional period on January 1, 2021, medical devices must be registered with the MHRA before being placed on the Great Britain market. If a manufacturer of a device placed on the market in Great Britain is based outside of the U.K., the manufacturer must appoint a U.K. responsible person with a registered place of business in the U.K. to act on the manufacturer’s behalf in respect of certain activities (e.g. device registration). CE marks issued by EU notified bodies to place IVDs on the market in the EU will remain valid in the U.K. up until, at the latest, June 30, 2030, following which a U.K. Conformity Assessed (“UKCA”) mark will be required to place a device on the Great Britain market. Manufacturers may choose to use the UKCA mark on a voluntary basis prior to such dates. UKCA marking is, however, not recognized in the EU. The EU regulatory framework on medical devices continues to apply in Northern Ireland under the Windsor Framework and medical devices in Northern Ireland may either carry an EU CE mark or a U.K. and Northern Ireland CE mark, or CE U.K.(NI), although devices bearing the CE UK(NI) marking will not be accepted on the EU market.
Following a public consultation, the U.K. government is implementing changes to the medical devices legislation. The first piece of legislation came into force on June 16, 2025, and implements changes to the post-market surveillance requirements for medical devices in Great Britain, with the aim of facilitating greater traceability of incidents. Further legislation will be put in place in 2026 to introduce new pre-market requirements, including an international reliance procedure for approval of certain medical devices for the Great Britain market. One of the key areas in the public consultation was to obtain feedback on whether to remove the requirement for a medical device and its labelling (i.e. packaging and instructions for use) in Great Britain to bear a physical UKCA mark. Instead of requiring a medical device and its labelling to bear a UKCA mark, manufacturers would be required to assign a unique design identification (“UDI”) to medical devices before they are placed on the Great Britain market. If this change is implemented, we may no longer be required to affix the physical UKCA mark to our devices, but we may need to assign and affix a UDI.
Employees and Human Capital Resources
Freenome is headquartered in Brisbane, California. As of August 12, 2026, we employ approximately 381 total employees, of which 375 are full time, who represent a world-class, cross-functional team of experts across genomics, proteomics, AI/ML and various additional scientific and technical disciplines. Our workforce is diverse, highly skilled, and dedicated to our mission of saving lives through early cancer detection. Our human capital strategy emphasizes the recruitment, development, and retention of top talent across scientific, technical, and commercial functions. Our culture is built on a commitment to innovation, collaboration, and patient impact, with a focus on advancing the science of early cancer detection and delivering value to stakeholders. Our leadership team includes experienced executives in biotechnology, diagnostics, AI/ML, and commercial operations, supported by senior leaders in computational research, regulatory affairs, lab operations, research, engineering, development, corporate development, and finance.
Facilities
Freenome’s facility and lab infrastructure are purpose-built for scale and include approximately 120 thousand square feet of clinical and R&D lab space, with approximately 80% of all lab processes automated to maximize efficiency and quality. We believe our existing facilities are sufficient for our needs for the foreseeable future. To meet the future needs of our business, we may lease additional or alternate space, and we believe suitable additional or alternative space will be available in the future on commercially reasonable terms.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Freenome Holdings, Inc. (for purposes of this section, “Freenome” “we” “our” or “us”) should be read in conjunction with our unaudited condensed consolidated financial statements as of June 30, 2026 and for the three and six months ended June 30, 2026 and 2025, the audited consolidated financial statements as of December 31, 2025 and 2024 and for the years ended December 31, 2025 and 2024, and related notes and other financial information included elsewhere in this prospectus, as well as the unaudited pro forma condensed combined financial information included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon our current plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, strategies, objectives, expectations, intentions and beliefs. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see “Cautionary Note Regarding Forward-Looking Statements. “Our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
We are an early cancer detection company developing blood-based screening tests leveraging AI/ML to transform multi-cancer and ultimately multi-disease detection. We founded Freenome with the goal to build an automated, scalable multiomics discovery platform and biologically-informed AI/ML designed to identify the earliest signs of disease. Our common platform is designed to evaluate and integrate multiple analytes (e.g., DNA, RNA and proteins) with differentiated wetlab automation capabilities and high-quality clinical trials to develop accurate tests with the potential to address cancer heterogeneity.
In July 2026, we announced that the U.S. Food and Drug Administration (“FDA”) approved SimpleScreen™ CRC, a new blood-based screening option for colorectal cancer (“CRC”) in adults 45 and older who are at average risk for the disease. Prior to this, we had no products approved for commercial sale in the United States and had not generated any material revenue to date. We continue to incur significant R&D and other expenses related to our ongoing operations. Our ability to generate product revenue sufficient to achieve profitability, if ever, will depend on the successful commercialization of SimpleScreen CRC and future development of multi-cancer early detection tests.
We are also developing a blood-based lung cancer screening test intended for individuals at elevated risk, including current and former smokers who meet guideline-based eligibility criteria. We plan to introduce the lung cancer test as a laboratory developed test (“LDT”) in the second half of 2026. Based on the Company’s recently disclosed SimpleScreen Lung LDT validation data, the initial test launch will include only the assay’s protein component. Development of the multiomic test will remain the focus of the in vitro diagnostic program.
The Business Combination
On December 5, 2025, we entered into a Business Combination Agreement with Perceptive Capital Solutions Corp (“PCSC”), a publicly traded special purpose acquisition company, and certain of its subsidiaries. On July 20, 2026, we completed the transactions contemplated by the Business Combination Agreement, as amended on July 20, 2026 (the “Business Combination” or the “Closing”).
In connection with the Business Combination, PCSC domesticated from the Cayman Islands to the State of Delaware, changed its name to Freenome, Inc. (“New Freenome”), and adopted a new certificate of incorporation and bylaws. Through a series of merger transactions, we became a wholly owned subsidiary of New Freenome.
Upon the Closing, the outstanding shares of our common stock and preferred stock were converted into an aggregate of 68,065,429 shares of New Freenome common stock based on an exchange ratio of approximately 0.282895. In addition, outstanding options to purchase shares of our common stock were converted into options to purchase an aggregate of 8,272,601 shares of New Freenome common stock, with the number of underlying shares and exercise prices adjusted based on the exchange ratio. Our outstanding restricted stock units were converted into restricted stock units covering an aggregate of 4,034,512 shares of New Freenome common stock.
We also received aggregate gross proceeds of approximately $310.7 million, including $240.0 million of gross proceeds from a private investment in public equity (“PIPE”) financing that closed concurrently with the Business

Combination. After giving effect to transaction costs, we received net proceeds of approximately $295.5 million. Deferred offering costs previously recorded on the balance sheet were reclassified as a reduction of the proceeds from the de-SPAC transaction upon the Closing.
Immediately prior to the Closing, the outstanding principal and accrued interest under the convertible promissory note issued to Roche Holdings, Inc. converted into 6,460,616 shares of New Freenome common stock in accordance with the terms of the note.
The Business Combination was accounted for as a reverse recapitalization, with the Company determined to be the accounting acquirer and PCSC treated as the acquired company for financial reporting purposes. Accordingly, the historical financial statements of the Company became the historical financial statements of New Freenome upon the Closing.
As a result of the Business Combination, Freenome became the successor to an SEC-registered and Nasdaq-listed company. Accordingly, Freenome will need to hire additional personnel and implement procedures and processes to comply with public company regulatory requirements and customary governance practices. Freenome also expects to incur additional recurring annual expenses associated with operating as a public company, including directors’ and officers’ liability insurance, director compensation, and increased accounting, legal, compliance, and administrative costs, including additional personnel, audit fees, and other professional service fees.
Key Trends, Opportunities and Uncertainties
Since our inception, we have incurred significant operating losses and negative cash flows from our operations. Our primary uses of cash to date have been conducting R&D, acquiring Oncimmune in 2023, raising capital, building infrastructure, developing intellectual property, hiring personnel and providing general and administrative support for these operations. To date, we have funded our operations primarily through private placements of our convertible preferred stock, convertible notes and funds received pursuant to our license agreements. As of June 30, 2026, we had raised aggregate gross proceeds of approximately $1.6 billion from these financings, and had cash, cash equivalents and short-term marketable securities of $102.0 million.
We have incurred operating losses in each year since our inception. Our net losses were $132.6 million for the six months ended June 30, 2026 and $219.3 million for the year ended December 31, 2025. As of June 30, 2026, we had an accumulated deficit of $1.5 billion. We expect our expenses and operating losses will increase as we:
•	accelerate the development of our AI/ML-driven multiomics platform that seeks to identify the early biological signals of disease;
•	expand our commercial and data infrastructure to support future launch of multiple blood-based cancer detection tests;
•	further advance our R&D programs;
•	seek to identify additional indications;
•	expand commercial and operational personnel;
•	maintain, expand, enforce, defend and protect our intellectual property portfolio and provide reimbursement of third-party expenses related to our patent portfolio; and
•	seek regulatory approvals for any future product candidates for which we successfully complete clinical trials.
Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of regulatory approvals and R&D activities.
Based on our current operating plans, we believe that our existing cash, cash equivalents, and short-term marketable securities, together with the $295.5 million net proceeds received from the Business Combination and our expected $100.0 million milestone payment from Exact Sciences following FDA approval of SimpleScreen CRC, will be sufficient to fund our operations through 2028. This estimate is based on assumptions that may prove to be incorrect, and we could use our capital resources sooner than expected. Accordingly, we may need to raise additional capital in the future through equity offerings, debt financings, collaborations, licensing arrangements, or other strategic transactions. If additional funding is not available on acceptable terms, or at all, it could adversely affect our business, financial condition, and ability to execute our long-term operating plans.

Following the FDA approval of our CRC test, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing, distribution, and other activities necessary to support the commercial launch and ongoing commercialization of the product. Accordingly, until such time as we can generate significant revenue from sales of our product and any product candidates, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including potential collaborations, licenses, royalty financings and other similar arrangements. See “Liquidity and Capital Resources.” However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market current or future product candidates that we would otherwise prefer to develop and market ourselves.
Exact Sciences License Agreement
In August 2025, we signed an exclusive license agreement with Exact Sciences to advance the commercialization of our blood-based screening test for colorectal cancer. The terms of the license agreement included a $75.0 million upfront payment, received in November 2025, related to partial consideration for the rights and licenses granted. The agreement also provides for up to $700.0 million in future milestone payments upon the achievement of specified development and regulatory milestones, as well as reimbursement of up to $20.0 million of mutually agreed development costs per year over a three-year period as well as tiered royalties on U.S. sales of CRC blood-based screening test products that may result from the collaboration, including a maximum royalty rate of 10% triggered at a 20% gross margin. During the three months ended June 30, 2026, we received a $17.2 million payment from Exact Sciences related to reimbursement of research and development services that were performed during the period.
In August 2025, we also entered into a Convertible Promissory Note Purchase Agreement with Exact Sciences, pursuant to which we issued a senior unsecured convertible promissory note with an aggregate principal amount of $50.0 million. The convertible note bears interest at 5% per annum and matures in August 2030. Following the closing of the Business Combination, the convertible promissory note will automatically convert into shares of our common stock on the date the volume-weighted average trading price of our common stock exceeds $15.00 per share for 10 consecutive trading days.
Roche License
In November 2025, we signed an exclusive license and option agreement with Roche Sequencing Solutions, Inc. (“Roche Sequencing”). The agreement grants Roche Sequencing both (i) an exclusive option to obtain an exclusive, royalty bearing, sublicensable (subject to certain restrictions) license to certain our intellectual property to exploit kitted assays for cancer screening, including for colorectal cancer and lung cancer, outside the U.S. and (ii) a preferred partner right to negotiate a definitive agreement to offer centralized testing services for cancer screening outside of the U.S.
We may receive up to $100.0 million in future milestone payments, as well as royalties on non-U.S. test sales that range from a low single-digits to mid-teens, depending on sales of the Licensed Products. We may also receive up to $24.0 million in SBX research and development related milestones payments.
In November 2025, we also issued to Roche Holdings, Inc. (“Roche Holdings”) a convertible promissory note with an aggregate principal amount of $75.0 million. The convertible promissory note bore interest at 5% per annum and had a maturity date in May 2027. Upon the Closing, the $75.0 million outstanding principal amount and $2.5 million of accrued interest under the convertible promissory note issued to Roche Holdings, Inc. were converted into 6,460,616 shares of New Freenome common stock.
Components of Results of Operations
Revenue
We recognize license and collaboration revenue in the United States under our exclusive license agreement with Abbott (formerly Exact Sciences), pursuant to which we granted development, data, and manufacturing licenses.
We also generate revenue from the sale and distribution of EarlyCDT Lung test kits in the United Kingdom and other international markets, royalties on EarlyCDT Lung tests performed, and the sale of EarlyCDT Lung test plates through our U.K.-based subsidiary, Freenome Ltd.

In addition, we generate revenue from diagnostic and research services performed using our proprietary multiomics platform under a Research Services Agreement with a related party.
Following the FDA approval of SimpleScreen CRC, we achieved the first regulatory milestone under our collaboration and license agreement with Abbott, resulting in a $100.0 million milestone payment. We expect to generate additional revenue under this agreement upon the achievement of certain future milestones, as well as royalties on product sales. We may also generate revenue from future collaboration or license agreements for our current or future product candidates and from product sales of any additional approved products. Our ability to generate future revenue will depend on the successful commercialization and market adoption of SimpleScreen CRC, the achievement of additional contractual milestones, the successful development and commercialization of future product candidates, and market acceptance of our products. If we fail to successfully commercialize SimpleScreen CRC or develop and commercialize future product candidates, our ability to generate future revenue and our results of operations and financial condition could be adversely affected.
Operating Expenses
Cost of services
Cost of services reflects the aggregate costs incurred in delivering our products and services and is composed of material and service costs including personnel costs, cost of consumables, kits, contract maintenance, labor, and freight associated with the service and other revenue. Our cost of services will increase with successful commercialization of our products.
Research and Development Expenses
R&D has been, and will continue to be, central to our business model. Our R&D expenses to date have been primarily attributable to the development of our next-generation blood tests for early cancer detection, development of our multiomics platform, and clinical validation of our early colorectal cancer detection test. Our R&D expenses primarily include salaries and benefits, stock-based compensation expenses, direct research and development expenses (testing cost, pre-clinical and clinical trial costs including external R&D expenses incurred under arrangements with third parties), materials, laboratory supplies and equipment, information technology (including cloud computing and data storage, equipment and computer hardware costs, and software related expenses), facility costs (including rent, depreciation and amortization, repairs and maintenance and other facility related expenses), consulting, contractor costs, along with other expenses.
Payments, including non-refundable advance payments, made prior to the receipt of goods or services to be used in R&D activities are deferred and recognized as an expense in the period in which the related goods are received or services are rendered. Costs to develop our technology capabilities are recorded as R&D expenses unless they meet the criteria to be capitalized as internal-use software costs.
Prior to obtaining premarket regulatory approval for our diagnostic tests, we expensed pre-launch inventory costs as research and development (“R&D”) expenses unless future economic benefits were considered probable. Accordingly, materials, equipment, and validation costs associated with our diagnostic workflow process that did not have an alternative future use were recognized as R&D expense.
In June 2026, in anticipation of FDA approval of our colorectal cancer screening test, we began capitalizing qualifying inventory costs associated with commercial production as we determined that future economic benefits associated with such costs were expected to be realized. As a result, we capitalized approximately $1.6 million of qualifying raw material costs as inventory. Costs incurred that do not qualify for capitalization, including costs for which no future economic benefit is expected, continue to be recognized as research and development expense.
We accrue and expense clinical and preclinical trial activities performed by third parties based on the actual work completed in accordance with agreements established with our service providers.
We have not historically tracked or recorded R&D expenses on a program-by-program basis and, therefore, have not reported program costs. We do not allocate indirect costs to specific product development programs because these costs support multiple programs and our technology platform and, as such, are not separately classified.
We expect our R&D expenses to continue to increase as we advance our technology platform, support additional product development activities, and conduct future clinical studies.

The timing and costs of our R&D activities remain uncertain and may vary significantly due to the inherently unpredictable nature of product development and clinical research. We expect to continue evaluating our development priorities and allocating resources among our programs based on preclinical and clinical results, regulatory developments, and our ongoing assessment of each program’s commercial potential.
Our future development costs may vary significantly based on various factors such as timely and successful completion of preclinical studies and ongoing and future clinical trials, positive results from our current and future clinical trials, receipt of marketing approvals from applicable regulatory authorities, establishment and maintenance of arrangements with third parties, intellectual property updates and continued acceptable safety, tolerability and efficacy profile of any current and future product candidates that we may develop following approval.
General and Administrative Expenses
Our general and administrative (“G&A”) expenses primarily consist of costs for our executive, accounting and finance, legal, human resources, marketing, and other administrative support functions. These expenses consist principally of personnel costs, including salaries, bonuses, fringe benefits, stock-based compensation expenses, and travel expenses, as well as professional services fees such as consulting, audit, tax, and legal fees, and general corporate costs and allocated overhead expenses.
We anticipate that our G&A expenses will increase in future periods as we incur additional costs to support the growth of our business and expand our infrastructure, and as a result of commercialization activities if any additional diagnostic test candidates of ours receive marketing approval. We also anticipate increased expenses related to accounting, audit, legal, regulatory, and tax-related services, costs associated with maintaining compliance with the Nasdaq Global Market (“Nasdaq”) and SEC requirements, director and officer insurance premiums, investor relations and other costs associated with operating as a public company.
Other Income (Expense), Net
Other income (expense), net consists primarily of interest earned on our short-term investments and marketable securities and interest incurred on our convertible notes.
Comparison of the Three and Six Months Ended June 30, 2026 and 2025
The following table summarizes the results of our operations for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
License and collaboration revenue	$1,465	$—	$5,155	$—
Service and other revenue	809	1,101	1,341	1,495
Total revenue	$2,274	$1,101	$6,496	$1,495
Operating costs and expenses:
Cost of services	$497	509	937	884
Research and development	54,273	48,936	106,387	98,653
General and administrative	12,711	11,845	26,624	22,220
Total operating costs and expenses	67,481	61,290	133,948	121,757
Loss from operations	(65,207)	(60,189)	(127,452)	(120,262)
Other income (expense), net:
Interest and investment income, net	$1,038	1,514	2,729	3,717
Interest expense	(4,859)	(1)	(7,863)	(3)
Other (expense), net	(1)	(55)	(2)	(57)
Net loss	$(69,029)	$(58,731)	$(132,588)	$(116,605)

Revenue
The following table summarizes our revenues for the following periods (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change	2026	2025	Change
Revenue:
License and collaboration revenue	$1,465	$—	$1,465	$5,155	$—	$5,155
Service and other revenue	809	1,101	(292)	1,341	1,495	(154)
Total revenue	$2,274	$1,101	$1,173	$6,496	$1,495	$5,001

Revenue increased by $1.2 million to $2.3 million for the three months ended June 30, 2026, compared to $1.1 million for the three months ended June 30, 2025. The increase was primarily driven by $1.5 million of license and collaboration revenue recognized under the Exact Sciences License and Collaboration Agreement related to initial technology transfer activities and research and development services performed during the three months ended June 30, 2026.
Revenue for the three months ended June 30, 2026 also included $0.3 million from the sale and distribution of EarlyCDT Lung test kits in the United Kingdom and other international markets, $0.4 million of royalties on EarlyCDT Lung tests performed, and $0.1 million from the sale of EarlyCDT Lung test plates.
Revenue increased by $5.0 million, to $6.5 million for the six months ended June 30, 2026, from $1.5 million for the six months ended June 30, 2025. The increase was primarily attributable to $5.2 million of license and collaboration revenue recognized under the Exact Sciences License and Collaboration Agreement related to initial technology transfer activities and for research and development services performed during the six months ended June 30, 2026.
Revenue for the six months ended June 30, 2026 also included $0.4 million from the sale and distribution of EarlyCDT Lung test kits in the United Kingdom and other international markets, $0.8 million of royalties on EarlyCDT Lung tests performed, and $0.2 million from the sale of EarlyCDT Lung test plates.
Cost of services
The following table summarizes our cost of services for the following periods (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change	2026	2025	Change
Cost of services	$497	$509	$(12)	$937	$884	$53

The decrease in cost of services for the three and six months ended June 30, 2026, compared to the corresponding periods in 2025, was not material.
Research and Development Expenses
The following table summarizes our research and development expenses for the following periods (in thousands):

	Three Months Ended June 30,		Change	Change
	2026	2025	$	%
Salaries and benefits	$18,844	$17,422	$1,422	8%
Facility, depreciation and amortization	15,414	15,977	(563)	(4)%
Materials, laboratory supplies and equipment	11,716	4,816	6,900	143%
Information technology	3,163	3,115	48	2%
Direct research and development costs	2,288	3,014	(726)	(24)%
Stock-based compensation	1,277	1,382	(105)	(8)%
Consulting and contractor	1,272	1,004	268	27%
Other	299	327	(28)	(9)%
	$54,273	$47,057	$7,216	15%

Research and development expenses increased by $7.2 million, from $47.1 million for the three months ended June 30, 2025, to $54.3 million for the three months ended June 30, 2026.

The increase was primarily attributable to:
•
$6.9 million increase in materials, laboratory supplies and equipment expenses, mainly due to increased raw material purchases associated with the commencement of Early Access Program (“EAP”) testing in early 2026 to operationalize the end-to-end commercial workflow for the CRC test, as well as increased spending on development projects;

•
$1.3 million increase in personnel-related expenses, including salaries, benefits and stock-based compensation, primarily driven by higher salaries, bonus expense and other payroll-related costs resulting from additional corporate employees, partially offset by a decrease in stock-based compensation.

•	$0.3 million increase in consulting and contractor expenses; and
•	$48,000 increase in information technology expenses.
The increase was partially offset by:
•	$0.7 million decrease in direct research and development expenses, primarily due to reduction in clinical trial costs;
•
$0.6 million decrease in facility, depreciation and amortization expenses, primarily due to lower facilities-related costs, partially offset by increased amortization of leasehold improvements associated with our laboratory facilities; and

•	$28,000 decrease in other expenses.
The following table summarizes our research and development expenses for the following periods (in thousands):

	Six Months Ended June 30,		Change	Change
	2026	2025	$	%
Salaries and benefits	$36,616	$35,424	$1,192	3%
Facility, depreciation and amortization	30,676	31,446	(770)	(2)%
Materials, laboratory supplies and equipment	23,865	9,677	14,188	147%
Information technology	5,910	5,967	(57)	(1)%
Direct research and development costs	4,113	6,717	(2,604)	(39)%
Stock-based compensation	2,600	2,701	(101)	(4)%
Consulting and contractor	2,054	2,252	(198)	(9)%
Other	553	681	(128)	(19)%
	$106,387	$94,865	$11,522	12%

Research and development expenses increased by $11.5 million, from $94.9 million for the six months ended June 30, 2025, to $106.4 million for the six months ended June 30, 2026.
The increase was primarily attributable to:
•
$14.2 million increase in materials, laboratory supplies and equipment expenses, mainly due to increased raw material purchases associated with the commencement of EAP testing in early 2026 to operationalize the end-to-end commercial workflow for the CRC test, as well as increased spending on development projects; and

•
$1.1 million increase in personnel-related expenses, including salaries, benefits and stock-based compensation, primarily driven by higher salaries, bonus expense and other payroll-related costs resulting from additional corporate employees, partially offset by a decrease in stock-based compensation.

The increase was partially offset by:
•	$2.6 million decrease in direct research and development expenses, primarily due to lower clinical trial costs;
•
$0.8 million decrease in facility, depreciation and amortization expenses, primarily due to lower facilities-related costs, partially offset by increased amortization of leasehold improvements associated with our laboratory facilities;

•	$0.2 million decrease in consulting and contractor expenses;

•	$0.1 million decrease in other expenses; and
•	$57,000 decrease in information technology expenses.
General and Administrative Expenses
The following table summarizes our general and administrative expenses for the following periods (in thousands):

	Three Months Ended June 30,		Change	Change
	2026	2025	$	%
Salaries and benefits	$6,446	$6,448	$(2)	—%
Consulting and contractor	2,311	3,805	(1,494)	(39)%
Stock-based compensation	1,457	1,356	101	7%
Information technology	1,368	1,109	259	23%
Facility, depreciation and amortization	629	651	(22)	(3)%
Other	500	354	146	41%
	$12,711	$13,723	$(1,012)	(7)%

General and administrative (“G&A”) expenses decreased by $1.0 million, from $13.7 million for the three months ended June 30, 2025, to $12.7 million for the three months ended June 30, 2026.
The decrease in G&A expenses was primarily attributable to:
•	$1.5 million decrease in consulting and contractor expenses; and
•	$22,000 decrease in facilities, depreciation and amortization expenses, primarily related to our office facilities.
The decrease was partially offset by:
•	$0.1 million increase in personnel-related expenses, including salaries, benefits and stock-based compensation, primarily driven by higher stock-based compensation expense;
•	$0.3 million increase in information technology-related software expenses; and
•	$0.1 million increase in other expenses.
The following table summarizes our general and administrative expenses for the following periods (in thousands):

	Six Months Ended June 30,		Change	Change
	2026	2025	$	%
Salaries and benefits	$12,613	$12,703	$(90)	(1)%
Consulting and contractor	5,924	6,943	(1,019)	(15)%
Stock-based compensation	3,036	2,313	723	31%
Information technology	2,868	2,138	730	34%
Facility, depreciation and amortization	1,312	1,205	107	9%
Other	871	706	165	23%
	$26,624	$26,008	$616	2%

General and administrative (“G&A”) expenses increased by $0.6 million, from $26.0 million for the six months ended June 30, 2025, to $26.6 million for the six months ended June 30, 2026.
The increase was primarily attributable to:
•	$0.7 million increase in information technology-related software expenses;
•
$0.6 million increase in personnel-related expenses, including salaries, benefits and stock-based compensation, primarily driven by higher stock-based compensation expense associated with the addition of C-suite executives, partially offset by lower salary expense resulting from an overall reduction in headcount compared with the same period in the prior year;

•	$0.2 million increase in facilities, depreciation and amortization expenses related to our office buildings; and
•	$0.1 million increase in other expenses.

These increases were partially offset by a $1.0 million decrease in consulting and contractor expenses.
Other income (expense), net
The following table summarizes our Other income (expense), net, for the following periods (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change	2026	2025	Change
Other income (expense), net:
Interest and investment income, net	$1,038	$1,514	$(476)	$2,729	$3,717	$(988)
Interest expense	(4,859)	(1)	(4,858)	(7,863)	(3)	(7,860)
Other (expense), net	(1)	(55)	54	(2)	(57)	55
Total other income (expense), net:	$(3,822)	$1,458	$(5,280)	$(5,136)	$3,657	$(8,793)

Interest and Investment Income, Net
Interest and investment income, net, decreased by $0.5 million, from $1.5 million for the three months ended June 30, 2025, to $1.0 million for the three months ended June 30, 2026. Interest and investment income, net, decreased by $1.0 million, from $3.7 million for the six months ended June 30, 2025, to $2.7 million for the six months ended June 30, 2026. The decreases were primarily attributable to lower interest income resulting from reduced balances of short-term investments and marketable securities.
Interest expense
The increase in interest expense for the three and six months ended June 30, 2026, as compared to the three and six months ended June 30, 2025 is primarily attributable to interest expense and amortization of the debt discount related to the Roche convertible promissory note, as well as interest expense associated with the Exact Sciences convertible promissory note.
Cash Flows
Comparison of the Six Months Ended June 30, 2026 and 2025
The following table summarizes our cash flows during the periods indicated (in thousands):

	Six Months Ended June 30,		Change
	2026	2025	$
Net cash flows used in operating activities	$(97,110)	$(99,646)	$2,536
Net cash flows provided by investing activities	110,665	92,744	17,921
Net cash flows used in financing activities	(6,185)	(31)	(6,154)

Operating Activities
For the six months ended June 30, 2026, net cash used in operating activities was $97.1 million, primarily attributable to our net loss of $132.6 million, partially offset by non-cash charges of $24.1 million and $11.4 million of net cash provided by changes in operating assets and liabilities. Non-cash charges primarily included depreciation and amortization, stock-based compensation expense, non-cash interest expense and amortization of debt issuance costs, and amortization of right-of-use assets, partially offset by net accretion and amortization of investments in marketable securities and changes in the fair value of convertible notes. The $11.4 million of net cash provided by changes in operating assets and liabilities primarily reflected an increase of $14.8 million in deferred revenue, an increase of $7.8 million in accounts payable, and a decrease of $2.2 million in accounts and other receivables, partially offset by a decrease of $4.4 million in accrued compensation and other related benefits, a decrease of $4.9 million in operating lease liabilities, a decrease of $0.5 million in accrued expenses and other current liabilities, and an increase of $0.8 million in prepaid expenses and other current assets.
For the six months ended June 30, 2025, net cash used in operating activities was $99.6 million, primarily attributable to our net loss of $116.6 million and $0.5 million of net cash used by changes in operating assets and liabilities, partially offset by non-cash charges of $17.5 million. Non-cash charges primarily included depreciation and amortization, stock-based compensation expense, and amortization of right-of-use assets, partially offset by net accretion and amortization of investments in marketable securities. The $0.5 million of net cash used by changes in operating assets and liabilities primarily reflected decreases of $5.1 million in accrued compensation and other related benefits, a decrease of $1.8 million in accounts payable, and a decrease of $1.2 million in prepaid expenses and other current assets. These changes were partially offset by increases of $0.3 million in accounts and other receivables, an increase of $0.3 million in other long-term assets, and an increase of $7.0 million in operating lease liabilities.
Investing Activities
Net cash provided by investing activities was $110.7 million during the six months ended June 30, 2026, and consisted primarily of the net proceeds from maturity and purchase of marketable securities of $123.2 million, offset by $12.5 million used for the purchase of property and equipment.
Net cash provided by investing activities was $92.7 million during the six months ended June 30, 2025, and consisted primarily of the net proceeds from maturity and purchase of marketable securities of $110.3 million, offset by $17.6 million used for the purchase of property and equipment.
Financing Activities
Net cash used in financing activities was $6.2 million during the six months ended June 30, 2026 and consisted primarily of offering costs paid.
Net cash used in financing activities was $31,000 during the six months ended June 30, 2025 and consisted primarily of payments made on financing leases, offset by proceeds received from the exercise of stock options.
Liquidity and Capital Resources
Sources of Liquidity
We have historically financed our operations primarily through the sale of equity securities and the issuance of convertible notes and, to a lesser extent, upfront payments received under licensing arrangements. As of June 30, 2026, we had cash, cash equivalents, and marketable securities of $102.0 million. As of June 30, 2026, the aggregate principal amount outstanding under our convertible notes was $107.2 million. In connection with the closing of the Business Combination, approximately $77.5 million of principal and accrued interest outstanding under the Roche Convertible Note was automatically converted into shares of New Freenome common stock.
Since our inception, we have incurred significant operating losses and negative cash flows from operations. During the six months ended June 30, 2026, we incurred a net loss of $132.6 million, used $97.1 million of cash in operating activities, and had an accumulated deficit of $1.5 billion.
Since inception, we have received aggregate gross proceeds of approximately $1.6 billion from the sale of convertible preferred stock in private placements, the issuance of convertible notes, and upfront payments and cost-sharing arrangements under our strategic collaborations. As described above, upon closing of the Business Combination, we received aggregate gross proceeds of $310.7 million, including $240.0 million in gross proceeds from a PIPE financing. After giving effect to transaction costs, New Freenome received net proceeds of approximately $295.5 million.
As discussed above, in August 2025, we entered into an exclusive license agreement with Exact Sciences to advance the commercialization of our blood-based colorectal cancer screening test. Under the terms of the agreement, we received $75.0 million upfront payment in partial consideration for the rights and licenses granted and are eligible to receive up to $700.0 million upon the achievement of specified development and regulatory milestones. Following the FDA approval of our SimpleScreen CRC test in July 2026, we will receive $100.0 million milestone payment under the agreement. We are also eligible to receive reimbursement of up to $20.0 million per year for mutually agreed development costs over a three-year period.
Also as discussed above, in November 2025, we entered into an exclusive license and option agreement with Roche Sequencing. Under the agreement, we are eligible to receive up to $100.0 million in milestone payments, as well as royalties on non-U.S. sales of licensed products ranging from the low single digits to the mid-teens, depending on sales levels. We are also eligible to receive up to $24.0 million in future milestone payments related to SBX research and development milestones.

Future Funding Requirements
As of June 30, 2026, we had cash, cash equivalents, and short-term marketable securities of $102.0 million. Based on our current operating plan, we believe that our cash, cash equivalents, and short-term marketable securities as of June 30, 2026, together with the net proceeds from the Business Combination with PSCS described above and the $100.0 million regulatory milestone payment earned following the FDA approval of SimpleScreen CRC under our collaboration and license agreement with Abbott (formerly Exact Sciences), will be sufficient to fund our operations through 2028. This estimate is a forward-looking statement that involves risks and uncertainties, and actual results could differ materially. In addition, the process of commercializing our approved products, conducting preclinical studies and clinical trials, and developing future product candidates is costly, and the timing and extent of related expenditures are uncertain. Accordingly, we may need to raise additional capital in the future.
Our future capital requirements will depend on many factors, including:
•	the type, number, scope, progress, timing, results, and costs of our discovery activities, preclinical studies, and clinical trials for our current and future products and product candidates;
•	the costs, timing, and outcome of regulatory review of our current and future product pipeline;
•	the timing and terms of establishing and maintaining license, collaboration, and other strategic arrangements;
•	the costs of obtaining, maintaining, defending, and enforcing our patents and other intellectual property rights;
•	our efforts to enhance our operational infrastructure and hire additional personnel to support our obligations as a public company;
•	the costs associated with expanding our workforce and engaging consultants as our development and commercialization activities increase;
•	the costs and timing of establishing or expanding sales and marketing capabilities for approved products;
•	our ability to achieve market acceptance, obtain coverage and adequate reimbursement from third-party payers, and generate sufficient market share and revenue from approved products; and
•	the costs associated with acquiring or licensing additional products, technologies, or intellectual property.
Although we have completed the Business Combination and received the related proceeds, and our SimpleScreen CRC test has received FDA approval, we expect to continue to require substantial capital to support the commercialization of our approved product, advance our research and development programs, pursue additional regulatory approvals, expand our commercial infrastructure, and fund our operations. We may seek to finance our future cash needs through equity offerings, debt financings, or other capital sources, including license agreements, royalty financings, collaborations, and other strategic arrangements.
However, we may be unable to raise additional funds or enter into such arrangements when needed on favorable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our stockholders may be diluted, and the terms of these securities could include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt and equity financings, if available, may also involve agreements that include covenants restricting our ability to incur additional indebtedness, make capital expenditures, or take other actions.
If we raise additional capital through license agreements, collaborations, or other strategic arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs, approved products, or future product candidates, or grant licenses on terms that may not be favorable to us. Our inability to obtain additional funding or enter into such arrangements when needed could adversely affect our financial condition and our ability to execute our business strategy. If additional capital is unavailable when required, we may be forced to delay, limit, or reduce investments in commercialization activities, research and development programs, or future product development initiatives.

Contractual Obligations and Commitments
Convertible Notes
As described above, the $50.0 million convertible promissory note issued to Exact Sciences matures in August 2030. Following the Closing of the Business Combination, the note will automatically convert into shares of our common stock on the date on which the volume-weighted average trading price of our common stock exceeds $15.00 per share for 10 consecutive trading days (the “Exact Automatic Conversion Date”). The note is also convertible at the option of Exact Sciences under certain circumstances specified in the note agreement. At a conversion price of $15.00 per share, the note would convert into approximately 3,342,294 shares of our common stock.
As described above, the $75 million convertible promissory note agreement with Roche Holdings automatically converted into 6,460,616 shares of New Freenome common stock upon the closing of the Business Combination in July 2026.
Leases
Our lease portfolio consists primarily of operating leases for our current corporate headquarters, laboratory facilities, and warehouse facilities, with lease terms ranging from 1 to 11 years. Under the terms of the leases, as of June 30, 2026, our lease obligations consist of $320.0 million in payments through March 31, 2035.
Purchase Commitments
As of June 30, 2026, we have entered into a non-cancellable cloud services agreement and committed to purchase cloud computing services totaling $119.1 million through January 31, 2029.
Our other non-cancellable unconditional purchase commitments with a remaining term over one year were $12.4 million as of June 30, 2026.
License and Collaboration Agreements
See Notes 6 and 7 to the accompanying unaudited condensed consolidated financial statements for a detailed description of our license and collaboration agreements.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of operations are based on our condensed consolidated financial statements, which are prepared in accordance with GAAP. The preparation of our condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.
Our significant accounting policies are more fully described in Note 2, “Summary of Significant Accounting Policies,” to the audited consolidated financial statements and related notes included elsewhere in this prospectus. During the three and six months ended June 30, 2026, there were no material changes to our critical accounting policies from those disclosed previously.
Recent Accounting Pronouncements
See Note 1, Organization and Summary of Significant Accounting Policies, to our condensed consolidated financial statements included elsewhere in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions—Freenome
Private Placement of Securities
Series F Preferred Stock Financing
In January 2024, in connection with the closing of our Series F preferred stock financing, Freenome Holdings sold an aggregate of 35,677,074 shares of our Series F preferred stock at a purchase price of $7.39866 per share for an aggregate purchase price of approximately $263.9 million. The following table summarizes purchases of Freenome Holdings’ Series F preferred stock by related persons:

Participant(1)	Shares	Total Purchase Price
Roche Holdings, Inc.(2)	6,757,980	$49,999,996.31
Andreessen Horowitz LSV Fund II, L.P. as nominee(3)	1,013,697	$7,499,999.45
Perceptive Life Sciences Master Fund Ltd.(4)	2,703,192	$19,999,998.53
Entities affiliated with RA Capital Healthcare Fund, L.P.(5)	13,515,959	$99,999,985.22

(1)	For additional details regarding these stockholders and their equity holdings, see “Beneficial Ownership of Securities.”
(2)
Roche Holdings, Inc. together with Roche Finance LTD (collectively, “Roche”) hold five percent or more of our capital stock. Each of Moritz Hartmann and Josh Lauer were affiliated with Roche and a member of our board of directors at the time of this Series F preferred stock financing.

(3)
Andreessen Horowitz LSV Fund II, L.P. together with AH Bio Fund I, L.P., AH Parallel Fund IV, L.P. and CLF Partners, LP (collectively, “Andreessen Horowitz”) holds five percent or more of our capital stock. Vijay Pande is affiliated with AH Bio Fund I, L.P. and was a member of our board of directors at the time of the financing.

(4)
Such entity holds five percent or more of our capital stock. Dr. Hukkelhoven is affiliated with Perceptive Life Sciences Master Fund Ltd. and was a member of our board of directors at the time of this Series F preferred stock financing.

(5)
Consists of (i) 10,103,180 shares of Series F preferred stock purchased by RA Capital Healthcare Fund, L.P., (ii) 202,739 shares of Series F preferred stock purchased by RA Capital Nexus Fund II, L.P. and (iii) 3,210,040 shares of Series F preferred stock purchased by RA Capital Nexus Fund III, L.P. RA Capital Healthcare Fund, L.P. together with its affiliates including Blackwell Partners LLC - Series A (collectively, RA Capital”) holds five percent or more of our capital stock. Peter Kolchinsky is a managing partner at RA Capital Healthcare Fund, L.P. and a member of our board of directors.

Agreements with Our Stockholders
In connection with the issuance of our Series F Preferred Stock, in January 2024, Freenome Holdings entered into an amended and restated investors’ rights agreement (the “Series F Investors Rights Agreement”), an amended and restated voting agreement (the “Voting Agreement”) and an amended and restated right of first refusal agreement (the “ROFR Agreement”), in each case, with the purchasers of their preferred stock and certain holders of their common stock, some of which are beneficial owners of more than 5% of Freenome Holdings’ capital stock or are entities with which certain of Freenome Holdings’ directors are affiliated.
The Series F Investors Rights Agreement imposed certain affirmative obligations on Freenome Holdings and also granted certain rights to holders, including certain registration rights with respect to the securities held by them, certain information, and certain additional rights. The Series F Investors Rights Agreement terminated in connection with the Closing. In connection with the Closing of the Business Combination, we entered into a new Investor Rights Agreement, pursuant to which, among other things, the Perceptive PIPE Investor and certain Freenome Holdings stockholders will be granted certain registration rights with respect to their respective shares of Common Stock. See “Certain Relationships and Related Persons Transactions - Freenome - Agreements Related to the Business Combination.”
The Voting Agreement provided drag-along rights in respect of sales by certain holders of Freenome Holdings’ capital stock. The Voting Agreement also contained provisions with respect to the elections of Freenome Holdings’ board of directors and its composition. The Voting Agreement terminated in connection with the Closing.
The ROFR Agreement provided for rights of first refusal and co-sale rights in respect of sales by certain holders of Freenome Holdings’ capital stock. The ROFR Agreement terminated in connection with the Closing.
Convertible Promissory Note with Roche
In November 2025, Freenome Holdings issued and sold to Roche Holdings, Inc., a convertible promissory note (the “Roche Convertible Note”) with an aggregate principal amount of $75 million, at an interest rate of 5% per annum.

The terms of the Roche Convertible Note contemplated that the principal amount and all accrued interest under the Roche Convertible Note would automatically convert upon the earlier of (i) the closing of the issuance and sale of capital stock of Freenome Holdings in Freenome Holdings’ underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) any other transaction (A) that is not a Corporate Transaction and (B) as a result of which a class of shares of Freenome Holdings or any successor entity is registered under the Securities Exchange Act of 1934, as amended, including a SPAC Transaction or (iii) the Next Equity Financing (as each term is defined in the Roche Convertible Note). Pursuant to these terms, the Roche Convertible Note automatically converted into 6,460,616 shares of our Common Stock upon the Closing of the Business Combination at a price per share of $12.00, equal to 1.2x the purchase price per share of the common stock sold in the PIPE Financing. Roche is a holder of more than 5% of our capital stock. Additionally, Moritz Hartmann and Josh Lauer are affiliated with Roche and were members of Freenome Holdings’ board of directors at the time the Roche Convertible Note was issued.
License and Option Agreement with Roche
In November 2025, Freenome Holdings entered into a License and Option Agreement (the “Roche License Agreement”) with Roche Sequencing Solutions, Inc. (“Roche Sequencing”) pursuant to which Freenome Holdings granted Roche Sequencing an exclusive option to obtain an exclusive, royalty bearing, sublicensable (subject to certain restrictions) license to certain of Freenome Holdings’ intellectual property rights to exploit kitted assays for cancer screening, outside the U.S. Under the Roche License Agreement, we are entitled to receive certain milestone payments in the aggregate amount of $134,000,000. See “Business—Key Collaborations.” Roche Sequencing is affiliated with Roche, a holder of more than 5% of our capital stock. Additionally, Moritz Hartmann and Josh Lauer are affiliated with Roche and were members of Freenome Holdings’ board of directors at the time the Roche License Agreement was entered into.
Indemnification Agreements and Insurance
In connection with the Closing, we entered into an indemnification agreement with each of our directors and officers and purchased directors’ and officers’ liability insurance. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted under Delaware law.
Compensation Arrangements
Compensation arrangements for Freenome’s named executive officers and directors are described elsewhere in this prospectus. See “Executive Compensation” and “Director Compensation.”
Agreements Related to the Business Combination
Investor Rights Agreement
In connection with the Closing of the Business Combination, we entered into the Investor Rights Agreement, pursuant to which, among other things, the Perceptive PIPE Investor and certain Freenome Holdings stockholders were granted certain registration rights with respect to their respective shares of Common Stock. Pursuant to the Investor Rights Agreement, among other things, we agreed that, within 30 calendar days following the Closing Date, we will file with the Commission (at our sole cost and expense) a registration statement registering the resale of certain shares of our Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and we will use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders are entitled to customary piggyback registration rights and demand registration rights, including underwritten demands. The Investor Rights Agreement will terminate on the earlier of (a) the five (5) year anniversary of the date of the Investor Rights Agreement or (b) with respect to any holder party thereto, on the date that such holder no longer holds any Registrable Securities (as defined therein).
Subscription Agreements
In connection with the execution of the Business Combination Agreement, PCSC entered into Subscription Agreements with the PIPE Investors, including, among others, RA Capital and the Perceptive PIPE Investor. On the Closing Date, pursuant to the Subscription Agreements, the PIPE Investors subscribed for and purchased an aggregate of 24,000,000 shares of our Common Stock for a purchase price of $10.00 per share, and aggregate gross proceeds of $240.0 million.

Lock-Up Agreements
In connection with the Closing, the Sponsor and certain former Freenome Holdings shareholders, including RA Capital, Roche, the Perceptive PIPE Investor, Andreessen Horowitz and Riley Ennis, entered into Lock-Up Agreements with PCSC. Pursuant to the Lock-Up Agreement, the Sponsor and certain Freenome Holdings shareholders agreed not to transfer (except for certain permitted transfers) any shares of our Common Stock held by such holder after the Domestication until six (6) months after the Closing Date.
Certain Relationships and Related Person Transactions—PCSC
Founder Shares
On March 27, 2024, the Sponsor paid $25,000 to cover certain of PCSC’s expenses in exchange for the issuance of the founder shares, being 2,156,250 PCSC Class B Shares. The Sponsor agreed to forfeit up to 281,250 founder shares to the extent that the over-allotment option is not exercised in full by the underwriter so that the founder shares would represent 20.0% of PCSC’s issued and outstanding ordinary shares (excluding the private placement shares) after PCSC’s initial public offering. On June 13, 2024, the underwriter exercised its over-allotment option in full as part of the closing of PCSC’s initial public offering. As such, 281,250 founder shares were no longer subject to forfeiture.
On April 22, 2024, the Sponsor assigned 30,000 founder shares to each of PCSC’s independent directors, Mark C. McKenna, Kenneth Song M.D., and Harlan W. Waksal M.D., at a price of $0.01 per share. Each director paid $300 or an aggregate purchase price of $900 in consideration of the assignment of founder shares.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination, (x) if the closing price of PCSC Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which PCSC completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Such transfer restrictions were amended pursuant to the Investor Rights Agreement, which provides that, subject to customary exceptions set forth therein, the shares of Common Stock beneficially owned or owned of record by the Sponsor, the Perceptive PIPE Investor, certain officers and directors of PCSC and the Company (including PIPE Shares or shares of Common Stock issued pursuant to the Business Combination Agreement) are subject to a 180-day lock-up period beginning on the Closing Date.
Private Placement Shares
Simultaneously with the closing of PCSC’s initial public offering, the Sponsor purchased an aggregate of 286,250 private placement shares at a price of $10.00 per private placement share, for an aggregate purchase price of $2,862,500. A portion of the proceeds from the private placement shares was added to the proceeds from PCSC’s initial public offering and held in the trust account. Such private placement shares are identical to the PCSC Class A Shares sold in PCSC’s initial public offering. If PCSC does not consummate an initial business combination within 24 months from the closing of PCSC’s initial public offering, any proceeds from the sale of the private placement shares held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law). Holders of the private placement shares have entered into an agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with (i) the completion of the initial business combination and (ii) the approval by the shareholders and implementation by the directors of an amendment to PCSC’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the obligation to provide holders of the public shares the right to have their shares redeemed or repurchased in connection with the initial business combination or to redeem 100% of the public shares if PCSC does not complete the initial business combination within 24 months from the closing of PCSC’s initial public offering or (B) with respect to any other provision relating to the rights of holders of the public shares. The private placement shares will not be transferable or salable until 30 days after the completion of the initial business combination. Upon the Closing of the Business Combination, such lock-up was superseded and replaced by the post-Closing lock-up included in the Lock-Up Agreement.
Related Party Loans
On March 27, 2024, the Sponsor agreed to loan PCSC an aggregate of up to $300,000 to cover expenses related to PCSC’s initial public offering pursuant to a promissory note. This loan is non-interest bearing and payable on the earlier of December 31, 2024 or the completion of PCSC’s initial public offering. Upon the completion of PCSC’s initial public offering, on June 13, 2024, PCSC fully repaid this promissory note and it is no longer available.
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of PCSC’s officers and directors may, but are not obligated to, loan PCSC funds as may be required (“Working Capital Loans”). As of June 30, 2026, PCSC had no outstanding borrowings under Working Capital Loans.
Administrative Services and Indemnification Agreement
PCSC entered into an agreement, commencing on June 11, 2024, through the earlier of PCSC’s consummation of a business combination and its liquidation, (i) to pay the Sponsor a total of $15,000 per month for office space, secretarial and administrative services and (ii) to indemnify the Sponsor and its affiliates, including Perceptive Advisors, LLC, from any liability arising with respect to their activities in connection with PCSC’s affairs. For the three and six months ended June 30, 2026, PCSC incurred and paid $45,000 and $90,000 in fees for these services, respectively. For the year ended December 31, 2025, PCSC incurred and paid $180,000 in fees for these services. For the period from March 22, 2024 (inception) through December 31, 2024 PCSC incurred and paid $99,500 in fees for these services.
PCSC Registration and Shareholder Rights Agreement
The holders of PCSC Class B Shares and private placement shares, including private placement shares that may be issued upon conversion of working capital loans (if any), were entitled to registration rights pursuant to the Registration and Shareholder Rights Agreement. The holders of these securities were entitled to make up to three demands, excluding short form demands, that PCSC registers such securities. In addition, the holders had certain “piggy-back” registration rights with respect to registration statements filed subsequent to PCSC’s completion of its initial business combination. However, the Registration and Shareholder Rights Agreement provided that PCSC would not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which would have occurred (i) in the case of the PCSC Class B Shares, in accordance with the Letter Agreement and (ii) in the case of the private placement shares, 30 days after the completion of PCSC’s initial business combination. PCSC will bear the expenses incurred in connection with the filing of any such registration statements. The Registration and Shareholder Rights Agreement were terminated and replaced by the Investor Rights Agreement; and the Perceptive Shareholders and certain Freenome stockholders entered into lock-up agreements in connection with the Closing.
Policies and Procedures for Related Persons Transactions
We have adopted a related party transaction approval policy and our audit committee will be responsible for the review, consideration and approval or ratification of related party transactions. For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:
•	any person who is, or at any time during the applicable period was, one of our executive officers, a director nominee or a member of our Board;
•	any person who is known by us to be the beneficial owner of more than five percent (5%) of our voting stock; and
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock.

We also have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

MANAGEMENT
The following sets forth certain information, as of the date of this prospectus, concerning the persons who serve as our directors and executive officers.

Name	Age	Position(s)
Executive Officers
Aaron Elliott, Ph.D.	47	Chief Executive Officer, Director
Riley Ennis	37	Chief Product Officer
Linh H. Le	59	Chief Financial Officer
Cheng-Ho Jimmy Lin, M.D., Ph.D	47	Chief Scientific Officer
Non-Employee Directors
Carole Nuechterlein, J.D.	65	Director
Peter Kolchinsky, Ph.D.	50	Director
Ann Costello	66	Director
Deepika Pakianathan, Ph.D.	61	Director
Randal Scott, Ph.D.	68	Director
Douglas M. VanOort	70	Director

Executive Officers
Aaron Elliott, Ph.D. has served as our Chief Executive Officer and a member of our board of directors (our “Board”) since July 2026. Previously, Dr. Elliott served as Chief Executive Officer and a member of the board of directors of Freenome Holdings from April 2025 to July 2026. Prior to that, Dr. Elliott served as Chief Executive Officer and President of REALM IDx, Inc. from May 2021 until February 2025. Prior to that, Dr. Elliott served in several leadership roles at Ambry Genetics Corporation, including Chief Executive Officer from March 2016 to May 2021 and Chief Scientific Officer from March 2012 to August 2016. Dr. Elliott holds a Ph.D. in Genetics from the Sidney Kimmel Cancer Center at Thomas Jefferson University and a B.S. in Biology from Franklin & Marshall College. We believe that Dr. Elliott is qualified to serve on our Board as well as an executive officer based on his executive leadership experience across diagnostics and life sciences companies.
Riley Ennis has served as our Chief Product Officer since July 2026. Previously, Mr. Ennis co-founded Freenome Holdings and served as Freenome Holdings’ Chief Operating Officer from January 2014 to September 2021 and Chief Product Officer from September 2021 to July 2026. Mr. Ennis was a Thiel Fellow from 2013 to 2015, during which he pursued scientific research related to the development of early detection technologies and early intervention immunotherapies. Mr. Ennis has also held positions at Foundation Medicine, Inc. in 2015, Novartis AG as a Visiting Scientist in 2014, and Bridgewater Associates, LP in 2014. Mr. Ennis holds a B.A. in Molecular Biology from Dartmouth College.
Linh H. Le has served as our Chief Financial Officer since July 2026. Previously. Mr. Le served as Freenome Holdings’ Chief Financial Officer from May 2025 to July 2026. Prior to that, Mr. Le was the Founder of BCVhealthcare from March 2023 to May 2025. Mr. Le also served as Chief Operating Officer and Chief Financial Officer of Mindera Health, Inc. from March 2023 to June 2023, Chief Financial Officer of Predicine Corporation from November 2021 to March 2023, and as Chief Operating Officer of Ambry Genetics Corporation from December 2017 to October 2021. Mr. Le is a Certified Public Accountant and holds a B.S. in Business Administration and Accounting from California State University, Northridge, and has completed executive coursework from the Wharton School of the University of Pennsylvania.
Cheng-Ho Jimmy Lin, M.D., Ph.D., has served as our Chief Scientific Officer since July 2026. Previously, Dr. Lin served as Freenome Holdings’ Chief Scientific Officer from April 2019 to July 2026. Dr. Lin has served as a Venture Partner at SparkLabs Global Ventures Management, LLC since April 2025, and as the Founder and Chief Executive Officer of Rare Genomics Institute Inc. since May 2011, and previously served as Chief Scientific Officer of Natera, Inc. (Nasdaq: NTRA) from November 2015 to April 2019. Dr. Lin holds an M.D. and Ph.D. in Cellular and Molecular Medicine from the Johns Hopkins School of Medicine, an M.H.S. from Johns Hopkins School of Public Health in Bioinformatics, and a B.A. in Cognitive Science and a B.S. in Molecular Biochemistry and Biophysics from Yale University.

Non-Employee Directors
Carole Nuechterlein, J.D., has served as a member of our Board since July 2026. Previously, Ms. Nuechterlein served on the board of directors of Freenome Holdings from April 2026 to July 2026. Ms. Nuechterlein previously served as Head of the Roche Venture Fund, the corporate venture arm of Roche Holding Ltd, from October 2001 until her retirement in April 2026. Ms. Nuechterlein currently serves as the lead independent director of the board of directors of Aligos Therapeutics, Inc. (Nasdaq: ALGS) where she has been on the board since August 2018. Previously she served on a number of private companies, including Enthera S.r.L. from April 2020 until March 2026, Vivet Therapeutics from January 2024 until March 2026, SpliceBio, S.L. from January 2024 until March 2026, and Mission Therapeutics Ltd. from January 2024 until March 2026. Ms. Nuechterlein previously served as a member of the board of directors of Entrada Therapeutics, Inc. (Nasdaq: TRDA), a biopharmaceutical company from April 2020 to June 2023, BCTG Acquisition Corp. (formerly Nasdaq: BCTG), a special purpose acquisition company from September 2020 to August 2021, and Millendo Therapeutics, Inc. (formerly Nasdaq: MLND), a clinical stage biopharmaceutical company from March 2017 to June 2021, and AveXis, Inc. (formerly Nasdaq: AVXS), a gene therapy company from October 2014 to May 2017. Ms. Nuechterlein holds a J.D. from the University of Michigan, and a B.A. in English and Humanities from Valparaiso University. We believe that Ms. Nuechterlein is qualified to serve on our Board based on her extensive experience as a venture capital investor in, and director of, several biotechnology companies.
Peter Kolchinsky, Ph.D., has served as a member of our Board since July 2026. Previously, Dr. Kolchinsky served on the board of directors of Freenome Holdings from December 2020 to July 2026. Dr. Kolchinsky is a Founder and a Managing Partner at RA Capital Management, L.P., where he has worked since 2001. Dr. Kolchinsky has also served on the boards of directors of ARS Pharmaceuticals Inc. (Nasdaq: SPRY) since August 2021, Icosavax, Inc. (Nasdaq: ICVX) since March 2021, and Wave Life Sciences, Ltd. (Nasdaq: WVE), since February 2015, in addition to serving on the boards of several private companies. Dr. Kolchinsky previously served as a member of the board of directors of Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) from July 2013 to December 2019, Forma Therapeutics Holdings, Inc. (formerly Nasdaq: FMTX) from December 2019 to October 2022, and Synthorx, Inc. (formerly Nasdaq: THOR) from May 2018 to January 2020. Dr. Kolchinsky holds a Ph.D. in Virology from Harvard University and a B.A. in Biology from Cornell University. We believe that Dr. Kolchinsky is qualified to serve on our Board based on his extensive experience as a life sciences investor and his service on the boards of directors of multiple publicly traded and privately held healthcare and life sciences companies.
Ann Costello has served as a member of our Board since July 2026. Previously, Ms. Costello served on the board of directors of Freenome Holdings from April 2026 to July 2026. Ms. Costello has served as Head of the Diagnostics Solutions Business Unit at Roche Diagnostics, F. Hoffmann-La Roche AG from January 2020 to October 2023. Prior to that, she served in a number of roles within Roche, including Head of the Centralized Diagnostics and Point of Care Business Area from October 2018 to December 2019. Earlier in her career, from January 2016 to September 2018, Ms. Costello served as President of Roche Diagnostics Tissue Diagnostics division, and from 1988 until 2016, she held a range of strategic and operational roles across Roche Diagnostics. Ms. Costello has also served on the boards of directors of Senzime AB (Nasdaq Stockholm: SNZZF) since May 2025, Elekta AB (Nasdaq Stockholm: EKTA B) since September 2024, and Ibex Medical Analytics Ltd. since April 2024. Ms. Costello holds a B.S. in Biomedical Science from the Dublin Institute of Technology in Ireland. We believe that Ms. Costello is qualified to serve on our Board based on her extensive experience in the diagnostics industry, including her numerous executive leadership roles.
Deepika Pakianathan, Ph.D., has served as a member of our Board since July 2026. Previously, Dr. Pakianathan served on the board of directors of Freenome Holdings from April 2019 to July 2026. Dr. Pakianathan has served as Chief Executive Officer of Codeable Therapeutics, a privately held start-up biotechnology company operating in stealth mode, since August 2023, and as a Managing Member at Delphi Ventures, a venture capital firm focused on biotechnology and medical device investments, since June 2001. Dr. Pakianathan has served on the board of directors of Theravance Biopharma, Inc. (Nasdaq: TBPH) since July 2020, on the board of directors of Mereo BioPharma Group plc (Nasdaq: MREO) since February 2019, and on the board of directors of Karyopharm Therapeutics Inc. (Nasdaq: KPTI) since May 2013. Previously, Dr. Pakianathan also served on the board of directors of Calithera Biosciences, Inc. (formerly Nasdaq: CALA) from July 2010 to December 2023. Dr. Pakianathan also served on the board of directors of Foresite Development Corp I, a public special purpose acquisition company (formerly Nasdaq: FSDC) from August 2020 to February 2021, and Foresite Development Corp II (formerly Nasdaq: FSII), a public special purpose acquisition company, from February 2021 to December 2021. In addition, Dr. Pakianathan also served on the board of directors of Alder Biopharmaceuticals, Inc. (formerly Nasdaq: ALDR) from 2007 until 2019. Previously, Dr. Pakianathan was a senior biotechnology banker at JPMorgan from 1998 to 2001; she was a research analyst covering biotechnology at Genesis Merchant Group Securities from 1997 to 1998, and from 1993 to 1997 she was a post-doctoral research scientist at Genentech. Dr. Pakianathan holds a Ph.D. and M.S. from Wake Forest University, an M.S. from The Cancer Research Institute at the University of Bombay, India, and a B.S. from the University of Bombay, India. We believe that Dr. Pakianathan is qualified to serve on our Board based on her experience as a Chief Executive Officer, a venture capital investor, and director of multiple biotechnology companies, as well as her experience as a biotechnology investment banker, research analyst, and research scientist.
Randal Scott, Ph.D., has served as a member of our Board since July 2026. Previously, Dr. Scott served on the board of directors of Freenome Holdings from February 2018 to July 2026.Dr. Scott has served as the Chairman of the board of directors of Genomic Life, Inc. since January 2021 and Chief Executive Officer since January 2024. Dr. Scott has also served as Manager of Thinking Bench Capital, LLC since November 2020 and has served on the board of directors of BridgeBio Pharma, Inc. (Nasdaq: BBIO) since June 2020. Dr. Scott served on the board of directors of Talis Biomedical Corporation, a molecular diagnostic company (Nasdaq: TLIS) from February 2016 to September 2025. Previously, Dr. Scott co-founded Invitae Corporation (formerly NYSE: NVTA), where he rejoined as Chairman of the board from July 2022 to August 2024 while he earlier served as Executive Chair from January 2017 to August 2019 and Chair of the board of directors and Chief Executive Officer from August 2012 to January 2017. Invitae Corporation announced it commenced voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code in February 2024 and it entered into a court-approved asset sale in May 2024. Dr. Scott holds a Ph.D. in Biochemistry from the University of Kansas and a B.S. in Chemistry from Emporia State University. We believe that Dr. Scott is qualified to serve on our Board based on his extensive experience, executive leadership, and service on the boards of life sciences companies.
Douglas M. VanOort has served as a member of our Board since July 2026. Previously, Mr. VanOort served on the board of directors of Freenome Holdings from July 2024 to July 2026. Mr. VanOort served as Executive Chair of the Board of NeoGenomics Inc. (Nasdaq: NEO) from April 2021 to October 2021, after which he continued to serve as a director until November 2021, and as Chairman of the Board and Chief Executive Officer from March 2009 to April 2021. He served as Chair of the American Clinical Laboratory Association board of directors from April 2019 until March 2021. Previously, Mr. VanOort served in multiple leadership roles at Corning Inc. (NYSE: GLW) and its spin-off company Quest Diagnostics, Inc. (NYSE: DGX). Mr. VanOort is a co-founder and co-owner of Vision Ace Hardware since July 2000. Mr. VanOort holds a B.S. from Bentley University in Accounting. We believe that Mr. VanOort is qualified to serve on our Board based on his extensive executive and operational leadership experience in the diagnostics and life sciences industry.
Board Composition
Our Board manages the business and affairs of Freenome, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. Our Board consists of seven members. The primary responsibilities of our Board are to provide risk oversight and strategic guidance and to counsel and direct our management. Our Board meets on a regular basis and will convene additional meetings, as required.
Staggered Board
In accordance with the terms of our Charter and Bylaws, our Board is divided into three staggered classes of directors and each director is assigned to one of the three classes. At each regularly-scheduled annual meeting of the stockholders, one class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the regularly-scheduled annual meeting of stockholders to be held during the years 2026 for Class I directors, 2027 for Class II directors and 2028 for Class III directors.
•	Our Class I directors are Aaron Elliott, Randal Scott, and Deepika Pakianathan;
•	Our Class II directors are Peter Kolchinsky and Carole Nuechterlein; and
•	Our Class III directors are Douglas VanOort and Ann Costello.
Our Charter and Bylaws provide that the number of directors that constitutes our Board shall be fixed from time to time by a resolution of our Board. If the number of directors is thereafter changed, any increase or decrease in directorships will be apportioned among the classes by our Board so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting our Board will shorten the term of any incumbent director.
The division of our Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Director Independence
We adhere to the rules of Nasdaq in determining whether a director is independent. Our Board consulted with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person who is not an executive officer or employee, or who does not have a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Our Board has determined that each of Ann Costello, Carole Nuechterlein, Deepika Pakianathan, Randal Scott, Peter Kolchinsky, and Douglas VanOort are considered independent directors. Our independent directors have regularly scheduled meetings at which only independent directors are present.
There are no family relationships among any of our executive officers and directors.
Board Committees
Our Board has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates under a written charter which satisfies the applicable Nasdaq Listing Rules. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Copies of each Board committee’s charter are posted on our website. Our website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this prospectus. The composition and responsibilities of each of the committees of our Board are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.
Audit Committee
The audit committee consists of Deepika Pakianathan, Randal Scott, and Carole Nuechterlein and is chaired by Deepika Pakianathan. The functions of the audit committee include, among other things:
•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•
reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•
recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in its Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing all related persons transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing quarterly earnings releases.
All members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq listing rules. Our Board has determined that Deepika Pakianathan qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. In making this determination, our Board considered the nature and scope of experience that Deepika Pakianathan has previously had. Our Board has determined that all of the directors that compose our audit committee satisfy the relevant independence requirements for service on the audit committee set forth in the rules of the SEC and the Nasdaq listing rules. Both our independent registered public accounting firm and members of our management will periodically meet privately with the audit committee.
Compensation Committee
Our compensation committee consists of Douglas VanOort, Deepika Pakianathan, and Ann Costello and is chaired by Douglas VanOort. The functions of the compensation committee include, among other things:
•	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•
evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and determining the cash compensation of our Chief Executive Officer and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;

•	reviewing and approving the compensation of our other executive officers;
•	reviewing and establishing our overall management compensation, philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq listing rules;
•	reviewing and approving our policies and procedures for the grant of equity-based awards;
•	reviewing and recommending to the board of directors the compensation of our directors;
•	preparing our compensation committee report if and when required by SEC rules;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” if and when required, to be included in our annual proxy statement; and
•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.
Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Randal Scott, Peter Kolchinsky, and Carole Nuechterlein and is chaired by Randal Scott. The functions of the nominating and corporate governance committee include, among other things:
•	developing and recommending to our Board criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•	identifying individuals qualified to become members of the board of directors;
•	recommending to our Board the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to our Board a code of business conduct and ethics and a set of corporate governance guidelines; and
•	overseeing the evaluation of our Board and management.

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is, or has at any time during the prior three years been, one of Freenome’s officers or employees. None of Freenome’s executive officers currently serves, or has in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or our compensation committee.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers (including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants, and which is available on our website at https://www.freenome.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics on our website. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus, and you should not consider that information a part of this prospectus.

EXECUTIVE COMPENSATION
Unless the context otherwise requires, any reference in this section of this prospectus to “Freenome” refers to Freenome prior to the consummation of the Business Combination and to Freenome, Inc. and its consolidated subsidiaries following the Business Combination.
The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Exchange Act. The compensation provided to Freenome’s named executive officers (the “NEOs”) for the fiscal year ended December 31, 2025 is detailed in the 2025 Summary Compensation Table and accompanying footnotes and narrative that follow. Unless otherwise stated, all references in the following sections and tables to compensation earned, including stock options and restricted stock units (“RSUs”), relate to compensation provided by Freenome. Freenome’s NEOs for the fiscal year ended December 31, 2025, which consist of each person who served as Freenome’s principal executive officer during the fiscal year ended December 31, 2025 and the next two most highly compensated executive officers (other than the principal executive officers) serving as executive officers as of December 31, 2025, are:
•	Aaron Elliott, Ph.D., its current Chief Executive Officer, effective as of April 1, 2025;
•	Riley Ennis, its co-founder and Chief Product Officer and former principal executive officer from September 2024 to March 31, 2025;
•	Cheng-Ho (Jimmy) Lin, M.D., Ph.D., MHS, its Chief Scientific Officer; and
•	Linh H. Le, its Chief Financial Officer.
To date, the compensation of the NEOs has consisted of a combination of base salary, cash bonuses and long-term incentive compensation in the form of stock options and RSUs. The NEOs, like all full-time employees, are eligible to participate in Freenome’s health and welfare benefit plans. We intend to continue to develop an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to our long-term success.
2025 Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to, Freenome’s NEOs during the fiscal year ended December 31, 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Aaron Elliott, Ph.D.(5) Chief Executive Officer	2025	513,750	—	5,849,767	3,797,865	513,750	13,715	10,688,847
Riley Ennis(6) Co-Founder, Chief Product Officer and Former Principal Executive Officer	2025	546,000	—	1,549,999	2,014,890	327,600	—	4,438,489
Cheng-Ho (Jimmy) Lin, M.D., Ph.D., MHS Chief Scientific Officer	2025	530,000	—	1,050,002	1,364,927	212,000	—	3,156,929
Linh H. Le(7) Chief Financial Officer	2025	301,288	—	899,997	1,174,761	150,644	30,872	2,557,562

(1)
The amounts reported represent the aggregate grant date fair value of RSUs granted to Freenome’s NEOs during the fiscal year ended December 31, 2025, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification

(“ASC”) Topic 718, disregarding estimated forfeitures related to service-based vesting conditions. For a description of the assumptions used in determining these values, see Note 2 of Freenome’s financial statements included in the Proxy Statement/Prospectus. The amounts reported in this column reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by Freenome’s NEOs upon the vesting of the RSUs or any sale of the underlying shares. The RSUs are subject to both a time-based vesting condition and a performance-based vesting condition. The grant date fair value has been calculated based on the probable outcome of the performance-based vesting condition as of the grant date, which equates to the maximum value of the RSUs as of the grant date.
(2)
The amounts reported represent the aggregate grant date fair value of stock options awarded to Freenome’s NEOs during the fiscal year ended December 31, 2025, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures related to service-based vesting. For a description of the assumptions used in determining these values, see Note 2 of Freenome’s financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by Freenome’s NEOs upon the exercise of the stock options or any sale of the underlying shares.

(3)
The amounts reported represent cash incentive bonuses for performance during the year ended December 31, 2025 For more information on these bonuses, see the description of the annual performance bonuses under “2025 Bonuses” below.

(4)	The amounts reported represent commuting expenses, including travel, lodging and meal expenses, reimbursed by Freenome for travel between the applicable NEO’s residence and the Company’s headquarters.
(5)	Dr. Elliott commenced employment with Freenome on April 1, 2025. The amount reported represents his actual base salary earned during 2025. His annualized base salary for 2025 was $685,000.
(6)	Mr. Ennis served as Freenome’s principal executive officer from September 2024 through March 31, 2025, in addition to serving as Freenome’s Chief Product Officer.
(7)	Mr. Le commenced employment with Freenome on May 19, 2025. The amount reported represents his actual base salary earned during 2025. His annualized base salary for 2025 was $485,000.
Narrative Disclosure to Summary Compensation Table
2025 Base Salaries
Freenome’s NEOs each receive a base salary to compensate them for services rendered to Freenome. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries are generally reviewed annually, typically in connection with Freenome’s annual performance review process, approved by the Freenome Board or the compensation committee of the Freenome Board (the “compensation committee”) and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
For fiscal year 2025, the annual base salaries for Dr. Elliott, Mr. Ennis, Dr. Lin and Mr. Le were $685,000, $546,000, $530,000 and $485,000, respectively.
2025 Annual Bonuses
For the fiscal year ended December 31, 2025, each NEO was eligible to earn an annual bonus from Freenome based on the achievement of pre-determined corporate performance metrics related to product development, commercial, operational and customer experience, value generation and operational performance goals and individual performance objectives. The 2025 annual bonus targets for Dr. Elliott, Mr. Ennis, Dr. Lin and Mr. Le were 100%, 50%, 40% and 50% of their respective base salaries. The target annual bonuses and actual bonus amounts for Dr. Elliott and Mr. Le for the fiscal year ended December 31, 2025 were pro-rated based on their start dates with Freenome.
Following review and determinations of corporate and individual performance for the fiscal year ended December 31, 2025, the Freenome Board determined that the corporate goals were achieved at 100% of target and that the individual performance goals for each of Dr. Elliott, Mr. Ennis, Dr. Lin and Mr. Le were achieved at 100%, 120%, 100% and 100% of target, respectively. The annual cash bonus paid to each of our named executive officers for the fiscal year ended December 31, 2025 is set forth in the “Non-Equity Incentive Plan Compensation” column of the “2025 Summary Compensation Table” above.
Equity Incentive Compensation
Freenome believes that equity grants provide executives with a strong link to long-term performance, create an ownership culture and help to align the interests of its executives and its stockholders. In addition, Freenome believes that equity grants promote executive retention because they incentivize executive officers to remain in its employment during the vesting period. Accordingly, the Freenome Board or its compensation committee periodically review the equity incentive compensation of its executives and may grant equity incentive awards to them from time to time. In the fiscal year ended December 31, 2025, the NEOs were each granted stock options that vest over four years from the vesting start date and RSUs that are subject to both time and performance-based vesting. The time-based vesting for the RSUs occurs over four years from the vesting start date and the performance-based vesting applicable to the RSUs will be satisfied on the earlier of (1) six months after the Closing and (2) March 15 of the calendar year following the year in which the Closing occurs. Each NEO’s outstanding equity awards as of December 31, 2025 are set forth in the “Outstanding Equity Awards at Fiscal 2025 Year-End” table below.
401(k) Plan
Freenome currently maintains a tax-qualified 401(k) retirement savings plan (the “401(k) Plan”) for its employees, including its NEOs, who satisfy certain eligibility requirements. Freenome’s NEOs are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The 401(k) Plan is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Freenome believes that providing a vehicle for tax-deferred retirement savings through its 401(k) Plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its NEOs, in accordance with its compensation policies. Freenome did not provide matching contributions under the 401(k) plan in the fiscal year ended December 31, 2025. Other than the 401(k) Plan, Freenome does not provide any qualified or non-qualified retirement or deferred compensation benefits to its employees, including its NEOs.
Employment Arrangements in Place Prior to the Business Combination for Named Executive Officers
Aaron Elliott, Ph.D.
On January 7, 2026, Freenome entered into an amended and restated offer letter with Dr. Elliott (the “Elliott Offer Letter”). Under the Elliott Offer Letter, Dr. Elliott is entitled to receive an annual base salary and an annual target bonus and received an initial stock option (the “Initial Option”) and RSU award (the “Initial RSU Award” and together with the Initial Option, the “Initial Equity Awards”) in connection with his hire. The Elliott Offer Letter further provides Dr. Elliott with anti-dilution protection for his Initial Equity Awards such that, following a “financing” (as defined in the Elliott Offer Letter) and subject to Dr. Elliott’s continued employment with Freenome and the approval of the Freenome Board, Dr. Elliott is entitled to receive an additional stock option (the “Anti-Dilution Option”) and RSU award (the “Anti-Dilution RSU Award” and together with the Anti-Dilution Option, the “Anti-Dilution Equity Awards”) such that the aggregate number of shares underlying the Initial Option, the Anti-Dilution Option and any other options to purchase Freenome Common Shares granted to Dr. Elliott prior to the grant of the Anti-Dilution Option will be equal to 0.5% of Freenome’s fully-diluted capitalization as of the closing of the financing and the aggregate number of shares underlying the Initial RSU Award, the Anti-Dilution RSU Award and any other RSUs granted to Dr. Elliott prior to the grant of the Anti-Dilution RSU Award will be equal to 0.5% of Freenome’s fully-diluted capitalization as of the closing of the financing. Dr. Elliott is also eligible to participate in our employee benefit plans, subject to the terms of such plans.
In addition, the Elliott Offer Letter provides that, in the event that Dr. Elliott’s employment is terminated by Freenome for reasons other than “cause” or by Dr. Elliott for “good reason” (each as defined in the Elliott Offer Letter), in each case outside of the period beginning three months before and ending 12 months following a “change in control” (as defined in the Elliott Offer Letter), subject to Dr. Elliott’s return of all Freenome property in his possession and his execution and delivery of an irrevocable general release of claims in Freenome’s favor, he will be entitled to receive 12 months of his base salary. If Dr. Elliott’s employment is terminated by Freenome for reasons other than cause, or by Dr. Elliott for good reason, in each case during the period beginning three months before and ending 12 months following a change in control, he will be entitled to receive (i) 18 months of his base salary and target bonus at the rate in effect at the time of his separation and (ii) 100% of the then-unvested shares subject to the Initial Option and the Anti-Dilution Option (if granted) will fully vest and 100% of and the then-unvested shares underlying the Initial RSU Award and the Anti-Dilution RSU Award (if granted) will be deemed to have satisfied the time-based vesting condition in full (the “Acceleration Benefits”).
Upon a change in control, if the Initial Equity Awards and Anti-Dilution Equity Awards (if granted) are not assumed or substituted, then the Acceleration Benefits shall apply immediately prior to the closing of the change in control.
Riley Ennis
On May 23, 2016, Freenome, Inc. entered into an offer letter with Mr. Ennis (the “Ennis Offer Letter”). Under the Ennis Offer Letter, Mr. Ennis is entitled to receive an annual base salary and an annual target bonus, and he is eligible to participate in our employee benefit plans, subject to the terms of such plans.

Cheng-Ho (Jimmy) Lin, M.D., Ph.D., MHS
On March 22, 2019, Freenome entered into an offer letter with Dr. Lin (the “Lin Offer Letter”). Under the Lin Offer Letter, Dr. Lin is entitled to receive an annual base salary and an annual target bonus and received an initial stock option grant, and he is eligible to participate in our employee benefit plans, subject to the terms of such plans. Pursuant to the Lin Offer Letter, Dr. Lin is also eligible to receive certain bonuses upon the achievement of certain clinical milestones. Specifically, Dr. Lin is eligible to receive (i) a cash bonus of $300,000, payable within 30 days of FDA approval and Chemistry, Manufacturing and Controls (CMC) coverage for Freenome’s SimpleScreen CRC test, (ii) a cash bonus equal to $500,000, payable within 30 days of receiving favorable grade recommendations (Grade A or B) in the USPSTF guidelines and (iii) a cash bonus equal to $150,000, within 30 days of formally reporting favorable top line data.
In addition, the Lin Offer Letter provides that in the event Dr. Lin’s employment is terminated by Freenome without “cause” or by Dr. Lin for “good reason” (each, as defined in the Lin Offer Letter), in each case during the three month period prior to or anytime following a “change in control” (as defined in the 2016 Plan), the vesting of 100% of all unvested equity awards then held by Dr. Lin will be accelerated.
Linh H. Le
On May 13, 2025, Freenome entered into an offer letter with Mr. Le (the “Le Offer Letter”). Under the Le Offer Letter, Mr. Le is entitled to receive an annual base salary and an annual target bonus and received an initial stock option grant (the “Le Initial Option”) and RSU award (the “Le Initial RSU Award”). Mr. Le is also eligible to participate in our employee benefit plans, subject to the terms of such plans.
The Le Offer Letter provides that in the event Mr. Le’s employment is terminated by Freenome without “cause” or by Mr. Le for “good reason” (each as defined in the Le Offer Letter), subject to Mr. Le’s return of all Freenome property in his possession and his execution and delivery of an irrevocable general release of claims in Freenome’s favor, (i) he will be entitled to receive nine months of his base salary and target bonus at the rate in effect at the time of his separation (such payments shall cease if Mr. Le commences new employment, provided that Mr. Le shall receive no less than three months of severance payments) and (ii) the post-termination exercise period of the Le Initial Option will expire on the earlier to occur of two years from the date of such termination or the expiration date of the Le Initial Option (the “Severance Benefits”). If such a termination of employment occurs within one year of Mr. Le commencing employment with Freenome and outside of a “change in control” (as defined in the Le Offer Letter), then, in addition to the foregoing benefits, (i) the unvested shares subject to the Le Initial Option will vest at the rate of 1/48th per month from the date Mr. Le’s employment commenced for each full month of employment completed and (ii) the portion of the Le Initial RSU Award that has not yet satisfied the time-based vesting condition shall satisfy such condition at the rate of 1/16th for each quarterly vesting date that has occurred from the date Mr. Le’s employment commenced.
If Mr. Le’s employment is terminated by Freenome without cause or by Mr. Le for good reason, in each case during the period beginning three months before and ending 12 months following a change in control, then, in addition to the Severance Benefits and subject to Mr. Le’s return of all Freenome property in his possession and execution and delivery of an irrevocable general release of claims in Freenome’s favor, (i) 100% of the then unvested shares subject to the Le Initial Option will fully vest and (ii) 100% of the shares subject to the Le Initial RSU Award shall be deemed to have satisfied the time-based vesting condition.
Executive Severance Plan
We have adopted an Executive Severance Plan (the “Severance Plan”) in which the NEOs, and certain other executives, participate. The benefits provided under the Severance Plan replaced the severance provisions in such NEOs’ offer letters, if any; provided, however, that in the event any such offer letter provides greater severance payments benefits than those set forth in the Severance Plan, the NEO will be entitled to receive the payments or benefits under such offer letter and will not be eligible to receive any payments or benefits under the Severance Plan.
Compensation Recovery Policy
In accordance with the requirements of the SEC and Nasdaq listing rules, we have adopted a compensation recovery policy. The compensation recovery policy provides that in the event that we are required to prepare a restatement of its financial statements due to material noncompliance with any financial reporting requirement under securities laws, we will seek to recover any incentive-based compensation that was based upon the attainment of a financial reporting measure and that was received by any current or former executive officer during the three-year period preceding the date that the restatement was required if such compensation would have exceeded the amount that the executive officer would have received based on the restated financial statements.
Outstanding Equity Awards at 2025 Fiscal Year-End
The following table lists all outstanding equity awards held by Freenome’s NEOs as of December 31, 2025.

				Option Awards(1)				Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock ($)(2)
Aaron Elliott, Ph.D.	5/29/2025	4/1/2025	1,477,214(3)	—	—	3.96	5/28/2035	—	—
	5/29/2025	4/1/2025	—	—	—	—	—	1,477,214(4)	4,368,122
Riley Ennis	12/13/2019		—	—	—	—	—	1,091,451(5)	3,227,421
	6/22/2020	5/23/2020	1,099,202	—	—	1.37	6/22/2030	—	—
	2/5/2021	5/6/2021	—	—	—	—	—	1,657,150(6)	4,900,193
	6/22/2022	6/22/2022	—	—	—	—	—	556,980(8)	1,646,990
	6/22/2022	6/22/2022	870,283	124,327(7)	—	4.50	6/22/2032	—	—
	2/18/2023	2/2/2023	—	—	—	—	—	132,819(6)	392,746
	2/18/2023	2/2/2023	187,999	77,412(7)	—	3.36	2/18/2033	—	—
	2/16/2024	2/16/2024	—	—	—	—	—	209,392(6)	619,172
	2/16/2024	2/16/2024	255,923	162,861(9)	—	5.16	2/16/2034		—
	3/11/2025	2/15/2025	—	—	—	—	—	391,414(6)	1,157,411
	3/11/2025	2/15/2025	—	782,828(7)	—	3.96	3/11/2035	—	—
Cheng-Ho (Jimmy) Lin, M.D. Ph.D., MHS	7/31/2019	4/15/2019	38,351	—	—	1.37	4/15/2029	—	—
	10/16/2019	4/15/2019	514,547	—	—	1.37	10/16/2029	—	—
	2/5/2021	2/5/2021	—	—	—	—	—	150,000(5)	443,550
	6/22/2022	6/22/2022	—	—	—	—	—	278,490(8)	823,495
	6/22/2022	6/22/2022	435,146	62,164(7)	—	4.50	6/22/2032	—	—
	2/18/2023	2/2/2023	—	—	—	—	—	87,832(6)	259,719
	2/18/2023	2/2/2023	124,322	51,192(7)	—	3.36	2/18/2033	—	—
	2/16/2024	2/16/2024	—	—	—	—	—	138,446(6)	409,385
	2/16/2024	2/16/2024	169,211	107,681(9)	—	5.16	2/16/2034	—	—
	3/11/2025	2/15/2025	—	—	—	—	—	265,152(6)	784,054
	3/11/2025	2/15/2025	—	530,303(7)	—	3.96	3/11/2035	—	—
Linh H. Le	5/29/2025	5/19/2025	—	454,545(7)	—	3.96	5/29/2035	—	—
	8/20/2025	8/15/2025	—	—	—	—	—	227,272(6)	672,043

(1)	All option and RSU awards were granted under the 2016 Plan.
(2)
As no public market existed for Freenome Common Shares as of December 31, 2025, there was no market value for these shares as of such date. The dollar amount included is based on $2.957 per Freenome Common Share, which equals the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement of approximately $10 multiplied by an estimated Exchange Ratio of 0.29570.

(3)
This stock option has an early exercise feature such that the option is immediately exercisable. In the event of an early exercise, all are exercised that are still subject to vesting conditions are treated as restricted stock subject to repurchase until those vesting conditions are met. As of December 31, 2025, all shares underlying this stock option were unvested and the underlying shares vest over a four-year period as follows: 25% vest on the first anniversary of the vesting commencement date and the remaining 75% vest in equal monthly installments over the following three years, subject to continued service through the applicable vesting date.

(4)
The shares underlying this RSU award are subject to both a time-based vesting condition and a performance-based vesting condition, both of which must be satisfied before the shares will be deemed vested and may be settled. The time-based vesting condition will be satisfied over a four-year period, with 25% of the shares satisfying the time-based vesting condition on the first quarterly vesting date (with quarterly vesting dates occurring on February 15, May 15, August 15 and November 15) on or after the first anniversary of the vesting commencement date, and an additional 6.25% satisfying the time-based vesting condition on each quarterly vesting date thereafter, subject to continuous service through each applicable vesting date. The performance-based vesting condition will be satisfied on the earlier of (1) the Closing and (2) a change in control of Freenome.
(5)
The shares underlying RSU award are subject to a performance-based vesting condition, which will be satisfied on the earliest of (1) six months after the Closing, (2) March 15 of the calendar year following the year in which the Closing occurs and (3) a change in control of Freenome.

(6)
The shares underlying this RSU award are subject to both a time-based vesting condition and a performance-based vesting condition, both of which must be satisfied before the shares will be deemed vested and may be settled. The time-based vesting condition will be satisfied over a four-year period, with 25% of the shares satisfying the time-based vesting condition on the first quarterly vesting date (with quarterly vesting dates occurring on February 15, May 15, August 15 and November 15) on or after the first anniversary of the vesting commencement date, and an additional 6.25% satisfying the time-based vesting condition on each quarterly vesting date thereafter, subject to continuous service through each applicable vesting date. The performance-based vesting condition will be satisfied on the earliest of (1) six months after the Closing, (2) March 15 of the calendar year following the year in which the Closing occurs and (3) a change in control of Freenome.

(7)
The shares underlying this stock option vest over a four-year period as follows: 25% vest on the first anniversary of the vesting commencement date and the remaining 75% vest in equal monthly installments over the following three years, subject to continued service through the applicable vesting date.

(8)
The shares underlying this RSU award are subject to both a time-based vesting condition and a performance-based vesting condition, both of which must be satisfied before the shares will be deemed vested and may be settled. The time-based vesting condition will be satisfied over a four-year period, with 25% of the shares satisfying the time-based vesting condition on the first anniversary of the vesting commencement date and the remaining 75% satisfying the time-based vesting condition on each monthly anniversary of the vesting commencement date thereafter, subject to continuous service through each applicable vesting date. The performance-based vesting condition will be satisfied on the earliest of (1) six months after the Closing, (2) March 15 of the calendar year following the year in which the Closing occurs and (3) a change in control of Freenome.

(9)	The shares underlying this stock option vest in 36 equal monthly installments following the vesting commencement date, subject to continued service through the applicable vesting date.
Additional Narrative Disclosure
Employee Benefit and Equity Compensation Plans
Freenome Holdings, Inc. 2016 Equity Incentive Plan
Freenome’s 2016 Plan was initially adopted by the Freenome Board on May 20, 2016, was approved by Freenome’s stockholders on May 23, 2016 and was most recently amended on January 26, 2024. The 2016 Plan allows for the grant of incentive stock options to Freenome’s employees and employees of a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code) and for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock unit awards and other stock-based awards to employees, directors and consultants of Freenome and its affiliates. Following the Closing, Freenome will not grant any further awards under the 2016 Plan, and all outstanding awards under the 2016 Plan will be cancelled and converted into awards under the Equity Incentive Plan.
Under the 2016 Plan, Freenome reserved for issuance an aggregate of 75,297,697 Freenome Common Shares. Any stock award or any portion thereof that expires or otherwise terminates without all of the shares covered by such stock award having been issued or is settled in cash will not reduce (or otherwise offset) the number of Freenome Common Shares that may be available for issuance under the 2016 Plan. In addition, if any Freenome Common Shares issued pursuant to a stock award are forfeited back to or repurchased by Freenome because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the 2016 Plan and any shares reacquired by Freenome in satisfaction of tax withholding obligations on a stock award or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2016 Plan. The number of Freenome Common Shares reserved for issuance is subject to adjustment in the event of a “capitalization adjustment” (as defined in the 2016 Plan), and no more than 225,893,091 shares may be issued under the 2016 Plan pursuant to incentive stock options.
The 2016 Plan is administered by the Freenome Board or a committee appointed by it. The administrator of the 2016 Plan has full power to, among other things, select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to accelerate the time at which a stock award may be exercised or vest, to amend the 2016 Plan and to determine the specific terms and conditions of each award, subject to the provisions of the 2016 Plan. Subject to applicable law, the Freenome Board may delegate to one or more officers the authority to grant stock awards under the 2016 Plan, subject to certain limitations and guidelines.
Stock options may be granted under the 2016 Plan. Except in the case of assumed or substituted awards, the exercise price per share of all options must equal at least 100% of the fair market value per share of Freenome’s common stock Freenome Common Share on the date of grant. The term of a stock option may not exceed ten years. An incentive stock option granted to a participant who owns more than 10% of the total combined voting power of all classes of

Freenome’s stock on the date of grant, or any subsidiary corporation, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value per share of Freenome’s common stock on the date of grant. The administrator of the 2016 Plan will determine the methods of payment of the exercise price of an option, which may include cash, shares or certain other property or other consideration acceptable to the plan administrator.
Restricted stock may be granted under the 2016 Plan. Restricted stock awards are grants of Freenome Common Shares that are subject to various restrictions, including restrictions on transferability and forfeitures provisions. Shares of restricted stock will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator of the 2016 Plan.
Restricted stock units may be granted under the 2016 Plan. A restricted stock unit is an award that covers a number of Freenome Common Shares that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. The administrator of the 2016 Plan determines the terms and conditions of restricted stock units, including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to Freenome) and the form and timing of payment, if any.
The 2016 Plan generally does not allow for the transfer or assignment of awards, other than, at the discretion of the administrator of the 2016 Plan, by the laws of descent and distribution and domestic relations orders, and only the recipient of an award may exercise such an award during his or her lifetime.
In the event of certain changes in our capitalization, the exercise prices of and the number of shares subject to outstanding options and the purchase price of and the numbers of shares subject to outstanding awards will be proportionately adjusted, subject to any required action by the Freenome Board or Freenome’s stockholders.
In the event of a “transaction” (as defined in the 2016 Plan and including a corporate transaction or a “change in control”), the administrator of the 2016 Plan may take one or more the following actions with respect to stock awards, contingent upon the closing or completion of the transaction: (i) arrange for surviving corporation or acquiring corporation to assume or continue outstanding stock awards or substitute a similar stock award for the stock award; (ii) arrange for the assignment of any reacquisition or repurchase rights held by Freenome in respect of Freenome Common Shares issued pursuant to a stock award to the surviving corporation or acquiring corporation; (iii) accelerate vesting, in whole or part, of a stock award to a date prior to the effective time of a transaction, with such stock award terminating if not exercised at or prior to the effective time of the transaction; (iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by Freenome with respect to a stock award; (v) cancel or arrange for the cancellation of a stock award to the extent not vested or exercised prior to the effective time of the transaction, without the payment of consideration; and (vi) make payment in such form as may be determined by the administrator of the 2016 Plan equal to the excess, if any, of (A) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the transaction over (B) any exercise price payable by such holder in connection with such exercise.
The Freenome Board may amend the 2016 Plan in any respect the Freenome Board deems necessary or advisable. Except as otherwise provided in the 2016 Plan or a stock award agreement, no amendment of the 2016 Plan will materially impair a participant’s rights under an outstanding stock award without the participant’s written consent. If required by applicable law and except as provided in the 2016 Plan in the case of capitalization adjustments, the administrator of the 2016 Plan will seek stockholder approval of any amendment of the 2016 Plan that (i) materially increases the number of Freenome Common Shares available for issuance under the 2016 Plan; (ii) materially expands the class of individuals eligible to receive stock awards under the 2016 Plan; (iii) materially increases the benefits accruing to participants under the 2016 Plan; (iv) materially reduces the price at which shares of common stock may be issued or purchased under the 2016 Plan; (v) materially extends the term of the 2016 Plan; or (vi) materially expands the types of stock awards available for issuance under the 2016 Plan. The administrator of the 2016 Plan is specifically permitted effect (A) the reduction of the exercise, purchase or strike price of any outstanding stock award; (B) the cancellation of any outstanding stock award and the grant in substitution therefor of a new stock award, cash and/or other valuable consideration; or (C) any other action that is treated as a repricing under GAAP.
As of December 31, 2025, options to purchase up to 29.5 million Freenome Common Shares at a weighted average exercise price of $3.19 per share and 14.5 million RSUs were outstanding under the 2016 Plan.
Freenome, Inc. 2026 Equity Incentive Plan
The Freenome, Inc. 2026 Equity Incentive Plan (the “Equity Incentive Plan”) was adopted by the PCSC Board on December 4, 2025 and was approved by PCSC’s shareholders on July 15, 2026. The Equity Incentive Plan became effective as of the day immediately prior, but subject, to the Closing. The Equity Incentive Plan allows the Company to make equity and equity-based incentive awards to officers, employees, directors and consultants. Our board of directors anticipates that providing such persons with a direct stake in the Company will assure a closer alignment of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. We shall make future grants of equity incentive awards under the Equity Incentive Plan.
The Equity Incentive Plan will be administered by the compensation committee of our Board or such other similar committee pursuant to the terms of the Equity Incentive Plan. The plan administrator will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the Equity Incentive Plan. The plan administrator may delegate to a subcommittee consisting of one or more members of our Board, or a committee consisting of one or more our officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and who are not members of the delegated committee, subject to certain limitations and guidelines.
The total number of shares of Common Stock initially reserved for issuance under the Equity Incentive Plan is 14,773,227 shares (the “Initial Limit”). The Equity Incentive Plan provides that the number of shares reserved and available for issuance under the Equity Incentive Plan will automatically increase on January 1, 2027 and each January 1 thereafter by 5% of the sum of (a) the number of shares of Common Stock issued and outstanding and (b) the number of shares of Common Stock issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire Common Stock for a nominal exercise price (the sum of (a) and (b), “Outstanding Shares”) on the immediately preceding December 31, or such lesser amount as determined by the administrator of the Equity Incentive Plan (the “Annual Increase”). These limits are subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, extraordinary cash dividend, reverse stock split or other similar change in capitalization. The maximum aggregate number of shares of Common Stock that may be issued upon exercise of incentive stock options under the Equity Incentive Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2027 and on each January 1 thereafter by the lesser of the Annual Increase or 7,000,000 shares of Common Stock, subject, in each case, to adjustment under the Equity Incentive Plan.
Freenome, Inc. 2026 Employee Stock Purchase Plan
The Freenome, Inc. 2026 Employee Stock Purchase Plan (the “ESPP”) was adopted by the PCSC Board on December 4, 2025 and was approved by PCSC’s shareholders on July 15, 2026. The ESPP became effective as of the day immediately prior, but subject, to the Closing. The ESPP will be administered by the person or persons appointed by the Board and the administrator of the ESPP will have full authority to make, administer and interpret such rules and regulations regarding the ESPP as it deems advisable. It is intended that a component of the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). All individuals classified as employees on our payroll records or on the payroll records of a “designated company,” as defined in the ESPP, will be eligible to participate in the ESPP, provided that the administrator may determine, in advance of any offering, that such employees are eligible only if, as of the first day of the applicable offering (the “Offering Date”), (a) they are customarily employed by us or a designated company for more than (i) 20 hours a week or (ii) five months per calendar year, (b) they have completed a minimum period of service prior to the Offering Date (provided such service requirement does not exceed two years of employment) and/or (c) they are not highly compensated employees (within the meaning of Section 414(q) of the Code). No person who owns or holds, or as a result of participation in the ESPP would own or hold, Common Stock or options to purchase Common Stock, that together equal 5% or more of total combined voting power or value of all classes of our capital stock or the capital stock of any parent or subsidiary is entitled to participate in the ESPP. No employee may exercise an option granted under the ESPP that permits the employee to purchase Common Stock having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.
The number of shares of Common Stock initially reserved for issuance under the ESPP is 2,462,204 shares of Common Stock. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2027 and ending on January 1, 2036, by the least of (i) 1% of the Outstanding Shares on the immediately preceding December 31, (ii) 1,500,000 shares of Common Stock and (iii) such number of shares of Common Stock as determined by the ESPP administrator. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.

Senior Executive Cash Incentive Bonus Plan
In connection with the Business Combination, our Board adopted the Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”). The Bonus Plan provides for cash bonus payments based upon company and individual performance targets established by our compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to the Company (the “Corporate Performance Goals”), as well as individual performance objectives.
The compensation committee of our Board may select Corporate Performance Goals from among the following: cash flow (including, but not limited to, operating cash flow and free cash flow); research and development, publication, clinical and/or regulatory milestones; revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our Common Stock; economic value-added; acquisitions or strategic transactions, including licenses, collaborations, joint ventures or promotion arrangements; operating income (loss); return on capital assets, equity or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of our Common Stock; sales or market shares; operating income; net annual recurring revenue; or any other performance goal selected by the compensation committee of our Board, any of which may be measured in absolute terms, as compared to any incremental increase, in terms of growth, as compared to results of a peer group, against the market as a whole, compared to applicable market indices and/or measured on a pre-tax or post-tax basis.
Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee of our Board and communicated to each executive. The Corporate Performance Goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the Corporate Performance Goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period, but not later than 74 days after the end of the fiscal year in which such performance period ends. Subject to any rights contained in any agreement between the executive officer and the Company, an executive officer shall be required to be employed by us on the bonus payment date to be eligible to receive a bonus payment under the Bonus Plan. The Bonus Plan also permits the compensation committee of our Board to approve additional bonuses to executive officers in its sole discretion.

DIRECTOR COMPENSATION
2025 Director Compensation Table
The following table sets forth information concerning the compensation of Freenome’s non-employee directors for services rendered to Freenome during the fiscal year ended December 31, 2025. Directors who are employees of Freenome do not receive additional compensation for serving as directors. We reimburse non-employee directors for reasonable travel and out-of-pocket expenses incurred in attending meetings of the Freenome Board and the committees thereof.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	Total ($)
Moritz Hartmann(4)	—	—	—	—
Ellen Hukkelhoven, Ph.D.(4)	—	—	—	—
Peter Kolchinsky, Ph.D.(4)	—	—	—	—
Josh Lauer(4)	—	—	—	—
Deepika Pakianathan, Ph.D.(5)	61,875	108,431	67,114	231,502
Vijay Pande(4)	—	—	—	—
Randal Scott, Ph.D.(6)	51,667	108,431	67,114	221,294
Douglas VanOort(7)	85,159	391,487	292,113	762,840

(1)	The amounts reported represents the fees each director received for their services to the Freenome Board during the fiscal year ended December 31, 2025.
(2)
The amounts reported represent the aggregate grant date fair value of stock options awarded to Freenome’s non-employee directors during the fiscal year ended December 31, 2025, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures related to service-based vesting. For a description of the assumptions used in determining these values, see Note 2 of Freenome’s financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by the applicable non-employee director upon the exercise of the stock options or any sale of the underlying shares.

(3)
The amounts reported represent the aggregate grant date fair value of RSUs granted to Freenome’s non-employee directors during the fiscal year ended December 31, 2025, calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures related to time-based vesting conditions. For a description of the assumptions used in determining these values, see Note 2 of Freenome’s financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by Freenome’s non-employee directors upon the vesting of the RSUs or any sale of the underlying shares. The RSUs are subject to both a time-based vesting condition and performance-based vesting condition. The grant date fair value has been calculated based on the probable outcome of the performance-based vesting condition as of the grant date, which equates to the maximum value of the RSUs as of the grant date.

(4)	As of December 31, 2025, Messrs. Hartmann, Lauer, Kolchinsky and Pande and Dr. Hukkelhoven did not hold any outstanding equity awards.
(5)	As of December 31, 2025, Dr. Pakianathan held outstanding options to purchase an aggregate of 167,207 Freenome Common Shares and 49,205 RSUs.
(6)	As of December 31, 2025, Dr. Scott held outstanding options to purchase an aggregate of 380,671 Freenome Common Shares and 43,255 RSUs.
(7)	As of December 31, 2025, Mr. VanOort held outstanding options to purchase an aggregate of 170,454 Freenome Common Shares and 73,766 RSUs.
Director Offer Letters
Douglas VanOort
On June 5, 2024, Freenome entered into an offer letter with Douglas VanOort (the “VanOort Offer Letter”) pursuant to which Mr. VanOort serves as a member of our board of directors. The VanOort Offer Letter provides that Mr. VanOort will be paid annual cash compensation of $40,000 and he was granted an initial stock option and initial RSU award with an aggregate value of $450,000. Upon a change in control of Freenome, subject to Mr. VanOort’s continued service as a non-employee director through such date, the initial stock option granted to Mr. VanOort will accelerate and become fully vested as of immediately prior to the change in control.
Non-Employee Director Compensation Policy
In connection with the Business Combination, our Board has adopted a non-employee director compensation policy, which became effective upon the Closing. The policy is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, our non-employee directors will be eligible to receive cash retainers (which will be payable quarterly in arrears and prorated for partial years of service) and equity awards as set forth below:

Annual Retainer
Board of Directors:
Members	$50,000.00
Audit Committee:
Members (other than chair)	$10,000.00
Retainer for chair	$20,000.00
Compensation Committee:
Members (other than chair)	$7,500.00
Retainer for chair	$15,000.00
Nominating and Corporate Governance Committee:
Members (other than chair)	$5,000.00
Retainer for chair	$10,000.00

In addition, the non-employee director compensation policy provides that, upon initial election to the Board, each non-employee director will be granted an initial, one-time (i) stock option award with a value of $200,000 (the “Initial Option”) and (ii) restricted stock unit award with a value of $200,000 (the “Initial RSUs” and, together with the Initial Option the “Initial Grant”). The Initial Grant will vest in equal annual installments over three years from the date of grant, subject to continued service through the applicable vesting date. Furthermore, on the date of each annual meeting of stockholders following the completion of the Business Combination, each non-employee director who continues as a non-employee director following such meeting will be granted (i) a stock option award with a value of $112,500 (the “Annual Option”) and (ii) a restricted stock unit award with a value of $112,500 (the “Annual RSUs” and, together with the Annual Option the “Annual Grant”). The Annual Grant will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting, subject to continued service through the applicable vesting date.
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director for service as a non-employee director in a calendar year period will not exceed $1,000,000 in the first calendar year such individual becomes a non-employee director and $600,000 in any other calendar year.
We will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board and committees thereof.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Charter and the Bylaws, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Charter and the Bylaws described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
The Charter authorizes the issuance of 1,010,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share. The shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.
Common Stock
The Charter authorizes the issuance of 1,000,000,000 shares of common stock, par value $0.0001 per share. As of August 17, 2026, there were issued and outstanding 107,446,814 shares of Common Stock.
The Charter provides that:
•
The holders of Common Stock shall have the exclusive right to vote for the election of directors of the Company and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided that such holders shall not be entitled to vote on any amendment to the Charter (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the Charter (or pursuant to a certificate of designations of any series of Preferred Stock);

•
dividends may be declared and paid or set apart for payment upon common stock out of any assets or funds of the Company legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof; and

•	upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company shall be distributed pro rata to the holders of Common Stock.
Preferred Stock
The Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The Company has no preferred stock outstanding at the date hereof. Although the Company does not currently intend to issue any shares of preferred stock, it cannot assure you that the Company will not do so in the future.
Dividends
Under the Charter, holders of Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our board of directors out of legally available assets or funds. There are no current plans to pay cash dividends on Common Stock for the foreseeable future.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the current Charter and the Bylaws, the holders of Common Stock possess or will possess, as applicable, all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under the Charter.
Preemptive or Other Rights
The Charter does not provide for any preemptive or other similar rights.
Election of Directors
Our board of directors currently consists of seven directors and is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on our board of directors.
Under the Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.
Annual Stockholder Meetings
Annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, the Company may conduct meetings by means of remote communication.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Limitations on Liability and Indemnification of Officers and Directors
The Charter and Bylaws provide for the indemnification of current and former officers and directors of the Company to the fullest extent permitted by Delaware law. The Company has entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Charter.
The Company purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the Closing, PCSC purchased a tail policy with respect to liability coverage for the benefit of our current officers and directors on the same or substantially similar terms of PCSC’s prior policy. The Company will maintain such tail policy for a period of six years following the Closing.
These provisions may discourage current and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Certain Anti-Takeover Provisions of Delaware Law, Charter and Bylaws
The Charter, Bylaws and the DGCL contains provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.
Exclusive Forum
The Company’s organizational documents establish that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Charter or Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.
Advance Notice of Director Nominations and New Business
We have established advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.
Listing of Securities
Our Common Stock is listed on Nasdaq under the symbol “FRNM”.
Registration Rights
At the Closing, the Company entered into the Investor Rights Agreement, pursuant to which, among other things, the initial shareholders and certain Freenome Stockholders will have specified rights to require the Company to register all or a portion of their shares of Common Stock under the Securities Act and provide customary demand as well as piggyback registration rights. The PIPE Investors also have registration rights pursuant to the terms of the Subscription Agreements.
Transfer Agent
Our transfer agent is Continental Stock Transfer & Trust Company.
Outstanding Exact Sciences Convertible Note
In August 2025, Freenome Holdings issued and sold to Exact Sciences, a convertible promissory note (the “Exact Sciences Note”) with an aggregate principal amount of $50 million, at an interest rate of 5% per annum. The principal amount and all accrued and unpaid interest under the Exact Sciences Note will automatically convert into shares of our Common Stock, at a price per share equal to 1.5x the purchase price per share of the Common Stock sold in the PIPE Financing when the 10-day volume-weighted average price of our Common Stock exceeds 1.5x the purchase price per share of the common stock sold in the PIPE Financing. Additionally, the Exact Sciences Note is convertible, at the option of Exact Sciences, to convert the note at any time while it remains outstanding pursuant to the terms of the Exact Sciences Note.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Resales under Rule 144
Under the Securities Act, securities may be sold only if the sale is registered under the Securities Act or qualifies for an exemption from registration, including an exemption under Rule 144 under the Securities Act (“Rule 144”). Rule 144(b)(1) provides a safe harbor pursuant to which certain persons may sell shares of common stock that constitute “restricted securities” as defined in Rule 144 without registration under the Securities Act. “Restricted securities” include, among other things, securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering. In general, the conditions that must be met for a person to sell securities pursuant to Rule 144(b)(1) are as follows: (i) the person selling the shares must not be an affiliate of ours at the time of the sale, and must not have been an affiliate of ours during the preceding three months, and (2) either (A) at least one year must have elapsed since the date of acquisition of the restricted securities from us or any of its affiliates or (B) if we satisfies the current public information requirements set forth in Rule 144, at least six months have elapsed since the date of acquisition of the restricted securities from us or any of its affiliates.
Rule 144(b)(2) provides a safe harbor pursuant to which persons who are affiliates of ours may sell shares of its stock, whether restricted securities or not, without registration under the Securities Act if certain conditions are met. In general, the conditions that must be met for a person who is an affiliate of ours (or has been within three months prior to the date of sale) to sell shares of stock of ours pursuant to Rule 144(b)(2) are as follows (1) if the shares being sold are restricted securities, at least six months must have elapsed since the date of acquisition of the shares of stock from us or any of its affiliates, (2) the seller must comply with volume limitations, manner of sale restrictions and notice requirements and (3) we must satisfy the current public information requirements set forth in Rule 144. In order to comply with the volume limitations, a seller may not sell, in any three month period, more than the following number of shares:
•	1.0% of the shares of our common stock then outstanding as shown by the most recent report or statement published by us;
•
the average weekly reported volume of trading in our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice required to be filed by the seller under Rule 144 or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or

•
the average weekly volume of trading in such securities reported pursuant to an effective transaction report plan or an effective national market system plan, as defined in Regulation NMS under the Exchange Act, during the four week period described in the preceding bullet.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company unless the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
We are no longer a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of shares of common stock.
Rule 145
The shares of common stock to be issued to certain persons or entities pursuant to the registration statement of which this prospectus forms a part will be subject to the provisions of Rule 145 under the Securities Act (“Rule 145”).

Under Rule 145, a person or entity that is an affiliate of a party to a merger, acquisition or reclassification (the “merger”) at the time they are submitted for vote or consent is deemed to be an underwriter in connection with any transaction to publicly offer or sell securities acquired in the merger unless the following conditions are met:
•	the conditions set forth under “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” are met; and
•
either (i) the sale occurs at least 90 days after the securities were acquired in the merger and the conditions applicable to resales under Rule 144(b)(2), other than the notice requirement, are satisfied or (ii) for a person who is not an affiliate of ours on the date of sale (and has not been an affiliate of ours within three months prior to the date of sale), either (A) at least one year has elapsed since the securities were acquired in the merger or (B) if we satisfy the current public information requirements set forth in Rule 144, at least six months have elapsed since the securities were acquired in the merger.

Securities subject to Rule 145 may be resold pursuant to a registration statement registering their resale which is also registering the resales of the securities acquired in the merger.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of shares of Common Stock immediately following consummation of the Business Combination by:
•	each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock;
•	each of our current officers and directors;
•	all of our executive officers and directors as a group.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below. To our knowledge, no shares beneficially owned by any officer, director or director nominee have been pledged as security.
The beneficial ownership of the New Freenome Common Stock is based on 107,446,814 shares of New Freenome Common Stock issued and outstanding as of August 8, 2026.

Directors and Named Executive Officers:(1)	Number of Shares of Common Stock	%
Aaron Elliott, Ph.D.(2)(3)	287,302	*
Riley Ennis(4)	3,631,426	3.4
Linh H. Le(5)	58,935	*
Cheng-Ho Jimmy Lin, M.D., Ph.D.(6)	823,087	*
Carole Nuechterlein	—	—
Peter Kolchinsky, Ph.D.	—	—
Ann Costello	—	—
Deepika Pakianathan, Ph.D.(7)	56,328	*
Randal Scott, Ph.D.(8)	115,470	*
Douglas M. VanOort(9)	47,657	*
All directors and executive officers as a group (10 persons)	5,135,675	4.8

Five Percent Holders:	Number of Shares of New Freenome Common Stock	%
Roche(10)	18,692,766	17.4
Andreessen Horowitz(11)	5,571,599	5.2
Perceptive Life Sciences Master Fund Ltd.(12)	13,314,347	12.4
RA Capital Management, L.P.(13)	15,367,270	14.3

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the business address of each of the following individuals is Freenome, Inc., Genesis Marina, 3300 Marina Blvd, Brisbane, CA 94005.
(2)
Pursuant to the Elliott Offer Letter, Dr. Elliott will receive additional equity awards to bring his aggregate option holdings to 0.5% and his aggregate restricted stock unit holdings to 0.5% of the fully diluted capitalization as of Closing.

(3)
Reflects (i) 130,592 shares of Common Stock underlying RSUs to be vested within 60 days of August 8, 2026 and (ii) 156,710 shares of Common Stock underlying Options to be vested and exercisable within 60 days of August 8, 2026.

(4)
Reflects (i) 1,347,787 shares of Common Stock outstanding held by Mr. Ennis, (ii) 373,913 shares of Common Stock outstanding held by the Riley Ennis Irrevocable Trust dated 1/14/21, (iii) 1,058,894 shares of underlying RSUs to be vested within 60 days of August 8, 2026 held by Mr. Ennis and (iv) 850,832 shares of Common Stock underlying Options to be vested and exercisable within 60 days of August 8, 2026 held by Mr. Ennis.

(5)
Reflects (i) 16,073 shares of Common Stock underlying RSUs to be vested within 60 days of August 8, 2026 and (ii) 42,862 shares of Common Stock underlying Options to be vested and exercisable within 60 days of August 8, 2026.

(6)
Reflects (i) 192,349 shares of Common Stock outstanding, (ii) 161,291 shares of Common Stock underlying RSUs to be vested within 60 days of August 8, 2026 and (iii) 469,447 shares of Common Stock underlying Options to be vested and exercisable within 60 days of August 8, 2026.

(7)
Reflects (i) 12,263 shares of Common Stock underlying RSUs to be vested within 60 days of August 8, 2026 and (ii) 44,065 shares of Common Stock underlying Options to be vested and exercisable within 60 days of August 8, 2026.

(8)
Reflects (i) 10,737 shares of Common Stock underlying RSUs to be vested within 60 days of August 8, 2026 and (ii) 104,733 shares of Common Stock underlying Options to be vested and exercisable within 60 days of August 8, 2026.

(9)
Reflects (i) 12,831 shares of Common Stock underlying RSUs to be vested within 60 days of August 8, 2026 and (ii) 34,826 shares of Common Stock underlying Options to be vested and exercisable within 60 days of August 8, 2026.

(10)
Consists of (i) 18,055,686 shares of common stock held of record by Roche Holdings, Inc. and (ii) 637,080 shares of common stock held of record by Roche Finance Ltd. Roche Holdings, Inc. and Roche Finance Ltd. are each affiliates of Roche Holding AG. The address of Roche Holdings, Inc. is 1 DNA Way, Mailstop 49, South San Francisco, CA 94080. The address of Roche Finance Ltd. is Grenzacherstrasse 122, 4058 Basel, Switzerland.

(11)
Consists of (i) 3,327,525 shares of common stock held of record by AH Bio Fund I, L.P. (“AH Bio I”), for itself and as nominee for AH Bio Fund I-B, L.P., (ii) 1,038,814 shares of common stock held of record by Andreessen Horowitz LSV Fund II, L.P. (“LSV II”), for itself and as nominee for Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P., (iii) 1,199,053 shares of common stock held of record by AH Parallel Fund IV, L.P. (“Parallel IV”), for itself and as nominee for AH Parallel Fund IV-A, L.P., AH Parallel Fund IV-B, L.P., and AH Parallel Fund IV-Q, L.P., and (iv) 6,207 shares of common stock held of record by CLF Partners, LP (“CLF Partners”). AH Equity Partners Bio I, L.L.C. (“AH Equity Bio I”), the general partner of AH Bio I, may be deemed to have sole voting and dispositive power over the shares held by AH Bio I for itself and as nominee. AH Equity Partners LSV II, L.L.C. (“AH Equity LSV II”), the general partner of LSV II, may be deemed to have sole voting and dispositive power over the shares held by LSV II for itself and as nominee. AH Equity Partners IV (Parallel), L.L.C. (“AH Equity Parallel IV”), the general partner of Parallel IV, may be deemed to have sole voting and dispositive power over the shares held by Parallel IV for itself and as nominee. AH Equity Partners V, L.L.C. (“AH Equity V”), the general partner of CLF Partners, may be deemed to have sole voting and dispositive power over the shares held by CLF Partners. The managing members of each of AH Equity Bio I, AH Equity LSV II, AH Equity Parallel IV, and AH Equity V are Marc Andreessen and Ben Horowitz, and each of them may be deemed to hold shared voting and dispositive power over the shares held by AH Bio I, for itself and as nominee, LSV II, for itself and as nominee, Parallel IV, for itself and as nominee, and CLF Partners. The address for the persons and entities set forth herein is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

(12)
Consists of 13,314,347 shares of Common Stock held by entities affiliated with Perceptive Advisors LLC (“Perceptive”). Perceptive and Joseph Edelman have shared voting and dispositive power with respect to the shares held by Perceptive. Perceptive Advisors LLC serves as the investment advisor of Perceptive and may be deemed to beneficially own the securities directly held by Perceptive. Mr. Edelman is the controlling person of Perceptive Advisors LLC and may be deemed to beneficially own the securities directly held by Perceptive, and Mr. Edelman disclaim beneficial ownership of all such shares except to the extent of its or his pecuniary interest therein. The principal address of Perceptive Advisors LLC is 51 Astor Place, 10th Floor, New York, NY 10003.

(13)
Consists of (i) 12,230,122 shares of common stock held by RA Capital Healthcare Fund, L.P. (“RACHF”), (ii) 970,950 shares of common stock held by RA Capital Nexus Fund, L.P. (“Nexus I,”), (iii) 553,703 shares of common stock held by RA Capital Nexus Fund II, L.P. (“Nexus II”), (iv) 1,245,068 shares of common stock held by RA Capital Nexus Fund III, L.P. (“Nexus III,” and together with RACHF, Nexus I, and Nexus II, the “RA Funds”) and (v) 367,427 shares of common stock held by a separately managed account. RA Capital Management, L.P. is the investment manager for the RA Funds and the separately managed account. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the shares held by the RA Funds and the separately managed account. RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

SELLING SECURITYHOLDERS
This prospectus relates to the possible offer and resale by the Selling Securityholders of up to 75,188,742 shares of Common Stock, consisting of up to (i) 24,000,000 PIPE shares issued in the PIPE Financing at a per share price of $10.00 per share, (ii) 2,442,500 shares of Common Stock issued to the Sponsor and certain initial shareholders of PCSC in connection with the Business Combination, (iii) 35,293,508 shares of Common Stock issued or issuable to certain equity holders of Freenome Holdings pursuant to the Business Combination, (iv) up to 2,756,315 shares of Common Stock issuable upon exercise of the Former Employee Options at exercise prices ranging from $0.43 to $18.24 per share, (v) up to 2,332,119 shares of Common Stock issuable upon exercise of the Affiliate Options at exercise prices ranging from $2.83 to $14.00 per share, (vi) up to 1,889,681 shares of Common Stock issuable upon vesting and settlement of RSUs, (vii) 6,460,616 shares of Common Stock issued to Roche pursuant to conversion of the Roche Convertible Note, and (viii) up to 14,003 shares of Common Stock that may be issued upon exercise of the Private Warrant. Sales of the foregoing shares of Common Stock, which comprise a significant portion of our public float, by the Selling Securityholders, or the perception that such sales may occur, could have a significant negative impact on the trading price of our Common Stock.
The Selling Securityholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock after the date of this prospectus such that registration rights shall apply to those securities.
The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of Common Stock that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based percentage ownership after this offering on 107,446,814 shares of common stock outstanding as of the Closing Date.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Common Stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.
Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities. For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Person Transactions.”
Unless otherwise indicated below, the address of each Selling Securityholder listed in the tables below is c/o Freenome, Inc., Genesis Marina, 3300 Marina Blvd, Brisbane, CA 94005.

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to this Offering	Common Stock to be Sold in this Offering	Common Stock Owned After this Offering	Percent
Aaron Elliott(1)	835,791	835,791
Ark Investment Management LLC(2)	2,000,000	2,000,000
Atlas Private Holdings (Cayman) Limited(3)	1,000,000	1,000,000
BCLS II Equity Opportunities, LP(4)	200,000	200,000
Cheng-Ho Jimmy Lin(5)	985,250	985,250
Deepika Pakianathan(6)	61,217	61,217
Douglas VanOort(7)	69,086	69,086
Entities affiliated with ADAR1 Capital Management, LLC(8)	2,013,330	1,500,000	513,330	*
Entities affiliated with Andreesen Horowitz(9)	5,571,599	5,571,599

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to this Offering	Common Stock to be Sold in this Offering	Common Stock Owned After this Offering	Percent
Entities affiliated with Farallon Capital Management, L.L.C.(10)	3,733,757	3,000,000	733,757	*
Entities affiliated with FMR, LLC(11)	2,562,292	1,544,624	1,017,668	*
Entities affiliated with RA Capital Management, L.P.(12)	15,367,270	15,367,270
Entities affiliated with Perceptive Advisors LLC.(13)	13,314,347	13,314,347
Entities affiliated with Roche Holding AG(14)	18,692,766	18,692,766
Entities affiliated with T. Rowe Price(15)	4,007,244	3,000,000	1,007,244
Federated Hermes Equity Funds(16)	1,000,000	1,000,000
Former Employee Options(17)	2,756,315	2,756,315
Linh Le(18)	192,881	192,881
Randal Scott(19)	211,890	211,890
Riley Ennis(20)	3,871,703	3,871,703
Riviera Partners Investments LLC(21)	14,003	14,003

*	Indicates beneficial ownership less than 1%.
(1)	Consists of (i) 417,895 shares of Common Stock underlying Options and (ii) 417,896 shares of Common Stock underlying RSUs.
(2)
Consists of 2,000,000 shares of common stock held of record by ARK Investment Management LLC. Catherine D. Wood has the power to vote or dispose of the securities held by ARK Investment Management LLC. The address of ARK Investment Management LLC is 200 Central Avenue, Suite 220, St. Petersburg, FL 33701.

(3)
Consists of 1,000,000 shares of common stock held of record by Atlas Private Holdings (Cayman) Ltd. Balyasny Asset Management L.P. serves as investment adviser to Atlas Private Holdings (Cayman) Ltd. Dmitry Balyasny has the power to vote or dispose of the securities held by Atlas Private Holdings (Cayman) Ltd. The address of Atlas Private Holdings (Cayman) Ltd. is c/o Balyasny Asset Management L.P., 444 West Lake Street, 50th Floor, Chicago, IL 60606.

(4)
Consists of 200,000 shares of common stock held of record by BCLS II Equity Opportunities, LP. Bain Capital Life Sciences Investors, LLC (“BCLSI”) is the manager of Bain Capital Life Sciences Investors II, LLC, which is the general partner of Bain Capital Life Sciences Fund II, L.P., which is the manager of BCLS II Equity Opportunities GP, LLC, which is the general partner of BCLS II Equity Opportunities, LP. As a result, BCLSI may be deemed to share voting and dispositive power with respect to the securities held by BCLS II Equity Opportunities, LP. The governance, investment strategy, and decision-making process with respect to investments held by BCLS II Equity Opportunities, LP are directed by the partners of BCLSI, of whom there are three or more and none of whom individually has the power to direct such decisions. The address of BCLS II Equity Opportunities, LP is c/o Bain Capital Life Sciences, 200 Clarendon Street, Boston, MA 02116.

(5)	Consists of (i) 192,349 shares of Common Stock outstanding, (ii) 575,096 shares of underlying Options and (iii) 217,805 shares of Common Stock underlying RSUs.
(6)	Consists of (i) 13,918 shares of Common Stock underlying RSUs and (ii) 47,299 shares of Common Stock underlying Options.
(7)	Consists of (i) 20,867 shares of Common Stock underlying RSUs and (ii) 48,219 shares of Common Stock underlying Options.
(8)
Consists of 1,642,735 shares held directly by ADAR1 Partners, LP (“ADAR1”), 253,638 held directly by Spearhead Insurance Solutions IDF, LLC – Series ADAR1 (“Spearhead”), and 116,957 shares held directly by separately managed account (“Managed Accounts”). ADAR1 Capital Management, LLC (“ADAR1 LLC”), the investment advisor of ADAR1 and the sub-advisor of Spearhead and the Managed Accounts, has voting and investment control of the Common Stock held by ADAR1, Spearhead, and the Managed Accounts. ADAR1 Capital Management GP, LLC (“ADAR1 GP”) is the general partner of ADAR1. Daniel Schneeberger is the manager of ADAR1 LLC and ADAR1 GP. The address of ADAR1 is 3503 Wild Cherry Drive, Building 9, Austin, TX 78738. The address of Spearhead is 3828 Kennett Pike, Suite 202, Greenville, DE 19807.

(9)
Consists of (i) 3,327,525 shares of common stock held of record by AH Bio Fund I, L.P. (“AH Bio I”), for itself and as nominee for AH Bio Fund I-B, L.P., (ii) 1,038,814 shares of common stock held of record by Andreessen Horowitz LSV Fund II, L.P. (“LSV II”), for itself and as nominee for Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P., (iii) 1,199,053 shares of common stock held of record by AH Parallel Fund IV, L.P. (“Parallel IV”), for itself and as nominee for AH Parallel Fund IV-A, L.P., AH Parallel Fund IV-B, L.P., and AH Parallel Fund IV-Q, L.P., and (iv) 6,207 shares of common stock held of record by CLF Partners, LP (“CLF Partners”). AH Equity Partners Bio I, L.L.C. (“AH Equity Bio I”), the general partner of AH Bio I, may be deemed to have sole voting and dispositive power over the shares held by AH Bio I for itself and as nominee. AH Equity Partners LSV II, L.L.C. (“AH Equity LSV II”), the general partner of LSV II, may be deemed to have sole voting and dispositive power over the shares held by LSV II for itself and as nominee. AH Equity Partners IV (Parallel), L.L.C. (“AH Equity Parallel IV”), the general partner of Parallel IV, may be deemed to have sole voting and dispositive power over the shares held by Parallel IV for itself and as nominee. AH Equity Partners V, L.L.C. (“AH Equity V”), the general partner of CLF Partners, may be deemed to have sole voting and dispositive power over the shares held by CLF Partners. The managing members of each of AH Equity Bio I, AH Equity LSV II, AH Equity Parallel IV, and AH Equity V are Marc Andreessen and Ben Horowitz, and each of them may be deemed to hold shared voting and dispositive power over the shares held by AH Bio I, for itself and as nominee, LSV II, for itself and as nominee, Parallel IV, for itself and as nominee, and CLF Partners. The address for the persons and entities set forth herein is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

(10)
Consists of (i) 281,700 shares of common stock held by Farallon Capital Partners, L.P. (“FCP”), (ii) 467,775 shares of common stock held by Farallon Capital Institutional Partners, L.P. (“FCIP”), (iii) 129,600 shares of common stock held by Farallon Capital Institutional Partners II, L.P. (“FCIP II”), (iv) 71,550 shares of common stock held by Farallon Capital Institutional Partners III, L.P. (“FCIP III”), (v) 102,375 shares of common stock held by Four Crossings Institutional Partners V, L.P. (“FCIP V”), (vi) 1,017,675 shares of common stock held by Farallon Capital Offshore Investors II, L.P. (“FCOI II”), (vii) 49,950 shares of common stock held by Farallon Capital (AM) Investors, L.P. (“FCAMI”), (viii) 129,375 shares of common stock held by Farallon Capital F5 Master I, L.P. (“F5MI”), (ix) 928,875 shares of common stock held by Zone II Healthcare Holdings, LLC (“Zone II”), and (x) 554,882 shares of common stock held by Zone III Healthcare Holdings, LLC (together with FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, FCAMI, F5MI, and Zone II, the “Farallon Funds”). Farallon Capital Management, L.L.C. (“FCM”), as the investment manager of each of the Farallon Funds, may be deemed a beneficial owner of the securities held by the Farallon Funds. Each of Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Varun N. Gehani, Nicolas Giauque, Avner A. Husen, David T. Kim, Michael G. Linn, Patrick (Cheng) Luo, Thomas G. Roberts, Jr., Edric C. Saito, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”), as a senior managing member or managing member, as the case may be, of FCM, in each case with the power to exercise investment discretion, may be deemed a beneficial owner of all such securities held by the Farallon Funds. Each of the Farallon Managing Members hereby disclaims any beneficial ownership of any such securities. The address of each of the entities and individuals referenced in this note is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(11)
Consists of (i) 169,200 shares of common stock held by Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund, (ii) 320,567 shares of common stock held by Fidelity Select Portfolios: Select Health Care Portfolio, (iii) 54,857 shares of common stock held by Variable Insurance Products Fund IV: VIP Health Care Portfolio, (iv) 192,150 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (v) 644,333 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (vi) 980,707 shares of common stock held by Fidelity Growth Company Commingled Pool, and (vii) 200,478 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund These funds and accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210.

(12)
Consists of (i) 12,230,122 shares of common stock held by RA Capital Healthcare Fund, L.P. (“RACHF”), (ii) 970,950 shares of common stock held by RA Capital Nexus Fund, L.P. (“Nexus I,”), (iii) 553,703 shares of common stock held by RA Capital Nexus Fund II, L.P. (“Nexus II”), (iv) 1,245,068 shares of common stock held by RA Capital Nexus Fund III, L.P. (“Nexus III,” and together with RACHF, Nexus I, and Nexus II, the “RA Funds”) and (v) 367,427 shares of common stock held by a separately managed account. RA Capital Management, L.P. is the investment manager for the RA Funds and the separately managed account. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the shares held by the RA Funds and the separately managed account. Mr. Kolchinsky is a member of our Board. RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The principal business address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(13)
Consists of 13,314,347 shares of Common Stock held by entities affiliated with Perceptive Advisors LLC (“Perceptive”). Perceptive and Joseph Edelman have shared voting and dispositive power with respect to the shares held by Perceptive. Perceptive Advisors LLC serves as the investment advisor of Perceptive and may be deemed to beneficially own the securities directly held by Perceptive. Mr. Edelman is the controlling person of Perceptive Advisors LLC and may be deemed to beneficially own the securities directly held by Perceptive, and Mr. Edelman disclaim beneficial ownership of all such shares except to the extent of its or his pecuniary interest therein. Mr. Edelman was previously a director of Perceptive Capital Solutions Holdings, prior to the Business Combination. The principal address of Perceptive Advisors LLC is 51 Astor Place, 10th Floor, New York, NY 10003.

(14)
Consists of (i) 18,055,686 shares of common stock held of record by Roche Holdings, Inc. and (ii) 637,080 shares of common stock held of record by Roche Finance Ltd. Roche Holdings, Inc. and Roche Finance Ltd. are each affiliates of Roche Holding AG. The address of Roche Holdings, Inc. is 1 DNA Way, Mailstop 49, South San Francisco, CA 94080. The address of Roche Finance Ltd. is Grenzacherstrasse 122, 4058 Basel, Switzerland. Moritz Hartmann, the Global Head of Roche Information Solutions, and Josh Lauer, the Head of Roche Molecular Labs, are former members of our Board.

(15)
Consists of (i) 1,133,948 shares of common stock held of record by T. Rowe Price Small-Cap Stock Fund, Inc., (ii) 615,045 shares of common stock held of record by T. Rowe Price Institutional Small-Cap Stock Fund, (iii) 524,971 shares of common stock held of record by T. Rowe Price U.S. Small-Cap Core Equity Trust, (iv) 1,341,555 shares of common stock held of record by T. Rowe Price Health Sciences Fund, Inc., (v) 77,320 shares of common stock held of record by Costco 401(k) Retirement Plan, (vi) 67,222 shares of common stock held of record by T. Rowe Price Health Sciences Portfolio, (vii) 98,467 shares of common stock held of record by TD Mutual Funds - TD Health Sciences Fund, (viii) 43,169 shares of common stock held of record by TD Mutual Funds - TD U.S. Small-Cap Equity Fund, (ix) 50,545 shares of common stock held of record by U.S. Small-Cap Stock Trust, (x) 32,013 shares of common stock held of record by T. Rowe Price Spectrum Moderate Growth Allocation Fund, (xi) 13,156 shares of common stock held of record by T. Rowe Price Spectrum Moderate Allocation Fund, (xii) 8,449 shares of common stock held of record by T. Rowe Price Spectrum Conservative Allocation Fund, and (xiii) 1,384 shares of common stock held of record by T. Rowe Price Moderate Allocation Portfolio. T. Rowe Price Investment Management, Inc. (“TRPIM”), as investment adviser or subadviser, as applicable, has the full power to vote and dispose of the securities held by the funds listed in clauses (i) through (v) and (viii) through (xiii) above. T. Rowe Price Associates, Inc. (“TRPA”), as investment adviser or subadviser, as applicable, has the full power to vote and dispose of the securities held by the funds listed in clauses (vi) through (vii) above. The address for each of TRPIM and TRPA is 4545 Painters Mill Road, Owings Mills, Maryland 21117.

(16)
Consists of 1,000,000 shares of common stock held of record by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds. The Federated Hermes Kaufmann Small Cap Fund is managed by Federated Global Investment Management Corp., which is a wholly-owned subsidiary of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated Hermes, Inc. (the “Federated Hermes Parent”). All of the outstanding voting stock of the Federated Hermes Parent is held in the Voting Shares Irrevocable Trust (the “Trust”), for which Thomas R. Donahue, Ann C. Donahue, and J. Christopher Donahue act as trustees (collectively, the “Trustees”). A subsidiary of the Federated Hermes Parent has the power to direct the vote and disposition of the securities held by the Federated Hermes Kaufmann Small Cap Fund. In accordance with Rule 13d-4 under the Securities Exchange Act of 1934, as amended, each of the Federated Hermes Parent, the Trust, and each of the Trustees declares that the foregoing should not be construed as an admission that any of them is the beneficial owner of the securities held by the Federated Hermes Kaufmann Small Cap Fund, and each of the Federated Hermes Parent, the Trust, and each of the Trustees expressly disclaims beneficial ownership of such securities. The business address of each of the Federated Hermes Kaufmann Small Cap Fund, the Federated Hermes Parent, the Trust, and each of the Trustees is 4000 Ericsson Drive, Warrendale, PA 15086-7561.
(17)
Consists of up to 2,756,315 shares of Common Stock issuable upon exercise of the Former Employee Options at exercise prices ranging from $0.43 to $18.24 per share. The foregoing share numbers are based on the Company’s records.

(18)	Consists of (i) 64,294 shares of Common Stock underlying RSUs and (ii) 128,587 shares of Common Stock underlying Options.
(19)
Consists of (i) 91,969 shares of Common Stock held by Thinking Bench Capital, LLC, of which Randal Scott is the beneficial owner, (ii) 12,235 shares of Common Stock underlying RSUs and (ii) 107,686 shares of Common Stock underlying Options. The address for this entity and individual is 13833 Campo Vista Lane, Los Altos Hills, CA 94022.

(20)
Consists of (i) 1,347,787 shares of Common Stock outstanding held by Mr. Ennis, (ii) 373,913 shares of Common Stock outstanding held by the Riley Ennis Irrevocable Trust dated 1/14/21 of which Mr. Ennis is the beneficial owner, (iii) 1,142,666 shares of underlying RSUs held by Mr. Ennis, and (iv) 1,007,337 shares of Common Stock underlying Options held by Mr. Ennis.

(21)
Consists of 14,003 shares of common stock issuable upon exercise of a warrant held of record by Riviera Partners Investments, LLC at an exercise price of $4.84 per share. The address of the entity is 141 10th Street, San Francisco, CA 94103.

PLAN OF DISTRIBUTION
We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus, except with respect to any amounts received by us upon exercise of the Options and the Private Warrant to the extent the Options and the Private Warrant are exercised for cash. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of Nasdaq;
•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	settlement of short sales entered into after the date of this prospectus;
•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of securities by any Selling Securityholder to its partners, members or securityholders;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable securities pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part. To the extent that such members, partners, stockholders or other equityholders is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit such members, partners, stockholders or other equityholders to use the prospectus to resell the securities acquired in such distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•	the specific securities to be offered and sold;
•	the names of the selling securityholders;
•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•	settlement of short sales entered into after the date of this prospectus;
•	the names of any participating agents, broker-dealers or underwriters; and
•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.
Our common stock is listed on Nasdaq under the symbol “FRNM”.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS
The validity of the shares of our securities offered by this prospectus will be passed upon by Goodwin Procter LLP, Boston, Massachusetts.
EXPERTS
The consolidated financial statements of Freenome Holdings, Inc. as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Perceptive Capital Solutions Corp as of December 31, 2025 and 2024 and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2025 and for the period from March 22, 2024 (inception) through December 31, 2024, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
We also maintain a website at http://www.freenome.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

INDEX TO FINANCIAL STATEMENTS

page
FREENOME HOLDINGS, INC. — AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2025 and 2024	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2025 and 2024	F-4
Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2025 and 2024	F-5
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the Years Ended December 31, 2025 and 2024	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2025 and 2024	F-7
Notes to Consolidated Financial Statements	F-8

FREENOME HOLDINGS, INC. — UNAUDITED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets (unaudited) as of June 30, 2026 and December 31, 2025	F-41
Condensed Consolidated Statements of Operations (unaudited) for the Three and Six Months ended June 30, 2026 and 2025	F-42
Condensed Consolidated Statements of Comprehensive Loss (unaudited) for the Three and Six Months ended June 30, 2026 and 2025	F-43
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit (unaudited) for the Three and Six Months ended June 30, 2026 and 2025	F-44
Condensed Consolidated Statements of Cash Flows (unaudited) for the Three and Six Months ended June 30, 2026 and 2025	F-46
Notes to the Condensed Consolidated Financial Statements (unaudited)	F-47

PERCEPTIVE CAPITAL SOLUTIONS CORP — AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-67
Consolidated Balance Sheets as of December 31, 2025 and 2024	F-68
Consolidated Statements of Operations for the Year Ended December 31, 2025 and for the Period from March 22, 2024 (Inception) Through December 31, 2024	F-69
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the Year Ended December 31, 2025 and for the Period from March 22, 2024 (Inception) Through December 31, 2024	F-70
Consolidated Statements of Cash Flows for the Year Ended December 31, 2025 and for the Period from March 22, 2024 (Inception) Through December 31, 2024	F-71
Notes to Consolidated Financial Statements	F-72

PERCEPTIVE CAPITAL SOLUTIONS CORP — UNAUDITED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets (unaudited) as of June 30, 2026 and December 31, 2025	F-87
Condensed Consolidated Statements of Operations (unaudited) for the Three and Six Months ended June 30, 2026 and 2025	F-88
Condensed Consolidated Statements of Changes in Shareholders’ Deficit (unaudited) for the Three and Six Months ended June 30, 2026 and 2025	F-89
Condensed Consolidated Statements of Cash Flows (unaudited) for the Three and Six Months ended June 30, 2026 and 2025	F-90
Notes to Condensed Consolidated Financial Statements (unaudited)	F-91

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Freenome Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Freenome Holdings, Inc. (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.
San Jose, California
March 30, 2026

FREENOME HOLDINGS, INC.
Consolidated Balance Sheets
(in thousands, except shares and par value data)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$78,558	$67,052
Short-term marketable securities	138,106	176,414
Accounts and other receivables	1,307	1,662
Prepaid expenses and other current assets	8,520	7,475
Total current assets	226,491	252,603
Property and equipment, net	155,776	173,866
Operating lease right-of-use assets, net	97,055	100,903
Intangible assets, net	3,300	4,368
Goodwill	10,513	10,513
Other long-term assets	4,800	549
Restricted cash	9,118	9,118
Total assets	$507,053	$551,920
Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,084	$21,012
Accrued compensation and other related benefits	13,424	12,364
Accrued expenses and other current liabilities	3,783	3,465
Deferred revenue, current	7,123	—
Current portion of lease liabilities	10,114	5,043
Total current liabilities	40,528	41,884
Long-term liabilities:
Lease liabilities, net of current portion	199,015	201,473
Convertible note, at fair value	41,600	—
Convertible note, related party	60,895	—
Deferred revenue, non-current	49,138	—
Other long-term liabilities	15,433	—
Total liabilities	406,609	243,357
Commitments and contingencies (Note 9)
Redeemable convertible preferred stock, $0.0001 par value – 213,700,719 shares authorized as of December 31, 2025 and 2024; and 212,541,832 shares issued and outstanding as of December 31, 2025 and 2024	1,363,580	1,363,580
Stockholders’ deficit
Common stock, $0.0001 par value – 302,184,000 shares authorized as of December 31, 2025 and 2024; 26,267,598 and 29,248,066 shares issued as of December 31, 2025 and 2024, respectively; 26,267,598 and 25,973,713 shares outstanding as of December 31, 2025 and 2024, respectively	3	3
Additional paid-in capital	83,834	75,259
Treasury stock, at cost	—	(2,619)
Accumulated other comprehensive gain	132	102
Accumulated deficit	(1,347,105)	(1,127,762)
Total stockholders’ deficit	(1,263,136)	(1,055,017)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$507,053	$551,920

The accompanying notes are an integral part of these consolidated financial statements.

FREENOME HOLDINGS, INC.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2025	2024
Revenue:
License and collaboration revenue	$27,139	$—
Service and other revenue	3,270	2,882
Total revenue	30,409	2,882
Operating costs and expenses:
Cost of services	1,944	2,564
Research and development	197,117	225,749
General and administrative	54,817	66,542
Total operating costs and expenses	253,878	294,855
Loss from operations	(223,469)	(291,973)
Other income, net:
Interest and investment income, net	6,914	17,584
Interest expense	(2,820)	—
Other income (expense), net	32	(32)
Net loss	(219,343)	(274,421)
Deemed dividends	—	(6,852)
Net loss attributable to common stockholders	$(219,343)	$(281,273)

Net loss per share attributable to common stockholders, basic and diluted	$(8.28)	$(10.76)
Weighted-average shares of common stock outstanding, basic and diluted	26,497,083	26,138,181

The accompanying notes are an integral part of these consolidated financial statements.

FREENOME HOLDINGS, INC.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended December 31,
	2025	2024
Net loss	$(219,343)	$(274,421)
Other comprehensive income (loss):
Unrealized (loss) gain on marketable securities	(1)	143
Foreign currency translation adjustments	31	46
Other comprehensive income	30	189
Comprehensive loss	$(219,313)	$(274,232)

The accompanying notes are an integral part of these consolidated financial statements.

FREENOME HOLDINGS, INC.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2023	176,864,758	1,099,925	25,413,860	$3	$48,532	$(2,619)	$(87)	$(846,489)	$(800,660)
Issuance of Series F convertible preferred stock, net of issuance costs	35,677,074	263,655	—	—	—	—	—	—	—
Deemed dividend upon down round of convertible preferred stock	—	—	—	—	6,852	—	—	(6,852)	—
Issuance of shares upon exercise of stock options	—	—	559,853	—	593	—	—	—	593
Stock-based compensation expense	—	—	—	—	19,282	—	—	—	19,282
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	143	—	143
Foreign currency translation adjustment	—	—	—	—	—	—	46	—	46
Net loss	—	—	—	—	—	—	—	(274,421)	(274,421)
Balance as of December 31, 2024	212,541,832	1,363,580	25,973,713	3	75,259	(2,619)	102	(1,127,762)	(1,055,017)
Retirement of treasury stock	—	—	—	—	(2,619)	2,619	—	—	—
Issuance of shares upon exercise of stock options	—	—	293,885	—	639	—	—	—	639
Stock-based compensation expense	—	—	—	—	10,555	—	—	—	10,555
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(1)	—	(1)
Foreign currency translation adjustment	—	—	—	—	—	—	31		31
Net loss	—	—	—	—	—	—	—	(219,343)	(219,343)
Balance as of December 31, 2025	212,541,832	$1,363,580	26,267,598	$3	$83,834	$—	$132	$(1,347,105)	$(1,263,136)

The accompanying notes are an integral part of these consolidated financial statements.

FREENOME HOLDINGS, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities
Net loss	$(219,343)	$(274,421)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,356	15,867
Noncash lease expense	3,848	10,278
Stock-based compensation expense	10,555	19,282
Net accretion and amortization of investments in marketable securities	(4,130)	(7,942)
Loss from disposal of property and equipment	204	863
Non-cash interest expense and amortization of debt issuance costs	1,549	—
Changes in operating assets and liabilities:
Accounts and other receivables	355	2,303
Prepaid expenses and other current assets	(1,045)	4,891
Other long-term assets	269	(37)
Accounts payable	(2,333)	10,717
Accrued compensation and other related benefits	1,060	(2,846)
Accrued expenses and other current liabilities	(8)	(10,536)
Deferred revenue	56,261	—
Operating lease liabilities	2,769	35,214
Other long-term liabilities	14,964	—
Net cash used in operating activities	(110,669)	(196,367)
Cash flows from investing activities
Purchases of marketable securities	(256,563)	(436,565)
Proceeds from sales and maturities of marketable securities	299,000	444,000
Acquisition of Oncimmune, net of cash acquired	—	165
Purchases of property and equipment	(21,054)	(60,410)
Net cash provided by (used in) investing activities	21,383	(52,810)
Cash flows from financing activities
Payments made on finance leases	(159)	(256)
Proceeds from convertible notes	101,636	—
Convertible notes issuance costs	(515)	—
Payment for offering costs	(840)	—
Proceeds from issuance of preferred stock	—	263,963
Preferred stock issuance costs	—	(308)
Proceeds from issuance of common stock upon exercise of stock options	639	593
Net cash provided by financing activities	100,761	263,992
Effect of exchange rate changes on cash and cash equivalents and restricted cash	31	46
Net increase in cash and cash equivalents	11,506	14,861
Cash, cash equivalents and restricted cash at beginning of period	76,170	61,309
Cash, cash equivalents and restricted cash at end of period	$87,676	$76,170
Reconciliation to amounts on the Consolidated Balance Sheets:
Cash and cash equivalents	$78,558	$67,052
Restricted cash	9,118	9,118
Total cash, cash equivalents and restricted cash	$87,676	$76,170
Supplemental disclosures of cash flow information:
Cash paid for interest on finance lease liabilities	$—	$20
Lease liabilities arising from obtaining right-of-use assets	$3	$8,708
Supplemental disclosures of noncash investing and financing activities:
Purchases of property and equipment in accounts payable and accrued expenses	$—	$4,627
Deemed dividend upon down round of convertible preferred stock	—	6,852
Unpaid deferred offering costs included in accounts payable and accrued expenses	3,680	—

The accompanying notes are an integral part of these consolidated financial statements.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements
Notes to Consolidated Financial Statements
Note 1—Description of Business
Freenome Holdings, Inc. (together with its wholly-owned subsidiaries, the “Company”) is a biotechnology company pioneering an early cancer detection platform. The Company’s initial programs are focused on colorectal cancer with a pipeline of single-cancer and multi-cancer tests under development, including lung, breast, cervical, liver, pancreatic and esophageal cancers.
The Company was incorporated in Delaware in 2016. The Company’s headquarters are located in Brisbane, California.
Note 2—Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codifications (“ASCs”) and Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Liquidity and Going Concern
The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred losses and negative cash flows from operations since its inception. During the year ended December 31, 2025, the Company incurred a net loss of $219.3 million, used $110.7 million of cash in operations and had an accumulated deficit of $1.3 billion. As of December 31, 2025, the Company had approximately $216.7 million in cash, cash equivalents, and short-term marketable securities. Based on its current operating plan, the Company believes that its cash, cash equivalents, and short-term marketable securities as of December 31, 2025, will not be sufficient to fund its anticipated operating expenses and capital expenditure requirements for at least the next 12 months from the date of issuance of these consolidated financial statements. Management has therefore concluded that there is substantial doubt about the Company’s ability to continue as a going concern for at least the next 12 months following the issuance of these financial statements. The Company is pursuing a transaction with a publicly traded special purpose acquisition company (“SPAC”) and expects to use the proceeds from the SPAC transaction to support its operations. There can be no assurance that the SPAC transaction will be successful. In the event the Company does not complete its SPAC transaction, the Company may seek additional equity or debt financing, including through strategic partnerships. The Company also plans to manage its cash burn by controlling expenditures. Failure to generate sufficient cash flow from operations, raise additional capital, and manage discretionary spending could have a material impact on the Company’s ability to achieve its intended business objectives, including the inability to continue with its research and development activities, the delay, reduction, or elimination of some or all of its planned activities, and the reduction of costs. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.
The Company expects to incur additional losses in the future and will be required to raise additional capital to further advance its research and development (“R&D”) programs, prepare for potential regulatory submissions, commercialize tests that receive regulatory approval, if any, operate its business, and meet its financial obligations as they come due. If the Company has insufficient funding to meet its working capital needs, it could be required to modify, delay, or reduce the scope of, or terminate some of, its R&D activities and/or limit or cease operations, which could harm its business, operating results, financial condition, and ability to achieve its intended business objectives. If the Company’s cash, cash equivalents, and marketable securities are not sufficient to enable the Company to fund its operations, the Company may need to raise additional funds through the sale of additional equity, debt financings, grants, or strategic alliances with third parties, which may be dilutive to existing stockholders. There can be no assurances that such funding sources will be available at terms acceptable to the Company, or at all.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the reported amounts of revenue and expenses during the reported periods, and the accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Actual results could differ materially from those estimates.
These judgments, estimates and assumptions made by management include, but are not limited to, the determination of:
•	fair value of the Company’s convertible preferred stock;
•	fair value of the Company’s common stock;
•	impairment assessment of goodwill and intangible assets;
•	impairment assessment and recoverability of long-lived assets;
•	stock-based compensation expense and related assumptions;
•	income tax uncertainties and valuation allowance for deferred tax assets;
•	performance obligations within a contract and the determination of standalone selling price (“SSP”) for each performance obligation; and
•	the fair value of the convertible notes.
In addition, management’s assessment of the Company’s ability to continue as a going concern involves an estimation of the amount and timing of future cash inflows and outflows. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period, that are not readily apparent from other sources. Estimates and assumptions are periodically reviewed considering changes in circumstances, facts, or experience. Changes in estimates and assumptions are reflected in reported results in the period in which they become known.
Segment Information
The Company operates as one operating and reportable segment. The Company’s Chief Executive Officer serves as the chief operating decision maker (the “CODM”) and manages the Company’s operations on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Factors used in determining the reportable segment include the nature of the Company’s activities, its organizational and reporting structure, and the type of information reviewed by the CODM. The CODM reviews significant segment expenses based on financial information presented on a consolidated basis for the purposes of making operating decisions, assessing financial performance and allocating resources (See Note 23).
Risks and Uncertainties
The Company is subject to risks and uncertainties common to companies in the biopharmaceutical and diagnostic test industries, including, but not limited to, risks associated with failure or unsatisfactory results of nonclinical and clinical studies, the need for significant capital to fund clinical trials and development of its diagnostic test candidates, dependence on strategic relationships with collaboration partners and key personnel, the ability to develop, secure, and protect proprietary technology rights, compliance with government regulations, the development of technological innovations by competitors, and dependence on third-party service providers.
The Company relies on a limited number of third-party manufacturers and service providers, some of whom are sole suppliers or service providers, for a portion of the components, accessories, reagents, materials, and equipment that

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
it uses in its operations. A disruption or interruption in supply from these suppliers, or in the operations of such suppliers, would negatively impact the Company’s business, supply chain, and laboratory operations.
The Company’s business and operations may be affected by worldwide economic conditions, which may continue to be impacted by global macroeconomic challenges, such as the effects of the ongoing geopolitical conflicts in Venezuela, Ukraine, and the Middle East, tensions in U.S.–China relations, tensions in U.S.–Canada and Mexico relations related to tariffs, and uncertainty in the financial markets, including disruptions in the banking industry and inflationary trends.
Cash, Cash Equivalents, and Restricted Cash
Cash and cash equivalents include cash deposits in banks and all highly liquid investments that are readily convertible to cash (maturity of three months or less at the time of purchase).
Restricted cash consists of funds held or designated to satisfy the requirements of certain agreements that are restricted in their use. As of December 31, 2025, and 2024, the Company’s restricted cash consisted of cash deposits required to support irrevocable standby letters of credit provided to the landlord pursuant to certain lease agreements. The Company determines current or non-current classification of restricted cash on the consolidated balance sheets based on the expected duration of the restriction. The Company’s restricted cash totaled $9.1 million at December 31, 2025, and 2024, respectively.
Marketable Securities
Investments in marketable securities are held in custodial accounts at a financial institution and managed by the Company’s investment advisor based on the Company’s investment policy guidelines. The Company considers all highly liquid investments in securities with a maturity of greater than three months at the time of purchase to be marketable securities. The Company classifies its marketable securities as available-for-sale at the time of purchase and reevaluates such designation at each balance sheet date. Unrealized gains and losses on available-for-sale securities are excluded from earnings and are recorded in accumulated other comprehensive (loss) income until realized.
The amended guidance from ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, requires the measurement of expected credit losses for available-for-sale debt securities held at the reporting date over the remaining life based on historical experience, current conditions, and reasonable and supportable forecasts. The Company evaluates its investment portfolio under the available-for-sale debt securities impairment model guidance.
Concentrations of Credit Risk and Other Risks and Uncertainties
Financial instruments that potentially subject the Company to concentrations of credit risk include cash, cash equivalents, restricted cash, and marketable securities. The Company’s cash, cash equivalents, and restricted cash are maintained in bank deposit accounts and money market funds that regularly exceed federally insured limits. The Company is exposed to credit risk in the event of default by the financial institutions holding its cash, cash equivalents, and restricted cash to the extent account balances exceed the amounts insured by the Federal Deposit Insurance Corporation. However, the Company minimizes the risks by investing cash that is not required for immediate operating needs primarily in highly liquid financial instruments. The Company has established guidelines relative to diversification and maturities of investments to maintain safety and liquidity. The Company has not historically experienced any significant credit losses related to these financial instruments and does not believe that it is exposed to any significant credit risk related to these financial instruments.
Fair Value Measurements
The Company utilizes fair value measurement guidance prescribed by accounting standards to value its financial instruments. The guidance establishes a fair value hierarchy for financial instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
developed based on the best information available in the circumstances. Fair value is defined as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy contains three levels of inputs that may be used to measure fair value, in accordance with ASC 820, Fair Value Measurement, the first two are considered observable and the last is considered unobservable. These levels are as follows:
•	Level 1—inputs, which include unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access;
•
Level 2— inputs, which include observable inputs other than Level 1 inputs, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability; and

•
Level 3— inputs, which include unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the underlying asset or liability. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies, or similar valuation techniques, as well as significant management judgment or estimation.

To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3.
Marketable securities that are classified as available-for-sale are recorded at estimated fair value and are included in Level 1 or Level 2 of the fair value hierarchy. The Company classifies its money market funds and U.S. treasury securities, which are valued based on quoted market prices in active markets with no valuation adjustment, as Level 1 assets within the fair value hierarchy. Marketable securities in U.S. government agency securities, certain U.S. treasury securities and commercial paper are classified as Level 2 assets within the fair value hierarchy as the fair value of these marketable securities is based on market prices from a variety of industry standard data providers and generally represents quoted prices for similar assets in active markets or has been derived from observable market data (see Note 5).
The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying value of cash, accounts payable, accrued expenses and other current liabilities and convertible note, related party approximate fair value because of the short-term nature of those instruments. The fair value of intangible assets is determined using methodologies such as the multi-period excess earnings method and the discounted cash-flow method, which require the use of significant inputs not observable in the market and thus represent Level 3 measurements (see Note 3). Fair value estimates of the Company’s financial instruments are made at a specific point in time based on relevant market information.
Convertible Note, at fair value
ASC 825, Financial Instruments, provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in the consolidated balance sheets or the footnotes from those instruments using another measurement method. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.
The Company elected to measure the Convertible Note issued to Exact Sciences Corporation (the “Exact Convertible Note”) using the fair value option at each reporting date. See Note 18 for more information regarding the Convertible Note issued to Exact Sciences.
Convertible Note with a related party
The Company did not elect the fair value option for the Convertible Note with a related party. The Convertible Note with a related party was accounted for using the interest method under ASC 835-30, Interest – Imputation of Interest (“ASC 835-30”). See Note 18 for more information regarding the Convertible Note entered into with a related party during the period.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed over estimated useful lives of the related assets using the straight-line method, once the asset is installed and placed into service. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining term of the lease. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets and any resulting gain or loss is reflected in the consolidated statements of operations in the period realized.
The estimated useful lives of property and equipment are as follows:

Estimated Useful Life (in years)
Machinery and equipment	5 years
Computer software	3 years
Computer equipment	2 - 5 years
Laboratory equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Business Combinations
Business Combinations are accounted for under the acquisition method in accordance with ASC 805, Business Combinations. The acquisition method requires identifiable assets acquired and liabilities assumed, including contingencies, to be recorded at the fair value determined at the acquisition date, which is the date that the acquirer obtains control of the acquired business. The Company determines whether substantially all of the gross assets acquired are concentrated in a single identifiable asset or a group of similar identifiable assets, and whether the assets and activities transferred include inputs and substantive processes that together significantly contribute to the ability to create outputs, which would constitute a business. If the acquired assets and activities constitute a business, the Company accounts for the transaction as a business combination and determines the fair value of assets acquired and liabilities assumed. Goodwill represents the purchase price over the fair value of tangible and intangible assets acquired and liabilities assumed. The operating results of acquired businesses are included in the Company’s consolidated statement of operations from the date of acquisition.
Purchased intangible assets are recorded at fair value. The Company uses a discounted cash flow model to value intangible assets. Significant judgment is used in determining the fair values of assets acquired and liabilities assumed, as well as identified intangible assets and their estimated useful lives. Fair value and useful life determinations may be based on valuations that utilize among other factors, estimates of revenue growth rates, operating expenses, integration costs, obsolescence factors, future expected cash flows and discount rates attributable to completed technology and other acquired intangible assets. When estimating the assumptions to be used in the valuation, the Company includes a consideration of current industry information, market and economic trends, historical results of the acquired business, and other relevant factors. Adjustments to fair values of assets and liabilities made after the end of the measurement period are recorded within operating results. Acquisition-related costs are expensed as incurred.
Goodwill and Intangible Assets
The Company’s amortizable intangible assets include developed technology and customer relationships, which are amortized using a straight-line method over their estimated useful lives. Finite-lived intangible assets subject to amortization are reviewed for impairment in accordance with ASC 360, Property, Plant and Equipment.
In accordance with ASC 350, Intangibles-Goodwill and Other, goodwill is not amortized but is tested on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Such circumstances could include, but are not limited to, a significant adverse change in business climate, increased competition, or other economic conditions.
The Company evaluates goodwill for possible impairment at the reporting unit level on an annual basis during its fourth quarter each fiscal year, or more frequently if events or changes in circumstances indicate that the carrying

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
amount of such assets may not be recoverable. ASC 350 allows an optional one-step qualitative assessment, prior to a quantitative assessment test, to determine whether it is “more likely than not” that the estimated fair value of a reporting unit exceeds its carrying value. Qualitative factors considered in this assessment include industry and market conditions, overall financial performance, and other relevant events and factors affecting the Company’s business. Based on the quantitative and qualitative assessment, if it is determined that the fair value of goodwill is more likely than not to be less than its carrying amount, the fair value of a reporting unit will be calculated and compared with its carrying amount and an impairment charge will be recognized for the amount that the carrying value exceeds the fair value. The Company did not record any impairment of goodwill during the years ended December 31, 2025 and 2024.
Impairment of Long-lived Assets
ASC 360 is applicable to all long-lived assets subject to amortization that are classified as held and used, regardless of whether they are tangible or intangible. Assets subject to this guidance include property and equipment, assets acquired under capital leases, long-term prepaid assets, and finite-lived intangible assets. The Company reviews long-lived assets classified as held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable.
Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company did not recognize any impairment charges during the years ended December 31, 2025 and 2024.
Leases
Operating leases primarily include lease arrangements for the Company’s corporate headquarters, laboratory facilities, and warehouse facilities (see Note 10). Operating leases with a term of more than one year are included in operating lease ROU assets and lease liabilities on the Company’s consolidated balance sheets. Finance lease ROU assets are recognized in Property and equipment, net on the Company’s consolidated balance sheets.
The Company determines if an arrangement includes a lease at the inception of the agreement. For each of the Company’s lease arrangements, the Company records a ROU asset representing the Company’s right to use an underlying asset for the lease term and a lease liability representing the Company’s obligation to make lease payments. Operating lease ROU assets and operating lease liabilities are recognized at the lease commencement date based on the net present value of the remaining future minimum lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the commencement date in determining the lease liabilities, as the Company’s leases generally do not provide an implicit rate. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease inception to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease within a particular currency environment. ROU assets initially equal the lease liability, adjusted for any prepaid lease payments and initial direct costs incurred, less any lease incentives received. Lease expense for the Company’s operating leases is recognized on a straight-line basis over the lease term and variable lease costs are expensed as incurred. The Company has lease arrangements with lease and non-lease components. The Company has elected the practical expedient to not separate lease and non-lease components for its leased assets and accounts for all lease and non-lease components of its agreements as a single lease component. The Company also elected the practical expedient not to apply the recognition and measurement requirements to short-term leases in which ROU assets and lease liabilities are not recognized for leases with terms of 12 months or less as of the lease commencement date.
Certain of the Company’s leases include renewal options which allow the Company to, at its election, renew or extend the lease for a fixed or indefinite period of time. These renewal periods are included in the lease terms when the Company is reasonably certain the options will be exercised based on an assessment of economic factors present as of the lease commencement date.
The Company also leases certain equipment used for R&D activities under finance lease agreements. An asset and a corresponding liability for the finance lease obligations are established for the cost of a finance lease. Finance lease assets are included in property and equipment and are immaterial as of December 31, 2025 and 2024.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Convertible Preferred Stock
The Company records convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company classifies convertible preferred stock outside of stockholders’ deficit on its consolidated balance sheets as the requirements of triggering a deemed liquidation event are not within the Company’s control, including the sale or transfer of the Company by holders of the convertible preferred stock which could trigger redemption of the shares. In the event of a deemed liquidation event, the proceeds from the event are to be distributed in accordance with liquidation preferences (see Note 11). The Company will adjust the carrying value of the convertible preferred stock to their redemption values when it becomes probable that a liquidation event will occur. The Company did not accrete the value of the convertible preferred stock to the redemption values since a future change in control event was not considered probable as of December 31, 2025 and 2024. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only when it becomes probable that such liquidation events will occur, causing the shares of convertible preferred stock to become redeemable. The Company also evaluates the features of its convertible preferred stock to determine if the features require bifurcation from the underlying shares, by evaluating if they are clearly and closely related to the underlying shares and if they do, or do not, meet the definition of a derivative.
Treasury Stock
The Company accounts for treasury stock under the cost method, which recognizes the entire cost of the acquired stock, as a reduction in additional paid-in-capital, as the Company has no retained earnings, and is presented as treasury stock on the consolidated balance sheets. Reacquired common or preferred shares may be retired by resolution of the Company’s Board of Directors (the “Board”) or based on the terms of the Company’s Articles of Incorporation, as may be amended from time to time, and resume the status of authorized and unissued common stock. Upon the formal retirement of treasury shares, the common stock balance is reduced for the par value of the shares. The excess of the acquisition cost of repurchased shares over the par value is recognized in additional paid-in capital. All retired treasury shares revert to the status of authorized but unissued shares.
Revenue Recognition
The Company analyzes its collaboration and license arrangements to assess whether such arrangements, or transactions between arrangement participants, involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards dependent on the commercial success of such activities or are more akin to a vendor-customer relationship. In making this evaluation, the Company considers whether the activities of the collaboration and license are considered to be distinct and deemed to be within the scope of the ASC 808 — Collaborative Agreements or those that are more reflective of a vendor-customer relationship and, therefore, within the scope of ASC 606 — Revenue from Contracts with Customers. This assessment is performed throughout the life of the arrangement based on changes in the responsibilities of all parties in the arrangement.
For arrangements or transactions between arrangement participants determined to be within the scope ASC 606, the Company evaluates the term of the arrangement and recognizes revenue when the customer obtains control of promised goods or services in a contract for an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. For contracts with customers, the Company applies the following five-step model in order to determine this amount: (1) identification of the promised goods or services in the contract; (2) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (3) measurement of the transaction price, including the constraint on variable consideration; (4) allocation of the transaction price to the performance obligations; and (5) recognition of revenue when (or as) the Company satisfies each performance obligation.
As part of the accounting for these arrangements, the Company must use its judgment to determine: (a) the number of performance obligations based on the determination under step (2) above; (b) the transaction price under step (3) above; (c) the stand-alone selling price for each performance obligation identified in the contract for the allocation of transaction price in step (4) above; and (d) the contract term and pattern of satisfaction of the performance obligations under step (5) above. The Company also uses judgment to determine whether milestones or other variable consideration, except for royalties, should be included in the transaction price as described further below. The

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
transaction price is allocated to each performance obligation on a relative stand-alone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.
At the inception of each arrangement that includes milestone payments, the Company evaluates whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of the Company or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. The Company evaluates factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether it is probable that a significant revenue reversal would not occur. At the end of each reporting period, the Company reevaluates the probability of achievement of all milestones that were constrained and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings or losses in the period of adjustment.
For arrangements that include sales-based royalties, including milestone payments based on sales thresholds, and for which the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any royalty revenue resulting from any of our arrangements. The accounting for these arrangements requires us to develop estimates and assumptions that require judgment. These estimates may include items such as forecasted revenues or costs, development timelines, discount rates, and probabilities of technical and regulatory success. Actual results may differ materially from those estimates.
The Company records accounts receivable when its right to receive consideration is solely based on the passage of time. Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in the Company’s consolidated balance sheets. Amounts expected to be recognized as revenue within one year following the balance sheet date are classified as deferred revenue, current. Amounts not expected to be recognized as revenue within one year following the balance sheet date are classified as deferred revenue, non-current. Payment terms and conditions generally require payment within 60 days of invoicing. See Note 16, Revenues, for more information.
Cost of Services
Cost of services reflect the aggregate costs incurred in delivering the Company’s products and services and is composed of material and service costs including personnel costs, cost of consumables, kits, contract maintenance, labor, and freight associated with the service and other revenue.
Research and Development Expenses
Research and Development (“R&D”) costs are expensed as incurred. R&D costs include, but are not limited to, salaries and benefits, stock-based compensation expenses, reagents and laboratory supplies and equipment, consulting costs, as well as external R&D expenses incurred under arrangements with third parties, and other overhead expenses and costs. Payments, including non-refundable advance payments, made prior to the receipt of goods or services to be used in R&D activities are deferred and recognized as expense in the period in which the related goods are received or services are rendered. Costs to develop the Company’s technology capabilities are recorded as R&D expenses unless they meet the criteria to be capitalized as internal-use software costs. No costs have been capitalized through December 31, 2025 and 2024.
The Company does not capitalize pre-launch inventory costs until it obtains premarket regulatory approval for its diagnostic tests and future economic benefits are expected to be realized. Until regulatory approval is obtained, materials, equipment, and validation costs associated with the Company’s diagnostic workflow process that do not have an alternative future use are expensed as R&D costs. Accordingly, no inventory costs have been capitalized as of December 31, 2025 and 2024.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Clinical and pre-clinical trial costs are a component of R&D expenses. The Company accrues and expenses clinical and pre-clinical trial activities performed by third parties based upon actual work completed in accordance with agreements established with its service providers.
Stock-Based Compensation
The Company awards stock options and restricted stock units (“RSUs”) to directors and employees. The Company accounts for stock-based compensation plans using the fair value recognition and measurement provisions under U.S. GAAP.
For equity awards that vest subject to the satisfaction of service requirements, stock-based compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. The Company recognizes forfeitures in the period in which such forfeiture occurs and records stock-based compensation expense as though all awards are expected to vest.
The Company estimates the grant date fair value of stock options using the Black-Scholes option-pricing model, which requires the use of subjective assumptions. These assumptions include:
•
Expected Term— The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method in accordance with the Securities and Exchange Commission (“SEC”), Staff Accounting Bulletin (“SAB”) No. 107 and 110 (based on the mid-point between the vesting date and the end of the contractual term);

•
Expected Volatility— The expected stock price volatility assumption was determined by examining the historical volatility for industry peers, as the Company did not have any trading history for its common stock. The Company expects to continue to utilize peer volatility until such time as it has adequate historical data regarding the volatility of its own traded common stock price;

•	Expected Risk Free Interest Rate— The risk-free interest rate assumption is based on U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options; and
•
Expected Dividend Yield— The Company has never paid, and does not anticipate paying in the foreseeable future, cash dividends on its common stock. Consequently, an expected dividend yield of zero was used.

The Company determines RSU fair values based on the estimated fair value of the underlying common stock of the Company on the grant date of the award. The vesting of the Company’s RSUs is conditioned on the satisfaction of two vesting requirements: a time-based requirement and a Liquidity Event Requirement (LER). The Company recognizes stock-based compensation expense for awards with a performance-based vesting condition over the requisite service period using the accelerated attribution method if the performance condition is deemed probable of being met.
The fair value of the Company’s common stock is determined by the Company’s board of directors with the assistance of management. The approach to estimating the fair value of the Company’s common stock is consistent with the methods outlined in American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “Practice Aid”). In accordance with the Practice Aid, the Company determined the hybrid method was the most appropriate method for determining the fair value of the common stock based on the Company’s stage of development and other relevant factors. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more scenarios is calculated using an option pricing model (“OPM”). The Company determined this was the most appropriate method for determining the fair value of the common stock based on the Company’s stage of development and other relevant factors. The PWERM is a scenario-based analysis that estimates the value per share of the common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, considering the rights and preferences of each class of shares, and discounted for a lack of marketability. Under the hybrid method, an OPM was utilized to determine the fair value of the common stock in certain of the PWERM scenarios (capturing situations where the Company’s development path and future liquidity

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
events were difficult to forecast), and potential exit events were explicitly modeled in the other PWERM scenarios. A discount for lack of marketability was applied to the value derived under each scenario to account for a lack of access to an active public market to estimate the common stock fair value.
Income Taxes
The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in deferred tax balances. Valuation allowances are established when necessary to reduce all or a portion of deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible.
The Company is subject to income taxes in the US and foreign jurisdictions. Judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes.
Recording an uncertain tax position involves various qualitative considerations, including evaluation of comparable and resolved tax exposures, applicability of tax laws, and likelihood of settlement. The Company recognizes and measures uncertain tax positions using a two-step approach set forth in authoritative guidance. The Company determines whether it is more likely than not that a tax position will be sustained upon examination. If it is not more likely than not that a position will be sustained, none of the benefit attributable to the position is recognized. The tax benefit to be recognized for any tax position that meets the more-likely-than-not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency. Judgment is required to evaluate uncertain tax positions. The Company evaluates uncertain tax positions on a regular basis. The evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of the audit, and effective settlement of audit issues.
Interest and Investment Income, net
Interest and investment income, net consists of interest income, amortization/accretion of purchase premiums/discounts for marketable securities, realized gains (losses) on sales of marketable securities, and expected credit losses, if any.
Interest expense
Interest expense consists primarily of coupon interest expense (cash interest), issuance costs and non-cash amortization of the debt discount on the convertible promissory note.
Net Loss Per Share
The Company calculates basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. The Company considers its convertible preferred stock to be participating securities as, in the event a dividend is paid on common stock, the holders of convertible preferred stock and unvested shares of common stock would be entitled to receive dividends on a basis consistent with the common stockholders. The net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of those securities do not have a contractual obligation to share in losses.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potential dilutive securities. Diluted net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potential dilutive common stock equivalents outstanding during the period if the effect is dilutive. During all periods presented, the Company incurred net losses attributable to common stockholders. Accordingly, the effect of any common stock equivalents would have been anti-dilutive during those periods and are not included in the calculation of diluted net loss per share attributable to common stockholders. See Note 14 for further information.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Deferred Offering Costs
The Company capitalizes certain legal, accounting and other third-party fees that are directly related to the Company’s in-process equity financings until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of the proceeds received as a result of the equity financing. Should a planned equity financing be abandoned, terminated or significantly delayed, the deferred offering costs will be immediately written off to general and administrative expenses. As of December 31, 2025, the Company has recorded $4.5 million of deferred offering costs in Other long-term assets on the consolidated balance sheets. There were no deferred offering costs as of December 31, 2024.
Accounting Pronouncements Adopted
In December 2023, the FASB issued Accounting Standard Update (“ASU”) No. 2023-09, Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires companies to make additional disclosures on an annual basis related to specific categories in the rate reconciliation, provide additional information for reconciling items that meet a quantitative threshold, and disclose additional information about income taxes paid disaggregated by jurisdiction. For public business entities, ASU 2023-09 is effective for annual periods beginning after December 15, 2024. For other entities, it is effective for annual periods beginning a year later. Early adoption is permitted. The Company adopted this pronouncement prospectively for the annual reporting period beginning January 1, 2025. The adoption of ASU impacts the Company’s annual disclosures only, which are reflected herein Note 15—Taxes to the consolidated financial statements.
Recently Issued Accounting Standards Not Yet Adopted
In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which is intended to improve disclosures by requiring additional information about specific expense categories in the notes to the financial statements on an annual and interim basis. The standard will be effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The standard updates may be applied on either a prospective or retrospective basis. The Company is currently evaluating the disclosure requirements related to this new standard.
In May 2025, the FASB issued ASU No. 2025-03, Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, which revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity that meets the definition of a business. The amendments require that an entity consider the same factors that are currently required for determining which entity is the accounting acquirer in other acquisition transactions. The standard is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. The standard is required to be applied prospectively. The Company is evaluating adoption timing and the impact the standard will have on its financial statements and related disclosures.
Note 3— Acquisition of Oncimmune Ltd.
In May 2023, the Company acquired Oncimmune Ltd. and its subsidiary, Oncimmune Europe GmbH (collectively “Oncimmune”), a global immunodiagnostics developer with a commercial product, EarlyCDT Lung, which is a blood test that detects the elevated levels of autoantibodies generated by the body’s immune system of patients in the earliest stages of lung cancer. The acquisition of Oncimmune provides the Company with clinical and commercial resources to complement the Company’s frontline screening efforts. Oncimmune’s pipeline of autoantibody targets for other cancer indications is anticipated to augment the Company’s multiomics platform with additional non-tumor-derived signals to capture a more comprehensive view of the tumor microenvironment.
The Company purchased all of the outstanding stock in Oncimmune for total consideration of $16.2 million, with $1.6 million paid in cash to shareholders and $14.5 million paid in cash to existing lenders. The acquisition did not have a material impact on the Company’s consolidated statements of operations.
The Company recognized intangible assets related to this acquisition of $5.5 million for acquired developed technology and $0.5 million for customer relationships, both with an estimated useful life of 6 years (see Note 4).

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Note 4— Intangible Assets, net and Goodwill
The following table presents details of intangible assets, net and goodwill as of December 31, 2025 (in thousands):

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Remaining Weighted- Average Useful Life (in years)
Intangible assets acquired:
Acquired developed technology	$5,509	$(2,498)	$3,011	3.4
Customer relationships	529	(240)	289	3.4
Total intangible assets acquired	$6,038	$(2,738)	$3,300

The following table presents details of intangible assets, net and goodwill as of December 31, 2024 (in thousands):

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Remaining Weighted- Average Useful Life (in years)
Intangible assets acquired:
Acquired developed technology	$5,509	$(1,524)	$3,985	4.4
Customer relationships	529	(146)	383	4.4
Total intangible assets acquired	$6,038	$(1,670)	$4,368

Amortization expense of finite-lived intangible assets was $1.1 million and $1.0 million for the year ended December 31, 2025, and 2024, respectively.
The following table summarizes estimated future amortization expense of finite-lived intangible assets, net (in thousands):

Year Ending December 31,	Total
2026	$1,006
2027	1,006
2028	1,006
2029	282
Total	$3,300

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Note 5—Fair Value Measurements
The preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP requires that certain assets and liabilities be reflected at their fair value. The fair value of these financial instruments is based on valuations that include inputs that can be classified within one of three levels of a hierarchy established by U.S. GAAP (see Note 2). The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis and their respective input levels based on the fair value hierarchy (in thousands):

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$40,320	$—	$—	$40,320
U.S. treasury securities	29,638	—	—	29,638
Total cash equivalents	69,958	—	—	69,958
Short-term marketable securities:
U.S. treasury securities	138,106	—	—	138,106
Total short-term marketable securities	138,106	—	—	138,106
Total assets subject to fair value measurements on a recurring	208,064	—	—	208,064
Liabilities:
Convertible note, at fair value	$—	$—	41,600	41,600
Total liabilities subject to fair value measurements on a recurring basis	$—	$—	$41,600	$41,600

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$50,295	$—	$—	$50,295
Total cash equivalents	50,295	—	—	50,295
Short-term marketable securities:
U.S. treasury securities	176,414	—	—	176,414
Total short-term marketable securities	176,414	—	—	176,414
Total assets subject to fair value measurements on a recurring basis	$226,709	$—	$—	$226,709

There were no transfers between Level 1, Level 2 and Level 3 during the periods presented.
The fair value of the Exact Convertible Note was determined based on significant inputs not observable in the market, which causes them to be classified as a Level 3 measurement within the fair value hierarchy. The fair value of the convertible note was determined as of the valuation date using a Monte Carlo Simulation Model. The methodology consists of simulating the value of the stock price to maturity or early conversion to determine the timing and amount of the debt payoff. The payoff amount is then discounted back to the valuation date considering a Company specific cost of debt.
The significant unobservable inputs used in the valuation as of December 31, 2025 included the following:

Estimated Stock Price	$2.44
Credit Spread	8.9%

The fair value of the Exact Convertible Note may change significantly by the estimated stock price and credit spread, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Any

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
increase or decrease in the fair value of the Company’s estimated stock price would result in an increase or decrease in the valuation of the Exact Convertible Note. A change in the credit spread would not impact the estimated fair value of the Company’s stock price. Accordingly, the use of a different market assumption may have a material effect on the estimated fair value amounts, and such changes could impact the Company’s results of operations in future periods. There was no significant change in the fair value of the Exact Convertible Note as of December 31, 2025.
Note 6— Investments in Marketable Securities
Investments in marketable available-for-sale securities consisted of the following (in thousands):

	December 31, 2025
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$40,320	$—	$—	$40,320
U.S. treasury securities	29,631	7	—	29,638
Total cash equivalents	69,951	7	—	69,958
Short-term marketable securities:
U.S. treasury securities	138,029	77	—	138,106
Total short-term marketable securities	138,029	77	—	138,106
Total assets measured at fair value	$207,980	$84	$—	$208,064

	December 31, 2024
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$50,295	$—	$—	$50,295
Total cash equivalents	50,295	—	—	50,295
Short-term marketable securities:
U.S. treasury securities	176,329	85	—	176,414
Total short-term marketable securities	176,329	85	—	176,414
Total assets measured at fair value	$226,624	$85	$—	$226,709

As of December 31, 2025 and 2024, the Company has not realized any impairment charges on its marketable securities related to expected credit losses. As of December 31, 2025 and 2024, the aggregate difference between the amortized cost and fair value of each security in an unrealized loss position was deemed to be minimal. Since any provision for expected credit losses for a security is limited to the amount the fair value less than its amortized cost, no allowance for expected credit loss was deemed necessary as of December 31, 2025 and 2024. The Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity. None of the available-for-sale securities held as of December 31, 2025 and 2024 have been in an unrealized loss position for more than one year. See Note 5 for further information regarding the fair value of the Company’s investments in marketable securities.
There were no long-term marketable securities as of December 31, 2025, and 2024.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Note 7—Property and Equipment
Property and equipment, net consists of the following (in thousands):

	December 31,
	2025	2024
Leasehold improvements	$147,924	$148,909
Laboratory machinery and equipment	40,669	35,453
Machinery & Equipment	7,514	7,514
Computer hardware and software	4,905	4,941
Furniture and fixtures	4,140	4,140
Construction in progress	847	2,524
Subtotal	205,999	203,481
Less: accumulated depreciation and amortization	(50,223)	(29,615)
Total Property and equipment, net	$155,776	$173,866

Included in laboratory machinery and equipment is financing lease ROU assets, net of $0.3 million and $0.5 million, respectively for the years ended December 31, 2025, and 2024. Depreciation expense related to property and equipment was $23.3 million and $14.8 million for the years ended December 31, 2025, and 2024, respectively, and was recorded in both research and development expenses and general and administrative (“G&A”) expenses in the consolidated statements of operations.
Note 8—Accrued compensation and other related benefits
Accrued compensation and other related benefits consists of the following (in thousands):

	December 31, 2025	December 31, 2024
Accrued bonuses	$12,141	$10,888
Accrued payroll and related expenses	916	1,110
Accrued other compensation related benefits	367	366
Total Accrued compensation and other related benefits	$13,424	$12,364

Note 9—Commitment and Contingencies
Legal Contingencies
The Company may be, from time to time, a party to various disputes and claims arising from normal business activities. The Company accrues for loss contingencies when available information indicates that it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. For cases in which the Company believes that a reasonably possible loss exists, the Company discloses the facts and circumstances of the loss contingency, including an estimable range, if possible. Management believes that there are currently no claims or actions pending against the Company where the ultimate disposition could have a material adverse effect on the Company’s results of operations, financial condition, or cash flows.
Indemnification Agreements
The Company has agreed to indemnify its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director was serving at the Company’s request in such capacity. The maximum amount of potential future indemnification liability is unlimited; however, the Company holds directors’ and officers’ liability insurance which limits the Company’s exposure and may enable it to recover a portion of any future amounts paid.
In the normal course of business, the Company also enters into contracts and agreements with service providers and other parties with which it conducts business that contain indemnification provisions pursuant to which the Company has agreed to indemnify the party against certain types of third-party claims. From time to time, the Company

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
may receive indemnification claims under these contracts in the normal course of business. The Company has not experienced any material losses related to these indemnification provisions and has no material claims with respect thereto. The Company does not expect significant claims related to these indemnification provisions and, consequently, concluded that the fair value of any obligations is negligible, and no related accruals have been established. In the event that one or more of these matters were to result in a claim against the Company, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on the Company’s future business, operating results, or financial condition.
Purchase Commitments
In the normal course of business, the Company enters into agreements containing non-cancellable purchase commitments for goods and services with various parties. As of December 31, 2025, the Company has a non-cancellable cloud services agreement and has committed to purchase cloud computing services totaling $119.2 million over the remaining period of the agreement through January 31, 2029. Other non-cancellable unconditional purchase commitments having a remaining term over one year were as follows (in thousands):

Year Ending December 31
2026	$8,139
2027	8,250
$16,389

Note 10—Leases
The Company’s lease portfolio consists primarily of operating leases for its current corporate headquarters, laboratory facilities, and warehouse facilities, with lease terms ranging from 1 to 11 years. Certain of the Company’s operating leases contain optional renewal periods to extend the lease terms, which are not reasonably assured. As leases approach maturity, the Company considers various factors such as market conditions and the terms of any renewal options that may exist to determine whether it will renew the lease. Consequently, the Company does not include renewal options in its lease terms for calculating its lease liability, as the renewal options allow it to maintain operational flexibility and the Company is not reasonably certain it will exercise these renewal options at the time of the lease commencement. The Company’s operating leases include various covenants, indemnities, defaults, termination rights, security deposits and other provisions customary for lease transactions of this nature.
The Company’s most significant operating lease pertains to an 11-year lease agreement for approximately 335,419 square feet used as its corporate headquarters, office, and laboratory space in two buildings (building I and building III) located in Brisbane, California. The lease will continue for an initial term of 11 years, with options to extend the term for two successive five-year periods after the initial expiration date. The lease required the Company to deliver an irrevocable standby letter of credit to the lessor for the duration of the lease in the amount of $8.9 million, which may be drawn down by the lessor. The lease for buildings III and I commenced in February 2023 and March 2023, respectively, when the landlord delivered the premises to the Company for construction of certain tenant improvements. In connection with this lease, the landlord agreed to fund $78.9 million in tenant improvements, less approximately $1.0 million administration fee. As of December 31, 2025, the Company has incurred $77.9 million in certain tenant improvement costs, of which $77.9 million had been reimbursed by the landlord. The lease also requires the Company to pay additional amounts for operating and maintenance expenses. At the commencement dates, the lease resulted in an increase to ROU assets of $109.2 million and corresponding lease liabilities of $108.6 million, including net prepaid rent of $0.6 million.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The components of lease costs were as follows (in thousands):

	Year Ended December 31,
	2025	2024
Operating lease cost	$26,917	$31,382
Variable lease cost	10,877	8,283
Finance lease cost:
Finance lease amortization	182	276
Interest on finance lease liabilities	3	20
Total lease cost	$37,979	$39,961

Certain information related to the Company’s leases was as follows (in thousands):

	Year Ended December 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating leases	$37,476	$14,042
Finance leases	$159	$256
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$3	$8,708
Weighted-average remaining lease term (in years):
Operating leases	9.0	9.9
Finance leases	—	0.6
Weighted-average discount rate:
Operating leases	11.3%	11.3%
Finance leases	—%	7.5%

The following table summarizes the Company’s future principal contractual obligations for lease commitments as of December 31, 2025 (in thousands):

Year Ending December 31,	Operating Leases	Finance Leases	Total
2026	$31,837	$—	$31,837
2027	32,872	—	32,872
2028	33,944	—	33,944
2029	35,053	—	35,053
2030	36,201	—	36,201
Thereafter	165,841	—	165,841
Total undiscounted lease payments	335,748	—	335,748
Less: Imputed interest	(126,619)	—	(126,619)
Total lease liabilities	209,129	—	209,129
Less: Current portion of lease liabilities	10,114	—	10,114
Non-current lease liabilities	$199,015	$—	$199,015

Note 11—Convertible Preferred Stock
During the year ended December 31, 2024, the Company sold an aggregate of 35.7 million shares of Series F preferred stock at $7.39866 per share for gross cash proceeds of $264.0 million. The issuance of the Series F convertible preferred stock triggered the anti-dilution protection provision for Series D and E preferred stockholders. As a result, the Company recorded a $6.9 million deemed dividend for the change in fair value of the Series D and E convertible

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
preferred stock before and after the anti-dilution adjustment. The fair value of the Series D and E convertible preferred stock was determined using a “with-and-without” model under which the equity value of the Company was allocated to each class of shares using a hybrid method both before and after the anti-dilution adjustment.
The following table summarizes the information and assumptions used in the Black-Scholes option-pricing model to estimate the fair value of the Company’s preferred stock at the modification date:

Risk-free interest rate	4.22%
Expected volatility	76.9%
Expected term (in years)	0.92 – 1.92
Expected dividend yield	0.0%

The Company’s redeemable convertible preferred stock as of December 31, 2025, and 2024, consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Original Issue Price	Aggregate Liquidation Preference	Net Carrying Value
				(in thousands)
Series Seed-1 preferred	3,360,000	3,360,000	$0.23810	$800	$800
Series Seed-2 preferred	9,092,395	9,092,395	$0.61051	5,551	5,551
Series A preferred	22,660,320	22,660,320	$3.07255	69,625	69,518
Series B preferred	36,207,457	36,207,457	$4.55707	165,000	164,659
Series C preferred	40,826,799	40,826,799	$6.61330	270,000	269,679
Series D preferred	39,775,664	39,775,644	$7.52334	299,246	299,151
Series E preferred	25,284,991	24,942,143	$11.10351	276,945	290,567
Series F preferred	36,493,093	35,677,074	$7.39866	263,963	263,655
Total	213,700,719	212,541,832		$1,351,130	$1,363,580

The Company evaluated the rights, preferences, and privileges of each series of convertible preferred stock and concluded that there were no freestanding derivative instruments or any embedded derivatives requiring bifurcation. As of December 31, 2025, the convertible preferred stock has the following rights, preferences, privileges, and restrictions:
•
Dividends Rights – The holders of shares of convertible preferred stock (the “preferred stockholders”) are entitled to receive non-cumulative dividends, as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of shares of the Company’s common stock (“common stock,” and the holders of common stock, the “common stockholders”), when and if declared by the Company’s Board of Directors (the “Board”), at a rate of 6.0% of the applicable Original Issue Price (as defined) per annum on each outstanding share of convertible preferred stock. The Board has not declared any dividends to date.

•
Voting Rights – The preferred stockholders are entitled to voting rights equal to the number of whole shares of common stock into which each share of convertible preferred stock could be converted. In addition, so long as at least 2,000,000 shares of Series A preferred stock are outstanding, the holders of shares of Series A preferred stock, voting together as a separate class, are entitled to elect one member of the Board. So long as at least 2,000,000 shares of Series B preferred stock are outstanding, the holders of shares of Series B preferred stock, voting together as a separate class, are entitled to elect one member of the Board. So long as at least 2,000,000 shares of Series C preferred stock are outstanding, the holders of shares of Series C preferred stock, voting together as a separate class, are entitled to elect one member of the Board. So long as at least 2,000,000 shares of Series E preferred stock are outstanding, the holders of shares of Series E preferred stock, voting together as a separate class, are entitled to elect two members of the Board. The common stockholders, voting exclusively and as a separate class, are entitled to elect one member of the Board. The preferred stockholders and the common stockholders, voting together as a single class on an as-converted basis, are entitled to elect any remaining members of the Board.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
•
Liquidation Rights – In the event of any liquidation, dissolution or winding up of the Company, including certain mergers, consolidations, and asset sales, either voluntary or involuntary, the holders of shares of convertible preferred stock then outstanding, on a pari passu basis, are entitled to receive, prior to and in preference to the common stockholders, an amount equal to the greater of (i) the applicable Original Issue Price, plus declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of convertible preferred stock been converted into shares of common stock, as adjusted for stock splits, dividends, reclassifications or the like. If, upon occurrence of such an event, the assets and funds distributed among the holders of shares of convertible preferred stock are insufficient to permit the above payment to such holders, then the assets and funds of the Company legally available for distribution to the holders of shares of convertible preferred stock will be distributed ratably among the holders in proportion to the preferential amount each such holder is otherwise entitled to receive. Following these payments, the remaining assets and surplus funds of the Company, if any, will be distributed ratably among the common stockholders based on the number of shares of common stock held.

•
Redemption Rights – The convertible preferred stock is not redeemable by the preferred stockholders except in connection with a Deemed Liquidation Event (as defined) which does not include the dissolution of the Company.

•
Conversion Rights – Each share of preferred stock is convertible at the option of the holder at any time after the date of issuance into the number of shares of common stock determined by dividing the Original Issue Price by the Conversion Price (as defined). The Conversion Price for each series of convertible preferred stock was initially equal to the Original Issue Price for such series, and as of December 31, 2025, each share of convertible preferred stock (other than for the Series D and E preferred stock) is convertible into one share of common stock. The issuance of the Series F preferred stock triggered the anti-dilution protection provision for the Series D and E preferred stock. As a result, the Conversion Price per share for each of the Series D and E preferred stock was adjusted from $7.54230 and $11.6670 to $7.52334 and $11.10351, respectively, and accordingly, each share of Series D and E preferred stock is convertible into 1.0025 and 1.0507 shares of common stock. Shares of convertible preferred stock automatically convert into shares of common stock upon the earlier of (i) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of common stock where the gross proceeds to the Company are not less than $100.0 million, or (ii) the vote or written consent of the holders of at least a majority of the outstanding shares of convertible preferred stock voting together as a single class on an as-converted basis and the holders of at least a majority of the outstanding shares of Series C, D, E, and F preferred stock voting together as a single class on an as-converted basis.

•
Registration Rights – The preferred stockholders have the right to request the Company to file certain registration statements with the Securities and Exchange Commission for the registration of shares related to the convertible preferred stock. The obligations of the Company regarding such registration rights include, but are not limited to, reasonable efforts to cause such registration statement to become effective, keep such registration statement effective for up to 120 days, prepare and file amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and notify each selling holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed. The terms of the registration rights provide for the payment of certain expenses related to the registration of the shares, including a capped reimbursement of legal fees of a single special counsel for the preferred stockholders but do not impose any obligations for the Company to pay additional consideration to the holders in case a registration statement is not declared effective.

Note 12—Common Stock
The Company’s Certificate of Amendment of Restated Certificate of Incorporation dated September 23, 2022, authorizes the Company to issue 250,662,559 shares of common stock. In January 2024, the Company adopted the Restated Certificate of Incorporation, pursuant to which the number of shares of all classes of stock which the Company shall have authority to issue was increased to (i) 302,184,000 shares of common stock, $0.0001 par value per share and (ii) 213,700,719 shares of preferred stock, $.0001 par value per share. The rights, preferences, privileges, and restrictions of the convertible preferred stock is consistent in all material respects with the disclosures presented in Note 11.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The Company has reserved shares for the issuance of common stock as follows:

	December 31, 2025	December 31, 2024
Convertible preferred stock common stock equivalent, if converted	213,907,881	213,907,881
Shares available for issuance under 2016 Equity Incentive Plan	10,804,104	25,715,531
Stock-based awards outstanding	43,985,142	29,367,600
Warrants to purchase common stock	478,060	478,060
Convertible notes(1)	17,170,902	—
Total	286,346,089	269,469,072

(1)	The Company reasonably assumed the Convertible Notes will convert upon a public listing as defined in Note 18.
Retirement of the Treasury Shares
In 2019, the Company repurchased 3,274,353 shares of common stock, which were not retired, and recorded $2.6 million of treasury stock on the consolidated balance sheet at that time. There was no change to the treasury stock since the repurchase in 2019, and the treasury stock remained at $2.6 million as of December 31, 2024. In February 2025, the Board of Directors approved the retirement of the 3,274,353 shares of common stock that were repurchased by the Company in 2019. Upon the formal retirement of treasury shares, the acquisition cost of repurchased shares of $2.6 million was reclassified out of treasury stock and recognized in additional paid-in capital. The retired treasury shares revert to the status of authorized and unissued common shares.
Note 13—Stock-Based Compensation
2016 Equity Incentive Plan
In May 2016, the Company adopted the 2016 Equity Incentive Plan, as amended (the “2016 Amended Plan”). The Company’s employees, directors, officers, and consultants are eligible to receive awards under the 2016 Amended Plan. Under the 2016 Amended Plan, the Company may issue incentive stock options (“ISOs”), non-statutory stock options, stock appreciation rights, restricted stock awards (“RSAs”), restricted stock unit awards (“RSUs”), and other stock awards. In January 2024, the Board approved and adopted an amendment to the 2016 Amended Plan to increase the maximum number of shares of the Company’s common stock reserved for issuance of awards thereunder by 12,355,959 shares, from 62,941,738 shares to 75,297,697 shares. As of December 31, 2025, a total of 10.8 million shares of common stock were available for future issuance under the 2016 Amended Plan.
Stock Options
Each non-statutory stock option granted under the 2016 Amended Plan has an exercise price per share equal to the fair market value of a share of the Company’s common stock on the grant date. Each ISO granted under the 2016 Amended Plan has an exercise price per share not less than the fair value of a share of the Company’s common stock at the date of grant. Options granted under the 2016 Amended Plan expire no later than 10 years from the date of grant. For a 10% shareholder, the exercise price of an ISO granted is at least 110% of the estimated fair value of the shares on the date of grant with an expiration period of 5 years from the grant date. Options granted to newly hired employees generally vest over a four-year period with 25% vesting at the end of one year and the remaining vesting monthly thereafter. The Company may grant options under different vesting schedules.
The Company may allow employees to exercise options granted under the 2016 Amended Plan prior to vesting. The unvested shares are subject to the Company’s repurchase right at the original purchase price in the event the optionee’s employment is terminated either voluntarily or involuntarily. The proceeds are initially recorded as an accrued liability from the early exercise of stock options and reclassified to common stock as the Company’s repurchase right lapses. As of December 31, 2025, and 2024, there were no unvested shares outstanding.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The following table summarizes the Company’s stock option activity:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding – December 31, 2024	27,066,270	$3.10	7.1	$28,242
Granted	4,992,451	$3.93
Exercised	(293,885)	$2.54
Forfeited or canceled	(2,251,936)	$3.82
Outstanding – December 31, 2025	29,512,900	$3.19	6.6	$2,483
Exercisable – December 31, 2025	23,203,315	$3.04	6.1	$2,483

The aggregate intrinsic value represents the pre-tax difference between the underlying common stock fair value and the weighted average exercise price of the stock options. The calculation excludes any stock options with an exercise price higher than the fair value of the Company’s common stock as of December 31, 2025.
As of December 31, 2025, and 2024, there were 23,203,315, and 11,812,686 vested stock options outstanding, respectively.
The Company estimated the fair value of each stock option on the date of grant using the Black-Scholes option-pricing model applying the weighted-average assumptions in the following table:

	Year Ended December 31,
	2025	2024
Expected term (in years)	6.0	5.9
Expected volatility	68.8%	70.5%
Risk-free interest rate	4.0%	4.1%
Expected dividend yield	—%	—%

Additional information regarding stock options is set forth below (in thousands, except per share data):

	Year Ended December 31,
	2025	2024
Intrinsic value of options exercised	$237	$2,072
Grant date fair value of options vested	$9,278	$14,409
Weighted-average grant date fair value per share of options granted	$3.93	$4.84

Restricted Stock Units and Restricted Stock Awards
The vesting of RSUs is conditioned on the satisfaction of two vesting requirements before the expiration date or earlier termination of the RSUs pursuant to the 2016 Amended Plan or the RSU Agreement: a time- and service-based requirement and a Liquidity Event Requirement. The Liquidity Event Requirement will be satisfied on the earliest to occur of: (i) the date that is the earlier of (1) six months after the effective date of an initial public offering of the Company and (2) March 15 of the calendar year following the year in which the initial public offering was declared effective; and (ii) the date of a change of control (as defined). Since the satisfaction of the Liquidity Event Requirement involves numerous risks and uncertainties, many of which are outside of the Company’s control, the performance condition is not deemed to be probable until the event actually occurs. Accordingly, no stock-based compensation expense for RSUs has been recognized to date and none of the RSUs have satisfied the two-tiered vesting requirement as of December 31, 2025 and 2024. Restricted Stock Awards (RSAs) are grants of the Company’s common stock where the rights of the recipient are restricted until the shares are completely vested or there is a lapse in restrictions.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The following table summarizes the Company’s RSU and RSA activity:

	Number of RSUs and RSAs	Weighted- Average Grant Date Fair Value Per Share
Outstanding – December 31, 2024	10,052,224	$3.54
Granted	5,498,038	$3.70
Forfeited or canceled	(1,078,020)	$3.83
Outstanding – December 31, 2025	14,472,242	$3.58

Stock-Based Compensation Expense
Stock-based compensation expense was as follows (in thousands):

	Year Ended December 31,
Stock-based compensation recognized as:	2025	2024
R&D expenses	$5,241	$5,915
G&A expenses	5,314	13,367
Total	$10,555	$19,282

During the year ended December 31, 2024, the Company entered into a Separation Agreement with its former Chief Executive Officer. Pursuant to the terms of this agreement, the Company modified the terms of certain outstanding stock options, accelerating the vesting of 1,063,867 outstanding stock options, which was determined to be an improbable-to-probable (Type III) modification. The Company also amended the post-separation exercise period of 6,687,027 shares of vested and unexercised stock options as of the date of separation, which was determined to be a probable-to-probable (Type I) modification. This resulted in the recognition of $7.6 million of incremental stock-based compensation expense for the year ended December 31, 2024.
As of December 31, 2025, total unrecognized stock-based compensation expense was approximately $69.4 million and consisted of $17.6 million related to stock options that are expected to be recognized over a weighted-average period of approximately 2.4 years, and $51.8 million related to RSUs with performance conditions that are not considered probable of vesting.
Note 14—Net Loss Per Share Attributable to Common Stockholders
Included in the weighted-average shares of common stock outstanding for the years ended December 31, 2025 and 2024 were 428,560 vested shares related to a warrant to purchase the Company’s common stock at an exercise price of $0.01 per share (“Penny Warrants”). Basic and diluted net loss per share attributable to common stockholders is calculated as follows (in thousands, except share and per share amounts):

	Year Ended December 31,
	2025	2024
Numerator:
Net loss	$(219,343)	$(274,421)
Deemed dividends	—	(6,852)
Net loss attributable to common stockholders	$(219,343)	$(281,273)
Denominator:
Weighted-average shares of common stock outstanding – basic and diluted	26,497,083	26,138,181
Net loss per share attributable to common stockholders – basic and diluted	$(8.28)	$(10.76)

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The following outstanding potentially dilutive securities have been excluded from the calculation of diluted net loss per common share, as their effect is anti-dilutive:

	Year Ended December 31,
	2025	2024
Convertible preferred stock	213,907,881	213,907,881
Options to purchase common stock	29,512,900	19,315,376
Restricted stock units issued and outstanding	14,472,242	10,052,224
Warrants to purchase common stock	49,500	49,500
Convertible notes	17,170,902	0
Total	275,113,425	243,324,981

Note 15—Taxes
The Company has not recorded any income tax expense for the years ended December 31, 2025 and 2024 due to its history of operating losses. The Company has generated net operating losses (“NOLs”) since inception and has established a full valuation allowance against its deferred tax assets due to the uncertainty of realizing such assets.
For financial reporting purposes, loss before income taxes includes the following components (in thousands):

	Year Ended December 31,
	2025	2024
Domestic	$(218,554)	$(273,488)
Foreign	(789)	(933)
Loss before income taxes	$(219,343)	$(274,421)

The Company’s effective tax rate for the year ended December 31, 2025 is different from the federal statutory income tax rate primarily due to the valuation allowance against deferred tax assets as a result of insufficient sources of income.
The reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate for the year ended December 31, 2025 is as follows:

	Year Ended December 31,
	2025
US federal statutory tax rate	$(46,062)	21.0%
State and local income taxes, net of federal income tax effect(1)	(1,019)	0.5%
Research and development credits	(5,290)	2.4%
Change in valuation allowance (federal)	48,569	(22.2)%
Nondeductible items:
Stock-based compensation	1,098	(0.5)%
Other permanent adjustments	464	(0.2)%
Worldwide changes in unrecognized tax benefits	1,117	(0.5)%
Other:
Cumulative deferred true-up	958	(0.4)%
Foreign tax effects	165	(0.1)%
Total provision for income taxes	$—	—%

(1)	For the year ended December 31, 2025, California comprises the majority of the tax effect in this category.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
The One Big Beautiful Bill Act (H.R. 1) was enacted on July 4, 2025, which allows for immediate expensing of domestic research and experimentation costs, accelerated tax depreciation on eligible capital expenditures, and other tax law changes impacting 2025, and certain changes effective in 2026. The Company has analyzed and reflected the changes in the results for the year ended December 31, 2025.
The reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate for the year ended December 31, 2024 is as follows, prior to the adoption of ASU 2023-09:

	Year Ended December 31,
	2024
Income tax benefit at the federal statutory level	$(57,628)	21.0%
State income taxes, net of federal benefit	(21,112)	7.7%
Research and development credits	(6,661)	2.4%
Stock-based compensation	1,106	(0.4)%
Other permanent adjustments	161	(0.1)%
Foreign rate differential	196	(0.1)%
Change in valuation allowance	83,938	(30.5)%
Total provision for income taxes	$—	—%

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities as of December 31, 2025, and 2024 are as follows (in thousands):

	December 31,
	2025	2024
Deferred tax assets
Federal and state net operating loss carryforwards	$256,924	$189,614
Research and development credits	50,765	48,159
Capitalized research and development costs	64,202	87,897
Lease liabilities	56,638	61,775
Stock-based compensation	7,420	7,965
Long-term license option liability	4,053	—
Reserves and accruals	3,389	3,521
Other	317	258
Gross deferred tax assets	443,708	399,189
Less: valuation allowance	(391,639)	(347,408)
Total deferred tax assets	52,069	51,781
Deferred tax liabilities
Operating lease right-of-use assets	(26,364)	(27,238)
Depreciation	(19,041)	(23,415)
Intangibles	(625)	(1,128)
Convertible Notes	(6,039)	—
Total deferred tax liabilities	(52,069)	(51,781)
Net deferred tax assets	$—	$—

The Company assesses the realizability of the deferred tax assets at each balance sheet date by considering both positive and negative evidence in order to determine the amount which is more likely than not to be realized and records a valuation allowance as necessary. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Due to the Company’s cumulative loss position which provides significant negative evidence, which is difficult to overcome, the Company has recorded a valuation allowance of $391.6 million and $347.4 million as of December 31, 2025, and 2024, respectively, representing the portion of the deferred tax asset

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
that is not more likely than not to be realized. During the years ended December 31, 2025, and 2024, the valuation allowance increased by $44.2 million and $90.4 million, respectively, which was primarily due to increase in the Company’s NOLs for the periods. The amount of the deferred tax asset considered realizable could be adjusted for future factors that would impact the assessment of the objective and subjective evidence of the Company. The Company will continue to assess the realizability of deferred tax assets at each balance sheet date in order to determine the proper amount, if any, required for a valuation allowance.
As of December 31, 2025, the Company had the following in relation to net operating losses and tax credit carryforwards (in thousands):

	Amount	Expiration (years)
Net operating losses, federal (post-December 31, 2017)	892,963	Indefinite
Net operating losses, federal (pre-January 1, 2018)	21,231	2036-2037
Net operating losses, state	825,132	2036-2045
Net operating losses, foreign	30,165	Indefinite
Research and development tax credits, federal	50,775	2036-2045
Research and development tax credits, state	27,936	Indefinite

Under the Internal Revenue Code Section 382 (“IRC 382”), the utilization of a corporation’s net operating loss and tax credit carryforwards may be limited following a greater than 50% change in ownership over a three-year period. Any unused annual limitation may be carried forward to future years for the balance of the NOL and tax credit carryforward period. Under these rules prior ownership changes may have created a limitation in the Company’s ability to use certain tax carryforwards on a yearly basis. Additionally, certain state operating losses may also be limited. The NOL carryforwards reflected in the deferred tax assets as of December 31, 2025 and 2024 have not been adjusted to reflect any limitations from changes in ownership. The Company has not performed any ownership change analysis under IRC 382 and there is a risk that changes in ownership may have occurred. If a change in ownership were to have occurred, NOL and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance.
Activity related to unrecognized tax benefits for the years ended December 31, 2025 and 2024 is as follows (in thousands):

	Year Ended December 31,
	2025	2024
Unrecognized tax benefits – beginning of period	$20,961	$16,812
Increases related to prior year’s tax positions	24	—
Increases related to current year’s tax positions	2,853	4,149
Unrecognized tax benefits – end of period	$23,838	$20,961

The Company files income tax returns in the U.S. federal, various state jurisdictions, and foreign jurisdictions and is not under examination by any of the taxing authorities in these jurisdictions. Due to the Company’s history of net operating losses since inception, substantially all of the tax years remain open to examination. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense and include accrued interest and penalties with the related income tax liability in its consolidated balance sheets. As of December 31, 2025, and 2024, the Company had no accrued interest and penalties related to uncertain tax positions.
Note 16—Revenue
Exclusive License Agreement with Exact Sciences Corporation (“Exact Sciences”)
In August 2025, the Company signed an exclusive collaboration and license agreement with Exact Sciences (the “Exact Sciences License Agreement”) to commercialize the Company’s blood-based screening test for colorectal cancer (“CRC”) in the United States (U.S.). The agreement was deemed effective for accounting purposes upon receipt of approval from the relevant governmental authority on November 7, 2025 (the “Antitrust Clearance Date”).

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
Pursuant to the Exact Sciences License Agreement, the Company granted Exact Sciences (a) a non-exclusive, fully paid, royalty-free, sublicensable (subject to certain restrictions) license under certain of the Company’s intellectual property rights to develop in accordance with the development plan certain in vitro, blood-based products or services for diagnosis, screening or evaluation of CRC or colorectal pre-cancer (excluding certain multi-cancer tests) (each a “Collaboration Product”) for all uses and purposes, excluding the diagnosis, screening or evaluation of measurable residual disease (the “Field”), (b) a co-exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license under certain of the Company’s intellectual property rights to commercialize Collaboration Products that are laboratory developed tests until the later of (i) the date of approval by the FDA of a premarket approval application for a class III medical device for CRC or colorectal pre-cancer that meets certain requirements for the first Collaboration Product and (ii) antitrust clearance, which occurred on November 7, 2025 and (c) upon approval by the FDA of a Collaboration Product, an exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license under certain of the Company’s intellectual property rights to commercialize Collaboration Products in the Field in the U.S. In addition, the Company granted Exact Sciences a non-exclusive, worldwide license to manufacture Collaboration Products for purposes of developing and commercializing Collaboration Products as expressly permitted above. Collaboration Products exclude certain future CRC products for which Exact Sciences is granted a certain right of first negotiation in the U.S.
Pursuant to the Exact Sciences License Agreement, the Company received a one-time, non-refundable, non-creditable, upfront payment of $75.0 million from Exact Sciences on November 3, 2025 as partial consideration for the rights and license granted. The Company is also eligible to receive up to $700.0 million in certain development and regulatory milestones; annual development payments of up to $20.0 million per year over three years for funding of R&D development expenses leveraging the technology for those three years; and tiered royalties ranging from low to high double-digit percentages on U.S. sales of any commercial products that may result from the collaboration, subject to customary deductions under certain circumstances.
The Exact Sciences License Agreement is subject to termination by either party for the other party’s uncured material breach or its insolvency. Subject to certain limitations, the Company and Exact Sciences both have certain termination for convenience rights, exercisable upon sufficient prior written notice. Specifically, the Company's right to terminate for convenience may be exercised if Exact Sciences ceases commercialization activities for all Collaboration Products; or if there is a patent challenge with respect to the Company’s patent rights in the U.S.; or if Exact Sciences’ licensees commercially launch, as a standalone product, the in vitro, blood-based product for the diagnosis, screening or evaluation of colorectal cancer in the U.S. that Exact Sciences is developing. Exact Sciences may terminate the agreement in its entirety, upon prior written notice to the Company, upon earlier of not meeting a certain development milestone event or by January 1, 2028.
Exact Sciences also has a right to terminate the collaborative activities under the Exact Sciences License Agreement at certain specified points during the collaboration term. Other customary termination rights are further provided in the Exact Sciences License Agreement.
The Company concluded at the commencement of the arrangement that Exact Sciences was a customer and the Exact Sciences License Agreement should be accounted for under ASC 606. Performance obligations identified under the Exact Sciences License Agreement includes the delivery of intellectual property and licenses related to development, co-exclusive commercialization, manufacturing, and data; research and development services; the delivery of the exclusive commercialization license; technology transfers; and a material right granted to the customer for certain laboratory tests that will be billed at cost by the Company.
The promises related to the development license, co-exclusive commercialization license, manufacturing license, and data license were considered functional intellectual property and determined to be distinct from the remaining promises in the Exact Sciences License Agreement. These licenses were delivered at the same time, therefore, they are considered one performance obligation at contract inception.
The Company determined the transaction price under ASC 606 at the inception of the Exact Sciences License Agreement to be $143.4 million, consisting of the $75.0 million up front payment, $60.0 million reimbursement for development costs, and $8.4 million allocated to the Exact Sciences License Agreement from the proceeds received in the Exact Sciences Convertible Note (see Note 18). The reimbursement for development costs includes $20.0 million of variable consideration per year, that is expected to be paid by Exact over a three year period from the effective date

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
of the contract. The Exact Sciences License Agreement includes $700.0 million milestone payments, of which $100.0 million is payable upon FDA approval of the Company’s initial version of a Collaboration Product, $100.0 million is payable upon first-line FDA approval for the next-generation test contingent on meeting pre-defined performance benchmarks, and $500.0 million is payable upon a Collaboration Product being rated as a first-line A or B test in the USPSTF guidelines or meeting certain payer contracted coverage requirements. If the pre-defined performance benchmarks are not achieved, or if the Collaboration Product is rated as a second-line A or B test in the USPSTF guidelines, then each respective milestone payment may be reduced as provided in the Agreement. The Company determined that these development and regulatory events are not within the Company’s control or the licensee’s control and are not considered probable of being achieved until those approvals are received. Accordingly, the Company has fully constrained the milestone payments. The Exact Sciences License Agreement also includes sales-based milestone payments and other royalty-based payments, determined on a level of sales for which the license is deemed to be the predominant item to which the royalties relate. The Company will recognize revenue for these payments at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied.
The Company allocated the transaction price at inception to each performance obligation based on a relative standalone selling price (“SSP”) basis. The SSP of the exclusive commercialization license was determined using an income approach, considering the discounted cash flows related to the license. SSPs for each of the data license, development license, and manufacturing license were determined using a replacement cost approach.The SSPs of the technology transfers and research & development services were determined utilizing the cost-plus margin approach, considering the cost for services and an assumed margin that a market participant would pay to obtain the services. The SSP of the material right related to the laboratory tests was also determined utilizing the cost-plus margin approach, based on the expected reimbursed cost of the laboratory tests and an assumed margin that a market participant would charge to perform the laboratory tests.
The Company recognizes the revenue for the intellectual property, exclusive commercialization license and, the technology transfers at a point in time when the performance obligations are satisfied. Revenue related to the research and development services is recognized over time using a cost input method as services are performed while the revenue associated with the material right will be recognized over time using an output method as the laboratory tests are performed, which the Company believes best depicts the transfer of control to the customer.
As of December 31, 2025, the Company recognized $27.1 million related to the intellectual property and licenses related to development, co-exclusive commercialization, manufacturing, and data that were satisfied on the anti-trust clearance date. Deferred revenue of $56.3 million was recorded as of December 31, 2025, of which $7.1 million and $49.1 million has been recorded to deferred revenue – current and deferred revenue, net of current portion, respectively, reflecting the expected timing of when the related performance obligations will be satisfied. As of December 31, 2025, the aggregate transaction price allocated to unsatisfied performance obligations was $116.3 million, which consists of deferred revenue of $56.3 million and variable consideration for the reimbursement of developmental services of $60.0 million, and is expected to be recognized upon transfer of control of the underlying promised goods or services to Exact Sciences as follows: $92.8 million is expected to be recognized upon transfer of the exclusive commercialization license, $0.8 million is expected to be recognized upon satisfaction of the technology transfers, $19.1 million is expected to be recognized as the research and development services are performed and $3.6 million is expected to be recognized for the material right as the laboratory tests are performed.
Service and Other Revenue
The Company derives revenue from the sale and distribution of tests and services through its U.K.-based subsidiary, Freenome Ltd. Revenue is recognized at a point in time as the Company satisfies performance obligations by transferring the goods and services to its customers. Revenue from the sale and distribution of EarlyCDT Lung test kits in the UK and globally through its U.K.-based subsidiary was $1.4 million and $0.6 million for the years ended December 31, 2025 and 2024, respectively. Revenue related to royalties on the EarlyCDT Lung tests performed through its U.K.-based subsidiary was $1.1 million and $1.2 million for the years ended December 31, 2025 and 2024, respectively. Revenue from the sale of EarlyCDT Lung test plates was $0.5 million and $0.3 million for the years ended December 31, 2025 and 2024, respectively.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
In addition, the Company currently derives revenue from the performance of diagnostic and research services using its proprietary multiomics platform under a Research Service Agreement with a related party (see Note 20). The transaction price is fixed to a price in the contract with the customer for the tests and services performed, and the current contract includes a single performance obligation. The Company utilizes an input method using a cost-based model based on estimates of effort completed and recognizes revenue proportionally over time as services are performed. The Company recognized $0.3 million and $0.8 million of service revenue under this agreement for the years ended December 31, 2025 and 2024, respectively.
Note 17—Exclusive License and Option Agreement with Roche
In November 2025, the Company entered into an exclusive license and option agreement with Roche Sequencing Solutions, Inc. (“Roche Sequencing”), and a promissory note agreement with Roche Holdings (“Roche Promissory Note Agreement”) related to a convertible promissory note (the “Roche Convertible Note”) under which the Company received total proceeds of $75.0 million (see Note 18).
The exclusive license and option agreement with Roche Sequencing (the “Roche License and Option Agreement”) grants Roche Sequencing two rights: (a) an exclusive option (the “Option”) to obtain an exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license to certain of the Company’s intellectual property rights for the manufacture and sale of kitted assays for cancer screening, including for colorectal cancer and lung cancer (the “Licensed Products”), outside the U.S.; and (b) in the event that the Company seeks to enter into a partnering transaction to offer centralized testing services for cancer screening outside the U.S., a preferred partner right to negotiate with the Company a definitive agreement for such partnering transaction. In addition, the Company agreed to conduct an evaluation of the Company’s cancer detection assays using Roche Sequencing’s sequencer (the “SBX Platform”) for no more than two years (the “Evaluation Period”), beginning when the SBX Platform is delivered to the Company by Roche Sequencing.
Under the Roche License and Option Agreement, Roche Sequencing is obligated to pay the Company a $10.0 million option exercise fee within thirty (30) days of its written notice to exercise the option.
If Roche Sequencing exercises the Option, the Company may receive up to $100.0 million in milestone payments as well as royalties on non-U.S. test sales that range from low single-digits to mid-teens, depending on sales of the Licensed Products. The Company may also receive up to $24.0 million in SBX research and development related milestones payments.
The Option can be exercised anytime from November 14, 2025 (date of the Roche License and Option agreement) through and until one year after the earlier of (i) Licensed Products for at least five separate indications, including CRC and lung cancer as two of such five separate indications, have been approved or cleared by the FDA, or (ii) (x) Licensed Products for CRC and lung cancer have been approved or cleared by the FDA, and (y) the Company has launched Licensed Products as laboratory developed tests under applicable regulatory requirements in the U.S., or Licensed Products have been approved or cleared by the FDA, for three additional separate indications other than CRC and lung cancer. The agreement terminates upon the earlier of (i) the expiration of the royalty term for all Licensed Products in the Territory if the Customer exercises the Option, or (ii) if Roche does not exercise the Option, three years after the Company has made all commercial assays of the Company available on the SBX Platform or the termination of the SBX Evaluation Plan and Implementation Plan. The Roche License and Option Agreement is subject to termination by either party for the other party’s uncured material breach. Additionally, both the Company and Roche Sequencing have certain specific termination rights, upon sufficient prior written notice. The Company may terminate if, following the exercise of the Option, Roche Sequencing engages in any patent challenge with respect to any licensed patent. The Company also has termination rights if, following receipt of regulatory approval for a licensed product, Roche Sequencing (i) does not initiate commercialization activities for at least one licensed product during the twelve (12) month period following the date of such regulatory approval, or (ii) ceases all commercialization activities for all licensed products for a continuous period of twelve (12) months. Conversely, Roche Sequencing may terminate the agreement if there is a Change of Control at the Company.
The Company determined that the Roche License and Option Agreement and the Roche Promissory Note Agreement should be assessed as a single combined transaction as the agreements were negotiated and entered into

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
together, with a single commercial objective. The Company allocated the difference between the total upfront proceeds of $75.0 million and the initial fair value of the Roche Convertible Note (see Note 18) to the Roche License and Option Agreement. The Company recorded the $15.0 million proceed allocated to the Roche License and Option Agreement as other long-term liabilities as of December 31, 2025.
The Roche License and Option Agreement does not meet the criteria to be considered a contract under ASC 606 as of December 31, 2025 as the parties do not have enforceable rights until Roche Sequencing exercises the Option or delivers the SBX Platform to the Company. As of December 31, 2025, and through the date the consolidated financial statements are issued, Roche Sequencing has not exercised the Option and has not provided the SBX Platform to the Company. Following the exercise of the Option or delivery of the SBX Platform, the Roche License and Option Agreement will meet the criteria of a contract within the scope of ASC 606. The nature of the performance obligations identified in the Roche License and Option Agreement, and the satisfaction of those performance obligations, will vary depending on the timing of the exercise of the Option or delivery of the SBX Platform.
Note 18—Debt
Exact Note Purchase Agreement with Exact Sciences
In August 2025, the Company entered into a Convertible Promissory Note Purchase Agreement with Exact Sciences (“Exact Sciences Note Purchase Agreement”), pursuant to which the Company issued a senior unsecured convertible note (“Exact Convertible Note”) with an aggregate principal amount of $50.0 million to Exact Sciences, which remains fully outstanding as of December 31, 2025.
The Exact Convertible Note bears interest at 5% per annum and matures on the five-year anniversary date of August 12, 2030. Interest is payable quarterly in arrears on the last business day of each calendar quarter, beginning on September 30, 2025.
The Exact Convertible Note will automatically convert into shares of the Company’s common stock upon the occurrence of a public listing, provided that, the volume-weighted average sales price over a period of 10 consecutive trading days exceeds 1.5 times the original offer price per share following the listing.
The Exact Convertible Note is convertible at any time prior to the maturity date, at the holder’s option, into shares of the Company’s most senior series of preferred stock (if converted prior to a public filing) or into shares of the Company’s common stock (if converted following a public filing). The conversion is calculated by dividing the total principal and accrued and unpaid interest by the applicable conversion price. The conversion price is (i) the original issue price of the Company’s most senior series of preferred stock if prior to a public offering, or (ii) a price per share equal to 1.5 times the original public listing price following a public offering.
In the event of a default, Exact Science may accelerate the maturity date of the Exact Convertible Note and require full payment in cash of the principal amount, plus accrued and unpaid interest. Events of default include, among other things: failure to timely pay amounts due, the Company executing a general assignment for the benefit of creditors, the Company filing a petition or action for relief under any bankruptcy statute, or an involuntary petition being filed against the Company under any bankruptcy statute.
The Exact Sciences Note Purchase Agreement was entered into in connection with the Exact Sciences License Agreement (see Note 16). These agreements were evaluated as a single contract for revenue recognition purposes under ASC 606 because they were negotiated as a package with a single commercial objective, and the consideration in one agreement is dependent on the price of the other agreement. Accordingly, the principal amount received by the Company in excess of the initial fair value of the Exact Convertible Note was included in the total transaction price of the Exact Sciences License Agreement and initially recorded as deferred revenue as of issuance date. Refer to Note 16 for further discussion of the revenue recognized related to the Exact Sciences License Agreement during the period ended December 31, 2025.
The Company elected the fair value option to account for the Exact Convertible Note. Issuance costs incurred were not deferred and recognized as an expense. The issuance costs related to the Exact Convertible Note were included in interest expense, in the consolidated statements of operations for the year ended December 31, 2025. The Company measured the Exact Convertible Note, including accrued interest, at fair value upon issuance, resulting in a recorded fair value of $41.6 million as of the issuance date. The difference between the fair value of the Convertible Note and the

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
proceeds received of $50.0 million was included in the transaction price of the Exact Sciences License Agreement and recorded as deferred revenue as of issuance date, see Note 16. Any subsequent changes in the fair value of the Convertible Note are included in interest expense in the consolidated statements of operations. There was no material change in the fair value of the Exact Convertible Note as of December 31, 2025.
Promissory Note Agreement with Roche Holdings, a related party
In November 2025, the Company executed the Roche Promissory Note Agreement with Roche Holdings, a related party, for a $75.0 million convertible promissory note, bearing an annual interest rate of 5%. The note is effective November 17, 2025 and matures May 17, 2027.
The Roche Convertible Note will automatically convert upon the earliest of: (i) the closing of the issuance and sale of capital stock of the Company in the Company’s underwritten initial public offering; (ii) any other transaction (such as a SPAC Transaction) that is not a Corporate Transaction (as defined in the Roche Promissory Note Agreement) but results in a class of the Company's shares or any successor entity's shares being registered under the Securities Exchange Act of 1934, as amended; or (iii) the next equity financing for shares of preferred stock.
The Roche Convertible Note is convertible at any time prior to the maturity date, at Roche’s option, into shares of the Company’s most senior series of preferred stock (if converted prior to a public filing) or into shares of the Company’s common stock (if converted following a public filing). The conversion is calculated by dividing the total principal and accrued and unpaid interest by the applicable conversion price, which is: (a) prior to a public listing of the Company, (x) the original issue price per share of the Company’s most senior series of preferred stock if prior to a public offering, or (y) the price paid per share for preferred stock by investors in a next equity financing times 80%; or (b) following a public listing of the Company, a price per share equal to 1.2 times the original public listing price.
In the event of a default, Roche may accelerate the maturity date of the Roche Convertible Note and require full payment in cash of the principal amount, plus accrued and unpaid interest. Events of default include, among other things: failure to timely pay amounts due, the Company executing a general assignment for the benefit of creditors, the Company filing a petition or action for relief under any bankruptcy statute, or an involuntary petition being filed against the Company under any bankruptcy statute.
The Roche Convertible Note and the Roche License and Option Agreement (collectively, the “Roche Agreements”) were evaluated as a single contract as they were negotiated as a package with a single commercial objective, and the consideration in one agreement is dependent on the price of the other. The Company received total proceeds of $75.0 million upon execution of the Roche Agreements. The Company allocated the $75.0 million upfront proceeds received under the Roche Agreements to the Roche Convertible Note based on its fair value on issuance date of $60.0 million and to the Roche License and Option Agreement based on the excess of the total proceeds received over the issuance date fair value of the Convertible Note of $15.0 million.
The Roche Convertible Note represents a liability under ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and was initially recorded based on the initial amounts allocated less applicable issuance costs. The Roche Convertible Note will subsequently be accounted for using the interest method over the contractual life of the instrument in accordance with ASC 835-30. The Company recorded $1.5 million of interest expense related to the Roche Convertible Note for the year ended December 31, 2025. As of December 31, 2025, the carrying value of the Roche Convertible Note was $60.9 million.
The following table summarizes the Company’s principal obligations for convertible notes as of December 31, 2025 (in millions):

Year Ending December 31,	Exact Sciences Convertible Note	Roche Convertible Note	Total
2026	$—	$—	$—
2027	—	75.0	75.0
2028	—	—	—
2029	—	—	—
2030	50.0	—	50.0
Total principal balance	50.0	75.0	125.0

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)

Year Ending December 31,	Exact Sciences Convertible Note	Roche Convertible Note	Total
Amount allocated to Exact Sciences License	(8.4)	—	(8.4)
Unamortized debt discount and issuance costs	—	(14.1)	(14.1)
Net carrying value	$41.6	$60.9	$102.5

Note 19—Business Combination Agreement and Related Events
On December 5, 2025, the Company entered into a business combination agreement (“BCA”) with Perceptive Capital Solutions Corp (“PCSC”), a publicly traded SPAC. The transaction is expected to be completed prior to the second half of 2026, subject to customary closing conditions.
Concurrent with the execution of the BCA, Freenome entered into subscription agreements with certain institutional and accredited investors under which the investors agreed to subscribe for and purchase in a private placement in equity (“PIPE”) financing 24,000,000 shares of post-merger common stock for a purchase price of $10.00 per share and aggregate proceeds of $240.0 million. The closing of the PIPE investments is conditioned upon, among other things, the completion or concurrent consummation of the transactions contemplated by the BCA.
Note 20—Related Party Transactions
Transactions with Affiliates
The Company considers Roche Holdings, Inc. and its affiliates (the “Roche Group”) to be related parties due to the Roche Group’s beneficial ownership in the Company, which exceeded 10% of the voting interests in the Company as of December 31, 2025 and 2024. The Company has entered into certain agreements with the Roche Group for the purchase or use of equipment, consumable products such as reagents and supplies, and services. In addition, the Company has entered into certain material transfer agreements in which the Company transfers certain samples to the Roche Group for research, testing and evaluation. The Company incurred approximately $1.5 million and $1.6 million during the years ended December 31, 2025 and 2024, respectively, under these agreements, which are recognized as R&D expenses in the consolidated statements of operations. The Company has entered into a Research Service Agreement with a member of the Roche Group, pursuant to which the Company uses its multiomics platform to perform tests and data analysis on samples provided by the Roche Group. The Company recognized $0.3 million and $0.8 million of service revenue under this agreement, for the years ended December 31, 2025 and 2024, respectively.
In November 2025, the Company entered into the Roche License and Option Agreement with Roche Sequencing and the Roche Promissory Note Agreement with Roche Holdings for which the Company received total proceeds of $75.0 million. As of December 31, 2025, the carrying value of the Roche Convertible Note of $60.9 million was recorded as Convertible Note, related party and the $15.0 million allocated to the Roche License and Option Agreement was recorded as other long-term liabilities on the Company’s consolidated balance sheet. The Company recorded interest expense related to the Roche Convertible Note of $1.5 million during the year ended December 31, 2025. See Note 17 for further description of the Roche License and Option Agreement with Roche Sequencing and Note 18 for further description of the Roche Convertible Note.
Note 21—Restructuring charges
The Company records a liability for involuntary employee termination benefits when management has committed to a plan that establishes the terms of the arrangement, and that plan has been communicated to employees.
October 2025 Restructuring
On October 23, 2025, the Company announced a reduction in its workforce of approximately 9% to reduce operating costs and to improve operating efficiencies (the “October 2025 Restructuring”). The reduction in workforce was completed during the year ended December 31, 2025. In connection with this reduction in workforce, the Company incurred and paid severance expense of approximately $2.0 million primarily related to salary, employee benefits and related costs, in connection with this reduction in workforce.

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
April 2024 Restructuring
On April 23, 2024, the Company announced a restructuring of its organization to better align with its strategic priorities (the “April 2024 Restructuring”). As a result of the April 2024 Restructuring, the Company announced a reduction in its workforce of approximately 20% to reduce operating costs and to improve operating efficiencies. The reduction in workforce was completed during the year ended December 31, 2024. For the year ended December 31, 2024, the Company incurred and paid severance expense of approximately $3.1 million primarily related to salary, employee benefits and related costs, in connection with this reduction in workforce. These severance payments were paid during the year ended December 31, 2024.
The expense for these severance payments was included in research and development and general and administrative expenses in the consolidated statements of operations during the years ended December 31, 2025 and 2024, respectively.
Note 22— Defined Contribution Plan
The Company sponsors a defined contribution plan pursuant to Section 401(k) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), that allows eligible participating employees to contribute eligible compensation, subject to maximum deferral limits specified by the Code. Since inception, the Company has not made matching contributions or discretionary contributions to the defined contribution plan.
Note 23— Segment and Geographic Information
The Company operates as one operating and reportable segment focused on the development of an early cancer detection platform. The accounting policies of the segment are the same as those described in the summary of significant accounting policies (see Note 2). The Company’s chief operating decision maker (the “CODM”) is its Chief Executive Officer, who uses consolidated net loss (that is also reported on the consolidated statements of operations) as the key measure of segment profit and loss that the CODM uses to allocate resources and assess performance. The CODM does not evaluate operating segment performance using asset information.
The CODM uses consolidated net loss to evaluate the Company’s expenditures from the segment and monitor budget-to-actual results. The CODM also considers budget-to-actual variances and available cash when making decisions about the allocation of resources across the organization. Significant segment expenses within consolidated net loss are cost of services, research and development, general and administrative, and other segment items are interest and investment income, net, interest expense and other income (expense), net, which are separately presented on the Company’s consolidated statements of operations.
The following table presents a summary of the Company’s segment information:

	Year Ended December 31,
	2025	2024
United States	$27,458	$790
International	2,951	2,092
Total Revenue	$30,409	$2,882

During the year ended December 31, 2025, $27.5 million of the Company’s consolidated revenue is attributable to one customer. As of December 31, 2025 and 2024, all of the Company’s long-lived assets and right-of-use assets are located in the United States.
Note 24—Subsequent Events
The Company has evaluated subsequent events through March 30, 2026, the date these audited consolidated financial statements were available to be issued and has determined that there has been the following event that has occurred that would require disclosure in the consolidated financial statements.
Option repricing
On October 24, 2025, the Board of Directors and Compensation Committee approved an option repricing (the “Repricing”) of outstanding stock options held by certain current employees, including the Company’s named

Freenome Holdings, Inc.
Notes to Consolidated Financial Statements(Continued)
executive officers (the “Eligible Participants”), which were granted under the 2016 Equity Incentive Plan (as amended from time to time, the “Plan”). The Board approved the Repricing, effective October 2025 (the “Effective Date”), upon the Compensation Committee’s recommendation, in order to retain and motivate the Company’s key contributors.
On the Effective Date, the exercise price of outstanding stock options (the “Repriced Options”) granted under the 2016 Equity Incentive Plan and held by the Eligible Participants, specifically those with an exercise price per share greater than $2.39, was repriced to $2.39 per share (the “New Exercise Price”). The closing of the BCA with PCSC does not qualify as a Corporate Transaction and would not end the required Retention Period (as defined below).
To exercise the Repriced Options at the New Exercise Price, Eligible Participants must remain in service with the Company throughout the Retention Period (as defined herein). The Retention Period begins on the Effective Date and ends on the earlier of (i) the one-year anniversary of the Effective Date, or (ii) a Corporate Transaction (as defined in the 2016 Plan). If the Retention Period is not satisfied, the Eligible Participant will be required to pay the original exercise price of the corresponding option upon exercise. This requirement is waived if the Eligible Participant’s service is terminated due to death or disability (as defined in the 2026 Plan). Additionally, if a Corporate Transaction occurs prior to the first anniversary of the Repricing Date, the exercise price of the Option(s) will be equal to $2.39 per share.
The repricing was communicated to employees during 2026. The estimated incremental stock compensation cost of approximately $1.9 million, calculated using a lattice model will be recognized over the retention period.

FREENOME HOLDINGS, INC.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except shares and par value data)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$85,467	$78,558
Marketable securities	16,557	138,106
Accounts and other receivables	3,547	1,307
Prepaid expenses and other current assets	7,695	8,520
Total current assets	113,266	226,491
Property and equipment, net	156,961	155,776
Operating lease right-of-use assets, net	95,806	97,055
Intangible assets, net	2,758	3,300
Goodwill	10,513	10,513
Other long-term assets	9,635	4,800
Restricted cash	9,560	9,118
Total assets	$398,499	$507,053
Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$12,852	$6,084
Accrued compensation and other related benefits	8,991	13,424
Accrued expenses and other current liabilities	3,390	3,783
Deferred revenue, current	71,106	7,123
Current portion of lease liabilities	11,194	10,114
Total current liabilities	107,533	40,528
Long-term liabilities:
Lease liabilities, net of current portion	193,036	199,015
Convertible note, at fair value	41,700	41,600
Convertible note, related party	65,523	60,895
Deferred revenue, non-current	—	49,138
Other long-term liabilities	17,318	15,433
Total liabilities	425,110	406,609
Commitments and contingencies (Note 13)
Redeemable convertible preferred stock, $0.0001 par value – 213,700,719 shares authorized; 212,541,832 shares issued and outstanding as of June 30, 2026, and December 31, 2025.	1,363,580	1,363,580
Stockholders’ deficit
Common stock, $0.0001 par value – 302,184,000 shares authorized; 26,267,598 shares issued and outstanding as of June 30, 2026, and December 31, 2025.	3	3
Additional paid-in capital	89,471	83,834
Accumulated other comprehensive gain	28	132
Accumulated deficit	(1,479,693)	(1,347,105)
Total stockholders’ deficit	(1,390,191)	(1,263,136)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$398,499	$507,053

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FREENOME HOLDINGS, INC.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
License and collaboration revenue	$1,465	$—	$5,155	$—
Service and other revenue	809	1,101	1,341	1,495
Total revenue	2,274	1,101	6,496	1,495
Operating costs and expenses:
Cost of services	497	509	937	884
Research and development	54,273	47,057	106,387	94,865
General and administrative	12,711	13,723	26,624	26,008
Total operating costs and expenses	67,481	61,289	133,948	121,757
Loss from operations	(65,207)	(60,188)	(127,452)	(120,262)
Other income (expense), net:
Interest and investment income, net	1,038	1,514	2,729	3,717
Interest expense	(4,859)	(1)	(7,863)	(3)
Other (expense), net	(1)	(56)	(2)	(57)
Net loss	$(69,029)	$(58,731)	$(132,588)	$(116,605)
Net loss per share attributable to common stockholders, basic and diluted	$(2.59)	$(2.22)	$(4.97)	$(4.41)
Weighted-average shares of common stock outstanding, basic and diluted	26,696,158	26,439,086	26,696,158	26,423,995

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FREENOME HOLDINGS, INC.
Condensed Consolidated Statements of Comprehensive Loss (unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(69,029)	$(58,731)	$(132,588)	$(116,605)
Other comprehensive income (loss):
Unrealized gain (loss) on available for-sale securities	2	(5)	(85)	(87)
Foreign currency translation adjustments	—	49	(19)	64
Other comprehensive income (loss)	2	44	(104)	(23)
Comprehensive loss	$(69,027)	$(58,687)	$(132,692)	$(116,628)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FREENOME HOLDINGS, INC.
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit (unaudited)
(in thousands, except share amounts)

	Three Months Ended June 30, 2026
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Gain	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of March 31, 2026	212,541,832	$1,363,580	26,267,598	$3	$86,737	$26	$(1,410,664)	$(1,323,898)
Stock-based compensation expense	—	—	—	—	2,734	—	—	2,734
Unrealized gain on available for-sale securities	—	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	—	(69,029)	(69,029)
Balance as of June 30, 2026	212,541,832	$1,363,580	26,267,598	$3	$89,471	$28	$(1,479,693)	$(1,390,191)

	Three Months Ended June 30, 2025
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of March 31, 2025	212,541,832	$1,363,580	25,982,283	$3	$74,938	$35	$(1,185,636)	$(1,110,660)
Issuance of shares upon exercise of stock options	—	—	59,277	(1)	83	—	—	82
Stock-based compensation expense	—	—	—	—	2,738	—	—	2,738
Unrealized loss on available for-sale securities	—	—	—	—	—	(5)	—	(5)
Foreign currency translation adjustment	—	—	—	—	—	49	—	49
Net loss	—	—	—	—	—	—	(58,731)	(58,731)
Balance as of June 30, 2025	212,541,832	$1,363,580	26,041,560	$2	$77,759	$79	$(1,244,367)	$(1,166,527)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FREENOME HOLDINGS, INC.
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit (unaudited)
(in thousands, except share amounts)

	Six Months Ended June 30, 2026
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2025	212,541,832	$1,363,580	26,267,598	$3	$83,834	$—	$132	$(1,347,105)	$(1,263,136)
Stock-based compensation expense	—	—	—	—	5,637	—	—	—	5,637
Unrealized loss on available for-sale securities	—	—	—	—	—	—	(85)	—	(85)
Foreign currency translation adjustment	—	—	—	—	—	—	(19)	—	(19)
Net loss	—	—	—	—	—	—	—	(132,588)	(132,588)
Balance as of June 30, 2026	212,541,832	$1,363,580	26,267,598	$3	$89,471	$—	$28	$(1,479,693)	$(1,390,191)

	Six Months Ended June 30, 2025
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2024	212,541,832	$1,363,580	25,973,713	$3	$75,259	$(2,619)	$102	$(1,127,762)	$(1,055,017)
Retirement of treasury stock	—	—	—	—	(2,619)	2,619	—	—	—
Issuance of shares upon exercise of stock options	—	—	67,847	(1)	105	—	—	—	104
Stock-based compensation expense	—	—	—	—	5,014	—	—	—	5,014
Unrealized loss on available for-sale securities	—	—	—	—	—	—	(87)	—	(87)
Foreign currency translation adjustment	—	—	—	—	—	—	64	—	64
Net loss	—	—	—	—	—	—	—	(116,605)	(116,605)
Balance as of June 30, 2025	212,541,832	$1,363,580	26,041,560	$2	$77,759	$—	$79	$(1,244,367)	$(1,166,527)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FREENOME HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net loss	$(132,588)	$(116,605)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,308	12,014
Noncash lease expense	1,249	3,024
Stock-based compensation expense	5,637	5,014
Net accretion and amortization of investments in marketable securities	(1,689)	(2,581)
Non-cash interest expense and amortization of debt issuance costs	6,513	—
Change in fair value of convertible note	100	—
Changes in operating assets and liabilities:
Accounts and other receivables	(2,240)	319
Prepaid expenses and other current assets	825	(1,231)
Other long-term assets	—	269
Accounts payable	7,802	(1,886)
Accrued compensation and other related benefits	(4,433)	(5,143)
Accrued expenses and other current liabilities	(540)	201
Deferred revenue	14,845	—
Operating lease liabilities	(4,899)	6,959
Net cash used in operating activities	(97,110)	(99,646)
Cash flows from investing activities
Purchases of marketable securities	(22,547)	(67,492)
Proceeds from maturities of marketable securities	145,700	177,800
Purchases of property and equipment	(12,488)	(17,564)
Net cash provided by investing activities	110,665	92,744
Cash flows from financing activities
Payments made on finance leases	—	(135)
Payment for offering costs	(6,185)	—
Proceeds from issuance of common stock upon exercise of stock options	—	104
Net cash used in financing activities	(6,185)	(31)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(19)	64
Net increase (decrease) in cash and cash equivalents	7,351	(6,869)
Cash, cash equivalents and restricted cash at beginning of period	87,676	76,170
Cash, cash equivalents and restricted cash at end of period	$95,027	$69,301
Reconciliation to amounts on the Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$85,467	$60,183
Restricted cash	9,560	9,118
Total cash, cash equivalents and restricted cash	$95,027	$69,301
Supplemental disclosures of noncash investing and financing activities:
Purchases of property and equipment in accounts payable and accrued expenses	$463	$26
Unpaid deferred offering costs included in accounts payable and accrued expenses	$2,330	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FREENOME HOLDINGS, INC.
Notes to the Condensed Consolidated Financial Statements (unaudited)
Note 1—Organization and Summary of Significant Accounting Policies
Description of Business
Freenome Holdings, Inc. (together with its wholly-owned subsidiaries, the “Company”) is a biotechnology company pioneering an early cancer detection platform. The Company’s initial programs are focused on colorectal cancer with a pipeline of single-cancer and multi-cancer tests under development, including lung, breast, cervical, liver, pancreatic and esophageal cancers.
The Company was incorporated in Delaware in 2016. The Company’s headquarters are located in Brisbane, California.
Basis of Presentation and Principles of Consolidation
The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for reporting interim financial information. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codifications (“ASCs”) and Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). The unaudited interim condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
The condensed consolidated balance sheet as of December 31, 2025, included herein, was derived from the audited consolidated financial statements as of that date. Certain information and footnote disclosures typically included in the Company’s audited consolidated financial statements have been condensed or omitted. The accompanying unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all adjustments of a normal and recurring nature that are necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented, but are not necessarily indicative of results to be expected for any future annual or interim period. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and footnotes for the year ended December 31, 2025, included in the proxy statement/prospectus filed with the SEC on June 17, 2026.
Use of Estimates
The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the unaudited interim condensed consolidated financial statements, the reported amounts of revenue and expenses during the reported periods, and the accompanying notes. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Actual results could differ materially from those estimates.
These judgments, estimates and assumptions made by management include, but are not limited to, the determination of:
•	fair value of the Company’s convertible preferred stock;
•	fair value of the Company’s common stock;
•	impairment assessment of goodwill and intangible assets;
•	impairment assessment and recoverability of long-lived assets;
•	stock-based compensation expense and related assumptions;
•	income tax uncertainties and valuation allowance for deferred tax assets;
•	performance obligations within a contract and the determination of standalone selling price (“SSP”) for each performance obligation; and
•	the fair value of the convertible notes.

Summary of Significant Accounting Policies
The significant accounting policies used by the Company in its presentation of interim financial results are consistent with those described in Note 2 to the Company’s audited consolidated financial statements for the year ended December 31, 2025, issued on March 30, 2026. During the six months ended June 30, 2026, there were no significant changes in the Company’s significant accounting policies from those disclosed in its consolidated financial statements for the year ended December 31, 2025.
Liquidity and Capital Resources
The Company has incurred losses and negative cash flows from operations since its inception. During the six months ended June 30, 2026, the Company incurred a net loss of $132.6 million, used $97.1 million of cash in operations and had an accumulated deficit of $1.5 billion. As of June 30, 2026, the Company had approximately $102.0 million in cash, cash equivalents, and short-term marketable securities. Based on its current operating plan, the Company believes that its cash, cash equivalents, and short-term marketable securities as of June 30, 2026, together with the net proceeds of $295.5 million from the Business Combination with PCSC described in Note 17, will be sufficient to fund its anticipated operating expenses and capital expenditure requirements for at least the next 12 months from the date of issuance of these unaudited interim condensed consolidated financial statements.
The Company expects to incur additional losses in the future and will be required to raise additional capital to further advance its research and development (“R&D”) programs, prepare for potential regulatory submissions, commercialize tests that receive regulatory approval, if any, operate its business, and meet its financial obligations as they come due. If the Company has insufficient funding to meet its working capital needs, it could be required to modify, delay, or reduce the scope of, or terminate some of, its R&D activities and/or limit or cease operations, which could harm its business, operating results, financial condition, and ability to achieve its intended business objectives. If the Company’s cash, cash equivalents, and marketable securities are not sufficient to enable the Company to fund its operations, the Company may need to raise additional funds through the sale of additional equity, debt financings, grants, or strategic alliances with third parties, which may be dilutive to existing stockholders. There can be no assurances that such funding sources will be available at terms acceptable to the Company, or at all.
Risks and Uncertainties
The Company is subject to risks and uncertainties common to companies in the biopharmaceutical and diagnostic test industries, including, but not limited to, risks associated with failure or unsatisfactory results of nonclinical and clinical studies, the need for significant capital to fund clinical trials and development of its diagnostic test candidates, dependence on strategic relationships with collaboration partners and key personnel, the ability to develop, secure, and protect proprietary technology rights, compliance with government regulations, the development of technological innovations by competitors, and dependence on third-party service providers.
The Company relies on a limited number of third-party manufacturers and service providers, some of whom are sole suppliers or service providers, for a portion of the components, accessories, reagents, materials, and equipment that it uses in its operations. A disruption or interruption in supply from these suppliers, or in the operations of such suppliers, would negatively impact the Company’s business, supply chain, and laboratory operations.
The Company’s business and operations may be affected by worldwide economic conditions, which may continue to be impacted by global macroeconomic challenges, such as the effects of the ongoing geopolitical conflicts, tariffs, and uncertainty in the financial markets, including disruptions in the banking industry and inflationary trends.
Recently Issued Accounting Standards Not Yet Adopted
In November 2024, the Financial Accounting Standards Board (FASB) issued ASU 2024-03, Income Statement (Subtopic 220-40): Reporting Comprehensive Income - Expense Disaggregation Disclosures, which requires an entity to disclose on an annual and interim basis, disaggregated information about specific income statement expense categories. The standard will be effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The guidance should be applied prospectively with the option to apply the standard retrospectively. The Company is currently evaluating the disclosure requirements related to this new standard.
In May 2025, the FASB issued ASU No. 2025-03, Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, which revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity that meets the definition of a business. The amendments require that an entity consider the same factors that are currently required for determining which entity is the accounting acquirer in other acquisition transactions. The standard is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. The standard is required to be applied prospectively. The Company is evaluating adoption timing and the impact the standard will have on its financial statements and related disclosures.
In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. ASU 2025-11 improves clarity for interim financial reporting requirements under the existing guidance within ASC 270, Interim Reporting. ASU 2025-11 is effective for public entities with annual periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of ASU 2025-11 on its financial statements and related disclosures.
Note 2—Certain Balance Sheet Components
Cash, Cash Equivalents, and Restricted Cash
Cash and cash equivalents include cash deposits in banks and highly liquid investments that are readily convertible to cash (maturity of three months or less at the time of purchase).
Restricted cash consists of funds held or designated to satisfy the requirements of certain agreements that are restricted in their use. As of June 30, 2026 and December 31, 2025, the Company’s restricted cash consisted of cash deposits required to support irrevocable standby letters of credit provided to the landlord pursuant to certain lease agreements. The Company determines current or non-current classification of restricted cash on the consolidated balance sheets based on the expected duration of the restriction. The Company’s restricted cash totaled $9.6 million and $9.1 million at June 30, 2026, and December 31, 2025, respectively.
Property and Equipment
Property and equipment, net consists of the following (in thousands):

	June 30, 2026	December 31, 2025
Leasehold improvements	$147,924	$147,924
Laboratory machinery and equipment	43,751	40,669
Machinery and equipment	7,514	7,514
Computer hardware and software	4,925	4,905
Furniture and fixtures	4,140	4,140
Construction in progress	9,965	847
Subtotal	218,219	205,999
Less: accumulated depreciation and amortization	(61,258)	(50,223)
Total property and equipment, net	$156,961	$155,776

Depreciation expense related to property and equipment was $5.9 million and $5.7 million for the three months ended June 30, 2026, and 2025, respectively and $11.8 million and $11.5 million for the six months ended June 30, 2026 and 2025, respectively, and were recorded in both R&D expenses and general and administrative (“G&A”) expenses in the condensed consolidated statements of operations.
Accrued compensation and other related benefits
Accrued compensation and other related benefits consists of the following (in thousands):

	June 30, 2026	December 31, 2025
Accrued bonuses	$7,597	$12,141
Accrued payroll and related expenses	917	916
Accrued other compensation related benefits	477	367
Total accrued compensation and other related benefits	$8,991	$13,424

Intangible Assets, net
The following table presents details of intangible assets, net as of June 30, 2026 (in thousands):

	June 30, 2026
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Remaining Weighted- Average Useful Life (in years)
Intangible assets acquired:
Acquired developed technology	$5,509	$(2,992)	$2,517	2.9
Customer relationships	529	(288)	241	2.9
Total intangible assets acquired	$6,038	$(3,280)	$2,758

The following table presents details of intangible assets, net as of December 31, 2025 (in thousands):

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Remaining Weighted- Average Useful Life (in years)
Intangible assets acquired:
Acquired developed technology	$5,509	$(2,498)	$3,011	3.4
Customer relationships	529	(240)	289	3.4
Total intangible assets acquired	$6,038	$(2,738)	$3,300

Amortization expense of finite-lived intangible assets was $0.3 million for the three months ended June 30, 2026 and 2025, respectively, and $0.5 million for the six months ended June 30, 2026 and 2025, respectively.
The following table summarizes the Company’s estimated future amortization expense of finite-lived intangible assets as of June 30, 2026 (in thousands):

Year Ending June 30,	Total
2026 (remainder of year)	$464
2027	1,006
2028	1,006
2029	282
Total	$2,758

Note 3— Fair Value Measurements
The preparation of the Company’s unaudited interim condensed consolidated financial statements in accordance with U.S. GAAP requires certain assets and liabilities to be reflected at their fair value. Fair value is defined as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy contains three levels of inputs that may be used to measure fair value, in accordance with ASC 820, Fair Value Measurement, the first two are considered observable and the last is considered unobservable. These levels are as follows:
•	Level 1—inputs, which include unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access;
•
Level 2— inputs, which include observable inputs other than Level 1 inputs, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability; and

•
Level 3— inputs, which include unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the underlying asset or liability. Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies, or similar valuation techniques, as well as significant management judgment or estimation.

To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. Marketable securities that are classified as available-for-sale are recorded at estimated fair value and are included in Level 1 or Level 2 of the fair value hierarchy. The Company classifies its money market funds and U.S. treasury securities, which are valued based on quoted market prices in active markets with no valuation adjustment, as Level 1 assets within the fair value hierarchy.
The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying value of cash, accounts payable, accrued expenses and other current liabilities and convertible note, related party approximate fair value because of the short-term nature of those instruments.
The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis and their respective input levels based on the fair value hierarchy (in thousands):

	June 30, 2026
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$50,261	$—	$—	$50,261
U.S. treasury securities	17,658	—	—	17,658
Total cash equivalents	67,919	—	—	67,919
Short-term marketable securities:
U.S. treasury securities	16,557	—	—	16,557
Total short-term marketable securities	16,557	—	—	16,557
Total assets subject to fair value measurements on a recurring basis	$84,476	$—	$—	$84,476
Liabilities:
Convertible note, at fair value	$—	$—	$41,700	$41,700
Total liabilities subject to fair value measurements on a recurring basis	$—	$—	$41,700	$41,700

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$40,320	$—	$—	$40,320
U.S. treasury securities	29,638	—	—	29,638
Total cash equivalents	69,958	—	—	69,958
Short-term marketable securities:
U.S. treasury securities	138,106	—	—	138,106
Total short-term marketable securities	138,106	—	—	138,106
Total assets subject to fair value measurements on a recurring basis	$208,064	$—	$—	$208,064
Liabilities:
Convertible note, at fair value	$—	$—	$41,600	$41,600
Total liabilities subject to fair value measurements on a recurring basis	$—	$—	$41,600	$41,600

There were no transfers between Level 1, Level 2 and Level 3 during the periods presented.

The Company elected to measure the Convertible Note issued to Exact Sciences Corporation (the “Exact Convertible Note”) using the fair value option at each reporting date. See Note 8 for more information regarding the Convertible Note issued to Exact Sciences.
The fair value of the Exact Convertible Note at June 30, 2026 and December 31, 2025 was determined using a Monte Carlo Simulation Model, which includes significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The methodology consists of simulating the value of the stock price to maturity or early conversion to determine the timing and amount of the debt payoff. The payoff amount is then discounted back to the valuation date considering a Company specific cost of debt.
The significant unobservable inputs used in the valuation included the following:

	June 30, 2026	December 31, 2025
Estimated Stock Price	$3.28	$2.44
Credit Spread	9.6%	8.9%

The fair value of the Exact Convertible Note may change significantly by the estimated stock price and credit spread, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Any increase or decrease in the fair value of the Company’s estimated stock price would result in an increase or decrease in the valuation of the Exact Convertible Note. A change in the credit spread would not impact the estimated fair value of the Company’s stock price. Accordingly, the use of a different market assumption may have a material effect on the estimated fair value amounts, and such changes could impact the Company’s results of operations in future periods. The change in fair value as of June 30, 2026 was $0.1 million and is recognized as interest expense and included in other expense, net in the condensed consolidated statements of operations.
The change in the fair value of the Exact Convertible Note is summarized in the following table (in thousands):

Balance at December 31, 2025	$41,600
Change in fair value	100
Balance at June 30, 2026	$41,700

Note 4— Investments in Marketable Securities
Investments in marketable available-for-sale securities consisted of the following (in thousands):

	June 30, 2026
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$50,261	$—	$—	$50,261
U.S. treasury securities	17,658	—	—	17,658
Total cash equivalents	67,919	—	—	67,919
Short-term marketable securities:
U.S. treasury securities	16,558	—	(1)	16,557
Total short-term marketable securities	16,558	—	(1)	16,557
Total assets measured at fair value	$84,477	$—	$(1)	$84,476

	December 31, 2025
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$40,320	$—	$—	$40,320
U.S. treasury securities	29,631	7	—	29,638
Total cash equivalents	69,951	7	—	69,958
Short-term marketable securities:
U.S. treasury securities	138,029	77	—	138,106
Total short-term marketable securities	138,029	77	—	138,106
Total assets measured at fair value	$207,980	$84	$—	$208,064

As of June 30, 2026 and December 31, 2025, the Company has not realized any impairment charges on its marketable securities related to expected credit losses. As of June 30, 2026 and December 31, 2025, the aggregate difference between the amortized cost and fair value of each security in an unrealized loss position was deemed to be minimal. Since any provision for expected credit losses for a security is limited to the amount the fair value less than its amortized cost, no allowance for expected credit loss was deemed necessary as of June 30, 2026 and December 31, 2025. The Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity. None of the available-for-sale securities held as of June 30, 2026 and December 31, 2025 have been in an unrealized loss position for more than one year. See Note 3 for further information regarding the fair value of the Company’s investments in marketable securities.
There were no long-term marketable securities as of June 30, 2026, and December 31, 2025.
Note 5—Taxes
The Company had no current or deferred income tax expense or benefit during the three and six months ended June 30, 2026 and 2025. Deferred income taxes reflect the net tax effects of loss and credit carryforwards, as well as temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The realization of these deferred tax assets is dependent upon future taxable income, the amount and timing of which are currently uncertain. All of the Company’s deferred tax assets—which include net operating loss carryforwards, tax credits related primarily to research and development, capitalized research and development costs, and operating lease liabilities—continue to have a full valuation allowance as of June 30, 2026. The Company will maintain this full valuation allowance until there is sufficient evidence to support the recoverability of its deferred tax assets.
Note 6—Revenue
Exclusive License Agreement with Exact Sciences Corporation (“Exact Sciences”)
In August 2025, the Company signed an exclusive collaboration and license agreement with Exact Sciences (the “Exact Sciences License Agreement”) to commercialize the Company’s blood-based screening test for colorectal cancer (“CRC”) in the United States (“U.S.”). The Exact Sciences License Agreement was deemed effective for accounting purposes upon receipt of approval from the relevant governmental authority on November 7, 2025 (the “Antitrust Clearance Date”). On March 23, 2026, Abbott Laboratories (“Abbott”) completed its acquisition of Exact Sciences, and Exact Sciences became a subsidiary of Abbott.
Pursuant to the Exact Sciences License Agreement, the Company granted Exact Sciences (a) a non-exclusive, fully paid, royalty-free, sublicensable (subject to certain restrictions) license under certain of the Company’s intellectual property rights to develop in accordance with the development plan certain in vitro, blood-based products or services for diagnosis, screening or evaluation of CRC or colorectal pre-cancer (excluding certain multi-cancer tests) (each a “Collaboration Product”) for all uses and purposes, excluding the diagnosis, screening or evaluation of measurable residual disease (the “Field”), (b) a co-exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license under certain of the Company’s intellectual property rights to commercialize Collaboration Products that are laboratory developed tests until the later of (i) the date of approval by the FDA of a premarket approval application for a class III medical device for CRC or colorectal pre-cancer that meets certain requirements for the first Collaboration Product and (ii) antitrust clearance, which occurred on November 7, 2025 and (c) upon approval by the FDA of a Collaboration Product, an exclusive, royalty bearing, sublicensable (subject to certain restrictions) license under certain of the Company’s intellectual property rights to commercialize Collaboration Products in the Field in the U.S. In addition, the Company granted Exact Sciences a non-exclusive, worldwide license to manufacture Collaboration Products for purposes of developing and commercializing Collaboration Products as expressly permitted above. Collaboration Products exclude certain future CRC products for which Exact Sciences is granted a certain right of first negotiation in the U.S.
Pursuant to the Exact Sciences License Agreement, the Company received a one-time, non-refundable, non-creditable, upfront payment of $75.0 million from Exact Sciences on November 3, 2025 as partial consideration for the rights and license granted. The Company is also eligible to receive up to $700.0 million in certain development and regulatory milestones; annual development payments of up to $20.0 million per year over three years for funding of R&D development expenses leveraging the technology for those three years; and tiered royalties ranging from low to high double-digit percentages on U.S. sales of any commercial products that may result from the collaboration, subject to customary deductions under certain circumstances.
The Exact Sciences License Agreement is subject to termination by either party for the other party’s uncured material breach or its insolvency. Subject to certain limitations, the Company and Exact Sciences both have certain termination for convenience rights, exercisable upon sufficient prior written notice. Specifically, the Company’s right to terminate for convenience may be exercised if Exact Sciences ceases commercialization activities for all Collaboration Products; or if there is a patent challenge with respect to the Company’s patent rights in the U.S.; or if Exact Sciences’ licensees commercially launch, as a standalone product, the in vitro, blood-based product for the diagnosis, screening or evaluation of colorectal cancer in the U.S. that Exact Sciences is developing. Exact Sciences may terminate the agreement in its entirety, upon prior written notice to the Company, upon earlier of not meeting a certain development milestone event or by January 1, 2028.
Exact Sciences also has a right to terminate the collaborative activities under the Exact Sciences License Agreement at certain specified points during the collaboration term. Other customary termination rights are further provided in the Exact Sciences License Agreement.
The Company concluded at the commencement of the arrangement that Exact Sciences was a customer and the Exact Sciences License Agreement should be accounted for under ASC 606. Performance obligations identified under the Exact Sciences License Agreement includes the delivery of intellectual property and licenses related to development, co-exclusive commercialization, manufacturing, and data; research and development services; the delivery of the exclusive commercialization license; technology transfers; and a material right granted to the customer for certain laboratory tests that will be billed at cost by the Company.
The promises related to the development license, co-exclusive commercialization license, manufacturing license, and data license were considered functional intellectual property and determined to be distinct from the remaining promises in the Exact Sciences License Agreement. These licenses were delivered at the same time, therefore, they are considered one performance obligation at contract inception.
The Company determined the transaction price under ASC 606 at the inception of the Exact Sciences License Agreement to be $143.4 million, consisting of the $75.0 million up front payment, $60.0 million reimbursement for development costs, and $8.4 million allocated to the Exact Sciences License Agreement from the proceeds received in the Exact Sciences Convertible Note (see Note 8). The reimbursement for development costs includes $20.0 million of variable consideration per year, that is expected to be paid by Exact over a three year period from the effective date of the contract.
The Exact Sciences License Agreement includes $700.0 million milestone payments, of which $100.0 million is payable upon FDA approval of the Company’s initial version of a Collaboration Product, $100.0 million is payable upon first-line FDA approval for the next-generation test contingent on meeting predefined performance benchmarks, and $500.0 million is payable upon a Collaboration Product being rated as a first-line A or B test in the USPSTF guidelines or meeting certain payer contracted coverage requirements. If the predefined performance benchmarks are not achieved, or if the Collaboration Product is rated as a second-line A or B test in the USPSTF guidelines, then each respective milestone payment may be reduced as provided in the Agreement. The Company determined that these development and regulatory events are not within the Company’s control or the licensee’s control and are not considered probable of being achieved until those approvals are received. Accordingly, the Company has fully constrained the milestone payments. The Exact Sciences License Agreement also includes sales-based royalty payments, determined on a level of sales for which the license is deemed to be the predominant item to which the royalties relate. The Company will recognize revenue for these payments at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied.
The Company allocated the transaction price at inception to each performance obligation based on a relative standalone selling price (“SSP”) basis. The SSP of the exclusive commercialization license was determined using an income approach, considering the discounted cash flows related to the license. SSPs for each of the data license, development license, and manufacturing license were determined using a replacement cost approach. The SSPs of the technology transfers and research & development services were determined utilizing the cost-plus margin approach, considering the cost for services and an assumed margin that a market participant would pay to obtain the services. The SSP of the material right related to the laboratory tests was also determined utilizing the cost-plus margin approach, based on the expected reimbursed cost of the laboratory tests and an assumed margin that a market participant would charge to perform the laboratory tests.
The Company recognizes the revenue for the intellectual property, exclusive commercialization license and, the technology transfers at a point in time when the performance obligations are satisfied. Revenue related to the research and development services is recognized over time using a cost input method as services are performed while the revenue associated with the material right will be recognized over time using an output method as the laboratory tests are performed, which the Company believes best depicts the transfer of control to the customer.
The following table summarizes the changes in deferred revenue (in millions):

Balance at December 31, 2025	$56.3
Additions to deferred revenue during the six months ended June 30, 2026	20.0
Recognized in revenue during the six months ended June 30, 2026	(5.2)
Balance at June 30, 2026(1)	$71.1

(1)
During the three and six months ended June 30, 2026, the Company recognized $1.5 million and $5.2 million revenue, respectively, related to the research and development services provided during the period. A related contract asset and deferred revenue were also recorded, as the contractual right to payment for collaboration services under the Exact Sciences License Agreement has not yet been raised. In accordance with ASC 606, contract assets and liabilities associated within an agreement are considered interdependent and are presented net on the condensed balance sheets. Accordingly, the related contract asset was netted against deferred revenue balance as of June 30, 2026.

As of June 30, 2026, the aggregate transaction price allocated to unsatisfied performance obligations was $111.1 million, which consists of deferred revenue of $71.1 million and variable consideration for the reimbursement of developmental services of $40.0 million, and is expected to be recognized upon transfer of control of the underlying promised goods or services to Exact Sciences as follows: $92.8 million is expected to be recognized upon transfer of the exclusive commercialization license, $0.4 million is expected to be recognized upon satisfaction of the technology transfers, $14.3 million is expected to be recognized as the research and development services are performed and $3.6 million is expected to be recognized for the material right as the laboratory tests are performed.
Service and Other Revenue
The Company derives revenue from the sale and distribution of tests and services through its U.K.-based subsidiary, Freenome Ltd. Revenue is recognized at a point in time as the Company satisfies its performance obligations by transferring the goods and services to its customers.
The following table summarizes the revenue by type (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue type	2026	2025	2026	2025
EarlyCDT Lung royalties	$0.4	$0.3	$0.8	$0.5
EarlyCDT Lung test kits	0.3	0.7	0.4	0.8
EarlyCDT Lung test plates	0.1	0.1	0.2	0.3
Total revenue	$0.8	$1.1	$1.4	$1.6

Note 7—Exclusive License and Option Agreement with Roche
In November 2025, the Company entered into an exclusive license and option agreement with Roche Sequencing Solutions, Inc. (“Roche Sequencing”), and a promissory note agreement with Roche Holdings (“Roche Promissory Note Agreement”) related to a convertible promissory note (the “Roche Convertible Note”) under which the Company received total proceeds of $75.0 million (see Note 8).
The exclusive license and option agreement with Roche Sequencing (the “Roche License and Option Agreement”) grants Roche Sequencing two rights: (a) an exclusive option (the “Option”) to obtain an exclusive, royalty-bearing, sublicensable (subject to certain restrictions) license to certain of the Company’s intellectual property rights for the manufacture and sale of kitted assays for cancer screening, including for colorectal cancer and lung cancer (the “Licensed Products”), outside the U.S.; and (b) in the event that the Company seeks to enter into a partnering transaction to offer centralized testing services for cancer screening outside the U.S., a preferred partner right to negotiate with the Company a definitive agreement for such partnering transaction. In addition, the Company agreed to conduct an evaluation of the Company’s cancer detection assays using Roche Sequencing’s sequencer (the “SBX Platform”) for no more than two years (the “Evaluation Period”), beginning when the SBX Platform is delivered to the Company by Roche Sequencing.
Under the Roche License and Option Agreement, Roche Sequencing is obligated to pay the Company a $10.0 million option exercise fee within thirty (30) days of its written notice to exercise the option.
If Roche Sequencing exercises the Option, the Company may receive up to $100.0 million in milestone payments as well as royalties on non-U. S. test sales that range from low single-digits to mid-teens, depending on sales of the Licensed Products. The Company may also receive up to $24.0 million in SBX research and development related milestones payments.
The Option can be exercised anytime from November 14, 2025 (date of the Roche License and Option agreement) through and until one year after the earlier of (i) Licensed Products for at least five separate indications, including CRC and lung cancer as two of such five separate indications, have been approved or cleared by the FDA, or (ii) (x) Licensed Products for CRC and lung cancer have been approved or cleared by the FDA, and (y) the Company has launched Licensed Products as laboratory developed tests under applicable regulatory requirements in the U.S., or Licensed Products have been approved or cleared by the FDA, for three additional separate indications other than CRC and lung cancer. The agreement terminates upon the earlier of (i) the expiration of the royalty term for all Licensed Products in the Territory if the Customer exercises the Option, or (ii) if Roche does not exercise the Option, three years after the Company has made all commercial assays of the Company available on the SBX Platform or the termination of the SBX Evaluation Plan and Implementation Plan. The Roche License and Option Agreement is subject to termination by either party for the other party’s uncured material breach. Additionally, both the Company and Roche Sequencing have certain specific termination rights, upon sufficient prior written notice. The Company may terminate if, following the exercise of the Option, Roche Sequencing engages in any patent challenge with respect to any licensed patent. The Company also has termination rights if, following receipt of regulatory approval for a licensed product, Roche Sequencing (i) does not initiate commercialization activities for at least one licensed product during the twelve (12) month period following the date of such regulatory approval, or (ii) ceases all commercialization activities for all licensed products for a continuous period of twelve (12) months. Conversely, Roche Sequencing may terminate the agreement if there is a Change of Control at the Company.
The Company determined that the Roche License and Option Agreement and the Roche Promissory Note Agreement should be assessed as a single combined transaction as the agreements were negotiated and entered into together, with a single commercial objective. The Company allocated the difference between the total upfront proceeds of $75.0 million and the initial fair value of the Roche Convertible Note (see Note 9) to the Roche License and Option Agreement. The Company recorded the $15.0 million proceeds allocated to the Roche License and Option Agreement as other long-term liabilities as of June 30, 2026 and December 31, 2025, respectively.
The Roche License and Option Agreement does not meet the criteria to be considered a contract under ASC 606 as of June 30, 2026 as the parties do not have enforceable rights until Roche Sequencing exercises the Option or delivers the SBX Platform to the Company. As of June 30, 2026, and through the date the consolidated financial statements are issued, Roche Sequencing has not exercised the Option and has not provided the SBX Platform to the Company. Following the exercise of the Option or delivery of the SBX Platform, the Roche License and Option Agreement will meet the criteria of a contract within the scope of ASC 606. The nature of the performance obligations identified in the Roche License and Option Agreement, and the satisfaction of those performance obligations, will vary depending on the timing of the exercise of the Option or delivery of the SBX Platform.
Note 8—Debt
Exact Note Purchase Agreement with Exact Sciences
In August 2025, the Company entered into a Convertible Promissory Note Purchase Agreement with Exact Sciences (“Exact Sciences Note Purchase Agreement”), pursuant to which the Company issued a senior unsecured convertible note (“Exact Convertible Note”) with an aggregate principal amount of $50.0 million to Exact Sciences, which remains fully outstanding as of June 30, 2026.
The Exact Convertible Note bears interest at 5% per annum and matures on the five-year anniversary date of August 12, 2030. Interest is payable quarterly in arrears on the last business day of each calendar quarter, beginning on September 30, 2025. The Exact Convertible Note will automatically convert into shares of the Company’s common stock upon the occurrence of a public listing, provided that, the volume-weighted average sales price over a period of 10 consecutive trading days exceeds 1.5 times the original offer price per share following the listing.
The Exact Convertible Note is convertible at any time prior to the maturity date, at the holder’s option, into shares of the Company’s most senior series of preferred stock (if converted prior to a public filing) or into shares of the Company’s common stock (if converted following a public filing). The conversion is calculated by dividing the total principal and accrued and unpaid interest by the applicable conversion price. The conversion price is (i) the original issue price of the Company’s most senior series of preferred stock if prior to a public offering, or (ii) a price per share equal to 1.5 times the original public listing price following a public offering.
In the event of a default, Exact Science may accelerate the maturity date of the Exact Convertible Note and require full payment in cash of the principal amount, plus accrued and unpaid interest. Events of default include, among other things: failure to timely pay amounts due, the Company executing a general assignment for the benefit of creditors, the Company filing a petition or action for relief under any bankruptcy statute, or an involuntary petition being filed against the Company under any bankruptcy statute.
The Exact Sciences Note Purchase Agreement was entered into in connection with the Exact Sciences License Agreement (see Note 6). These agreements were evaluated as a single contract for revenue recognition purposes under ASC 606 because they were negotiated as a package with a single commercial objective, and the consideration in one agreement is dependent on the price of the other agreement. Accordingly, the principal amount received by the Company in excess of the initial fair value of the Exact Convertible Note was included in the total transaction price of the Exact Sciences License Agreement and initially recorded as deferred revenue as of issuance date. Refer to Note 6 for further discussion of the revenue recognized related to the Exact Sciences License Agreement during the period ended June 30, 2026.
The Company elected the fair value option to account for the Exact Convertible Note. Issuance costs incurred were not deferred but were recognized as an expense during the year ended December 31, 2025. The Company measured the Exact Convertible Note, including accrued interest, at fair value upon issuance, resulting in a recorded fair value of $41.6 million as of the issuance date. The difference between the fair value of the Exact Convertible Note and the proceeds received of $50.0 million was included in the transaction price of the Exact Sciences License Agreement and recorded as deferred revenue as of the issuance date (see Note 6). The change in fair value as of June 30, 2026 was $0.1 million and is included in interest expense in the condensed consolidated statements of operations. As of June 30, 2026, the carrying value of the Exact Convertible Note was $41.7 million.
Promissory Note Agreement with Roche Holdings, a related party
In November 2025, the Company executed the Roche Promissory Note Agreement with Roche Holdings, a related party, for a $75.0 million convertible promissory note, bearing an annual interest rate of 5%. The note is effective November 17, 2025 and matures May 17, 2027.
The Roche Convertible Note will automatically convert upon the earliest of: (i) the closing of the issuance and sale of capital stock of the Company in the Company’s underwritten initial public offering; (ii) any other transaction (such as a SPAC Transaction) that is not a Corporate Transaction (as defined in the Roche Promissory Note Agreement) but results in a class of the Company’s shares or any successor entity’s shares being registered under the Securities Exchange Act of 1934, as amended; or (iii) the next equity financing for shares of preferred stock.

The Roche Convertible Note is convertible at any time prior to the maturity date, at Roche’s option, into shares of the Company’s most senior series of preferred stock (if converted prior to a public filing) or into shares of the Company’s common stock (if converted following a public filing). The conversion is calculated by dividing the total principal and accrued and unpaid interest by the applicable conversion price, which is: (a) prior to a public listing of the Company, (x) the original issue price per share of the Company’s most senior series of preferred stock if prior to a public offering, or (y) the price paid per share for preferred stock by investors in a next equity financing times 80%; or (b) following a public listing of the Company, a price per share equal to 1.2 times the original public listing price.
In the event of a default, Roche may accelerate the maturity date of the Roche Convertible Note and require full payment in cash of the principal amount, plus accrued and unpaid interest. Events of default include, among other things: failure to timely pay amounts due, the Company executing a general assignment for the benefit of creditors, the Company filing a petition or action for relief under any bankruptcy statute, or an involuntary petition being filed against the Company under any bankruptcy statute.
The Roche Convertible Note and the Roche License and Option Agreement (collectively, the “Roche Agreements”) were evaluated as a single contract as they were negotiated as a package with a single commercial objective, and the consideration in one agreement is dependent on the price of the other. The Company received total proceeds of $75.0 million upon execution of the Roche Agreements. The Company allocated the $75.0 million upfront proceeds received under the Roche Agreements to the Roche Convertible Note based on its fair value on issuance date of $60.0 million and to the Roche License and Option Agreement based on the excess of the total proceeds received over the issuance date fair value of the Convertible Note of $15.0 million.
The Roche Convertible Note represents a liability under ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and was initially recorded based on the initial amounts allocated less applicable issuance costs. The Roche Convertible Note will subsequently be accounted for using the interest method over the contractual life of the instrument in accordance with ASC 835-30. The Company recorded $0.9 million and $1.9 million of contractual interest expense related to the Roche Convertible Note during the three and six months ended June 30, 2026, respectively. As of June 30, 2026, the carrying value of the Roche Convertible Note was $65.5 million. Upon the Closing of the Business Combination, the Roche Convertible Note automatically converted into shares of New Freenome common stock in accordance with the terms of the note. See Note 17.
The following table summarizes the Company’s principal obligations for convertible notes as of June 30, 2026 (in millions):

Year Ending June 30,	Exact Sciences Convertible Note	Roche Convertible Note	Total
2026 (remainder of year)	$—	$—	$—
2027	—	75.0	75.0
2028	—	—	—
2029	—	—	—
2030	50.0	—	50.0
Total principal balance	50.0	75.0	125.0
Change in fair value of convertible notes	0.1	—	0.1
Amount allocated to Exact Sciences License	(8.4)	—	(8.4)
Unamortized debt discount and issuance costs	—	(9.5)	(9.5)
Net carrying value	$41.7	$65.5	$107.2

Note 9—Common Stock
The Company has reserved shares for the issuance of common stock as follows:

	June 30, 2026	December 31, 2025
Convertible preferred stock common stock equivalent, if converted	213,907,881	213,907,881
Shares available for issuance under 2016 Equity Incentive Plan	11,282,298	10,804,104
Stock-based awards outstanding	43,506,948	43,985,142
Warrants to purchase common stock	478,060	478,060
Convertible notes(2)	17,208,781	17,170,902

	June 30, 2026	December 31, 2025
Total	286,383,968	286,346,089

(2)	The Company reasonably assumed the Convertible Notes will convert upon a public listing as defined in Note 8.
Retirement of the Treasury Shares
In February 2025, the Board of Directors approved the retirement of the 3,274,353 shares of common stock that were repurchased by the Company in 2019. Upon the formal retirement of treasury shares, the acquisition cost of repurchased shares of $2.6 million was reclassified out of treasury stock and recognized in additional paid-in-capital. The retired treasury shares revert to the status of authorized and unissued common shares.
Note 10 —Convertible Preferred Stock
The Company’s redeemable convertible preferred stock as of June 30, 2026 and December 31, 2025, consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Conversion Price	Aggregate Liquidation Preference	Net Carrying Value
				(in thousands)
Series Seed-1 preferred	3,360,000	3,360,000	$0.23810	$800	$800
Series Seed-2 preferred	9,092,395	9,092,395	$0.61051	5,551	5,551
Series A preferred	22,660,320	22,660,320	$3.07255	69,625	69,518
Series B preferred	36,207,457	36,207,457	$4.55707	165,000	164,659
Series C preferred	40,826,799	40,826,799	$6.61330	270,000	269,679
Series D preferred	39,775,664	39,775,644	$7.52334	299,246	299,151
Series E preferred	25,284,991	24,942,143	$11.10351	276,945	290,567
Series F preferred	36,493,093	35,677,074	$7.39866	263,963	263,655
Total	213,700,719	212,541,832		$1,351,130	$1,363,580

The Company evaluated the rights, preferences, and privileges of each series of convertible preferred stock and concluded that there were no freestanding derivative instruments or any embedded derivatives requiring bifurcation. As of June 30, 2026 the convertible preferred stock has the following rights, preferences, privileges, and restrictions:
•
Dividends Rights – The holders of shares of convertible preferred stock (the “preferred stockholders”) are entitled to receive non-cumulative dividends, as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of shares of the Company’s common stock (“common stock,” and the holders of common stock, the “common stockholders”), when and if declared by the Company’s Board of Directors (the “Board”), at a rate of 6.0% of the applicable Original Issue Price (as defined) per annum on each outstanding share of convertible preferred stock. The Board has not declared any dividends to date.

•
Voting Rights – The preferred stockholders are entitled to voting rights equal to the number of whole shares of common stock into which each share of convertible preferred stock could be converted. In addition, so long as at least 2,000,000 shares of Series A preferred stock are outstanding, the holders of shares of Series A preferred stock, voting together as a separate class, are entitled to elect one member of the Board. So long as at least 2,000,000 shares of Series B preferred stock are outstanding, the holders of shares of Series B preferred stock, voting together as a separate class, are entitled to elect one member of the Board. So long as at least 2,000,000 shares of Series C preferred stock are outstanding, the holders of shares of Series C preferred stock, voting together as a separate class, are entitled to elect one member of the Board. So long as at least 2,000,000 shares of Series E preferred stock are outstanding, the holders of shares of Series E preferred stock, voting together as a separate class, are entitled to elect two members of the Board. The common stockholders, voting exclusively and as a separate class, are entitled to elect one member of the Board. The preferred stockholders and the common stockholders, voting together as a single class on an as-converted basis, are entitled to elect any remaining members of the Board.

•
Liquidation Rights – In the event of any liquidation, dissolution or winding up of the Company, including certain mergers, consolidations, and asset sales, either voluntary or involuntary, the holders of shares of convertible preferred stock then outstanding, on a pari passu basis, are entitled to receive, prior to and in preference to the common stockholders, an amount equal to the greater of (i) the applicable Original Issue Price, plus declared but unpaid dividends, or (ii) such amount per share as would have been payable had all shares of convertible preferred stock been converted into shares of common stock, as adjusted for stock splits, dividends, reclassifications or the like. If, upon occurrence of such an event, the assets and funds distributed among the holders of shares of convertible preferred stock are insufficient to permit the above payment to such holders, then the assets and funds of the Company legally available for distribution to the holders of shares of convertible preferred stock will be distributed ratably among the holders in proportion to the preferential amount each such holder is otherwise entitled to receive. Following these payments, the remaining assets and surplus funds of the Company, if any, will be distributed ratably among the common stockholders based on the number of shares of common stock held.
•
Redemption Rights – The convertible preferred stock is not redeemable by the preferred stockholders except in connection with a Deemed Liquidation Event (as defined) which does not include the dissolution of the Company.

•
Conversion Rights – Each share of preferred stock is convertible at the option of the holder at any time after the date of issuance into the number of shares of common stock determined by dividing the Original Issue Price by the Conversion Price (as defined). The Conversion Price for each series of convertible preferred stock was initially equal to the Original Issue Price for such series, and as of June 30, 2026 each share of convertible preferred stock (other than for the Series D and E preferred stock) is convertible into one share of common stock. The issuance of the Series F preferred stock triggered the anti-dilution protection provision for the Series D and E preferred stock. As a result, the Conversion Price per share for each of the Series D and E preferred stock was adjusted from $7.54230 and $11.6670 to $7.52334 and $11.10351, respectively, and accordingly, each share of Series D and E preferred stock is convertible into 1.0025 and 1.0507 shares of common stock. Shares of convertible preferred stock automatically convert into shares of common stock upon the earlier of (i) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of common stock where the gross proceeds to the Company are not less than $100.0 million, or (ii) the vote or written consent of the holders of at least a majority of the outstanding shares of convertible preferred stock voting together as a single class on an as-converted basis and the holders of at least a majority of the outstanding shares of Series C, D, E, and F preferred stock voting together as a single class on an as-converted basis.

•
Registration Rights – The preferred stockholders have the right to request the Company to file certain registration statements with the Securities and Exchange Commission for the registration of shares related to the convertible preferred stock. The obligations of the Company regarding such registration rights include, but are not limited to, reasonable efforts to cause such registration statement to become effective, keep such registration statement effective for up to 120 days, prepare and file amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and notify each selling holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed. The terms of the registration rights provide for the payment of certain expenses related to the registration of the shares, including a capped reimbursement of legal fees of a single special counsel for the preferred stockholders but do not impose any obligations for the Company to pay additional consideration to the holders in case a registration statement is not declared effective.

Note 11—Stock-Based Compensation
2016 Equity Incentive Plan
In May 2016, the Company adopted the 2016 Equity Incentive Plan, as amended (the “2016 Amended Plan”). The Company’s employees, directors, officers, and consultants are eligible to receive awards under the 2016 Amended Plan. Under the 2016 Amended Plan, the Company may issue incentive stock options (“ISOs”), nonstatutory stock options, stock appreciation rights, restricted stock awards (“RSAs”), restricted stock unit awards (“RSUs”), and other stock awards. As of June 30, 2026, a total of 11.3 million shares of common stock were available for future issuance under the 2016 Amended Plan.

Stock Options
The following table summarizes the Company’s stock option activity for the six months ended June 30, 2026:

	Number of Options	Weighted-Average Exercise Price(3)
Outstanding – December 31, 2025	29,512,900	$3.19
Forfeited or canceled	(268,790)	4.28
Outstanding – June 30, 2026	29,244,110	$3.18
Exercisable– June 30, 2026	25,643,002	$3.13

(3)	The Weighted-Average Exercise Price does not reflect the Repricing discussed below.
As of June 30, 2026, and December 31, 2025, there were 25,643,002, and 23,203,315 vested stock options outstanding, respectively.
Restricted Stock Units and Restricted Stock Awards
RSUs are share awards that, upon vesting, will deliver to the holder, shares of the Company’s common stock. The vesting of RSUs is conditioned on the satisfaction of two vesting requirements before the expiration date or earlier termination of the RSUs pursuant to the 2016 Amended Plan or the RSU Agreement: a time- and service-based requirement and a Liquidity Event Requirement. The Liquidity Event Requirement will be satisfied on the earliest to occur of: (i) the date that is the earlier of (1) six months after the effective date of an initial public offering of the Company and (2) March 15 of the calendar year following the year in which the initial public offering was declared effective; and (ii) the date of a change of control (as defined). Since the satisfaction of the Liquidity Event Requirement involves numerous risks and uncertainties, many of which are outside of the Company’s control, the performance condition is not deemed to be probable until the event actually occurs. Accordingly, no stock-based compensation expense for RSUs has been recognized to date and none of the RSUs have satisfied the two-tiered vesting requirement as of June 30, 2026, and 2025.
The following table summarizes the Company’s RSU activity for the six months ended June 30, 2026:

	Number of RSUs	Weighted Average Grant Date Fair Value Per Share
Outstanding– December 31, 2025	14,472,242	$3.58
Forfeited or canceled	(209,404)	4.19
Outstanding– June 30, 2026	14,262,838	$3.57

Stock-Based Compensation Expense
Stock-based compensation expense was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Stock-based compensation recognized as:
R&D expenses	$1,277	$1,382	$2,576	$2,701
G&A expenses	1,457	1,356	3,061	2,313
Total	$2,734	$2,738	$5,637	$5,014

As of June 30, 2026, total unrecognized stock-based compensation expense was approximately $62.9 million and consisted of $12.0 million related to stock options that are expected to be recognized over a weighted-average period of approximately 2.2 years, and $50.9 million related to RSUs with performance conditions that are not considered probable of vesting.

Option repricing
On October 24, 2025, the Board of Directors approved an option repricing (the “Repricing”) of outstanding stock options held by certain current employees, including the Company’s named executive officers (the “Eligible Participants”), which were granted under the 2016 Amended Plan. The Board approved the Repricing, effective October 2025 (the “Effective Date”), upon the Compensation Committee’s recommendation, in order to retain and motivate the Company’s key contributors.
On the Effective Date, the exercise price of outstanding stock options (the “Repriced Options”) granted under the 2016 Amended Plan and held by the Eligible Participants, specifically those with an exercise price per share greater than $2.39, was repriced to $2.39 per share (the “New Exercise Price”). The closing of the BCA with PCSC does not qualify as a Corporate Transaction and would not end the required Retention Period (as defined below).
To exercise the Repriced Options at the New Exercise Price, Eligible Participants must remain in service with the Company throughout the Retention Period (as defined herein). The retention period begins on the Effective Date and ends on the earlier of (i) the one-year anniversary of the Effective Date, or (ii) a Corporate Transaction (as defined in the 2016 Amended Plan). If the Retention Period is not satisfied, the Eligible Participant will be required to pay the original exercise price of the corresponding option upon exercise. This requirement is waived if the Eligible Participant’s service is terminated due to death or disability (as defined in the 2026 Plan). Additionally, if a Corporate Transaction occurs prior to the first anniversary of the Repricing Date, the exercise price of the Repriced Options will be equal to $2.39 per share.
The repricing was communicated to employees during January 2026. The estimated incremental stock compensation cost of approximately $1.9 million, calculated using a lattice model, will be recognized over the retention period. The Company recognized approximately $0.5 million and $0.8 million of incremental stock-based compensation expense during the three and six month periods ended June 30, 2026, respectively.
Note 12—Net Loss Per Share Attributable to Common Stockholders
The Company calculates basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. The Company considers its convertible preferred stock to be participating securities as, in the event a dividend is paid on common stock, the holders of convertible preferred stock and unvested shares of common stock would be entitled to receive dividends on a basis consistent with the common stockholders. The net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of those securities do not have a contractual obligation to share in losses. Deemed dividends, if any, on preferred stock are added to net loss to arrive at net loss attributable to common stockholders.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potential dilutive securities. Diluted net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potential dilutive common stock equivalents outstanding during the period if the effect is dilutive. During all periods presented, the Company incurred net losses attributable to common stockholders. Accordingly, the effect of any common stock equivalents would have been anti-dilutive during those periods and are not included in the calculation of diluted net loss per share attributable to common stockholders. Included in the weighted-average shares of common stock outstanding for the three months ended June 30, 2026 and 2025 were 428,560 vested shares, respectively, related to a warrant to purchase the Company’s common stock at an exercise price of $0.01 per share (“Penny Warrants”).

Basic and diluted net loss per share attributable to common stockholders is calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Numerator:
Net loss	$(69,029)	$(58,731)	$(132,588)	$(116,605)
Denominator:
Weighted-average shares of common stock outstanding – basic and diluted	26,696,158	26,439,086	26,696,158	26,423,995
Net loss per share attributable to common stockholders – basic and diluted	$(2.59)	$(2.22)	$(4.97)	$(4.41)

The following outstanding potentially dilutive securities have been excluded from the calculation of diluted net loss per share, as their effect is anti-dilutive:

	June 30, 2026	December 31, 2025
Convertible preferred stock, common stock equivalent, if converted	213,907,881	213,907,881
Options to purchase common stock	29,244,110	29,512,900
Restricted stock units issued and outstanding	14,262,838	14,472,242
Warrants to purchase common stock	49,500	49,500
Convertible notes	17,208,781	17,170,902
Total	274,673,110	275,113,425

Note 13—Commitment and Contingencies
Legal Contingencies
The Company may be, from time to time, a party to various disputes and claims arising from normal business activities. The Company accrues for loss contingencies when available information indicates that it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. For cases in which the Company believes that a reasonably possible loss exists, the Company discloses the facts and circumstances of the loss contingency, including an estimable range, if possible. Management believes that there are currently no claims or actions pending against the Company where the ultimate disposition could have a material adverse effect on the Company’s results of operations, financial condition, or cash flows.
Indemnification Agreements
The Company has agreed to indemnify its officers and directors for certain events or occurrences, subject to certain limits, while the officer or director was serving at the Company’s request in such capacity. The maximum amount of potential future indemnification liability is unlimited; however, the Company holds directors’ and officers’ liability insurance which limits the Company’s exposure and may enable it to recover a portion of any future amounts paid.
In the normal course of business, the Company also enters into contracts and agreements with service providers and other parties with which it conducts business that contain indemnification provisions pursuant to which the Company has agreed to indemnify the party against certain types of third-party claims. From time to time, the Company may receive indemnification claims under these contracts in the normal course of business. The Company has not experienced any material losses related to these indemnification provisions and has no material claims with respect thereto. The Company does not expect significant claims related to these indemnification provisions and, consequently, concluded that the fair value of any obligations is negligible, and no related accruals have been established. In the event that one or more of these matters were to result in a claim against the Company, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on the Company’s future business, operating results, or financial condition.

Purchase Commitments
In the normal course of business, the Company enters into agreements containing noncancellable purchase commitments for goods and services with various parties. As of June 30, 2026, the Company has a noncancellable cloud services agreement and has committed to purchase cloud computing services totaling $119.1 million over the remaining period of the agreement through January 31, 2029. Other noncancellable unconditional purchase commitments having a remaining term over one year were as follows (in thousands):

Year Ending December 31,
2026 (remainder of year)	$4,159
2027	8,250
$12,409

Note 14—Leases
The Company’s lease portfolio consists primarily of operating leases for its current corporate headquarters, laboratory facilities, and warehouse facilities, with lease terms ranging from 1 to 11 years. Certain of the Company’s operating leases contain optional renewal periods to extend the lease terms, which are not reasonably assured. The Company’s operating leases include various covenants, indemnities, defaults, termination rights, security deposits and other provisions customary for lease transactions of this nature.
The Company’s most significant operating lease pertains to an 11-year lease agreement for approximately 335,419 square feet used as its corporate headquarters, office, and laboratory space in two buildings (building I and building III) located in Brisbane, California. The lease will continue for an initial term of 11 years, with options to extend the term for two successive five-year periods after the initial expiration date.
The components of lease costs, were as follows (in thousands):

	Six Months Ended June 30,
	2026	2025
Operating lease cost	$12,264	$14,301
Variable lease cost	5,174	5,129
Finance lease cost:
Finance lease amortization	46	92
Interest on finance lease liabilities	—	3
Total lease cost	$17,484	$19,525

Certain information related to the Company’s leases was as follows (in thousands):

	Six Months Ended June 30,
	2026	2025
Cash paid for amounts included in the measurement of lease liabilities:
Operating leases	$13,224	$15,368
Finance leases	$—	$135

	June 30, 2026	June 30, 2025
Weighted-average remaining lease term (in years):
Operating leases	8.5	9.4
Finance leases	—	0.1
Weighted-average discount rate:
Operating leases	11.3%	11.3%
Finance leases	—%	7.5%

The following table summarizes the Company’s future principal contractual obligations for lease commitments as of June 30, 2026 (in thousands):

Year Ending December 31,	Operating Leases
2026 (remainder of year)	$16,030
2027	32,872
2028	33,944
2029	35,053
2030	36,201
Thereafter	165,841
Total undiscounted lease payments	319,941
Less: Imputed interest	(115,711)
Total lease liabilities	204,230
Less: Current portion of lease liabilities	11,194
Non- current lease liabilities	$193,036

There is no remaining finance lease obligation as of June 30, 2026.
Note 15—Related Party Transactions
Transactions with Affiliates
The Company considers Roche Holdings, Inc. and its affiliates (the “Roche Group”) to be related parties due to the Roche Group’s beneficial ownership in the Company, which exceeded 10% of the voting interests in the Company as of June 30, 2026, and December 31, 2025. The Company has entered into certain agreements with the Roche Group for the purchase or use of equipment, consumable products such as reagents and supplies, and services. In addition, the Company has entered into certain material transfer agreements in which the Company transfers certain samples to the Roche Group for research, testing and evaluation. The Company incurred approximately $0.4 million during the three months ended June 30, 2026 and 2025, respectively, and $1.8 million and $0.7 million during the six months ended June 30, 2026 and 2025, respectively under these agreements, which are recognized as R&D expenses in the consolidated statements of operations. The Company has entered into a Research Service Agreement with a member of the Roche Group, pursuant to which the Company uses its multiomics platform to perform tests and data analysis on samples provided by the Roche Group. The Company did not recognize any service revenue under this agreement for the six months ended June 30, 2026 and 2025, respectively.
In November 2025, the Company entered into the Roche License and Option Agreement with Roche Sequencing and the Roche Promissory Note Agreement with Roche Holdings for which the Company received total proceeds of $75.0 million. As of June 30, 2026, the carrying value of the Roche Convertible Note of $65.5 million was recorded as Convertible Note, related party and the $15.0 million allocated to the Roche License and Option Agreement was recorded as other long-term liabilities on the Company’s condensed consolidated balance sheet. The Company recorded interest expense related to the Roche Convertible Note of $0.9 million and $1.9 million during the three and six months ended June 30, 2026. See Note 7 for further description of the Roche License and Option Agreement with Roche Sequencing and Note 8 for further description of the Roche Convertible Note.
Note 16— Segment and Geographic Information
The Company operates as one operating and reportable segment focused on the development of an early cancer detection platform. The Company’s chief operating decision maker (the “CODM”) is its Chief Executive Officer, who uses consolidated net loss (that is also reported on the condensed consolidated statements of operations) as the key measure of segment profit and loss that the CODM uses to allocate resources and assess performance. The CODM does not evaluate operating segment performance using asset information.
The CODM uses consolidated net loss to evaluate the Company’s expenditures from the segment and monitor budget-to-actual results. The CODM also considers budget-to-actual variances and available cash when making decisions about the allocation of resources across the organization. Significant segment expenses within consolidated net loss are cost of services, research and development, general and administrative, and other segment items are interest and investment income, net, interest expense and other income (expense), net, which are separately presented on the Company’s condensed consolidated statements of operations.

The following table presents information about reported segment revenue by geographic location (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
United States	$1,465	$—	$5,155	$—
International	809	1,101	1,341	1,495
Total Revenue	$2,274	$1,101	$6,496	$1,495

During the year ended June 30, 2026, $5.2 million of the Company’s consolidated revenue is attributable to one customer. As of June 30, 2026 and December 31, 2025, all of the Company’s long-lived assets and right-of-use assets are located in the United States.
Note 18— Subsequent Events
The Company has evaluated subsequent events through Aug 13 2026, the date these unaudited interim condensed consolidated financial statements were available to be issued.
Business Combination
On December 5, 2025, the Company entered into a Business Combination Agreement with Perceptive Capital Solutions Corp (“PCSC”), a publicly traded special purpose acquisition company, and certain of its subsidiaries. On July 20, 2026, the Company completed the transactions contemplated by the Business Combination Agreement, as amended (the “Business Combination” or the “Closing”).
In connection with the Business Combination, PCSC domesticated from the Cayman Islands to the State of Delaware, changed its name to Freenome, Inc. (“New Freenome”), and adopted a new certificate of incorporation and bylaws. Through a series of merger transactions, the Company became a wholly owned subsidiary of New Freenome.
Upon the Closing, the outstanding shares of the Company’s common stock and preferred stock were converted into an aggregate of 68,065,429 shares of New Freenome common stock based on an exchange ratio of approximately 0.282895. In addition, outstanding options to purchase shares of the Company’s common stock were converted into options to purchase an aggregate of 8,272,601 shares of New Freenome common stock, with the number of underlying shares and exercise prices adjusted based on the exchange ratio. Outstanding restricted stock units of the Company were converted into restricted stock units covering an aggregate of 4,034,512 shares of New Freenome common stock.
Upon the Closing, the $75.0 million outstanding principal amount and $2.5 million of accrued interest under the convertible promissory note issued to Roche Holdings, Inc. were converted into 6,460,616 shares of New Freenome common stock.
In connection with the Closing, New Freenome received aggregate gross proceeds of approximately $310.7 million, including $240.0 million of gross proceeds from a private investment in public equity (“PIPE”) financing that closed concurrently with the Business Combination. After giving effect to transaction costs, New Freenome received net proceeds of approximately $295.5 million. Deferred offering costs recorded on the balance sheet were netted off against the net proceeds from the de-SPAC transaction upon closing.
The Business Combination was accounted for as a reverse recapitalization, with the Company determined to be the accounting acquirer and PCSC treated as the acquired company for financial reporting purposes. Accordingly, the historical financial statements of the Company became the historical financial statements of New Freenome upon the Closing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Perceptive Capital Solutions Corp:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Perceptive Capital Solutions Corp (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2025 and for the period from March 22, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, and the results of its consolidated operations and its cash flows for the year ended December 31, 2025 and for the period from March 22, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and unable to complete a business combination by June 13, 2026, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2024.
/s/ WithumSmith+Brown, PC
New York, New York
March 12, 2026
PCAOB ID Number 100

PERCEPTIVE CAPITAL SOLUTIONS CORP
CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
Assets
Current Assets
Cash	$865,031	$1,129,684
Prepaid expenses	42,539	115,006
Total Current Assets	907,570	1,244,690
Cash and investments held in Trust Account	91,872,418	88,654,397
Total Assets	$92,779,988	$89,899,087

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current Liabilities
Accrued expenses	$2,254,244	$210,811
Total Current Liabilities	2,254,244	210,811
Deferred underwriting fee	3,450,000	3,450,000
Total Liabilities	5,704,244	3,660,811

Commitments and Contingencies (Note 5)

Class A ordinary shares subject to possible redemption, 8,625,000 shares at redemption value of approximately $10.65 and $10.24 per share as of December 31, 2025 and 2024, respectively	91,872,418	88,354,397

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of December 31, 2025 and 2024	—	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 286,250 shares issued and outstanding (excluding 8,625,000 shares subject to possible redemption) as of December 31, 2025 and 2024	29	29
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2,156,250 shares issued and outstanding as of December 31, 2025 and 2024(1)	216	216
Accumulated deficit	(4,796,919)	(2,116,366)
Total Shareholders’ Deficit	(4,796,674)	(2,116,121)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$92,779,988	$89,899,087

(1)
This number includes up to 281,250 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (Notes 4 and 6). On June 13, 2024, the underwriter exercised its over-allotment option in full as part of the closing of the Initial Public Offering. As such, 281,250 Founder Shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these consolidated financial statements.

PERCEPTIVE CAPITAL SOLUTIONS CORP
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the Period from March 22, 2024 (Inception) Through December 31, 2024
General and administrative expenses	$2,980,553	$494,005
Loss from operations	(2,980,553)	(494,005)

Other income (expense):
Interest earned on investments held in Trust Account	3,821,319	2,366,001
Unrealized (loss) gain on investments held in Trust Account	(3,298)	38,396
Total other income, net	3,818,021	2,404,397
Net income	$837,468	$1,910,392

Weighted average shares outstanding of Class A redeemable ordinary shares	8,625,000	6,104,313

Basic and diluted net income per ordinary share, Class A redeemable ordinary shares	$0.08	$0.23

Weighted average shares outstanding of Class A and B non-redeemable ordinary shares(1)	2,442,500	2,243,636

Basic net income per ordinary share, Class A and B non-redeemable ordinary shares	$0.08	$0.23

Weighted average shares outstanding of Class A and B non-redeemable ordinary shares(1)	2,442,500	2,320,880

Diluted net income per ordinary share, Class A and B non-redeemable ordinary shares	$0.08	$0.23

(1)
This number includes up to 281,250 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (Notes 4 and 6). On June 13, 2024, the underwriter exercised its over-allotment option in full as part of the closing of the Initial Public Offering. As such, 281,250 Founder Shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these consolidated financial statements.

PERCEPTIVE CAPITAL SOLUTIONS CORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2025 AND
FOR THE PERIOD FROM MARCH 22, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — March 22, 2024 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	—	—	2,156,250	216	24,784	—	25,000

Sale of Private Placement Shares	286,250	29	—	—	2,862,471	—	2,862,500

Allocated value of transaction costs to Class A ordinary shares	—	—	—	—	(15,969)	—	(15,969)

Accretion for Class A ordinary shares subject to redemption amount	—	—	—	—	(2,871,286)	(4,026,758)	(6,898,044)

Net income	—	—	—	—	—	1,910,392	1,910,392
Balance – December 31, 2024	286,250	29	2,156,250	216	—	(2,116,366)	(2,116,121)

Accretion for Class A ordinary shares subject to redemption amount	—	—	—	—	—	(3,518,021)	(3,518,021)

Net income	—	—	—	—	—	837,468	837,468
Balance – December 31, 2025	286,250	$29	2,156,250	$216	$—	$(4,796,919)	$(4,796,674)

(1)
This number includes up to 281,250 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter (Notes 4 and 6). On June 13, 2024, the underwriter exercised its over-allotment option in full as part of the closing of the Initial Public Offering. As such, 281,250 Founder Shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these consolidated financial statements.

PERCEPTIVE CAPITAL SOLUTIONS CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2025	For the Period from March 22, 2024 (Inception) Through December 31, 2024
Cash Flows from Operating Activities:
Net income	$837,468	$1,910,392
Adjustments to reconcile net income to net cash used in operating activities:
Payment of operating costs through promissory note	—	44,577
Interest earned on investments held in Trust Account	(3,821,319)	(2,366,001)
Unrealized loss (gain) on investments held in Trust Account	3,298	(38,396)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	72,467	(115,006)
Accrued expenses	2,043,433	210,811
Net cash used in operating activities	(864,653)	(353,623)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(86,250,000)
Cash withdrawn from Trust Account for working capital purposes	600,000	—
Net cash provided by (used in) investing activities	600,000	(86,250,000)

Cash Flows from Financing Activities:
Proceeds from sale of shares, net of underwriting discounts paid	—	84,525,000
Proceeds from sale of Private Placement Shares	—	2,862,500
Underwriter reimbursement	—	862,500
Repayment of promissory note – related party	—	(157,056)
Payment of offering costs	—	(359,637)
Net cash provided by financing activities	—	87,733,307

Net Change in Cash	(264,653)	1,129,684
Cash – Beginning of period	1,129,684	—
Cash – End of period	$865,031	$1,129,684

Noncash investing and financing activities:
Deferred offering costs paid directly by Sponsor in exchange for the issuance of Class B ordinary shares	$—	$25,000
Deferred offering costs paid through promissory note - related party	$—	$112,479
Deferred underwriting fee payable	$—	$3,450,000

The accompanying notes are an integral part of these consolidated financial statements.

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2025
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Perceptive Capital Solutions Corp (the “Company”) was incorporated as a Cayman Islands exempted company on March 22, 2024. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
The Company has two subsidiaries, StarNet Merger Sub I, Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub I”) and StarNet Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) both incorporated on November 26, 2025. On December 5, 2025, the Company, Merger Sub I, Merger Sub II, and Freenome Holdings, Inc., entered into a business combination agreement (the “Business Combination Agreement”). The Business Combination Agreement sets forth the terms of the proposed business combination by the Company with Freenome (the “Proposed Freenome Business Combination”). The Proposed Freenome Business Combination was unanimously approved by the boards of directors and special committees comprised of independent and disinterested members of the boards of directors of each of the Company and Freenome. The Proposed Freenome Business Combination is expected to close in the first half of 2026, following the receipt of the requisite approvals of the Company shareholders and Freenome stockholders and the fulfillment of other customary closing conditions.
As of December 31, 2025, the Company had not commenced any operations. All activity for the period from March 22, 2024 (inception) through December 31, 2025 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Initial Public Offering was declared effective on June 11, 2024. On June 13, 2024, the Company consummated the Initial Public Offering of 8,625,000 Class A ordinary shares, par value $0.0001 per share (the “Public Shares”), which included the full exercise by the underwriter of the Initial Public Offering of its over-allotment option in the amount of 1,125,000 Public Shares, at $10.00 per Public Share, generating gross proceeds of $86,250,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 286,250 private placement shares (the “Private Placement Shares”) to Perceptive Capital Solutions Holdings (the “Sponsor”) at a price of $10.00 per Private Placement Share, or $2,862,500 in the aggregate, which is described in Note 4.
Transaction costs amounted to $4,809,616, consisting of $1,725,000 of cash underwriting fee, $3,450,000 of deferred underwriting fee (see Note 5), and $497,116 of other offering costs, offset by a reimbursement from the underwriter of $862,500.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
Following the closing of the Initial Public Offering, on June 13, 2024, an amount of $86,250,000 ($10.00 per share) from the net proceeds of the sale of the Public Shares and the sale of the Private Placement Shares was placed in the trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, including in demand deposit accounts at a bank, or invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company will provide the holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination, including the Proposed Freenome Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for Permitted Withdrawals (as defined below)). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). The Public Shares were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”
Upon the public announcement of the initial Business Combination, if the Company elects to conduct redemptions pursuant to the tender offer rules, the Company and the Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase the Public Shares in the open market, in order to comply with Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event the Company conducts redemptions pursuant to the tender offer rules, the offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and the Company will not be permitted to complete the initial Business Combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on public shareholders not tendering more than the number of public shares the Company is permitted to redeem. If public shareholders tender more shares than the Company has offered to purchase, the Company will withdraw the tender offer and not complete such initial Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”) provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares issued in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide Public Shareholders the right to have their shares redeemed or repurchased in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within the time period during which the Company is required to consummate a Business Combination pursuant to the Amended and Restated Memorandum and Articles of Association (the “Business Combination Period”) or (b) with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously withdrawn or eligible to be withdrawn by the Company to fund the Company’s working capital requirements, subject to an annual limit of $300,000, and/or to pay the Company’s taxes (which shall not be subject to the $300,000 annual limitation described in the foregoing) (“Permitted Withdrawals”), divided by the number of the then-outstanding Public Shares.
If the Company has not completed a Business Combination within the Business Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company for Permitted Withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish

Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares (as defined below) and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Business Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Business Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Business Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.
In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a written letter of intent, confidentially or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Sponsor has not made reserves for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Sponsor may not be able to satisfy those obligations. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity, Capital Resources and Going Concern
As of December 31, 2025, the Company had operating cash of $865,031 and a working capital deficit of $1,346,674. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination. The Company does not believe it has sufficient funds for the working capital needs of the Company until a minimum of one year from the date of issuance of these consolidated financial statements.
In accordance with Amended and Restated Memorandum and Articles of Association, the Company has 24 months from the date of IPO (“Initial Public Offering”), or until June 13, 2026, to consummate the Initial Business Combination. If a Business Combination is not consummated by the end of the Combination Period, currently June 13, 2026, there will be a mandatory liquidation and subsequent dissolution of the Company. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.
In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of December 31, 2025, the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The Company’s liquidity condition and mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying consolidated financial statements are issued. Management plans to address this uncertainty through a Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the Combination Period.
NOTE 2— SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $865,031 and $1,129,684 in cash and no cash equivalents as of December 31, 2025 and 2024, respectively.
Cash and Investments Held in Trust Account
At December 31, 2025 and 2024, substantially all the assets held in the Trust Account amounting to $91,872,418 and $88,654,397, respectively, were invested in U.S. Treasury securities. The Company’s marketable securities are presented at fair value on the balance sheet. Gains and losses resulting from the change in fair value of marketable securities held in the Trust Account are included in interest earned on investments held in Trust Account in the statement of operations. For the year ended December 31, 2025, the Company withdrew an amount of $600,000 from the Trust Account for working capital purposes. For the period from March 22, 2024 (inception) through December 31, 2024, the Company did not withdraw any interest earned on the Trust Account.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, — “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Public Shares using the residual method. At Initial Public Offering, offering costs allocated to the Class A ordinary shares subject to possible redemption were charged to temporary equity and offering costs allocated to the Private Placement Shares were charged to shareholders’ deficit.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets, primarily due to its short-term nature.
Class A Ordinary Shares Subject to Possible Redemption
The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at December 31, 2025 and 2024, Public Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets. For the period ended December 31, 2025, the Company withdrew $600,000 of interest income from the Trust Account to fund working capital as permitted.

At December 31, 2025 and 2024, the Public Shares subject to redemption reflected in the consolidated balance sheets are reconciled in the following table:

Gross proceeds	$86,250,000
Less:
Class A ordinary shares issuance costs	(4,793,647)
Plus:
Accretion of carrying value to redemption value	6,898,044
Class A ordinary shares subject to possible redemption, December 31, 2024	88,354,397
Plus:
Accretion of carrying value to redemption value	3,518,021
Class A ordinary shares subject to possible redemption, December 31, 2025	$91,872,418

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.
Net Income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Certain of its Class A ordinary shares are redeemable and certain of its Class A ordinary shares are non-redeemable. Income and losses are shared pro rata between its Class A redeemable shares and its Class A and Class B non-redeemable shares. This presentation assumes an initial Business Combination as the most likely outcome. The Company does not have any dilutive instruments. Net income per ordinary share is calculated by dividing the net income by the weighted average shares of ordinary shares outstanding for the respective period. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

The following tables reflect the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31, 2025		For the Period from March 22, 2024 (Inception) Through December 31, 2024
	Class A Redeemable	Class A and B Non- redeemable	Class A Redeemable	Class A and B Non- redeemable
Basic net income per ordinary share:
Numerator:
Allocation of net income	$652,646	$184,822	$1,396,946	$513,446
Denominator:
Basic weighted average ordinary shares outstanding	8,625,000	2,442,500	6,104,313	2,243,636
Basic net income per ordinary share	$0.08	$0.08	$0.23	$0.23

	For the Year Ended December 31, 2025		For the Period from March 22, 2024 (Inception) Through December 31, 2024
	Class A Redeemable	Class A and B Non- redeemable	Class A Redeemable	Class A and B Non- redeemable
Diluted net income per ordinary share:
Numerator:
Allocation of net income	$652,646	$184,822	$1,384,138	$526,254
Denominator:
Diluted weighted average ordinary shares outstanding	8,625,000	2,442,500	6,104,313	2,320,880
Diluted net income per ordinary share	$0.08	$0.08	$0.23	$0.23

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Recent Accounting Standards
In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, requiring public entities to disclose additional information about specific expense categories in the notes to the consolidated financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 8,625,000 Public Shares, which included a full exercise by the underwriter of its over-allotment option in the amount of 1,125,000 Public Shares, at a price of $10.00 per Public Share.
NOTE 4. RELATED PARTY TRANSACTIONS
Founder Shares
On March 27, 2024, the Sponsor paid $25,000 to cover certain of the Company’s expenses in exchange for the issuance of 2,156,250 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). The Sponsor agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriter so that the

Founder Shares would represent 20.0% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares) after the Initial Public Offering. On June 13, 2024, the underwriter exercised its over-allotment option in full as part of the closing of the Initial Public Offering. As such, 281,250 Founder Shares were no longer subject to forfeiture.
On April 22, 2024, the Sponsor assigned 30,000 Founder Shares to each of the Company’s independent directors, Mark McKenna, Kenneth Song, and Harlan Waksal, at a price of $0.01 per share. Each director paid $300 or an aggregate purchase price of $900 in consideration of the assignment of Founder Shares. The sale or allocation of the Founders Shares to the Company’s independent directors is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Company assigned Founder Shares to the Company’s director nominees at a price of $900. This set of Founder Shares was granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to this set of Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be recognized at the consummation of the Proposed Freenome Business Combination, in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. The Company will reflect the transactions in its financial statements when the Proposed Freenome Business Combination is consummated. If the Proposed Freenome Business Combination does not close for any reason, the Company will not recognize compensation expense associated with the Founder Shares.
The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Shares
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 286,250 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $2,862,500. A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering and held in the Trust Account. Such Private Placement Shares are identical to the Class A ordinary shares sold in the Initial Public Offering. If the Company does not consummate an initial Business Combination within 24 months from the closing of the Initial Public Offering, any proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). Holders of the Private Placement Shares have entered into an agreement, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with (i) the completion of the initial Business Combination and (ii) the implementation by the directors of, following a shareholder vote to approve, an amendment to the Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed or repurchased in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares. The Private Placement Shares will not be transferable or salable until 30 days after the completion of the initial Business Combination.
Related Party Loans
On March 27, 2024, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of December 31, 2024 or the completion of the Initial Public Offering. Upon the completion of the Initial Public Offering, on June 13, 2024, the Company fully repaid this promissory note and it is no longer available. As of December 31, 2025, the Company had no borrowings under the promissory note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account or funds from Permitted Withdrawals to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $3.0 million of such Working Capital Loans may be convertible into shares of the post-Business Combination entity at a price of $10.00 per share. As of December 31, 2025 and 2024, the Company had no outstanding borrowings under the Working Capital Loans.
Administrative Services and Indemnification Agreement
The Company entered into an agreement, commencing on June 11, 2024, through the earlier of the Company’s consummation of a Business Combination and its liquidation, (i) to pay the Sponsor a total of $15,000 per month for office space, secretarial and administrative services and (ii) to indemnify the Sponsor and its affiliates, including Perceptive Advisors, LLC, from any liability arising with respect to their activities in connection with the Company’s affairs, as described in more details in the Administrative Services and Indemnification Agreement. For the year ended December 31, 2025, the Company incurred and paid $180,000 in fees for these services, respectively. For the period from March 22, 2024 (inception) through December 31, 2024, the Company incurred and paid $99,500 in fees for these services.
NOTE 5. COMMITMENTS AND CONTINGENCIES
Registration Rights
The Initial Shareholders, as the holders of the Founder Shares and Private Placement Shares, including from time to time the Private Placement Shares that may be issued upon conversion of Working Capital Loans and any Class A ordinary shares issuable upon conversion of Founder Shares, will be entitled to registration rights pursuant to the registration and shareholder rights agreement, dated as of June 13, 2024, by and among the Company, the Sponsor and the Initial Shareholders party thereto. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option to purchase up to 1,125,000 additional Public Shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On June 13, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter elected to fully exercise the over-allotment option to purchase the additional 1,125,000 Public Shares at a price of $10.00 per Public Share.
The underwriter was entitled to a cash underwriting discount of $0.20 per Public Share, or $1,725,000 in the aggregate, paid upon the closing of the Initial Public Offering. The underwriter agreed to reimburse the Company at the closing of the Initial Public Offering for all reasonable out-of-pocket expenses and fees (including for the avoidance of doubt, a portion of the upfront underwriting commissions payable in connection with the closing of the Initial Public Offering) incurred by the Company in connection with the Initial Public Offering in an amount not to exceed 1.0% of the gross proceeds of the Initial Public Offering. On June 13, 2024, as part of the closing of the Initial Public Offering, the Company received reimbursement from the underwriter of $862,500.
In addition, the underwriter is entitled to a deferred fee of $0.40 per Public Share, or $3,450,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties
United States and global markets are experiencing volatility and disruption following the geopolitical tensions and conflicts. Although the length and impact of the ongoing geopolitical conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.
Further, there have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy could negatively affect the Company’s search for a target and/or the Company’s ability to complete an initial Business Combination. Recently, the United States has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the United States, other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs on certain exports from the United States. There is currently significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations and tariffs, and the Company cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future.
Tariffs, or the threat of tariffs or increased tariffs, could have a significant negative impact on certain businesses (either due to domestic businesses’ reliance on imported goods or dependence on access to foreign markets, or foreign businesses’ reliance on sales into the United States). In addition, retaliatory tariffs could have a significant negative impact on foreign businesses that rely on imports from the United States, and domestic businesses that rely on exporting goods internationally. These tariffs and threats of tariffs and other potential trade policy changes could negatively affect the attractiveness of certain initial Business Combination targets, negatively impact the Company’s ability to raise capital in connection with an initial Business Combination or lead to material adverse effects on a post-Business combination company. Among other things, historical financial performance of companies affected by trade policies and/or tariffs may not provide useful guidance as to the future performance of such companies, because future financial performance of those companies may be materially affected by new U.S. tariffs or foreign retaliatory tariffs, or other changes to trade policies. The business prospects of a particular target for a Business Combination could change even after the Company enters into a business combination agreement, as a result of tariffs or the threat of tariffs that may have a material impact on that target’s business, and it may be costly or impractical for the Company to terminate that business combination agreement. In addition, investors may be hesitant or unwilling to invest in businesses due to the impact of the tariffs and foreign retaliatory tariffs on the global macroeconomic conditions and the public trading markets. These factors could affect the Company’s selection of a Business Combination target.
Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the such factors, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.
Business Combination Agreement
On December 5, 2025, the Company, Merger Sub I, Merger Sub II, and Freenome Holdings, Inc., a Delaware corporation (“Freenome”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement and the transactions contemplated thereby (the “Proposed Freenome Business Combination”) were unanimously approved by the boards of directors and special committees comprised of independent and disinterested members of the boards of directors of each of the Company and Freenome. The Proposed Freenome Business Combination is expected to close in the first half of 2026, following the receipt of the requisite approvals of the Company shareholders and Freenome stockholders and the fulfillment of other customary closing conditions.
Subject to the terms and conditions of the Business Combination Agreement, we will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation (the “Domestication”) and change our name to Freenome, Inc. (“New Freenome”). Immediately prior to the Domestication, the holders of each issued and outstanding Class B ordinary share will elect to convert their Class B ordinary shares into Class A ordinary shares and immediately prior to the Domestication, the Company will effect the redemption of the Public Shares that are validly submitted for redemption and not withdrawn. In connection with the Domestication, each issued and outstanding Class A ordinary share will be converted into one share of common stock, par value $0.0001 per share, of New Freenome (the

“New Freenome Common Stock”). Following the Domestication, Merger Sub I will merge with and into Freenome, with Freenome as the surviving company in the merger and, after giving effect to such merger, as a wholly-owned subsidiary of New Freenome (the “First Merger”). At the time the First Merger becomes effective (the “Effective Time”), (i) each share of Freenome common stock (collectively, “Freenome Common Shares”) issued and outstanding as of immediately prior to the Effective Time (including such shares issued upon the conversion of all shares of Freenome preferred stock into Freenome Common Shares prior to the Effective Time in accordance with the terms of the Business Combination Agreement, but excluding Freenome Common Shares held in treasury or by Freenome stockholders who have properly demanded appraisal of such Freenome Common Shares in accordance with Section 262 of the DGCL) will be automatically canceled and extinguished and converted into the right to receive a number of shares of New Freenome Common Stock based on an exchange ratio, which is based on an implied Freenome base equity value of $725,000,000 and subject to certain adjustments as set forth in the Business Combination Agreement (the “Exchange Ratio”); (ii) each option to purchase Freenome Common Shares (each, a “Freenome Option”), whether vested or unvested, will cease to represent the right to purchase Freenome Common Shares and will be canceled in exchange for options to purchase New Freenome Common Stock under the equity incentive plan to be adopted by PCSC in advance of the Closing (the “New Freenome Equity Incentive Plan”), in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Freenome Common Shares subject to such Freenome Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Freenome Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome Option immediately prior to the Effective Time; and (iii) each restricted stock unit award that is outstanding with respect to Freenome Common Shares (each, a “Freenome RSU Award”), whether vested or unvested, will cease to have any rights in respect of the Freenome Common Shares and will be canceled in exchange for a restricted stock unit award under the New Freenome Equity Incentive Plan that settles in a number of shares of New Freenome Common Stock (rounded down to the nearest whole share) in an amount and subject to such terms and conditions, in each case, as to be set forth on an allocation schedule, that will generally be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome RSU Award immediately prior to the Effective Time.
As part of the same overall transaction as the First Merger, subject to the terms and conditions of the Business Combination Agreement, Freenome, as the surviving corporation of the First Merger, will merge with and into Merger Sub II with Merger Sub II continuing as the surviving company in the merger (the “Second Merger” and together with the First Merger, the “Mergers”).
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor, certain insiders of the Company (“PCSC Insiders”) and Freenome entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each PCSC Insider, as a holder of Class B ordinary shares has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Proposed Freenome Business Combination, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), (iii) be bound by certain other covenants and agreements related to the Proposed Freenome Business Combination, (iv) be bound by certain transfer restrictions with respect to his, her or its shares in the Company prior to the Closing, and (v) be subject to the restrictions contemplated by the Lock-Up Agreements (as defined below) in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
PIPE Financing (Private Placement)
Concurrently with the execution of the Business Combination Agreement, on December 5, 2025, the Company entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers, institutional accredited investors, and other accredited investors, including, among others, Perceptive Life Sciences Master Fund Ltd, a fund managed by Perceptive Advisors, an affiliate of the Sponsor, as well as certain existing stockholders of Freenome (collectively, the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the PIPE Investors, on the date the Closing occurs (the “Closing Date”), an aggregate of 24,000,000 shares of New Freenome Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $240,000,000 (the “PIPE Financing”).

The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New Freenome Common Stock (including the New Freenome Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; (ii) satisfaction of all conditions precedent to the Closing ; and (iii) the absence of specified adverse judgements, orders, laws, rules or regulations enjoining or otherwise prohibiting the consummation of the Proposed Freenome Business Combination.
The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor (in its capacity as such) would reasonably expect to receive under the Subscription Agreements; (ii) the material truth and accuracy of the representations and warranties of the Company in the Subscription Agreements, subject to customary bringdown standards; (iii) no subscription agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of New Freenome Common Stock under the Subscription Agreements, with any other PIPE Investors shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits (other than terms particular to the legal or regulatory requirements of such other PIPE Investor or its affiliates or related persons); (iv) all specified consents, waivers or other authorizations and notices, required to be made in connection with the issuance and sale of New Freenome Common Stock under the Subscription Agreements shall have been obtained or made, except where failure to so obtain would not prevent the Company from consummating the transactions contemplated by the Subscription Agreements; (v) material compliance by the Company with its covenants, agreements and conditions under the Subscription Agreements; (vi) there has not occurred any Material Adverse Effect or Parent Material Adverse Effect (each as defined in the Business Combination Agreement) since the date of the Subscription Agreements that is continuing.
The Subscription Agreements provide that the Company will grant the Investors certain customary registration rights.
The Subscription Agreement represents a freestanding equity-linked contract that obligates the Company to issue a fixed number of shares for a fixed amount of cash upon satisfaction of the closing conditions. The contract does not include any embedded features requiring separate accounting under ASC 815-10 and does not meet the criteria for liability classification under ASC 480-10, as it does not require redemption, cash settlement, or issuance of a variable number of shares. The contract is indexed to the Company’s own stock and requires physical delivery of common shares. The Company has sufficient authorized and unissued common shares to settle the contract, and all settlement alternatives are within the Company’s control. Accordingly, the Subscription Agreement qualifies for equity classification under ASC 815-40.
The Company will recognize the proceeds from the Subscription Agreement and record the related equity issuance upon the closing of the Business Combination, when the Company receives the cash consideration and issues the Subscribed Shares.
Freenome Transaction Support Agreements and Stockholder Written Consents
Promptly after the signing of the Business Combination Agreement, certain stockholders of Freenome (collectively, the “Freenome Supporting Stockholders”) entered into a Transaction Support Agreement (collectively, the “Transaction Support Agreements”) with the Company, pursuant to which the Freenome Supporting Stockholders have agreed to, among other things, (a) (i) in favor of the approval and adoption of the Business Combination Agreement and the Proposed Freenome Business Combination, and (ii) against and withhold consent to any alternative acquisition proposal or other matter, action or proposal intended or that would reasonably be expected to result in a breach of any of Freenome’s covenants or obligations under the Business Combination Agreement, result in any breach to the conditions to Closing thereunder and otherwise impede or prevent the consummation of the Proposed Freenome Business Combination, (c) not, directly or indirectly, initiate, encourage or otherwise facilitate an alternative acquisition proposal, and (d) refrain from transferring any covered securities
Investor Rights Agreement
In connection with the Closing, New Freenome, the Sponsor, and certain stockholders of Freenome will enter into an investor rights agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, among other things, New Freenome will agree that, within 30 calendar days following the Closing Date, New Freenome will file with the SEC a registration statement registering the resale of certain shares of New Freenome Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and New Freenome will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands. The Investor Rights Agreement amends and restates the Registration Rights Agreement.
NOTE 6. SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2025 and 2024, there were 286,250 Class A ordinary shares issued and outstanding, excluding 8,625,000 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2025 and 2024, there were 2,156,250 Class B ordinary shares issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law. Unless otherwise specified in the Amended and Restated Memorandum and Articles of Association, or as required by applicable provisions of the Companies Act (As Revised) of the Cayman Islands or applicable stock exchange rules, the affirmative vote of a majority of the ordinary shares that are represented in person or by proxy and are voted is required to approve any such matter voted on by the shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, and pursuant to the Amended and Restated Memorandum and Articles of Association; such actions include amending the Amended and Restated Memorandum and Articles of Association and approving a statutory merger or consolidation with another company. The board of directors is divided into three classes, each of which will generally serve for terms of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares entitled to vote and voted for the election of directors can elect all of the directors. The shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares are not entitled to vote on the election of directors during such time. Further, prior to the closing of the Business Combination, only holders of the Class B ordinary shares will be entitled to vote on transferring the Company by way of continuation in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the Company, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands) and, as a result, the Initial Shareholders will be able to approve any such proposal without the vote of any other shareholder. The provisions of the Amended and Restated Memorandum and Articles of Association governing the appointment of directors prior to the Business Combination and the Company’s continuation in a jurisdiction outside the Cayman Islands prior to the initial Business Combination may only be amended by a special resolution passed by holders representing at least two-thirds of the Company’s outstanding Class B ordinary shares.
Subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein, the Founder Shares, which are designated as Class B ordinary shares, will be convertible at the option of the holder on a one-for-one basis or will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares and including any Class A ordinary share issued pursuant to the underwriter’s over-allotment option and including any Class A ordinary shares that may have been issued on a one-for-one basis upon conversion of the Class B ordinary shares at the option of the holder thereof prior to the initial Business Combination pursuant to the Amended and Restated Memorandum and Articles of Association) upon consummation of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the Business Combination and any private placement-equivalent shares issued to the Sponsor, members of the management team or any of their affiliates upon conversion of Working Capital Loans made to the Company. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
NOTE 7. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2025, assets held in the Trust Account were comprised of $234 in cash and $91,872,184 in U.S. Treasury securities. During the year ended December 31, 2025, the Company withdrew $600,000 of interest income from the Trust Account to fund working capital as permitted.
At December 31, 2024, assets held in the Trust Account were comprised of $430 in cash and $88,653,967 in U.S. Treasury securities. During the period from March 22, 2024 (inception) through December 31, 2024, the Company did not withdraw any interest income from the Trust Account.
The following tables present information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2025 and 2024 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2025 and 2024 are as follows:

	Held to Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2025	U.S. Treasury Securities (matured February 19, 2026)	1	$91,837,137	$35,047	$91,872,184

	Held to Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2024	U.S. Treasury Securities (matured April 3, 2025)	1	$88,615,571	$38,396	$88,653,967

NOTE 8. SEGMENT INFORMATION
ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.
The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.
The CODM assesses performance for the single segment and decides how to allocate resources based on net income (loss) that also is reported on the consolidated statements of operations as net income (loss). The measure of segment assets is reported on the consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income and total assets, which include the following:

	As of December 31, 2025	As of December 31, 2024
Cash	$865,031	$1,129,684
Investments held in Trust Account	$91,872,418	$88,654,397

	For the Year Ended December 31, 2025	For the Period from March 22, 2024 (Inception) Through December 31, 2024
General and administrative expenses	$2,980,553	$494,005
Interest earned on investments held in Trust Account	$3,821,319	$2,366,001

The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.
General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.
All other segment items included in net income are reported on the consolidated statements of operations and described within their respective disclosures. The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

PART I - FINANCIAL INFORMATION
Item 1.	Interim Consolidated Financial Statements.
PERCEPTIVE CAPITAL SOLUTIONS CORP
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current Assets
Cash	$437,369	$865,031
Prepaid expenses	43,875	42,539
Accrued dividends	260,910	—
Total Current Assets	742,154	907,570
Cash and investments held in Trust Account	85,086,232	91,872,418
Total Assets	$85,828,386	$92,779,988
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current Liabilities
Accrued expenses	$3,628,077	$2,254,244
Total Current Liabilities	3,628,077	2,254,244
Deferred underwriting fee	3,450,000	3,450,000
Total Liabilities	7,078,077	5,704,244
Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption, 7,870,992 and 8,625,000 shares at redemption value of approximately $10.81 and $10.65 per share as of June 30, 2026 and December 31, 2025, respectively	85,047,142	91,872,418
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 286,250 shares issued and outstanding (excluding 7,870,992 and 8,625,000 shares subject to possible redemption) as of June 30, 2026 and December 31, 2025	29	29
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 2,156,250 shares issued and outstanding as of June 30, 2026 and December 31, 2025	216	216
Accumulated deficit	(6,297,078)	(4,796,919)
Total Shareholders’ Deficit	(6,296,833)	(4,796,674)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$85,828,386	$92,779,988

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PERCEPTIVE CAPITAL SOLUTIONS CORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30,		For The Six Months Ended June 30,
	2026	2025	2026	2025
General and administrative expenses	$941,325	$193,196	$1,800,159	$449,154
Loss from operations	(941,325)	(193,196)	(1,800,159)	(449,154)
Other income (expense):
Interest earned on investments held in Trust Account	339,769	948,922	1,180,950	1,910,834
Unrealized gain on investments held in Trust Account	(951)	(879)	(35,047)	(28,278)
Dividend earned on investments held in Trust Account	487,564	—	487,564	—
Total other income, net	826,382	948,043	1,633,467	1,882,556
Net (loss) income	$(114,943)	$754,847	$(166,692)	$1,433,402
Weighted average shares outstanding of Class A redeemable ordinary shares	8,459,284	8,625,000	8,541,684	8,625,000
Basic and diluted net (loss) income per ordinary share, Class A redeemable ordinary shares	$(0.01)	$0.07	$(0.02)	$0.13
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares	2,442,500	2,442,500	2,442,500	2,442,500
Basic and diluted net (loss) income per ordinary share, Class A and B non-redeemable ordinary shares	$(0.01)	$0.07	$(0.02)	$0.13

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PERCEPTIVE CAPITAL SOLUTIONS CORP
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2026	286,250	$29	2,156,250	$216	$—	$(4,796,919)	$(4,796,674)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(807,085)	(807,085)
Net loss	—	—	—	—	—	(51,749)	(51,749)
Balance – March 31, 2026 (unaudited)	286,250	29	2,156,250	216	—	(5,655,753)	(5,655,508)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(526,382)	(526,382)
Net loss	—	—	—	—	—	(114,943)	(114,943)
Balance – June 30, 2026 (unaudited)	286,250	$29	2,156,250	$216	$—	$(6,297,078)	$(6,296,833)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2025	286,250	$29	2,156,250	$216	$—	$(2,116,366)	$(2,116,121)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(934,513)	(934,513)
Net income	—	—	—	—	—	678,555	678,555
Balance – March 31, 2025 (unaudited)	286,250	29	2,156,250	216	—	(2,372,324)	(2,372,079)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(648,043)	(648,043)
Net income	—	—	—	—	—	754,847	754,847
Balance – June 30, 2025 (unaudited)	286,250	$29	2,156,250	$216	$—	$(2,265,520)	$(2,265,275)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PERCEPTIVE CAPITAL SOLUTIONS CORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2026	2025
Cash Flows from Operating Activities:
Net (loss) income	$(166,692)	$1,433,402
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(1,180,950)	(1,910,834)
Unrealized loss on investments held in Trust Account	35,047	28,278
Dividend earned on investments held in Trust Account	(487,564)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,336)	(6,464)
Accrued expenses	1,373,833	70,343
Net cash used in operating activities	(427,662)	(385,275)
Cash Flows from Investing Activities:
Cash withdrawn from Trust Account in connection with redemption	8,158,743	—
Cash withdrawn from Trust Account for working capital purposes	—	600,000
Net cash provided by investing activities	8,158,743	600,000
Cash Flows from Financing Activities:
Redemption of Class A ordinary shares	(8,158,743)	—
Net cash used in financing activities	(8,158,743)	—
Net Change in Cash	(427,662)	214,725
Cash – Beginning of period	865,031	1,129,684
Cash – End of period	$437,369	$1,344,409

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Perceptive Capital Solutions Corp (the “Company”) was incorporated as a Cayman Islands exempted company on March 22, 2024. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
The Company has two subsidiaries, StarNet Merger Sub I, Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub I”) and StarNet Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) both incorporated on November 26, 2025. On December 5, 2025, the Company, Merger Sub I, Merger Sub II, and Freenome Holdings, Inc., entered into a business combination agreement (the “Business Combination Agreement”). The Business Combination Agreement sets forth the terms of the proposed business combination by the Company with Freenome (the “Proposed Freenome Business Combination”). The Proposed Freenome Business Combination was unanimously approved by the boards of directors and special committees comprised of independent and disinterested members of the boards of directors of each of the Company and Freenome. The Proposed Freenome Business Combination is expected to close in the second half of 2026, following the receipt of the requisite approvals of the Company shareholders and Freenome stockholders and the fulfillment of other customary closing conditions.
As of June 30, 2026, the Company had not commenced any operations. All activity for the period from March 22, 2024 (inception) through June 30, 2026 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Initial Public Offering was declared effective on June 11, 2024. On June 13, 2024, the Company consummated the Initial Public Offering of 8,625,000 Class A ordinary shares, par value $0.0001 per share (the “Public Shares”), which included the full exercise by the underwriter of the Initial Public Offering of its over-allotment option in the amount of 1,125,000 Public Shares, at $10.00 per Public Share, generating gross proceeds of $86,250,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 286,250 private placement shares (the “Private Placement Shares”) to Perceptive Capital Solutions Holdings (the “Sponsor”) at a price of $10.00 per Private Placement Share, or $2,862,500 in the aggregate, which is described in Note 4.
Transaction costs amounted to $4,809,616, consisting of $1,725,000 of cash underwriting fee, $3,450,000 of deferred underwriting fee (see Note 5), and $497,116 of other offering costs, offset by a reimbursement from the underwriter of $862,500.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
Following the closing of the Initial Public Offering, on June 13, 2024, an amount of $86,250,000 ($10.00 per share) from the net proceeds of the sale of the Public Shares and the sale of the Private Placement Shares was placed in the trust

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, including in demand deposit accounts at a bank, or invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company will provide the holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination, including the Proposed Freenome Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for Permitted Withdrawals (as defined below)). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). The Public Shares were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”
Upon the public announcement of the initial Business Combination, if the Company elects to conduct redemptions pursuant to the tender offer rules, the Company and the Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase the Public Shares in the open market, in order to comply with Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event the Company conducts redemptions pursuant to the tender offer rules, the offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and the Company will not be permitted to complete the initial Business Combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on public shareholders not tendering more than the number of public shares the Company is permitted to redeem. If public shareholders tender more shares than the Company has offered to purchase, the Company will withdraw the tender offer and not complete such initial Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”) provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares issued in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide Public Shareholders the right to have their shares redeemed or repurchased in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within the time period during which the Company is required to consummate a Business Combination pursuant to the Amended and Restated Memorandum and Articles of Association (the “Business Combination Period”) or (b) with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously withdrawn or eligible to be withdrawn by the Company to fund the Company’s working capital requirements, subject to an annual limit of $300,000, and/or to pay the Company’s taxes (which shall not be subject to the $300,000 annual limitation described in the foregoing) (“Permitted Withdrawals”), divided by the number of the then-outstanding Public Shares.

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
If the Company has not completed a Business Combination within the Business Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company for Permitted Withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares (as defined below) and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Business Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Business Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Business Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.
In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a written letter of intent, confidentially or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Sponsor has not made reserves for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Sponsor may not be able to satisfy those obligations. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity, Capital Resources and Going Concern
As of June 30, 2026, the Company had operating cash of $437,369 and a working capital deficit of $2,885,923. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination. The Company does not believe it has sufficient funds for the working capital needs of the Company until the Company’s mandatory liquidation date of June 13, 2027.

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
In accordance with the Amended and Restated Memorandum and Articles of Association, the Company has 24 months from the date of Initial Public Offering, or until June 13, 2026, to consummate the Initial Business Combination. If a Business Combination is not consummated by the end of the Combination Period, currently June 13, 2026, there will be a mandatory liquidation and subsequent dissolution of the Company. On June 10, 2026, the Company’s shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate an initial business combination from June 13, 2026 to June 13, 2027. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period.
In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Presentation of Financial Statements — Going Concern,” as of June 30, 2026, the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The Company’s liquidity condition and mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying unaudited condensed consolidated financial statements are issued. Management plans to address this uncertainty through a Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the Combination Period, including if the combination Period is further extended upon approval of the Extension Amendment Proposal.
Extension
On June 10, 2026, the Company’s shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate an initial business combination from June 13, 2026 to June 13, 2027. The amendment became effective upon filing with the Registrar of Companies of the Cayman Islands on June 10, 2026. The extension provides the Company with additional time to complete its proposed business combination with Freenome Holdings, Inc. or another initial business combination. In connection with the vote to approve the Extension Amendment Proposal, the holders of 754,008 Class A Ordinary Shares duly exercised their right to redeem (and did not withdraw their redemption exercises) their Class A Ordinary Shares for cash at a redemption price of approximately $10.82 per share, for an aggregate redemption amount of $8,158,743. After giving effect to the redemptions in connection with the Shareholder Meeting, approximately $85.17 million will remain in the trust account for the Company’s use in connection with consummating an initial business combination, subject to the redemption rights of holders of Class A Ordinary Shares in connection with such initial business combination.
NOTE 2— SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X as promulgated by the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 12, 2026. The interim results for the three and six months ended June 30, 2026 and 2025, are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $437,369 and $865,031 in cash and no cash equivalents as of June 30, 2026 and December 31, 2025, respectively.
Cash and Investments Held in Trust Account
At June 30, 2026, substantially all the assets held in the Trust Account amounting to $85,086,232 were held in money market funds, which are invested primarily in Treasury securities. At December 31, 2025, substantially all the assets held in the Trust Account amounting to $91,872,418, were invested in U.S. Treasury securities. The Company’s marketable securities are presented at fair value on the balance sheets. Gains and losses resulting from the change in fair value of marketable securities held in the Trust Account are included in interest earned on investments held in Trust Account in the condensed consolidated statements of operations. Dividends earned on marketable securities held in the Trust Account are included in dividend earned on investments held in Trust Account in the statements of operations. As of June 30, 2026 and December 31, 2025, accrued dividends of $260,910 and $0, respectively, on the assets held in Trust account is included in accrued dividends on the Company’s condensed consolidated balance sheets.
For the period ended June 30, 2026 and December 31, 2025, the Company withdrew $0 and $600,000, respectively, of interest income from the Trust Account to fund working capital. On June 10, 2026, in connection with the vote to approve the extension amendment proposal, the holders of 754,008 Class A Ordinary Shares duly exercised their right to redeem (and did not withdraw their redemption exercises) their Class A Ordinary Shares for cash at a redemption price of approximately $10.82 per share, for an aggregate redemption amount of $8,158,743.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, — “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Public Shares using the residual method. At Initial Public Offering, offering costs allocated to the Class A ordinary shares subject to possible redemption were charged to temporary equity and offering costs allocated to the Private Placement Shares were charged to shareholders’ deficit.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the unaudited condensed consolidated balance sheets, primarily due to its short-term nature.
Class A Ordinary Shares Subject to Possible Redemption
The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote, including in connection with the Extension Amendment Proposal (as defined below), or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at June 30, 2026 and December 31, 2025, Public Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited condensed consolidated balance sheets. For the period ended June 30, 2026 and December 31, 2025, the Company withdrew $0 and $600,000, respectively, of interest income from the Trust Account to fund working capital as permitted.

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
On June 10, 2026, in connection with the vote to approve the extension amendment proposal, the holders of 754,008 Class A Ordinary Shares duly exercised their right to redeem (and did not withdraw their redemption exercises) their Class A Ordinary Shares for cash at a redemption price of approximately $10.82 per share, for an aggregate redemption amount of $8,158,743.
At June 30, 2026 and December 31, 2025, the Public Shares subject to redemption reflected in the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$86,250,000
Less:
Class A ordinary shares issuance costs	(4,793,647)
Plus:
Accretion of carrying value to redemption value	6,898,044
Class A ordinary shares subject to possible redemption, December 31, 2024	88,354,397
Plus:
Accretion of carrying value to redemption value	3,518,021
Class A ordinary shares subject to possible redemption, December 31, 2025	91,872,418
Less:
Redemption June 10, 2026	(8,158,743)
Plus:
Accretion of carrying value to redemption value	1,333,467
Class A ordinary shares subject to possible redemption, June 30, 2026	$85,047,142

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.
Net (Loss) Income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Certain of its Class A ordinary shares are redeemable and certain of its Class A ordinary shares are non-redeemable.

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
Income and losses are shared pro rata between its Class A redeemable shares and its Class A and Class B non-redeemable shares. This presentation assumes an initial Business Combination as the most likely outcome. The Company does not have any dilutive instruments. Net (loss) income per ordinary share is calculated by dividing the net (loss) income by the weighted average shares of ordinary shares outstanding for the respective period. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.
The following tables reflect the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended June 30,
	2026		2025
	Class A Redeemable	Class A and B Non- redeemable	Class A Redeemable	Class A and B Non- redeemable
Basic and diluted net (loss) income per ordinary share:
Numerator:
Allocation of net (loss) income	$(89,190)	$(25,753)	$588,259	$166,588
Denominator:
Basic and diluted weighted average ordinary shares outstanding	8,459,284	2,442,500	8,625,000	2,442,500
Basic and diluted net (loss) income per ordinary share	$(0.01)	$(0.01)	$0.07	$0.07

	For the Six Months Ended June 30,
	2026		2025
	Class A Redeemable	Class A and B Non- redeemable	Class A Redeemable	Class A and B Non- redeemable
Basic and diluted net (loss) income per ordinary share:
Numerator:
Allocation of net (loss) income	$(129,626)	$(37,066)	$1,117,063	$316,339
Denominator:
Basic and diluted weighted average ordinary shares outstanding	8,541,684	2,442,500	8,625,000	2,442,500
Basic and diluted net (loss) income per ordinary share	$(0.02)	$(0.02)	$0.13	$0.13

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Recent Accounting Standards
Management does not believe that there are recently issued, but not yet effective, accounting standards, if currently adopted, that would have a material effect on the accompanying unaudited condensed consolidated financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 8,625,000 Public Shares, which included a full exercise by the underwriter of its over-allotment option in the amount of 1,125,000 Public Shares, at a price of $10.00 per Public Share.

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
NOTE 4. RELATED PARTY TRANSACTIONS
Founder Shares
On March 27, 2024, the Sponsor paid $25,000 to cover certain of the Company’s expenses in exchange for the issuance of 2,156,250 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). The Sponsor agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriter so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares) after the Initial Public Offering. On June 13, 2024, the underwriter exercised its over-allotment option in full as part of the closing of the Initial Public Offering. As such, 281,250 Founder Shares were no longer subject to forfeiture.
On April 22, 2024, the Sponsor assigned 30,000 Founder Shares to each of the Company’s independent directors, Mark McKenna, Kenneth Song, and Harlan Waksal, at a price of $0.01 per share. Each director paid $300 or an aggregate purchase price of $900 in consideration of the assignment of Founder Shares. The sale or allocation of the Founder Shares to the Company’s independent directors is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Company assigned Founder Shares to the Company’s director nominees at a price of $900. This set of Founder Shares was granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to this set of Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be recognized at the consummation of the Proposed Freenome Business Combination, in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. The Company will reflect the transactions in its financial statements when the Proposed Freenome Business Combination is consummated. If the Proposed Freenome Business Combination does not close for any reason, the Company will not recognize compensation expense associated with the Founder Shares.
The Initial Shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Shares
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 286,250 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $2,862,500. A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering and held in the Trust Account. Such Private Placement Shares are identical to the Class A ordinary shares sold in the Initial Public Offering. If the Company does not consummate an initial Business Combination within 24 months from the closing of the Initial Public Offering, any proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). Holders of the Private Placement Shares have entered into an agreement, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with (i) the completion of the initial Business Combination and (ii) the implementation by the directors of, following a shareholder vote to approve, an amendment to the Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed or repurchased in connection with the initial Business Combination or to redeem

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
100% of the Public Shares if the Company does not complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares. The Private Placement Shares will not be transferable or salable until 30 days after the completion of the initial Business Combination.
Related Party Loans
On March 27, 2024, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of December 31, 2024 or the completion of the Initial Public Offering. Upon the completion of the Initial Public Offering, on June 13, 2024, the Company fully repaid this promissory note and it is no longer available.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account or funds from Permitted Withdrawals to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $3.0 million of such Working Capital Loans may be convertible into shares of the post-Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of June 30, 2026 and December 31, 2025, the Company had no outstanding borrowings under the Working Capital Loans.
Administrative Services and Indemnification Agreement
The Company entered into an agreement, commencing on June 11, 2024, through the earlier of the Company’s consummation of a Business Combination and its liquidation, (i) to pay the Sponsor a total of $15,000 per month for office space, secretarial and administrative services and (ii) to indemnify the Sponsor and its affiliates, including Perceptive Advisors, LLC, from any liability arising with respect to their activities in connection with the Company’s affairs, as described in more detail in the Administrative Services and Indemnification Agreement. For the three and six months ended June 30, 2026 and 2025, the Company incurred and paid $45,000 and $90,000 in fees for these services, respectively.
NOTE 5. COMMITMENTS AND CONTINGENCIES
Registration Rights
The Initial Shareholders, as the holders of the Founder Shares and Private Placement Shares, including from time to time the Private Placement Shares that may be issued upon conversion of Working Capital Loans and any Class A ordinary shares issuable upon conversion of Founder Shares, will be entitled to registration rights pursuant to the registration and shareholder rights agreement, dated as of June 13, 2024, by and among the Company, the Sponsor and the Initial Shareholders party thereto. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option to purchase up to 1,125,000 additional Public Shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On June 13, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter elected to fully exercise the over-allotment option to purchase the additional 1,125,000 Public Shares at a price of $10.00 per Public Share.

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
The underwriter was entitled to a cash underwriting discount of $0.20 per Public Share, or $1,725,000 in the aggregate, paid upon the closing of the Initial Public Offering. The underwriter agreed to reimburse the Company at the closing of the Initial Public Offering for all reasonable out-of-pocket expenses and fees (including for the avoidance of doubt, a portion of the upfront underwriting commissions payable in connection with the closing of the Initial Public Offering) incurred by the Company in connection with the Initial Public Offering in an amount not to exceed 1.0% of the gross proceeds of the Initial Public Offering. On June 13, 2024, as part of the closing of the Initial Public Offering, the Company received reimbursement from the underwriter of $862,500.
In addition, the underwriter is entitled to a deferred fee of $0.40 per Public Share, or $3,450,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
United States and global markets are experiencing volatility and disruption following the geopolitical tensions and conflicts. Although the length and impact of the ongoing geopolitical conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.
Further, there have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy could negatively affect the Company’s search for a target and/or the Company’s ability to complete an initial Business Combination. Recently, the United States has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the United States, other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs on certain exports from the United States. There is currently significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations and tariffs, and the Company cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future.
Tariffs, or the threat of tariffs or increased tariffs, could have a significant negative impact on certain businesses (either due to domestic businesses’ reliance on imported goods or dependence on access to foreign markets, or foreign businesses’ reliance on sales into the United States). In addition, retaliatory tariffs could have a significant negative impact on foreign businesses that rely on imports from the United States, and domestic businesses that rely on exporting goods internationally. These tariffs and threats of tariffs and other potential trade policy changes could negatively affect the attractiveness of certain initial Business Combination targets, negatively impact the Company’s ability to raise capital in connection with an initial Business Combination or lead to material adverse effects on a post-Business combination company. Among other things, historical financial performance of companies affected by trade policies and/or tariffs may not provide useful guidance as to the future performance of such companies, because future financial performance of those companies may be materially affected by new U.S. tariffs or foreign retaliatory tariffs, or other changes to trade policies. The business prospects of a particular target for a Business Combination could change even after the Company enters into a business combination agreement, as a result of tariffs or the threat of tariffs that may have a material impact on that target’s business, and it may be costly or impractical for the Company to terminate that business combination agreement. In addition, investors may be hesitant or unwilling to invest in businesses due to the impact of the tariffs and foreign retaliatory tariffs on the global macroeconomic conditions and the public trading markets. These factors could affect the Company’s selection of a Business Combination target.
Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the such factors, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
Business Combination Agreement
On December 5, 2025, the Company, Merger Sub I, Merger Sub II, and Freenome Holdings, Inc., a Delaware corporation (“Freenome”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement and the transactions contemplated thereby (the “Proposed Freenome Business Combination”) were unanimously approved by the boards of directors and special committees comprised of independent and disinterested members of the boards of directors of each of the Company and Freenome. The Proposed Freenome Business Combination is expected to close in the second half of 2026, following the receipt of the requisite approvals of the Company shareholders and Freenome stockholders and the fulfillment of other customary closing conditions.
Subject to the terms and conditions of the Business Combination Agreement, we will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation (the “Domestication”) and change our name to Freenome, Inc. (“New Freenome”). Immediately prior to the Domestication, the holders of each issued and outstanding Class B ordinary share will elect to convert their Class B ordinary shares into Class A ordinary shares and immediately prior to the Domestication, the Company will effect the redemption of the Public Shares that are validly submitted for redemption and not withdrawn. In connection with the Domestication, each issued and outstanding Class A ordinary share will be converted into one share of common stock, par value $0.0001 per share, of New Freenome (the “New Freenome Common Stock”). Following the Domestication, Merger Sub I will merge with and into Freenome, with Freenome as the surviving company in the merger and, after giving effect to such merger, as a wholly-owned subsidiary of New Freenome (the “First Merger”). At the time the First Merger becomes effective (the “Effective Time”), (i) each share of Freenome common stock (collectively, “Freenome Common Shares”) issued and outstanding as of immediately prior to the Effective Time (including such shares issued upon the conversion of all shares of Freenome preferred stock into Freenome Common Shares prior to the Effective Time in accordance with the terms of the Business Combination Agreement, but excluding Freenome Common Shares held in treasury or by Freenome stockholders who have properly demanded appraisal of such Freenome Common Shares in accordance with Section 262 of the DGCL) will be automatically canceled and extinguished and converted into the right to receive a number of shares of New Freenome Common Stock based on an exchange ratio, which is based on an implied Freenome base equity value of $725,000,000 and subject to certain adjustments as set forth in the Business Combination Agreement (the “Exchange Ratio”); (ii) each option to purchase Freenome Common Shares (each, a “Freenome Option”), whether vested or unvested, will cease to represent the right to purchase Freenome Common Shares and will be canceled in exchange for options to purchase New Freenome Common Stock under the equity incentive plan to be adopted by PCSC in advance of the Closing (the “New Freenome Equity Incentive Plan”), in an amount equal to the product (rounded down to the nearest whole number) of (x) the number of Freenome Common Shares subject to such Freenome Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of such Freenome Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, and generally subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome Option immediately prior to the Effective Time; and (iii) each restricted stock unit award that is outstanding with respect to Freenome Common Shares (each, a “Freenome RSU Award”), whether vested or unvested, will cease to have any rights in respect of the Freenome Common Shares and will be canceled in exchange for a restricted stock unit award under the New Freenome Equity Incentive Plan that settles in a number of shares of New Freenome Common Stock (rounded down to the nearest whole share) in an amount and subject to such terms and conditions, in each case, as to be set forth on an allocation schedule, that will generally be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Freenome RSU Award immediately prior to the Effective Time.
As part of the same overall transaction as the First Merger, subject to the terms and conditions of the Business Combination Agreement, Freenome, as the surviving corporation of the First Merger, will merge with and into Merger Sub II with Merger Sub II continuing as the surviving company in the merger (the “Second Merger” and together with the First Merger, the “Mergers”).

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor, certain insiders of the Company (“PCSC Insiders”) and Freenome entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each PCSC Insider, as a holder of Class B ordinary shares has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Proposed Freenome Business Combination, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), (iii) be bound by certain other covenants and agreements related to the Proposed Freenome Business Combination, (iv) be bound by certain transfer restrictions with respect to his, her or its shares in the Company prior to the Closing, and (v) be subject to the restrictions contemplated by the Lock-Up Agreements (as defined below) in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
PIPE Financing (Private Placement)
Concurrently with the execution of the Business Combination Agreement, on December 5, 2025, the Company entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers, institutional accredited investors, and other accredited investors, including, among others, Perceptive Life Sciences Master Fund Ltd, a fund managed by Perceptive Advisors, an affiliate of the Sponsor, as well as certain existing stockholders of Freenome (collectively, the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the PIPE Investors, on the date the Closing occurs (the “Closing Date”), an aggregate of 24,000,000 shares of New Freenome Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $240,000,000 (the “PIPE Financing”).
The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New Freenome Common Stock (including the New Freenome Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; (ii) satisfaction of all conditions precedent to the Closing ; and (iii) the absence of specified adverse judgements, orders, laws, rules or regulations enjoining or otherwise prohibiting the consummation of the Proposed Freenome Business Combination.
The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor (in its capacity as such) would reasonably expect to receive under the Subscription Agreements; (ii) the material truth and accuracy of the representations and warranties of the Company in the Subscription Agreements, subject to customary bringdown standards; (iii) no subscription agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of New Freenome Common Stock under the Subscription Agreements, with any other PIPE Investors shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits (other than terms particular to the legal or regulatory requirements of such other PIPE Investor or its affiliates or related persons); (iv) all specified consents, waivers or other authorizations and notices, required to be made in connection with the issuance and sale of New Freenome Common Stock under the Subscription Agreements shall have been obtained or made, except where failure to so obtain would not prevent the Company from consummating the transactions contemplated by the Subscription Agreements; (v) material compliance by the Company with its covenants, agreements and conditions under the Subscription Agreements; (vi) there has not occurred any Material Adverse Effect or Parent Material Adverse Effect (each as defined in the Business Combination Agreement) since the date of the Subscription Agreements that is continuing.
The Subscription Agreements provide that the Company will grant the Investors certain customary registration rights.
The Subscription Agreement represents a freestanding equity-linked contract that obligates the Company to issue a fixed number of shares for a fixed amount of cash upon satisfaction of the closing conditions. The contract does not include any embedded features requiring separate accounting under ASC 815-10 and does not meet the criteria for liability classification under ASC 480-10, as it does not require redemption, cash settlement, or issuance of a variable

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
number of shares. The contract is indexed to the Company’s own stock and requires physical delivery of common shares. The Company has sufficient authorized and unissued common shares to settle the contract, and all settlement alternatives are within the Company’s control. Accordingly, the Subscription Agreement qualifies for equity classification under ASC 815-40.
The Company will recognize the proceeds from the Subscription Agreement and record the related equity issuance upon the closing of the Business Combination, when the Company receives the cash consideration and issues the Subscribed Shares.
Freenome Transaction Support Agreements and Stockholder Written Consents
Promptly after the signing of the Business Combination Agreement, certain stockholders of Freenome (collectively, the “Freenome Supporting Stockholders”) entered into a Transaction Support Agreement (collectively, the “Transaction Support Agreements”) with the Company, pursuant to which the Freenome Supporting Stockholders have agreed to, among other things, (a) as promptly as reasonably practicable (and in any event within two business days) following the time at which the Registration Statement / Proxy Statement is declared effective, execute and deliver to Freenome and the Company the written consents of stockholders holding a sufficient number of shares of Freenome capital stock required to approve the Business Combination Agreement, each ancillary agreement to which Freenome is a party and the Business Combination, (b) (i) in favor of the approval and adoption of the Business Combination Agreement and the Proposed Freenome Business Combination, and (ii) against and withhold consent to any alternative acquisition proposal or other matter, action or proposal intended or that would reasonably be expected to result in a breach of any of Freenome’s covenants or obligations under the Business Combination Agreement, result in any breach to the conditions to Closing thereunder and otherwise impede or prevent the consummation of the Proposed Freenome Business Combination, (c) not, directly or indirectly, initiate, encourage or otherwise facilitate an alternative acquisition proposal, and (d) refrain from transferring any covered securities.
Investor Rights Agreement
In connection with the Closing, New Freenome, the Sponsor, and certain stockholders of Freenome will enter into an investor rights agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, among other things, New Freenome will agree that, within 30 calendar days following the Closing Date, New Freenome will file with the SEC a registration statement registering the resale of certain shares of New Freenome Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and New Freenome will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands. The Investor Rights Agreement amends and restates the Registration Rights Agreement.
NOTE 6. SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2026 and December 31, 2025, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2026 and December 31, 2025, there were 286,250 Class A ordinary shares issued and outstanding, excluding 7,870,992 and 8,625,000 Class A ordinary shares subject to possible redemption, respectively.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2026 and December 31, 2025, there were 2,156,250 Class B ordinary shares issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
matters submitted to a vote of the shareholders except as required by law. Unless otherwise specified in the Amended and Restated Memorandum and Articles of Association, or as required by applicable provisions of the Companies Act (As Revised) of the Cayman Islands or applicable stock exchange rules, the affirmative vote of a majority of the ordinary shares that are represented in person or by proxy and are voted is required to approve any such matter voted on by the shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company, and pursuant to the Amended and Restated Memorandum and Articles of Association; such actions include amending the Amended and Restated Memorandum and Articles of Association and approving a statutory merger or consolidation with another company. The board of directors is divided into three classes, each of which will generally serve for terms of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares entitled to vote and voted for the election of directors can elect all of the directors. The shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares are not entitled to vote on the election of directors during such time. Further, prior to the closing of the Business Combination, only holders of the Class B ordinary shares will be entitled to vote on transferring the Company by way of continuation in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the Company, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands) and, as a result, the Initial Shareholders will be able to approve any such proposal without the vote of any other shareholder. The provisions of the Amended and Restated Memorandum and Articles of Association governing the appointment of directors prior to the Business Combination and the Company’s continuation in a jurisdiction outside the Cayman Islands prior to the initial Business Combination may only be amended by a special resolution passed by holders representing at least two-thirds of the Company’s outstanding Class B ordinary shares.
Subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein, the Founder Shares, which are designated as Class B ordinary shares, will be convertible at the option of the holder on a one-for-one basis or will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares and including any Class A ordinary share issued pursuant to the underwriter’s over-allotment option and including any Class A ordinary shares that may have been issued on a one-for-one basis upon conversion of the Class B ordinary shares at the option of the holder thereof prior to the initial Business Combination pursuant to the Amended and Restated Memorandum and Articles of Association) upon consummation of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the Business Combination and any private placement-equivalent shares issued to the Sponsor, members of the management team or any of their affiliates upon conversion of Working Capital Loans made to the Company. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
NOTE 7. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.
At June 30, 2026, assets held in the Trust Account were comprised of $85,086,232 in money market funds invested primarily in U.S. treasury securities. The Company did not withdraw any interest income from the Trust Account to fund working capital as permitted. As of June 30, 2026, accrued dividends of $260,910, on the assets held in Trust account is included in accrued dividends on the Company’s condensed consolidated balance sheets. During the six months ended June 30, 2026, holders of Class A Ordinary Shares exercised their right to redeem as such the Company withdrew an amount of $8,158,743 from the Trust Account.
At December 31, 2025, assets held in the Trust Account were comprised of $234 in cash and $91,872,184 in U.S. Treasury securities. During the year ended December 31, 2025, the Company withdrew $600,000 of interest income from the Trust Account to fund working capital as permitted.
The following table presents information about the Company’s assets that are measured at fair value as of June 30, 2026 and December 31, 2025 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	June 30, 2026	December 31, 2025
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$85,086,232	$—

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2026 and December 31, 2025 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at June 30, 2026 and December 31, 2025 are as follows:

	Held to Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2025	U.S. Treasury Securities (matured February 19, 2026)	1	$91,837,137	$35,047	$91,872,184

NOTE 8. SEGMENT INFORMATION
ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

PERCEPTIVE CAPITAL SOLUTIONS CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2026
(Unaudited)
The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.
The CODM assesses performance for the single segment and decides how to allocate resources based on net income (loss) that also is reported on the unaudited condensed consolidated statements of operations as net income (loss). The measure of segment assets is reported on the condensed consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income and total assets, which include the following:

	As of June 30, 2026	As of December 31, 2025
Cash	$437,369	$865,031
Cash and investments held in Trust Account	$85,086,232	$91,872,418

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
General and administrative expenses	$941,325	$193,196	$1,800,159	$449,154
Investment income on the Trust Account	$339,769	$948,922	$1,180,950	$1,910,834
Dividend income on the Trust Account	$487,564	$—	$487,564	$—

The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.
General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the unaudited condensed consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.
All other segment items included in net income are reported on the unaudited condensed consolidated statements of operations and described within their respective disclosures. The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

Freenome, Inc.

75,188,742 Shares of Common Stock by the Selling Securityholders
PROSPECTUS

   , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth the costs and expenses will be paid by us in connection with the issuance and distribution of the securities being registered. We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us, if any, upon the exercise of the Options and the Private Warrant to the extent such Options and the Private Warrant are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.
All amounts are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$120,916.62
Accounting fees and expenses	*
Legal fees and expenses	*
Miscellaneous fees and expenses	*
Total expenses	$*

*	These fees will be determined based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Charter, which became effective upon completion of the Business Combination, provides that no director or officer of ours shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director or officer. In addition, our Charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of ours shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Our Charter further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director or officer, as applicable, serving at the time of such repeal or modification.
Our Bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Bylaws also provides that we will advance expenses to such officer or director indemnified in connection with a legal proceeding, subject to limited exceptions.
In connection with the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our Charter and our Bylaws.
We also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of ours arising out of claims based on acts or omissions in their capacities as directors or officers.
ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.
On March 27, 2024, the Sponsor paid $25,000 to cover certain of the Company’s expenses in exchange for the issuance of 2,156,250 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). The Sponsor agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriter so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares) after PCSC’s initial public offering. On June 13, 2024, the underwriter exercised its over-allotment option in full as part of the closing of PCSC’s initial public offering. As such, 281,250 Founder Shares were no longer subject to forfeiture. On April 22, 2024, the Sponsor transferred 30,000 Founder Shares to each of PCSC’s independent directors, Mark C. McKenna, Kenneth Song, M.D. and Harlan W. Waksal, M.D. On July 20, 2026, the Company sold 24,000,000 shares of Common Stock to the PIPE Investors pursuant to certain subscription agreements, dated as of December 5, 2025, between PCSC, on the one hand, and the PIPE Investors, on the other hand. On July 20, 2026, the Company also issued 6,460,616 shares of Common Stock to Roche pursuant to the conversion of the Roche Convertible Note upon the closing of the Business Combination. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)	The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1†
Business Combination Agreement, dated as of December 5, 2025, by and among Perceptive Capital Solutions Corp, StarNet Merger Sub I, Corp., StarNet Merger Sub II, LLC and Freenome Holdings, Inc. (incorporated by reference to Annex A the Registrant’s proxy statement/prospectus filed on June 17, 2026)

2.2
Amendment No. 1 to Business Combination Agreement, dated as of July 20, 2026, by and among Perceptive Capital Solutions Corp, StarNet Merger Sub I, Corp., StarNet Merger Sub II, LLC and Freenome Holdings, Inc. (incorporated by reference to Exhibit 2.2 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).

3.1	Freenome, Inc. Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).
3.2	Freenome, Inc. Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).
4.1	Specimen Common Stock Certificate of Freenome, Inc. (incorporated by reference to Exhibit 4.3 in the Registrant’s registration statement on Form S-4 filed on April 28, 2026).
5.1*	Opinion of Goodwin Procter LLP
10.1	Form of Subscription Agreement (incorporated by reference as Annex C in the Registrant’s proxy statement/prospectus filed on June 17, 2026).
10.2	Form of Freenome Transaction Support Agreement (incorporated by reference as Annex D in the Registrant’s proxy statement/prospectus filed on June 17, 2026).
10.3	Form of Investor Rights Agreement (incorporated by reference as Annex E in the Registrant’s proxy statement/prospectus filed on June 17, 2026).
10.4	Form of Lock-Up Agreement (incorporated by reference as Annex F in the Registrant’s proxy statement/prospectus filed on June 17, 2026).
10.5#
Collaboration and License Agreement by and between Freenome Holdings, Inc. and Exact Sciences Corporation, dated August 3, 2025 (incorporated by reference as Exhibit 10.14 in the Registrant’s registration statement on Form S-4 filed on April 28, 2026).

10.6
Convertible Promissory Note, issued to Exact Sciences Corporation, dated August 12, 2025 (incorporated by reference as Exhibit 10.15 in the Registrant’s registration statement on Form S-4 filed on April 28, 2026).

10.7#
License and Option Agreement by and between Freenome Holdings, Inc. and Roche Sequencing Solutions, Inc., dated November 17, 2025 (incorporated by reference as Exhibit 10.16 in the Registrant’s registration statement on Form S-4 filed on April 28, 2026).

10.8
Convertible Promissory Note, issued to Roche Holdings, Inc., dated November 17, 2025 (incorporated by reference as Exhibit 10.17 in the Registrant’s registration statement on Form S-4 filed on April 28, 2026).

10.9†
Lease by and between BP3-SF5 3000-3500 Marina LLC and Freenome Holdings, Inc., dated September 23, 2021 as amended (incorporated by reference as Exhibit 10.18 in the Registrant’s registration statement on Form S-4 filed on April 28, 2026).

10.10†
Lease by and between SCG Swift Avenue Industrial Park, LLC and Freenome Holdings, Inc., dated March 25, 2022, as amended (incorporated by reference as Exhibit 10.19 in the Registrant’s registration statement on Form S-4 filed on April 28, 2026).

10.11†
Tenancy at Will by and between Biocity HSRE-Trinity Propco Limited and Freenome Limited dated October 23, 2024. (incorporated by reference as Exhibit 10.20 in the Registrant’s registration statement on Form S-4 filed on April 28, 2026).

10.12†
License to Occupy on Short Term Basis by and between Nottingham City Hospital Medical Research Trust and Freenome Limited, dated July 1, 2020, as amended (incorporated by reference as Exhibit 10.21 in the Registrant’s registration statement on Form S-4 filed on April 28, 2026).

10.13#
Supply Agreement by and between Freenome Holdings, Inc. and Illumina, Inc., dated January 8, 2024 (incorporated by reference as Exhibit 10.24 in the Registrant’s registration statement on Form S-4 filed on April 28, 2026).

Exhibit No.	Description
10.14#
Supply Agreement by and between Freenome Holdings, Inc. and New England Biolabs, Inc., dated February 16, 2022 (incorporated by reference as Exhibit 10.25 in the Registrant’s registration statement on Form S-4 filed on April 28, 2026).

10.15+	Freenome, Inc. 2026 Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.15 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).
10.16+	Freenome, Inc. 2026 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.16 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).
10.17+
Amended and Restated Offer of Employment by and between Freenome Holdings, Inc. and Aaron Elliott, dated January 7, 2026 (incorporated by reference to Exhibit 10.17 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).

10.18+
Employment Agreement by and between Freenome Holdings, Inc. and Riley Ennis, dated May 23, 2016 (incorporated by reference to Exhibit 10.18 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).

10.19+
Offer of Employment by and between Freenome Holdings, Inc. and Linh H. Le, dated May 13, 2025 (incorporated by reference to Exhibit 10.19 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).

10.20+
Employment Terms by and between Freenome Holdings Inc. and Cheng-Ho Jimmy Lin, dated March 22, 2019 (incorporated by reference to Exhibit 10.20 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).

10.21+	Freenome, Inc. Senior Executive Severance Plan (incorporated by reference to Exhibit 10.21 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).
10.22+	Freenome, Inc. Senior Executive Cash Incentive Bonus Plan (incorporated by reference to Exhibit 10.22 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).
10.23+	Freenome, Inc. Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.23 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).
10.24	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.24 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).
10.25	Form of Officer Indemnification Agreement (incorporated by reference to Exhibit 10.25 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).
16.1
Letter from WithumSmith+Brown, PC to the U.S. Securities and Exchange Commission dated July 23, 2026 (incorporated by reference to Exhibit 16.1 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Current Report on Form 8-K filed on July 23, 2026).
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Independent Registered Public Accounting Firm.
23.3*	Consent of Goodwin Procter LLP (included within Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to this Registration Statement).
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107*	Filing Fee Table

*	Filed herewith.
†
Certain schedules and similar attachments to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted schedules and similar attachments to the SEC upon its request.

#	Portions of this exhibit have been omitted because they are both (i) not material and (ii) the type of information that the Co-Registrant treats as private or confidential.
+	Denotes management contract or compensatory plan or arrangement.
Item 17.	UNDERTAKINGS.
The undersigned registrant hereby undertakes as follows:
A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Brisbane, California, on the 18th day of August, 2026.

Date: August 18, 2026	Freenome, Inc.

	By:	/s/ Aaron Elliott
	Name:	Aaron Elliott, Ph.D.
	Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aaron Elliott and Linh H. Le, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aaron Elliott	Chief Executive Officer (Principal Executive Officer)	August 18, 2026
Aaron Elliott, Ph.D.

/s/ Linh H. Le	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	August 18, 2026
Linh H. Le

/s/ Ann Costello	Director	August 18, 2026
Ann Costello

/s/ Carole Nuechterlein	Director	August 18, 2026
Carole Nuechterlein

/s/ Deepika Pakianathan	Director	August 18, 2026
Deepika Pakianathan

/s/ Randal Scott	Director	August 18, 2026
Randal Scott

/s/ Peter Kolchinsky	Director	August 18, 2026
Peter Kolchinsky

/s/ Douglas VanOort	Director	August 18, 2026
Douglas VanOort